As filed with the Securities and Exchange Commission on February 10, 2012

Registration No. 333-178458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	27-3005162
Delaware	2911	27-3992725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter T. Gelfman

Vice President, General Counsel and Secretary

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

(203) 244-6550

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas E. McWilliams

Brenda K. Lenahan

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
St. Paul Park Refining Co. LLC	Delaware	2911	27-3005384
Northern Tier Bakery LLC	Delaware	2050	27-3324897
Northern Tier Retail LLC	Delaware	5412	27-3005319
SuperAmerica Franchising LLC	Delaware	5412	34-1851299

(1)	The address for each Registrant Guarantor is 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877 and the telephone number for each registrant is (203) 244-6550.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2012

PROSPECTUS

Northern Tier Energy LLC

Northern Tier Finance Corporation

Offer to Exchange

Up To $290,000,000 of

10.50% Senior Secured Notes due 2017

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $290,000,000 of

10.50% Senior Secured Notes due 2017

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 10.50% Senior Secured Notes due 2017 Offered in the Exchange Offer:

The terms of the new notes are identical to the terms of the old notes that were issued on December 1, 2010, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

We are offering to exchange up to $290,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2012, unless extended.

Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

You should carefully consider the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letters of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes,” and we refer to the $290 million principal amount of our 10.50% senior secured notes due 2017 issued on December 1, 2010, as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.” In this prospectus, references to “NTE” or the “issuer” refer to Northern Tier Energy LLC, a Delaware limited liability company, formed on August 16, 2010. In this prospectus, references to “co-issuer” refer to Northern Tier Finance Corporation, a Delaware corporation, incorporated on November 8, 2010, and a wholly owned subsidiary of Northern Tier Energy LLC. Northern Tier Finance Corporation was formed to be the co-issuer of the notes in the offering and does not have any operations. References to the “issuers” refer to the issuer and the co-issuer together. Unless the context otherwise requires, references to “company,” “we,” “us,” “our” and “Successor” refer to Northern Tier Energy LLC and its subsidiaries taken as a whole after giving effect to the Marathon Acquisition. References to “subsidiary guarantors” refer to St. Paul Park Refining Co. LLC, Northern Tier

i

Bakery LLC, Northern Tier Retail LLC and SuperAmerica Franchising LLC, which are the operating subsidiaries of NTE that guarantee the notes on a joint and several basis. Our principal offices are located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Northern Tier Energy LLC, 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877, Attention: Corporate Secretary (Telephone (203) 244-6550). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

This prospectus contains certain information regarding refinery complexity as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. Certain data presented in this prospectus is from the Oil and Gas Journal Report dated January 1, 2010.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate and any and all of our forward-looking statements in this prospectus may turn out to be inaccurate.

Forward-looking statements appear in a number of places in this prospectus, including “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements with respect to, among other things:

•	our business strategy and prospects;

•	technology;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	competition and government regulations;

•	general economic conditions and trends in the refining industry;

•	effectiveness of our risk management activities;

•	our environmental liabilities;

•	our counterparty credit risk;

•	governmental regulation and taxation of the refining industry; and

•	developments in oil-producing and natural gas-producing countries.

Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the overall demand for specialty hydrocarbon products, fuels and other refined products;

•	our ability to produce products and fuels that meet our customers’ unique and precise specifications;

•	the impact of fluctuations and rapid increases or decreases in crude oil, refined products, fuel and utility services prices and crack spreads, including the impact of these factors on our liquidity;

•	fluctuations in refinery capacity;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, or equipment, or those of our suppliers or customers;

•	changes in the cost or availability of transportation for feedstocks and refined products;

•	the results of our hedging and other risk management activities;

•	our ability to comply with covenants contained in our debt instruments;

•	labor relations;

•	relationships with our partners and franchisees;

•	successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships;

•	our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

•	currently unknown liabilities in connection with the Marathon Acquisition;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	dependence on one principal supplier for merchandise;

•	maintenance of our credit ratings and ability to receive open credit lines from our suppliers;

•	the effects of competition;

•	continued creditworthiness of, and performance by, counterparties;

•	the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	shortages or cost increases of power supplies, natural gas, materials or labor;

•	weather interference with business operations;

•	seasonal trends in the industries in which we operate;

•	fluctuations in the debt markets;

•	potential product liability claims and other litigation;

•	accidents or other unscheduled shutdowns or disruptions; and

•	changes in economic conditions, generally, and in the markets we serve, consumer behavior, and travel and tourism trends.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents to which we refer you before participating in the exchange offer. You should carefully consider the information set forth under “Risk Factors” beginning on page 18 of this prospectus and the other cautionary statements described in this prospectus. In addition, certain statements include forward looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” We have provided definitions for certain terms used in this prospectus in the “Glossary of Industry Terms Used in this Prospectus” beginning on page C-1 of this prospectus.

Unless the context otherwise requires, references to “company,” “we,” “us,” “our” and “Successor” refer to Northern Tier Energy LLC and its subsidiaries taken as a whole after giving effect to the Marathon Acquisition. References to “ACON Refining” and “TPG Refining” refer to ACON Refining Partners, L.L.C. and its affiliates and TPG Refining, L.P. and its affiliates, respectively. References to “Marathon Oil” refer to Marathon Oil Corporation, references to “Marathon Petroleum” refer to Marathon Petroleum Corporation, a wholly owned subsidiary of Marathon Oil until June 30, 2011, and references to “Marathon” refer to Marathon Petroleum Company LP, an indirect, wholly owned subsidiary of Marathon Petroleum, and certain affiliates of Marathon Petroleum Company LP. References to the “Marathon Acquisition” refer to the acquisition by us of our St. Paul Park, Minnesota refinery, a 17% interest in the Minnesota Pipe Line Company, our convenience stores and related assets from Marathon, completed in December 2010. We refer to the assets acquired in the Marathon Acquisition as the “Marathon Assets.” The Marathon Acquisition is described in greater detail, including certain related transactions in “—Marathon Acquisition.”

Our Company

We are an independent downstream energy company with refining, retail and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the nine months ended September 30, 2011, we had total revenues of $3.2 billion, operating income of $347.1 million, a net loss of $264.4 million and Adjusted EBITDA of $364.2 million. For the year ended December 31, 2010, on a pro forma basis for the Marathon Acquisition, total revenues were $3.5 billion, operating income was $169.7 million, net earnings were $63.0 million and Adjusted EBITDA was $213.1 million. For a definition, and reconciliation, of Adjusted EBITDA to net (loss) earnings, see “—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 barrels per calendar day (“bpd”) (84,500 barrels per stream day) refinery located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index of 11.5, which refers to the ability of a refinery to produce finished products based on its investment intensity and cost relative to other refineries. We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. Of the 27 operable refineries in the PADD II region, only three have a Nelson complexity index higher than ours. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to crude oils from Western Canada and North Dakota, as well as the ability to distribute our refined products throughout the midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 79% and 78% of our total refinery production for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, comprised higher value, light refined products, including gasoline and distillates.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 80% and 75% of our gasoline and diesel volumes for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, were sold via our light products terminal to our company operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores, with renewal options, subject to mutual agreement of the parties.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company LLC (the “Minnesota Pipe Line Company”), which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically supplied the majority of the crude oil used and processed in our refinery.

Retail Business

As of September 30, 2011, our retail business operated 166 convenience stores under the SuperAmerica brand and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the nine months ended September 30, 2011 and the year ended December 31, 2010.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Refining Industry Overview

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel, asphalt and other products. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and the refined products are commodities with fluctuating prices. In order to increase profitability, it is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

According to the Energy Information Administration (the “EIA”), as of January 1, 2011, there were 137 oil refineries operating in the United States, with the 15 smallest each having a refining capacity of 14,000 bpd or less, and the 10 largest having capacities ranging from 330,000 bpd to 560,640 bpd.

Barrels per calendar day, or bpd, as defined by the EIA, is the amount of input that a refinery can process under usual operating conditions, reduced for regular limitations that may delay, interrupt or slow down production, such as downtime due to mechanical problems and repairs. Barrels per stream day as defined by the EIA represents the maximum number of barrels of input that a refinery can process within a 24-hour period when running at full capacity under optimal crude and product slate conditions with no allowance for downtime.

High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. According to the EIA, domestic operating refining capacity has increased approximately 5% between January 1982 and January 2011 from 16.1 million bpd to 16.9 million bpd. Much of this increase in capacity is generally the result of efficiency measures and moderate expansions at various refineries, known as “capacity creep,” but some significant expansions at existing refineries have occurred as well. During this same time period, more than 110 generally smaller and less efficient refineries that had limited access to a wide variety of crude oils or were unable to profitably process feedstock into a marketable product mix were closed.

According to the EIA, total demand for refined products in PADD II, which is the region in which we operate, has represented approximately 26% of total U.S. refined products demand from 2006 to 2010. Within PADD II, refined product production capacity is currently insufficient to meet demand. For example, according to the EIA, due to product supply shortfalls within PADD II, net receipts of gasoline, distillate and jet fuel/kerosene from domestic sources outside of PADD II comprised approximately 19%, 17% and 16%, respectively, of demand for these products. Refining capacity in the PADD II region has decreased approximately 3% between January 1982 and January 2011 from approximately 3.8 million bpd to approximately 3.6 million bpd, while more than 25 refineries in the PADD II region have ceased operations. The refined product volumes that are necessary to satisfy the demand in excess of PADD II production are primarily sourced from domestic refineries located outside of PADD II, specifically from the U.S. Gulf Coast.

Parent Company Initial Public Offering

On December 13, 2011, Northern Tier Energy Inc. (“IPO Corp”) filed a registration statement on Form S-1 with the Securities and Exchange Commission in contemplation of engaging in an initial public offering of Class A common stock (the “IPO Registration Statement”). The IPO Registration Statement contemplates that IPO Corp will acquire the issuers and the subsidiary guarantors immediately prior to its initial public offering. It is possible that the IPO Registration Statement may not be declared effective and/or that IPO Corp will not consummate an initial public offering in the manner or on the terms contemplated by the IPO Registration Statement or at all. The exchange offer for the notes is not dependent or contingent upon the consummation of the initial public offering of IPO Corp.

Marathon Acquisition

We commenced operations in December 2010 through the acquisition of our St. Paul Park, Minnesota refinery, a 17% interest in the Minnesota Pipe Line Company, our convenience stores and related assets from Marathon for $554 million, which included cash and the issuance to Marathon of $80 million of a noncontrolling preferred interest in our parent, Northern Tier Holdings LLC. In addition, we are required to pay Marathon additional contingent consideration, or earn-out payments, if our annual consolidated EBITDA, adjusted for certain agreed items (the “Agreement Adjusted EBITDA”), exceeds $165 million during any year in each of the eight years following the Marathon Acquisition. Under the terms of the agreement, we are required to pay Marathon 40% of the amount by which the Agreement Adjusted EBITDA exceeds $165 million, subject to certain reductions, in any year in the eight years following the Marathon Acquisition. Total payments to Marathon under this agreement are not to exceed $125 million over the eight years following the Marathon Acquisition. Conversely, Marathon is required to pay us up to $30 million per year if the Agreement Adjusted EBITDA is below $145 million, subject to certain reductions, in either of the twelve-month periods ending November 30, 2011 and 2012. Any such payments made by Marathon will increase the maximum amount that we may be required to pay Marathon over the earn-out period as described above.

In addition to the issuance of the notes on December 1, 2010, certain additional transactions were consummated and we entered into certain agreements with respect to our operations in connection with the Marathon Acquisition, including the following:

•	Asset-Based Revolving Credit Facility. We entered into a $300 million senior secured asset based revolving credit facility, which is subject to a borrowing base (the “ABL Facility”). We did not draw on the ABL Facility to fund the Marathon Acquisition, other than to the extent utilized through the issuance of letters of credit. The ABL Facility is available through December 1, 2015. See “Description of Other Indebtedness.”

•

Sale-Leaseback Arrangement. Marathon sold certain real property interests, including the land underlying 135 of the SuperAmerica convenience stores associated with our retail business and SuperMom’s Bakery, to Realty Income Properties 3 LLC (“Realty Income”), a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, Realty Income leased those properties to us on a long-term basis.

•

Crude Oil Inventory Purchase Agreement. J.P. Morgan Commodities Canada Corporation (“JPM CCC”) purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon pursuant to an inventory purchase agreement with Marathon.

•

Crude Oil Supply and Logistics Agreement. We entered into a five-year crude oil supply and logistics agreement with JPM CCC that expires December 2015. JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. We pay the price of the crude oil (determined as of the closing price one day prior to the delivery date) plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our need to maintain crude oil inventories and allows us to take title to and price our crude oil at the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold. For more information, see “Business—Crude Oil Supply.”

•

Transition Services Agreement. Marathon agreed to provide us with administrative and support services pursuant to a transition services agreement, including finance and accounting, human resources and information systems services, as well as support services in connection with our transition from being a part of Marathon’s systems and infrastructure to having our own systems and infrastructure. We ended a substantial portion of the Marathon transition services in October 2011. For more information, see “Certain Relationships and Related Person Transactions—Transactions with Marathon.”

General Corporate Information

Our principal executive offices are located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877 and our telephone number at that address is (203) 244-6550. Our website is located at www.ntenergy.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”) available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Exchange Offer

On December 1, 2010, we completed a private offering of $290 million principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with the offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 480 days after the date of the initial issuance of the old notes (December 1, 2010).

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	If you hold old notes that were issued in book-entry form and are represented by global certificates held for the account of The Depository Trust Company (“DTC”), in order to participate in the exchange offer, you must follow the procedures established by DTC for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal for holders of global notes.

If you hold old notes that were issued in definitive, certificated form, in order to participate in the exchange offer, you must deliver the certificates representing your notes, together with a properly completed and duly executed letter of transmittal for holders of definitive notes to the exchange agent.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw tenders of notes held in global form, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933, as amended (the “Securities Act”) except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letters of transmittal to the exchange agent as follows:

DB Services Americas, Inc.
MS JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, Florida 32256

For telephone assistance, please call (800) 735-7777 (option 1).

Terms of the New Notes

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, including definitions of certain terms used below, please refer to the section entitled “Description of Notes” in this prospectus.

Issuers	Northern Tier Energy LLC and Northern Tier Finance Corporation

Notes Offered	$290 million aggregate principal amount of 10.50% Senior Secured Notes due 2017.

Maturity	December 1, 2017.

Interest Payment Dates	Interest on the new notes will be payable semi-annually in arrears on June 1 and December 1 and of each year commencing on June 1, 2011. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, from the date of the original issue of the old note.

Guarantees	The new notes will be guaranteed, jointly and severally, on a senior secured basis by all of the issuer’s existing and future direct and indirect subsidiaries (other than the co-issuer) that borrow under, or guarantee, any obligation under the ABL Facility or that guarantee our indebtedness or indebtedness of another subsidiary guarantor and any other material wholly owned domestic subsidiaries. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of Notes—The Note Guarantees.” As of the issue date of the new notes, all of the issuer’s subsidiaries (other than the co-issuer) will be guarantors.

Collateral

The new notes and the note guarantees will be secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereinafter acquired tangible and intangible assets of the issuers and each of the subsidiary guarantors (other than (i) inventory, (ii) accounts receivable, (iii) investment property, general intangibles (excluding trademarks, trade names and other intellectual property), books and records, documents and instruments and supporting obligations, deposit accounts and other bank and securities accounts (with certain exceptions), and cash and cash equivalents, in each case, relating to the items in clauses (i) and (ii), and (iv) certain other related assets, in each case owned or hereinafter acquired by the issuers and each of the subsidiary guarantors) (the “Note Priority Collateral”), which will also constitute collateral securing indebtedness under certain hedging arrangements on a first-priority basis and indebtedness under our ABL Facility on a second-priority basis. The new notes and the note guarantees will also be secured, subject to permitted liens, by a second-priority security interest in the (i) inventory, (ii) accounts receivable, (iii) investment property, general intangibles (excluding trademarks, trade names and other intellectual property), books and records, documents and instruments and supporting obligations, deposit accounts and other bank and securities accounts (with certain exceptions), and cash and cash equivalents, in each case, relating to the items in clauses (i) and (ii), and (iv) certain other related assets, in each case owned or hereinafter acquired by the issuers and each of the subsidiary guarantors (the “ABL Priority Collateral”), which will also constitute collateral securing indebtedness under our ABL Facility on a first-priority basis and under certain hedging arrangements on a second-priority basis. See “Description of Notes—Collateral.”

The fair value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions and the availability of buyers. The amount to be received upon a sale of the collateral would also be dependent on numerous factors, including, but not limited to, the actual market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. Further, in the event of a bankruptcy, your ability to realize upon any of the collateral may be subject to certain bankruptcy law limitations.

In addition, the collateral does not include any capital stock of a subsidiary of the issuer to the extent that the pledge of such capital stock results in the issuer being required to file separate financial statements of such subsidiary with the SEC, and any such capital stock that triggers such a requirement to file financial statements of such subsidiary with the SEC would be automatically released from the collateral. As a result, a portion of the capital stock of each of St. Paul Park Refining Co. LLC and Northern Tier Retail LLC has been released from the pledge as collateral as a result of the filing of this registration statement for the exchange offer. See “Description of Notes—Collateral.” Notwithstanding the foregoing, any such capital stock that is excluded as collateral securing the notes is not excluded from the collateral securing the ABL Facility and certain of our hedging arrangements. As a result, the notes are effectively subordinated to the ABL Facility (which would otherwise be junior in priority with respect to the value of such capital stock) and to certain of our hedging arrangements to the extent of the value of such capital stock excluded from collateral securing the notes.

Some of the issuers’ and the subsidiary guarantors’ property and assets are excluded from the collateral, as described in “Description of Notes—Collateral—Excluded Assets.”

Ranking	The new notes will be the issuers’ general senior secured obligations and will be:

•

effectively subordinated to the issuers’ obligations under the ABL Facility and certain hedging obligations and cash management obligations incurred with any lender or its affiliate under the ABL Facility, to the extent of the value of the ABL Priority Collateral that secures such obligations on a first-priority basis;

•

structurally subordinated to any existing and future indebtedness and claims of holders of preferred stock and other liabilities of the issuer’s direct or indirect subsidiaries that are not subsidiary guarantors of the notes (other than the co-issuer);

•	pari passu in right of payment with all existing and future indebtedness of the issuers’ that is not subordinated;

•	effectively senior to all of the issuers’ existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior lien on the Collateral);

•

effectively equal to the obligations under certain hedge agreements, including the hedge agreement with J. Aron & Company, as counterparty (the “J. Aron Hedge Agreement”), and any future indebtedness which is permitted to be secured on a pari passu basis with the notes to the extent of the value of the collateral (including under any other hedge agreements that are designated as pari passu hedge agreements);

•	senior in right of payment to any future subordinated indebtedness of the issuers; and

•	unconditionally guaranteed on a senior secured basis by the subsidiary guarantors, as described under the caption “Description of Notes—The Note Guarantees.”

The note guarantees will be the subsidiary guarantors’ general senior secured obligations and will be:

•

effectively subordinated to the subsidiary guarantors’ obligations under the ABL Facility and certain hedging obligations and cash management obligations incurred with any lender or its affiliate under the ABL Facility, to the extent of the value of the ABL Priority Collateral that secures such obligations on a first-priority basis;

•	pari passu in right of payment with all existing and future indebtedness of the subsidiary guarantors that is not subordinated;

•

effectively senior to all of the subsidiary guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral (after giving effect to any senior lien on the collateral);

•

effectively equal to the obligations under certain hedge agreements and any future indebtedness which is permitted to be secured on a pari passu basis with the note guarantees to the extent of the value of the collateral;

•	senior in right of payment to any future subordinated indebtedness of the subsidiary guarantors; and

•

structurally subordinated to all existing and future indebtedness and claims of holders of preferred stock and other liabilities of the issuer’s direct or indirect subsidiaries (other than the co-issuer) that do not guarantee the notes.

As of September 30, 2011:

•	the issuers and the subsidiary guarantors had approximately $290 million of total indebtedness, representing the notes; and

•

Northern Tier Energy LLC and the subsidiary guarantors that are borrowers under the ABL Facility had availability under the ABL Facility of $137.5 million (which is net of $61.5 million in outstanding letters of credit), all of which, if borrowed, would be effectively senior to the notes to the extent of the value of the ABL Priority Collateral.

Sharing of First-Priority Liens	The obligations under certain hedging arrangements are also secured on a first-priority basis by the Note Priority Collateral and on a second-priority basis by the ABL Priority Collateral. In certain circumstances, we may secure additional indebtedness permitted to be incurred by the covenants described under “Description of Notes” by granting liens upon any or all of the collateral securing the notes and obligations under certain hedging arrangements.

Collateral Trust and Intercreditor Agreement	The issuers have entered into a collateral trust and intercreditor agreement with the subsidiary guarantors, the notes collateral agent, the trustee under the indenture governing the notes, and J. Aron & Company, as counterparty under the J. Aron Hedge Agreement. The collateral trust agreement sets forth the terms on which the notes collateral agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all of its liens upon the Note Priority Collateral for the benefit of the noteholders, the counterparties under certain hedge agreements and any future indebtedness which is secured on a pari passu basis with the notes. See “Description of Notes—Use and Release of Collateral—Collateral Trust and Intercreditor Agreement.”

ABL Intercreditor Agreement	The notes collateral agent has entered into an intercreditor agreement with the issuers, the subsidiary guarantors, and JPMorgan Chase Bank, N.A., as administrative agent under our ABL Facility, which governs the relationship of the noteholders, the holders of any future indebtedness which is secured on a pari passu basis with the notes and the counterparty under the J. Aron Hedge Agreement on the one hand and our ABL Facility on the other hand with respect to the Note Priority Collateral, the ABL Priority Collateral and certain other matters. See “Description of Notes—Use and Release of Collateral—ABL Intercreditor Agreement.”

Optional Redemption	Prior to December 1, 2013, the issuers may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole premium,” plus accrued and unpaid interest, if any, to the redemption date.

Prior to December 1, 2013, the issuers may also redeem up to 10% of the aggregate principal amount of the notes during each 12 month period commencing December 1, 2010 at a redemption price equal to 103% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date.

Prior to December 1, 2013, the issuers may redeem up to 35% of the notes at a redemption price of 110.50%, plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of certain equity offerings.

On or after December 1, 2013, the issuers may redeem all or a part of the notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to the redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience certain change of control events, we must offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders.” We do not expect that IPO Corp’s proposed initial public offering will result in a Change of Control of us for purposes of the indenture.

Asset Sale Offer	Certain asset dispositions will be triggering events that may require us to use the proceeds therefrom to offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The issuers will issue the new notes under an indenture, dated as of December 1, 2010, with Deutsche Bank Trust Company Americas, as trustee. The indenture, among other things, limits the ability of the issuers and their restricted subsidiaries to:

•	incur, assume or guarantee additional debt or issue redeemable stock and preferred stock;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	prepay, redeem or repurchase certain debt;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.” Certain of these covenants will cease to apply to the notes at all times when the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” for a discussion of certain factors you should consider in evaluating whether or not to tender your old notes.

Summary Historical and Unaudited Pro Forma Condensed

Consolidated Financial and Other Data

The following tables present certain summary historical and unaudited pro forma condensed consolidated financial and other data. The combined financial statements for the years ended December 31, 2008 and 2009, the eleven months ended November 30, 2010 and the nine months ended September 30, 2010 represent a carve-out financial statement presentation of several operating units of Marathon, which we refer to as “Predecessor.” For more information on the carve-out presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Carve-Out Financial Statements” and our financial statements and the notes thereto included elsewhere in this prospectus. The historical combined financial data for periods prior to December 1, 2010 presented below do not reflect the consummation of the Marathon Acquisition and the transactions related thereto or our capital structure following the Marathon Acquisition and the transactions related thereto. Northern Tier Energy LLC was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, Northern Tier Energy LLC acquired the Marathon Assets. Northern Tier Energy LLC had no operating activities between its inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the period June 23, 2010 (inception date) through December 31, 2010 (the “2010 Successor Period”).

The summary historical financial data as of December 31, 2009 and 2010, for the years ended December 31, 2008 and 2009, for the eleven months ended November 30, 2010 and for the 2010 Successor Period are derived from audited financial statements and the notes thereto included elsewhere in this prospectus. The summary historical combined balance sheet data as of December 31, 2008 and November 30, 2010 were derived from audited financial statements and the notes thereto that are not included in this prospectus.

The summary historical financial data as of September 30, 2011 and for the nine months ended September 30, 2010 and 2011 are derived from unaudited financial statements and the notes thereto included elsewhere in this prospectus. The summary historical combined balance sheet data as of September 30, 2010 are derived from unaudited financial statements and the notes thereto that are not included in this prospectus. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements. In our opinion, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

The historical financial and other data presented below are not necessarily indicative of the results to be expected for any future period.

The summary unaudited pro forma condensed consolidated statements of operations data and other data presented below for the year ended December 31, 2010 and for the nine months ended September 30, 2010 give effect to the Marathon Acquisition and the transactions related thereto as if they had occurred on January 1, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results actually would have been if the relevant transactions had occurred at any date, and such data do not purport to project our results for any future period or any future date. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma financial data.

You should read the tables along with “Risk Factors,” “Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor			Successor	Pro Forma	Predecessor	Pro Forma	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(Dollars in millions, except per barrel/gallon data)
Consolidated and combined statements of operations data:
Total revenue	$4,122.4	$2,940.5	$3,195.2	$344.9	$3,540.1	$2,582.3	$2,582.3	$3,192.0
Costs, expenses and other:
Cost of sales	3,659.0	2,507.9	2,697.9	307.5	3,005.4	2,193.8	2,193.8	2,573.8
Direct operating expenses	252.7	238.3	227.0	21.4	265.1	183.4	197.1	194.8
Turnaround and related expenses	3.7	0.6	9.5	—	9.5	8.2	8.2	22.5
Depreciation and amortization	39.2	40.2	37.3	2.2	29.5	30.0	22.5	22.3
Selling, general and administrative expenses	67.7	64.7	59.6	6.4	66.0	47.0	47.0	65.4
Formation costs	—	—	—	3.6	—	—	—	6.1
Contingent consideration income	—	—	—	—	—	—	—	(37.6)
Other (income) expense, net	1.2	(1.1)	(5.4)	0.1	(5.1)	(4.3)	(4.1)	(2.4)

Operating income	98.9	89.9	169.3	3.7	169.7	124.2	117.8	347.1

Realized losses from derivative activities	—	—	—	—	—	—	—	(246.4)
Unrealized losses from derivative activities	—	—	(40.9)	(27.1)	(68.0)	—	—	(334.5)
Bargain purchase gain	—	—	–	51.4	–	—	—	—
Interest expense	(0.5)	(0.4)	(0.3)	(3.2)	(38.7)	(0.2)	(29.1)	(30.6)

Earnings (loss) before income taxes	98.4	89.5	128.1	24.8	63.0	124.0	88.7	(264.4)
Income tax provision	(39.8)	(34.8)	(67.1)	—	—	(49.2)	—	—

Net earnings (loss)	$58.6	$54.7	$61.0	$24.8	$63.0	$74.8	$88.7	$(264.4)

Consolidated and combined statements of cash flow data:
Net cash provided by (used in):
Operating activities	$47.1	$129.4	$145.4	$—		$73.5		$196.6
Investing activities	(84.6)	(25.0)	(29.3)	(363.3)		(21.1)		(140.2)
Financing activities	34.5	(103.9)	(115.4)	436.1		(52.3)		(2.5)
Capital expenditures	(45.0)	(29.0)	(29.8)	(2.5)		(21.6)		(27.4)
Consolidated and combined balance sheets data (at period end):
Cash and cash equivalents	$5.5	$6.0	$6.7	$72.8		$6.1		$126.7
Total assets	708.2	710.1	717.8	930.6		696.1		992.3
Total long-term debt	—	—	—	314.5		—		314.5
Total liabilities	292.7	343.9	405.4	645.6		306.8		973.1
Total equity(1)	$415.5	$366.2	$312.4	$285.0		$389.3		$19.2
Other data:
Adjusted EBITDA(2)	$145.3	$135.2	$220.1	$9.9	$213.1	$165.5	$151.6	$364.2
Ratio of earnings to fixed charges(3)	60.5x	59.9x	106.7x	7.5x		512.0x		n/a (3)
Refinery segment data:
Refinery feedstocks (bpd):
Light and intermediate crude	61,637	59,112	55,402	59,872		55,002		54,914
Heavy crude	11,169	15,427	18,693	14,777		18,379		21,915
Other feedstocks/blendstocks	7,986	7,024	5,971	6,487		5,865		3,865

Total throughput	80,792	81,563	80,066	81,136		79,246		80,694

	Predecessor			Successor	Pro Forma	Predecessor	Pro Forma	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(Dollars in millions, except per barrel/gallon data)
Refinery product yields (bpd):
Gasoline	41,140	42,674	41,080	42,485		40,798		40,238
Distillates	24,264	22,876	22,201	26,258		21,409		23,851
Asphalt	6,499	7,688	9,532	9,099		9,313		11,169
Other	9,622	8,888	8,145	4,011		8,523		5,915

Total production	81,525	82,126	80,958	81,853		80,043		81,173

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(Dollars in millions, except per barrel/gallon data)
Refinery gross product margin per barrel of throughput(4)	$10.22	$9.36	$12.86	$9.94	$12.22	$22.31
SPP Refinery 3:2:1 crack spread (per barrel)(5)	$13.75	$10.35	$15.12	$13.85	$15.06	$30.53
Group 3 3:2:1 crack spread (per barrel)(5)	$10.92	$7.94	$9.34	$9.88	$9.53	$26.90

Retail segment data:
Gallons sold (in millions)	340.6	335.7	316.0	29.1	259.0	245.8
Retail fuel margin per gallon (for company-operated stores)(6)	$0.17	$0.14	$0.17	$0.16	$0.16	$0.20

(1)	Total equity for the Predecessor represents a net balance reflecting Marathon’s investment and the effect of participation in Marathon’s centralized cash management programs. All cash receipts were remitted to, and all cash disbursements were funded by, Marathon. Other transactions affecting the net investment include general, administrative and overhead costs incurred by Marathon that were allocated to the Predecessor. There are no terms of settlement or interest charges associated with the net investment balance.

(2)	EBITDA is defined as net (loss) earnings before interest expense (income), income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before turnaround and related expenses, stock-based compensation expense, gains (losses) from derivative activities, contingent consideration, formation costs, bargain purchase gain and adjustments to reflect proportionate EBITDA from the Minnesota Pipeline operations. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance.

Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) earnings as determined in accordance with GAAP.

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance. Management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. We use Adjusted EBITDA as a measure of our combined operating performance exclusive of income and expenses that relate to the financing, derivative activities, income taxes and capital investments of the business, adjusted to reflect EBITDA from the Minnesota Pipeline operations. In addition, Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization.

Limitations. Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect the equity income in our Minnesota Pipe Line Company investment, but includes 17% of the calculated EBITDA of Minnesota Pipe Line Company;

•	does not reflect realized and unrealized gains and losses from hedging activities;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following table shows the reconciliation of net (loss) earnings, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the years ended December 31, 2008 and 2009, for the eleven months ended November 30, 2010, for the 2010 Successor Period, for the nine months ended September 30, 2010 and 2011, and pro forma for the Marathon Acquisition for the year ended December 31, 2010 and the nine months ended September 30, 2010:

	Predecessor			Successor	Pro Forma	Predecessor	Pro Forma	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(In millions)
Net (loss) earnings	$58.6	$54.7	$61.0	$24.8	$63.0	$74.8	$88.7	$(264.4)
Adjustments:
Interest expense	0.5	0.4	0.3	3.2	38.7	0.2	29.1	30.6
Depreciation and amortization	39.2	40.2	37.3	2.2	29.5	30.0	22.5	22.3
Income tax provision	39.8	34.8	67.1	—	—	49.2	—	—

EBITDA subtotal	138.1	130.1	165.7	30.2	131.2	154.2	140.3	(211.5)
Minnesota Pipe Line Company proportionate EBITDA	3.2	4.2	3.7	0.3	4.0	2.9	2.9	2.7
Turnaround and related expenses	3.7	0.6	9.5	—	9.5	8.2	8.2	22.5
Stock-based compensation expense	0.3	0.3	0.3	0.1	0.4	0.2	0.2	1.1
Unrealized losses on derivative activities	—	—	40.9	27.1	68.0	—	—	334.5
Contingent consideration income	—	—	—	—	—	—	—	(37.6)
Formation costs	—	—	—	3.6	—	—	—	6.1
Bargain purchase gain	—	—	—	(51.4)	—	—	—	—
Realized losses on derivative activities	—	—	—	—	—	—	—	246.4

Adjusted EBITDA	$145.3	$135.2	$220.1	$9.9	$213.1	$165.5	$151.6	$364.2

(3)	See “Ratios of Earnings to Fixed Charges” for an explanation of the calculation of these ratios. Earnings for the nine months ended September 30, 2011 were insufficient to cover fixed charges by $257.1 million as a result of unrealized losses from derivatives of $334.5 million.

(4)	Refinery gross product margin per barrel of throughput is a per barrel measurement calculated by subtracting refinery costs of sales from total refinery revenues and dividing the difference by the total throughput for the respective periods presented. Refinery gross product margin per barrel of throughput is a non-GAAP performance measure that we believe is important to investors in evaluating our refinery performance as a general indication of the amount above our cost of products that we are able to sell refined products. Each of the components used in this calculation (revenues and cost of sales) can be reconciled directly to our statements of operations. Our calculation of refinery gross product margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

The following table shows the reconciliation of refining gross product margin per barrel of throughput for the years ended December 31, 2008 and 2009, for the eleven months ended November 30, 2010, for the 2010 Successor Period and for the nine months ended September 30, 2010 and 2011:

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(In millions except per gallon data)
Refinery revenue	$3,719.2	$2,530.7	$2,799.8	$312.2	$2,260.2	$2,857.7
Refinery costs of sales	3,417.1	2,252.1	2,455.9	287.2	1,995.8	2,366.3

Refinery gross product margin	$302.1	$278.6	$343.9	$25.0	$264.4	$491.4

Throughput (barrels)	29.6	29.8	26.8	2.5	21.6	22.0

Refinery gross product margin per barrel of throughput	$10.22	$9.36	$12.86	$9.94	$12.22	$22.31

(5)	We use the Group 3 3:2:1 crack spread as a benchmark for our refinery. The Group 3 3:2:1 crack spread is expressed in dollars per barrel and is a proxy for the per barrel margin that a sweet crude oil refinery would earn assuming it produced and sold at PADD II Group 3 prices the benchmark production of two barrels of gasoline and one barrel of ultra low sulfur diesel for every three barrels of light, sweet crude oil input. For more information about the Group 3 3:2:1 crack spread see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Major Influences on Results of Operations.”

Our SPP Refinery 3:2:1 crack spread is derived using a similar methodology as the Group 3 3:2:1 crack spread and is calculated by taking the sum of (i) two times our weighted average per barrel price received for our gasoline products plus (ii) our average per barrel price received for distillate, divided by three; then subtracting from that sum our weighted average cost of crude oil supply per barrel. The SPP Refinery 3:2:1 crack spread is not a full representation of our realized refinery gross product margin because the Group 3 3:2:1 crack spread is composed only of gasoline and distillate, whereas our refinery gross product margin is calculated using all of our refined products including asphalt and other lower margin products.

(6)	Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

The following table shows the reconciliation of retail fuel gross margin and merchandise margin to retail segment operating income for the years ended December 31, 2008 and 2009, for the eleven months ended November 30, 2010, for the 2010 Successor Period and for the nine months ended September 30, 2010 and 2011:

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(In millions except per gallon data)
Retail gross margin:
Fuel margin	$58.7	$47.1	$54.3	$4.7	$42.2	$49.0
Merchandise margin	102.6	106.9	99.1	7.8	82.0	77.8

Retail gross margin	161.3	154.0	153.4	12.5	124.2	126.8
Expenses:
Direct operating expenses	105.2	100.0	94.9	10.2	76.9	98.4
Depreciation and amortization	14.8	14.2	12.4	0.5	10.1	6.0
Selling, general and administrative	20.1	20.5	19.6	1.3	15.9	12.8

Retail segment operating income	$21.2	$19.3	$26.5	$0.5	$21.3	$9.6

RISK FACTORS

Investing in the notes involves risks. In addition, we are subject to certain risks and hazards due to the nature of the business activities we conduct. You should carefully consider the information in this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the following risks before participating in the exchange offer.

These risks could materially and adversely affect our business, financial condition, cash flows, and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Relating to the Notes

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

The issuers will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the old notes outstanding.

Our significant debt obligations could limit our flexibility in managing our business and expose us to risks.

We have a significant amount of indebtedness. As of September 30, 2011, we had $290 million of total indebtedness, representing the notes, and had availability under the ABL Facility of $137.5 million (which is net of $61.5 million in outstanding letters of credit). In addition, we are permitted under our ABL Facility, the J. Aron Hedge Agreement and the indenture governing the notes to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences to you, including the following:

•	we may have difficulty satisfying our obligations under the notes or other indebtedness, and if we fail to comply with these requirements, an event of default could result;

•

we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable than our competitors to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may incur additional indebtedness, which could increase our risk exposure from debt.

Subject to restrictions in the indenture governing the notes, in the J. Aron Hedge Agreement and under our ABL Facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. In connection with the Marathon Acquisition, we entered into a $300 million ABL Facility and any borrowings thereunder are secured by first-priority liens in the ABL Priority Collateral and second-priority liens in the Note Priority Collateral. The terms of the indenture governing the notes and the J. Aron Hedge Agreement permit us to incur additional debt, including additional secured debt. In addition, we have recently entered into an agreement with a new hedge counterparty under which we may enter into additional hedge transactions from time to time. While we have not yet entered into any hedge transactions with this counterparty, this agreement has been designated as a Pari Passu Hedge Agreement. If we incur any additional debt secured by liens that rank equally with those securing the notes, including any hedge agreements that are designated as Pari Passu Hedge Agreements with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.

We may not be able to generate sufficient cash flows to meet our debt service obligations, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our obligations with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations or that future sources of capital will be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flows to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. The ABL Facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Facility could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Restrictive covenants in our ABL Facility, the J. Aron Hedge Agreement and the indenture governing the notes may restrict our ability to pursue our business strategies.

Our ABL Facility and the indenture governing the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability, among other things, to:

•	incur, assume or guarantee additional debt or issue redeemable stock and preferred stock;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	prepay, redeem, or repurchase certain debt;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	merge, consolidate or sell substantially all of our assets.

Certain of these covenants will cease to apply to the notes at all times when the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

As of September 30, 2011, our availability under the ABL facility was $137.5 million (which is net of $61.5 million in outstanding letters of credit). The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our inventory, accounts receivable and certain cash balances. As a result, our access to credit under the ABL Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base-eligible assets as of any measurement date. In addition, under the ABL Facility, if our excess availability falls below the greater of 15% of the borrowing base (not to exceed 15% of the commitments) and $22.5 million, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.0 to 1.0. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we may not meet this ratio. Moreover, the ABL Facility provides the lenders discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to us. The impact of taking any such actions could materially and adversely impair our ability to make interest payments on the notes. The inability to borrow under the ABL Facility may adversely affect our liquidity, financial position and results of operations.

A breach of the covenants under the indenture governing the notes or under the credit agreement governing the ABL Facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our ABL Facility would permit the lenders under the ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

In addition, the J. Aron Hedge Agreement contains a number of restrictive covenants that limit our ability to, among other things, incur, assume or guarantee funded debt that is secured by a lien that ranks in priority with respect to the benefit of liens on the collateral securing the notes; and sell all or any portion of the refinery, including the related equipment and facilities and light products terminal located at the refinery and the Cottage Grove, Minnesota storage tanks, if such a sale would materially and adversely alter the operations or value of the refinery, taken as a whole. A breach of any of the covenants under the J. Aron Hedge Agreement could result in an event of default. Such default allows J. Aron to terminate all outstanding transactions governed by the J. Aron

Hedge Agreement. If we are unable to find a replacement crack spread hedge counterparty, such a termination will limit our capacity to hedge our crack spread risk with respect to significant percentages of the refinery’s projected monthly production of some or all of its refined products. In addition, we have recently entered into an agreement with a new hedge counterparty under which we may enter into additional hedge transactions from time to time. While we have not yet entered into any hedge transactions with this counterparty, this agreement contains restrictive covenants that are similar to those in the J. Aron Hedge Agreement.

These restrictions may affect our ability to grow in accordance with our plans.

Certain of our assets are excluded from the collateral.

Certain of our assets are excluded from the collateral securing the notes as described under “Description of Notes—Collateral—Excluded Assets,” including certain non-material owned real property (particularly all of our convenience stores and SuperMom’s Bakery subject to the sale-leaseback arrangement) and all leased real property, as well as other typical exclusions, such as motor vehicles, capital stock of non-wholly owned subsidiaries if the pledge of such capital stock would violate a contractual obligation, or a contract, license or other asset if the grant of a lien would violate such contract, license or a debt obligation with respect to such asset. In addition, the pledge of a portion of the capital stock of subsidiaries that secures the notes is automatically released under certain circumstances as described in the immediately succeeding risk factors.

If an event of default occurs and the notes are accelerated, the notes and the note guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded assets. To the extent the claims of the noteholders exceed the value of the assets securing the notes and the note guarantees and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The pledge of the capital stock of our subsidiaries that secure the notes is automatically released for so long as such pledge would require the filing of separate financial statements with the SEC for that subsidiary.

The notes are secured by a pledge of the stock of our subsidiaries held by the issuers or the subsidiary guarantors. Under the SEC regulations in effect as of the issue date of the notes, if the aggregate principal amount, par value or book value as carried by the issuers or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is equal to or greater than 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC in filings the issuer makes with the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as, and to the extent that, the pledge of such capital stock or other securities to secure the notes would require that subsidiary to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X or another similar rule. Therefore, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during that period. A portion of the capital stock of each of St. Paul Park Refining Co. LLC has been released from the pledge as collateral as a result of the filing of this registration statement for the exchange offer. See “Description of Notes—Collateral.” Notwithstanding the foregoing, any such capital stock that is excluded as Collateral securing the notes will not be excluded from the Collateral securing the ABL Facility and certain of our hedging arrangements. As a result, the notes are effectively subordinated to the ABL Facility (which would otherwise be junior in priority with respect to the value of such capital stock) and to certain of our hedging arrangements to the extent of the value of such capital stock excluded from the collateral securing the notes. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

There may not be sufficient collateral to pay all or any of the notes.

The collateral securing the notes is subject to first-priority liens, subject to permitted liens, in favor of the lenders under our ABL Facility with respect to the ABL Priority Collateral, although the holders of the notes will have first-priority liens in their favor with respect to the Note Priority Collateral, subject to permitted liens. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under our ABL Facility will be entitled to be repaid in full from the proceeds of the ABL Priority Collateral securing the indebtedness to them before any payment is made to you from the proceeds of that collateral. On the other hand, holders of the notes (together with lenders under certain hedging obligations) will be entitled to be repaid in full from the proceeds of our Note Priority Collateral before any payment is made to the lenders under our ABL Facility from the proceeds of that collateral.

The fair market value of the collateral securing the notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes. In addition, in the event of any such proceeding, the ability of the holders of the notes to realize upon any of the collateral may be subject to bankruptcy and insolvency law limitations. See “Description of Notes—Use and Release of Collateral—Certain Limitations on the Collateral.”

In addition, the security interest of the trustee, as collateral agent for the notes, is subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee, as collateral agent for the notes, may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the collateral may not be transferable (by their terms or pursuant to applicable law) and therefore the trustee may not be able to realize value from such items in the event of a foreclosure. Accordingly, the trustee, as collateral agent for the notes, may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The ABL Priority Collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agent under the ABL Facility and any creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes, as well as the ability of the trustee, as collateral agent for the notes, to realize or foreclose on such collateral.

Other secured obligations, including indebtedness under our ABL Facility, are effectively senior to the notes to the extent of the value of the collateral securing such obligations on a first-priority basis.

Borrowings under our ABL Facility, as well as certain other obligations to the lenders under our ABL Facility and their affiliates, are collateralized by a first-priority lien, subject to permitted liens, in the ABL Priority Collateral. See “Description of Other Indebtedness.” In addition, the indenture governing the notes permits us to incur additional indebtedness secured on a first-priority basis by such assets in the future. The first-priority liens in the collateral securing indebtedness under our ABL Facility and any such future indebtedness are higher in priority as to such collateral than the security interests securing the notes and the note guarantees on a second-priority basis. The notes and the related guarantees are secured, subject to permitted liens, by a second-priority lien in ABL Priority Collateral. Holders of the indebtedness under our ABL Facility and any other obligations collateralized by a first-priority lien in the ABL Priority Collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness and such other obligations in full before the holders of the notes will be entitled to any recovery from such collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness under our ABL Facility and such other obligations secured by first-priority liens on such assets are repaid in full. Therefore, the notes are effectively junior in right of payment to indebtedness under our ABL Facility and any other obligations collateralized by a higher-priority lien in our assets, to the extent of the realizable value of such collateral. Accordingly, if there is a default, the value of that collateral may not be sufficient to repay the first lien creditors and the holders of the notes.

The rights of holders of the notes to the collateral in which they have a second-priority lien are materially limited by the ABL intercreditor agreement.

The rights of the holders of the notes with respect to the ABL Priority Collateral securing the notes on a second-priority basis are limited pursuant to the terms of an intercreditor agreement with the lenders under our ABL Facility.

Under the intercreditor agreement, any actions that may be taken in respect of that collateral (including the ability to commence enforcement proceedings against that collateral and to control the conduct of such proceedings, and to approve amendments to, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders under our ABL Facility. Under those circumstances, the collateral agent on behalf of the holders of the notes, with limited exceptions, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additionally, under the ABL intercreditor agreement, the rights of the holders of the notes to take actions with respect to the Note Priority Collateral, such as selling it, may be required to be exercised in such a way as they do not interfere with or impair the ability of the holders of the first-priority lien on the ABL Priority Collateral to realize upon the ABL Priority Collateral.

Under the terms of the collateral trust and intercreditor agreement, the holders of the notes may not control actions with respect to the Note Priority Collateral.

The rights of the holders with respect to the Note Priority Collateral are subject to the collateral trust and intercreditor agreement among all holders of indebtedness secured on a pari passu basis by the collateral, including the counterparty under the Hedge Agreement.

Under the collateral trust and intercreditor agreement, any actions that may be taken with respect to the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral, will be at the direction of the holders of a majority of the indebtedness secured on a pari passu basis. Initially, the trustee for the notes (at the direction of the holders of a majority in principal amount of the notes) will have the right to direct any such actions. However, if we incur additional pari passu debt in the future, the holders of such debt may have the ability to direct any such actions, and the holders of the notes may not have the right to direct any such actions. In addition, in such circumstances, the trustee and the holders of the notes may have no right following the filing of a bankruptcy petition to object to any debtor-in-possession financing or the use of collateral to secure that financing if the holders of such pari passu debt have consented to it, subject to conditions and limited exceptions. After such a filing, the value of the collateral could materially deteriorate, and the holders of the notes would be unable to raise an objection.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the note guarantees will be released automatically, without your consent or the consent of the trustee or the collateral agent, and you may not realize any payment upon disposition of such collateral.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	in whole or in part, as applicable, with respect to collateral that has been taken by eminent domain, condemnation or other similar circumstances;

•	in part, a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and the collateral documents;

•	in part, with respect to collateral held by a subsidiary guarantor, upon the release of the subsidiary guarantor from its guarantee in accordance with the indenture;

•	in whole, upon satisfaction and discharge of the indenture or upon a legal defeasance or a covenant defeasance as described under “Description of Notes;”

•

in whole or in part, as applicable, with the consent of holders holding 66 2/3% or more of the principal amount of the notes (including without limitation consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes) outstanding; and

•	in part, in accordance with the applicable provisions of the collateral documents and the intercreditor agreements.

In addition, the note guarantee of a subsidiary guarantor will be automatically released in certain situations, including in connection with a sale of that subsidiary guarantor, if the transaction is in accordance with the indenture governing the notes and the obligations of the guarantor under our ABL Facility and any of our other indebtedness also terminate upon that transaction.

The indenture governing the notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the notes by that subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our ABL Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. There will also be various releases in accordance with the provisions of the collateral trust and intercreditor agreement and ABL intercreditor agreement. See “Description of Notes.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the note guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the note guarantees. These rights may adversely affect the value of the collateral at any time. For example, so long as no default or event of default under the indenture governing the notes would result therefrom, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to the collateral, such as selling, abandoning or otherwise disposing of the collateral and making ordinary course cash payments (including repayments of indebtedness).

The collateral is subject to casualty risks and potential environmental liabilities.

We maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the note guarantees.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at that real property. Consequently, the collateral agent may decline to foreclose on that collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee and the collateral agent for the notes have no obligation to monitor, and we may fail to inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and the necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes also has no obligation to monitor the perfection of any security interest in favor of the notes against third parties.

Rights of holders of the notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis, and a failure to create or perfect those security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the notes.

The notes and the note guarantees are secured by first priority liens, subject to permitted liens, on Note Priority Collateral and second-priority liens, subject to permitted liens, in the ABL Priority Collateral.

If we or any subsidiary guarantor were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy protection and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been perfected after the issue date. To the extent that this challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

In addition, a failure, for any reason that is not permitted or contemplated under the security agreement and related documents, to perfect the security interest in the properties included in the collateral package may result in a default under the indenture and other agreements governing the notes.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect, which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from repossessing their collateral from a debtor, or from disposing of that collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. Upon request from a secured creditor, the bankruptcy court will prohibit or condition the use, sale or lease of collateral as is necessary to provide “adequate protection” of the secured creditor’s interest in the collateral. The meaning of the term “adequate protection” may vary according to the circumstances but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee or collateral agent under the indenture governing the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their collateral through the requirement of “adequate protection.” A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. The U.S. bankruptcy court has broad discretionary powers in determining whether to grant a creditor relief from the stay.

In the event of a bankruptcy of us or any of the subsidiary guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the value of the collateral available to secure the notes.

In any bankruptcy proceeding with respect to the issuers or any of the subsidiary guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the notes is less than the then-current principal amount outstanding under the notes on the date of the bankruptcy filing. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim up to the value of the collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the notes could be unsecured in whole or in part.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the notes. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the notes.

Any future pledge of collateral in favor of the holders of the notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the U.S. bankruptcy code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than what the holders of the notes would receive in a liquidation under Chapter 7 of the U.S. bankruptcy code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. bankruptcy code. The value of the holders’ interest in the collateral may not equal or exceed the principal amount of the notes. See “—There may not be sufficient collateral to pay all or any of the notes” above.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

We are subject to interest rate risk in connection with borrowings under the ABL Facility, which bears interest at variable rates. Interest rate changes will not affect the market value of any debt incurred under such facility, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. We currently do not have any interest rate hedging arrangements with respect to the ABL Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes also secures our obligations under the J. Aron Hedge Agreement and the ABL Facility (including certain hedging obligations and cash management obligations incurred with lenders under the ABL Facility and their affiliates). The collateral may also secure additional senior indebtedness, including additional secured notes, that we incur in the future, subject to restrictions on our ability to incur debts and liens under the J. Aron Hedge Agreement, ABL Facility and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral on a pari passu or priority basis.

The waiver in the ABL intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or other insolvency proceeding or foreclosure scenario.

The notes and the note guarantees are secured on a second-priority lien basis by the ABL Priority Collateral. The ABL intercreditor agreement provides that, at any time holders of the notes hold a lien on the collateral where a higher priority lien on such collateral exists, the trustee under the indenture governing the notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holder of such indebtedness secured by higher priority liens in the collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by higher priority liens in the collateral may be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral on which the notes have a lien, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral could be applied to repay any indebtedness secured by higher priority liens in the collateral before applying proceeds of other collateral securing such indebtedness, and the holders of the notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

The notes will be structurally subordinated to all obligations of our future subsidiaries that do not become guarantors of the notes.

The notes are guaranteed by each of our material wholly owned domestic subsidiaries and each of our existing and subsequently acquired or organized subsidiaries that are borrowers under or that guarantee the ABL Facility or that, in the future, guarantee our indebtedness or indebtedness of another subsidiary guarantor. All of our current wholly owned subsidiaries guarantee the notes, except for the co-issuer. Except for such subsidiary guarantors of the notes, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Further, even if the subsidiary is a guarantor, it may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under such circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. Although the indenture governing the notes and the agreements that govern certain of our other indebtedness limit the ability of certain subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make the required principal and interest payments on our indebtedness, including the notes. The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture governing the notes permits subsidiaries to incur additional indebtedness subject to some limitations and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, holders of the notes will not have a claim as a creditor against that subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes—The Note Guarantees.”

We may not be able to repurchase the notes upon a change of control.

If a change of control (as defined in the indenture governing the notes) occurs in the future, we will be required to make an offer to repurchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of repurchase. In such a situation, we may not have enough funds to pay for all of the notes that are tendered under any such offer. In addition, our ABL Facility will restrict us from repurchasing the notes upon a change of control or otherwise. The source of funds for any repurchase of the notes and repayment of borrowings under our ABL Facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to repurchase all of the notes that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such repurchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our ABL Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. A change of control may also result in an event of default under our ABL Facility and agreements governing any future indebtedness and may result in the acceleration of such indebtedness.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Repurchase of the Option of Holders—Change of Control.”

In addition, in a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and the note guarantees and/or the grant of collateral under certain circumstances, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided as a fraudulent transfer or conveyance if the issuers or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the issuers or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•

the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•

the issuers or any of the subsidiary guarantors intended to, or believed that the issuers or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•

the issuers or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee, to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes, the incurrence of a note guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee or void the grant of collateral or subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (a) the holder of notes engaged in some type of inequitable conduct; (b) that inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes; and (c) equitable subordination is not inconsistent with the provisions of the U.S. bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by a rating agency could decrease earnings and result in higher borrowing costs. Any future lowering of our rating likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The old notes have not been registered under the Securities Act and may not be resold by holders thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, an active trading market for the old notes or new notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the old notes, the initial purchasers advised us that they intended to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes, and any market-making activities they do conduct may cease at any time without notice. In addition, market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt, such as the notes, has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial issue price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We are controlled by ACON Refining and TPG Refining, and their interests as equity holders may conflict with your interests as a holder of the notes.

ACON Refining and TPG Refining beneficially own a substantial majority of our equity. ACON Refining and TPG Refining have significant influence over our operations and have representatives on our board of directors. The interests of our equity holders may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In that situation, for example, the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments including acquiring businesses that compete directly or indirectly with us.

Risks Related to Our Business and Industry

General Business and Industry Risks

Our arrangements with Marathon expose us to Marathon related credit and performance risk.

We have a contract with Marathon under which we will continue to supply substantially all of the gasoline and diesel requirements for the 90 independently owned and operated Marathon branded stores in our marketing area. In addition, the acquisition agreements entered into in connection with the Marathon Acquisition include a margin support component that requires Marathon to pay us up to $30 million in cash to the extent that certain financial metrics are not achieved in either of the twelve-month periods ending November 30, 2011 and 2012, resulting in up to a maximum of $60 million potentially being payable to us. In addition, Marathon has indemnification obligations to us pursuant to the agreements entered into in connection with the Marathon Acquisition. Marathon’s indemnification obligation resulting from any breach of representations and warranties generally are limited by an indemnification deductible of $25 million and an indemnification ceiling of $100 million and are guaranteed by Marathon Petroleum.

Marathon Petroleum has guaranteed the performance of all of Marathon’s obligations under all of the acquisition agreements entered into in connection with the Marathon Acquisition, including the obligations discussed above. Nevertheless, relying on Marathon’s ability to honor its margin support obligations, fuel requirements purchase obligations and indemnity obligations, and on Marathon Petroleum’s ability to honor its guaranty obligations, exposes us to Marathon’s and Marathon Petroleum’s respective credit and business risks. In addition, there can be no assurance that claims resulting from any breach of Marathon’s representations and warranties under the acquisition agreements entered into in connection with the Marathon Acquisition will not exceed the $100 million indemnification ceiling. Moreover, selling products to Marathon under the supply contract and relying on Marathon’s ability to honor its margin support obligations can expose us to Marathon’s credit and general business risks. An adverse change in Marathon’s or Marathon Petroleum’s business, results of operations or financial condition could adversely affect their respective ability to perform each of these obligations, which could consequently have a material adverse effect on our business, results of operations or liquidity.

Our historical financial statements may not be indicative of future performance.

The historical financial statements for periods prior to December 1, 2010 presented in this prospectus reflect carve-out financial statements of several operating units of Marathon, which, except for certain assets that were not acquired (e.g., cash other than in-store cash at our convenience stores and receivables and assets sold to third parties) and certain liabilities (e.g., accounts payable, payroll and benefits payable and deferred taxes) that were not assumed in connection with the Marathon Acquisition, represent the assets and liabilities that were transferred to us upon the closing of the Marathon Acquisition. We now own the assets and operate them as a standalone business. Prior to the closing of the Marathon Acquisition, we had no history of operating these assets, and they were never operated as a standalone business, thus the historical results presented in the financial statements for the periods prior to the Marathon Acquisition are not necessarily comparable to our financial statements following the Marathon Acquisition or indicative of the results for any future period. Additionally, we entered into certain arrangements at the closing of the Marathon Acquisition, including our crude oil supply and logistics agreement with JPM CCC and a lease arrangement with Realty Income, that resulted in our working capital needs and operating costs varying from those affecting the assets that we acquired from Marathon. The pre-Marathon Acquisition historical financial information reflects intercompany allocations of expenses which may not be indicative of the actual expenses that would have been incurred had the combined businesses been operating as a company independent from Marathon for the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results” for a discussion of factors that affect comparability. As a result, it is difficult to evaluate our historical results of operations to assess our future prospects and viability.

Our liquidity may be adversely affected by a reduction in third party credit.

We rely on third party credit for approximately 50% of our crude oil and other feedstock purchases. We purchase the remaining crude oil and other feedstocks via a crude oil intermediation agreement with JPM CCC, which provides logistical and administrative support to us for both the crude oil we source from them as well as the crude oil we source from our suppliers. We pay for domestic crude oil purchases on the 20th of the month following the month of delivery and for Canadian crude oil purchases on the 25th of the month following the month of delivery. If our suppliers who sell crude oil and other feedstocks to us on trade credit were to reduce or eliminate our credit lines, we would be required to fund our purchases through our revolving credit facility or our crude oil supply and logistics agreement with JPM CCC, which would have a negative impact on liquidity.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short term and long-term capital requirements, we may not be able to meet our payment obligations under the agreements entered into in connection with the Marathon Acquisition or our future debt obligations, comply with certain deadlines related to environmental regulations and standards or pursue our business strategies, any of which could have a material adverse effect on our results of operations or liquidity. We have substantial short-term capital needs and may have substantial long-term capital needs. Our short-term working capital needs are primarily related to financing our refined product inventory. Our long-term needs for cash include those to support ongoing capital expenditures for equipment maintenance and upgrades during turnarounds at our refinery and to complete our routine and normally scheduled maintenance, regulatory and security expenditures. In addition, from time to time, we are required to spend significant amounts for repairs when one or more processing units experiences temporary shutdowns. We continue to utilize significant capital to upgrade equipment, improve facilities, and reduce operational, safety and environmental risks. We may incur substantial compliance costs in connection with any new environmental, health and safety regulations. Additionally, we may be required to pay up to $125 million to Marathon in contingent consideration for the Marathon Acquisition over the next seven years. Our liquidity will affect our ability to satisfy any of these needs.

Competition from companies having greater financial and other resources than we do could materially and adversely affect our business and results of operations.

Our refining operations compete with domestic refiners and marketers in the PADD II region of the United States, as well as with domestic refiners in other PADD regions and foreign refiners that import products into the United States. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual customers. Certain of our competitors have larger, more complex refineries, and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do and have access to proprietary sources of controlled crude oil production. Unlike these competitors, we obtain substantially all of our feedstocks from unaffiliated sources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

Newer or upgraded refineries will often be more efficient than our refinery, which may put us at a competitive disadvantage. While we have taken significant measures to maintain and upgrade units in our refinery by installing new equipment and repairing equipment to improve our operations, these actions involve significant uncertainties, since upgraded equipment may not perform at expected throughput levels, the yield and product quality of new equipment may differ from design specifications and modifications may be needed to correct equipment that does not perform as expected. Any of these risks associated with new equipment, redesigned older equipment or repaired equipment could lead to lower revenues or higher costs or otherwise have an adverse effect on future results of operations and financial condition. Over time, our refinery may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors.

Our retail operations compete with numerous convenience stores, gasoline service stations, supermarket chains, drug stores, fast food operations and other retail outlets. Increasingly, national high-volume grocery and dry-goods retailers are entering the gasoline retailing business. Many of these competitors are substantially larger than we are. Because of their diversity, integration of operations and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could adversely affect our profit margins. Additionally, our convenience stores could lose market share, relating to both gasoline and merchandise, to these and other retailers, which could adversely affect our business, results of operations and cash flows. Our convenience stores compete in large part based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores.

Difficult conditions resulting from the ongoing U.S. and worldwide financial and credit crisis, and potential further deteriorating conditions in the United States and globally, may materially adversely affect our business, results of operations and financial condition.

Continual volatility and disruption in worldwide capital and credit markets and potential further deteriorating conditions in the United States and globally could affect our revenues and earnings negatively and could have a material adverse effect on our business, results of operations and financial condition. We are indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by continued economic turmoil have included, or can include, interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. All of these events may significantly adversely impact our business, results of operations and financial condition.

The geographic concentration of our refinery and retail assets creates a significant exposure to the risks of the local economy and other local adverse conditions. The location of our refinery also creates the risk of significantly increased transportation costs should the supply/demand balance shift in our region such that regional supply exceeds regional demand for refined products.

As our refinery and a significant number of our stores are located in Minnesota, Wisconsin and South Dakota, we primarily market our refined and retail products in a single, relatively limited geographic area. As a result, we are more susceptible to regional economic conditions than the operations of more geographically diversified competitors, and any unforeseen events or circumstances that affect our operating area could also materially adversely affect our revenues and profitability. These factors include, among other things, changes in the economy, weather conditions, demographics and population.

Should the supply/demand balance shift in our region as a result of changes in the local economy discussed above, an increase in refining capacity or other reasons, resulting in supply in the PADD II region exceeding demand, we would have to deliver refined products to customers outside of the region and thus incur considerably higher transportation costs, resulting in lower refining margins, if any. Changes in market conditions could have a material adverse effect on our business, financial condition and results of operations.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining business and in the first quarter of the year for our retail business. We depend on favorable weather conditions in the spring and summer months.

Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. Decreased demand during the winter months can lead to lower gasoline prices. As a result, our operating results of our refining business for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year.

Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our retail fuel and convenience stores. As a result, our operating results of our retail business are generally lower for the first quarter of the year. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our retail fuel and convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could have a material adverse effect on our business, financial condition and results of operations.

Weather conditions and natural disasters could materially and adversely affect our business and operating results.

The effects of weather conditions and natural disasters can lead to volatility in the costs and availability of energy and raw materials or negatively impact our operations or those of our customers and suppliers, which could have a significant adverse effect on our business and results of operations.

We may not be able to successfully execute our strategy of growth within the refining and retail industry through acquisitions.

A component of our growth strategy is to selectively consider strategic acquisitions within the refining industry and retail market based on performance through the refining cycle, advantageous access to crude oil supplies, attractive refined products market fundamentals and access to distribution and logistics infrastructure. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to:

•	diversion of management time and attention from our existing business;

•	challenges in managing the increased scope, geographic diversity and complexity of operations;

•	difficulties in integrating the financial, technological and management standards, processes;

•	procedures and controls of an acquired business with those of our existing operations;

•	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

•	greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results;

•	our inability to offer competitive terms to our franchisees to grow our franchise business;

•	difficulties in achieving anticipated operational improvements; and

•	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.

Our business may suffer if any of our key senior executives or other key employees discontinues employment with us. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of our senior executives and other key employees and on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including accounting, business operations, finance and other key back-office and mid-office personnel. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business could be materially adversely affected. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system were to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could also be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. Our formal disaster recovery plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur.

During the fourth quarter of 2011, we transitioned from the finance and accounting information services provided by Marathon pursuant to a transition services agreement to our own stand-alone systems. While initial transition occurred without significant issues, there can be no assurance that our new systems will continue to be effective.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental, health and safety regulations, which are complex and change frequently.

Our refinery, pipelines and retail operations are subject to federal, state and local laws regulating, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline and diesel and other matters otherwise relating to the protection of the environment. Our operations are also subject to various laws and regulations relating to occupational health and safety. Compliance with the complex array of federal, state and local laws relating to the protection of the environment, health and safety is difficult and likely will require us to make significant expenditures. Moreover, our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances into the environment including at neighboring areas or third party storage, treatment or disposal facilities. For example, we have performed remediation of known soil and groundwater contamination beneath certain of our retail locations primarily as a result of leaking underground storage tanks, and we will continue to perform remediation of this known contamination until the appropriate regulatory standards have been achieved. Certain environmental laws impose joint and several liability without regard to fault or the legality of the original conduct in connection with the investigation and cleanup of such spills, discharges or releases. As such, we may be required to pay more than our fair share of such investigation or cleanup. We may not be able to operate in compliance with all applicable environmental, health and safety laws, regulations and permits at all times. Violations of applicable legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or facility shutdowns. We may also be required to make significant capital expenditures or incur increased operating costs to achieve compliance with applicable standards.

We cannot predict what additional environmental, health and safety legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. Expenditures or costs for environmental, health and safety compliance could have a material adverse effect on our results of operations, financial condition and profitability.

We could incur significant costs in cleaning up contamination at our refinery, terminal and convenience stores.

Our refinery site has been used for refining activities for many years. Petroleum hydrocarbons and various substances have been released on or under our refinery site. Marathon performed remediation of known soil and groundwater contamination beneath the refinery for many years, and we will continue to perform remediation of this known contamination until the appropriate regulatory standards have been achieved. These remediation efforts are being overseen by the Minnesota Pollution Control Agency (“MPCA”) pursuant to a remediation settlement agreement entered into by Marathon and MPCA in 2007. Releases of petroleum hydrocarbons have also occurred at several of our convenience stores, and we have performed and will continue to perform remediation of this known contamination until the applicable regulatory standards are met. Costs for such remediation activities are often unpredictable, and there can be no assurance that the future costs will not be material. It is possible that we may identify additional contamination in the future, which could result in additional remediation obligations and expenses.

We are subject to strict laws and regulations regarding employee and business process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial condition.

We are subject to the requirements of OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could subject us to significant fines or cause us to spend significant amounts on compliance, which could have a material adverse effect on our results of operations, financial condition and the cash flows of the business.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state and transactional taxes such as excise, sales/use, payroll, franchise, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Certain of these liabilities are subject to periodic audits by the respective taxing authority, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties.

Our insurance policies may be inadequate or expensive.

Our insurance coverage does not cover all potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. In addition, if we experience insurable events, our annual premiums could increase further or insurance may not be available at all or if it is available, on restrictive coverage items. The occurrence of an event that is not fully covered by insurance or the loss of insurance coverage could have a material adverse effect on our business, financial condition, and results of operations.

Increased costs of capital could adversely affect our business.

Our business and operating results can be harmed by factors such as the availability, terms and cost of capital, increases in interest rates or a reduction in credit rating. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. We require continued access to capital. A significant reduction in the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

Risks Primarily Related to Our Refining Business

The price volatility of crude oil, other feedstocks, refined products and fuel and utility services may have a material adverse effect on our earnings, profitability, cash flows and liquidity.

Our refining and retail earnings, profitability, cash flows and liquidity from operations depend primarily on the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil and natural gas liquids that are processed and blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase profitability, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs contracts, our earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. For example, from January 2005 to December 2011, the price for NYMEX WTI crude oil fluctuated between $33.87 and $145.29 per barrel, while the price for U.S. Gulf Coast conventional gasoline fluctuated between $33.52 per barrel and $204.67 per barrel. While an increase or decrease in the price of crude oil may result in a similar increase or decrease in prices for refined products, there may be a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business requires us to maintain substantial refined product inventories. Because refined products are commodities, we have no control over the changing market value of these inventories. Our refined product inventory is valued at the lower of cost or market value under the last-in, first-out (“LIFO”), inventory valuation methodology. If the market value of our refined product inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales.

Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, asphalt and other refined products. Such supply and demand are affected by, among other things:

•	changes in global and local economic conditions;

•	domestic and foreign demand for fuel products, especially in the United States, China and India;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa and Latin America;

•	the level of foreign and domestic production of crude oil and refined products and the volume of crude oil, feedstock and refined products imported into the United States;

•	availability of and access to transportation infrastructure;

•	utilization rates of United States refineries;

•	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to affect oil prices and maintain production controls;

•	development and marketing of alternative and competing fuels;

•	commodities speculation;

•

natural disasters (such as hurricanes and tornadoes), accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refineries;

•	federal and state government regulations and taxes; and

•	local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our markets.

Our direct operating expense structure also impacts our profitability. Our major direct operating expenses include employee and contract labor, maintenance and energy costs. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refinery and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our earnings, profitability and cash flows. Fuel and other utility services costs constituted approximately 13.1% and 13.7% of our total direct operating expenses included in cost of revenues for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

Volatility in refined product prices also affects our borrowing base under the ABL Facility. A decline in prices of our refined products reduces the value of our refined product inventory collateral, which, in turn, may reduce the amount available for us to borrow under the ABL Facility.

Our profitability is affected by crude oil differentials, which may fluctuate substantially.

Our profitability is affected by crude oil differentials, which may fluctuate substantially. Refined product prices have been more correlated to prices of benchmark Brent crude oil (“Brent”) since 2010 than to NYMEX WTI, the traditional U.S. crude oil benchmark, as the discount to which a barrel of NYMEX WTI traded relative to a barrel of Brent widened. The widening differential in the spring and summer of 2011 between Brent and NYMEX WTI may be attributable to several factors, including geopolitical events in the Middle East, the suspension of crude oil exports from Libya and limited pipeline and other infrastructure to transport crude oil from Cushing, Oklahoma, where NYMEX WTI is settled, to alternative markets. Between December 1, 2010 and September 30, 2011, the discount at which a barrel of NYMEX WTI traded relative to a barrel of Brent increased from $2.12 to $23.56. The widening of this price differential benefitted refineries, such as ours, that are capable of sourcing and utilizing crude oil that is priced more in line with NYMEX WTI. These refineries not only realized relatively lower feedstock costs but also were able to sell refined products at prices that had been pushed upward by higher Brent prices. Conversely, the recent narrowing of the discount to which NYMEX WTI trades relative to Brent (to $8.79 as of December 31, 2011) has adversely affected the prices at which we sell our refined products relative to the cost of crude oil, and therefore has caused a reduction in our refining margins relative to the margins we experienced in the second and third quarters of 2011. Further narrowing of the differential may have a material adverse effect on our business and results of operations.

The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities and reduce our liquidity. We are particularly vulnerable to disruptions in our operations because all of our refining operations are conducted at a single facility.

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. These hazards and risks include, but are not limited to, natural disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our facilities, any of which could result in production and distribution difficulties and disruptions, pollution (such as oil spills, etc.), personal injury or wrongful death claims and other damage to our properties and the property of others. For example, in December 2007, a fuel oil tank roof caught on fire at our refinery when an operator was attempting to thaw a level gauge. The tank’s roof was destroyed and the operator was fatally injured during the fire.

There is also risk of mechanical failure and equipment shutdowns both in the normal course of operations and following unforeseen events. In such situations, undamaged refinery processing units may be dependent on, or interact with, damaged process units and, accordingly, are also subject to being shut down.

Because all of our refining operations are conducted at a single refinery, any of such events at our refinery could significantly disrupt our production and distribution of refined products, including the supply of our refined products to our convenience stores, which receive substantially all of their supply of gasoline and diesel from the refinery. Any disruption in our ability to supply our convenience stores would increase the cost of purchasing refined products for our retail business. Any sustained disruption would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to interruptions of supply and distribution as a result of our reliance on pipelines for transportation of crude oil, blendstocks and refined products.

Our refinery receives most of its crude oil and delivers a portion of its refined products through pipelines. The Minnesota Pipeline system is our primary supply route for crude oil and has supplied substantially all of the crude oil used at our refinery. We also distribute a portion of our transportation fuels through pipelines owned and operated by Magellan Pipeline Company, L.P. (“Magellan”), including the Aranco Pipeline, which Magellan leases from us. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil, blendstocks or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or any of the types of events described in the preceding risk factor. For example, there was a leak in 2006 prior to the completion of the expansion of the Minnesota Pipeline and the refinery was temporarily shut off from any receipts from the Minnesota Pipeline other than crude oil that was already in the tanks at Cottage Grove, Minnesota. At that time, the only alternative to receive crude oil was the Wood River Pipeline, a pipeline extending from Wood River, Illinois to a connection with the Minnesota Pipeline near Pine Bend, Minnesota, which had limited capacity to meet the refinery’s needs. While the refinery can receive crude oil deliveries from the Wood River Pipeline if the Minnesota Pipeline system experiences another disruption, this would result in an increase in the cost of crude oil and therefore lower refining margins.

In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for transportation of crude oil and refined products could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We must make substantial capital expenditures on our operating facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows could be materially and adversely affected.

Delays or cost increases related to the engineering, procurement and construction of new facilities (or improvements and repairs to our existing facilities and equipment) could have a material adverse effect on our business, financial condition or results of operations. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in issuing regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of our vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	nonperformance or force majeure by, or disputes with, our vendors, suppliers, contractors or sub-contractors.

Our refinery consists of many processing units, a number of which have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency. For example, as part of installing safety instrumentation systems throughout the refinery to improve operational and safety performance, approximately $17.5 million was spent from 2006 through September 2011, and we have budgeted for additional related expenditures through 2013 to complete the instrumentation project. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that may be more frequent than our scheduled turnarounds for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating.

Any one or more of these occurrences could have a significant impact on our business. If we were unable to make up the delays or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows.

A portion of our workforce is unionized, and we may face labor disruptions that would interfere with our operations.

Approximately 170 of our employees associated with the operations of our refining business are covered by a collective bargaining agreement that expires in December 2013. In addition, 20 of our employees associated with the operations of our retail business are covered by a collective bargaining agreement that expires in August 2012. We may not be able to renegotiate our collective bargaining agreements on satisfactory terms or at all when such agreements expire. A failure to do so may increase our costs associated with our workforce. Other employees of ours who are not presently represented by a union may become so represented in the future as well. In 2006, the unionized refinery employees conducted a strike when Marathon sought to revise certain working terms and conditions. Another work stoppage resulting from, among other things, a dispute over a term or condition of a collective bargaining agreement that covers employees who work at our refinery or in our retail business, could cause disruptions in our business and negatively impact our profitability.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries caused by the use of or exposure to various products. Failure of our products to meet required specifications could result in product liability claims from our shippers and customers arising from contaminated or off-specification commingled pipelines and storage tanks and/or defective quality fuels. There can be no assurance that product liability claims against us would not have a material adverse effect on our business or results of operations.

Laws and regulations restricting emissions of greenhouse gases could force us to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

In December 2009, the U.S. Environmental Protection Agency (“EPA”) determined that emissions of carbon dioxide, methane and other “greenhouse gases” (“GHGs”) endanger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the federal Clean Air Act, as amended (“CAA”). The EPA recently adopted two sets of rules regulating GHG emissions under the CAA, one of which requires a reduction in emissions of GHGs from motor vehicles and the other of which regulates emissions of GHGs from certain large stationary sources, both of which were effective January 2, 2011. The EPA’s rules relating to emissions of GHGs from large stationary sources of emissions are currently subject to a number of legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent the EPA from implementing or requiring state environmental agencies to implement the rules. The EPA has also adopted rules requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including petroleum refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010.

In addition, the U.S Congress has from time to time considered adopting legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. These cap and trade programs generally work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and on an annual basis surrender emission allowances. The number of allowances available for purchase is reduced over time in an effort to achieve the overall GHG emission reduction goal. Minnesota is a participant in the Midwest Regional GHG Reduction Accord, a non-binding resolution that could lead to the creation of a regional GHG cap-and-trade program if the Minnesota legislature and the legislatures of other participating states enact implementing legislation.

The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the refined products that we produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations.

In addition, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on our business, financial condition and results of operations.

Renewable fuels mandates may reduce demand for the petroleum fuels we produce, which could have a material adverse effect on our results of operation and financial condition.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has issued Renewable Fuels Standards (“RFS”) implementing mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States. Under RFS, the volume of renewable fuels that obligated refineries like us must blend into their finished petroleum fuels increases annually over time until 2022. In the future, we may be required to purchase renewable identification number credits (“RINS”) in order to comply with the RFS. We currently purchase renewable identification number credits (“RINS”) for some fuel categories on the open market, as well as waiver credits for cellulosic biofuels from EPA, in order to comply with the RFS. In the future, we may be required to purchase additional RINS on the open market and waiver credits from EPA to comply with the RFS. We cannot currently predict the future prices of RINS or waiver credits, but the costs to obtain the necessary number of RINS and waiver credits could be material. Additionally, Minnesota law currently requires that all diesel sold in the state for use in internal combustion engines must contain at least 5% biodiesel. Under this statute, if certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. Minnesota law also currently requires, with limited exceptions, that all gasoline sold or offered for sale in the state must contain the maximum amount of ethanol allowed under federal law for use in all gasoline-powered motor vehicles. On October 13, 2010, the EPA raised the maximum amount of ethanol allowed under federal law from 10% to 15% for cars and light trucks manufactured since 2007, and on January 21, 2011, EPA extended the maximum allowable ethanol content of 15% to apply to cars and light trucks manufactured since 2001. The maximum amount allowed under federal law currently remains at 10% ethanol for all other vehicles. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products displaces an increasing volume of our refinery’s product pool, potentially resulting in lower earnings and profitability.

Our pipeline interests are subject to federal and/or state rate regulation, which could reduce our profitability.

Our transportation activities are subject to regulation by multiple governmental agencies, and compliance with such regulation increases our cost of doing business and affects our profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (“FERC”) and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have. Projected expenditures related to the Minnesota Pipeline reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, ongoing expenditures to maintain reliability and efficiency or discovery of existing but unknown compliance issues. In addition, if the current lease with Magellan of the Aranco Pipeline were terminated and we were to operate the Aranco Pipeline or, if the Cottage Grove pipelines were required to comply with these regulations, we would incur similar costs.

The Minnesota Pipeline is a common carrier pipeline providing interstate transportation service, which is subject to regulation by FERC under the Interstate Commerce Act (“ICA”). The ICA requires that tariff rates for interstate petroleum pipeline transportation service be just and reasonable and that the rates and terms of service of such pipelines not be unduly discriminatory or unduly preferential. The tariff rates are generally set by the board of managers of the Minnesota Pipe Line Company, which we do not control. Because we currently do not operate the Minnesota Pipe Line or control the board of managers of the Minnesota Pipeline Company, we do not control how the Minnesota Pipeline’s tariff is applied, including the tariff provisions governing the allocation of capacity, or control of decision-making with respect to tariff changes for the pipeline.

FERC can investigate the pipeline’s rates and certain terms of service on its own initiative. In addition, shippers may file with FERC protests against new tariff rates and/or terms and conditions of service or complaints against existing tariff rates and/or terms and conditions of services. Under certain circumstances, FERC could limit the Minnesota Pipe Line Company’s ability to set rates based on its costs, or could order the Minnesota Pipe Line Company to reduce its rates and could require the payment of reparations to complaining shippers for up to two years prior to the complaint or refunds to all shippers in the context of a protest proceeding. If it found the Minnesota Pipeline’s rates or terms of service to be contrary to statutory requirements, FERC could impose conditions it considers appropriate and/or impose penalties. Further, FERC could declare pipeline-related facilities to be common carrier facilities and require that common carrier access be provided or otherwise alter the terms of service and/or rates of such facilities, to the extent applicable. Rate regulation or a successful challenge to the rates the Minnesota Pipeline charges could adversely affect its financial position, cash flows, or results of operations and, thus, our financial position, cash flows or results of operations. Conversely, reduced rates on the Minnesota Pipeline would reduce the rates for transportation of crude oil into our refinery.

FERC currently allows petroleum pipelines to change their rates within prescribed ceiling levels that are tied to an inflation index. The Minnesota Pipeline currently bases its rates on the indexing methodology. If the Minnesota Pipeline were to attempt to increase rates beyond the maximum allowed by the indexing methodology, it would be required to file a cost-of-service justification, obtain approval from an unaffiliated party that intends to ship on the pipeline (with respect to initial rates for any new service), obtain approval from all current shippers, (i.e., settlement), or obtain prior approval to file market based rates. FERC’s indexing methodology is subject to review every five years. In an order issued in December 2010, FERC announced that, effective July 1, 2011, the index would equal the change in the producer price index for finished goods plus 2.65 percent (previously, the index was equal to the change in the producer price index for finished goods plus 1.3 percent). This index is to be in effect through July 2016. If the changes in the index are not large enough to fully reflect actual increases to our costs, our financial condition could be adversely affected. If the index results in a rate increase that is substantially in excess of the pipeline’s actual cost increases, or it results in a rate decrease that is substantially less than the pipeline’s actual cost decrease, the rates may be protested, and, if successful, result in the lowering of the pipeline’s rates. FERC’s rate-making methodologies may limit the pipeline’s ability to set rates based on our true costs and may delay or limit the use of rates that reflect increased costs of providing transportation service.

If we were to operate the Aranco Pipeline to provide transportation of crude oil or petroleum products in interstate commerce, we would expect to also be regulated by FERC as an interstate oil pipeline and the Aranco Pipeline would be subject to the same regulatory risks discussed above.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks may harm our business results of operations. We cannot provide assurance that there will not be further terrorist attacks against the U.S. or U.S. businesses. Such attacks or armed conflicts may directly impact our refinery, properties or the securities markets in general. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. Adverse economic conditions could harm the demand for our products or the securities markets in general, which could harm our operating results and revenues.

While we have insurance that provides some coverage against terrorist attacks, such insurance has become increasingly expensive and difficult to obtain. As a result, insurance providers may not continue to offer this coverage to us on terms that we consider affordable, or at all.

Some of our operations are conducted with partners, which may decrease our ability to manage risks associated with those operations.

We sometimes enter into arrangements to conduct certain business operations, such as pipeline transportation, with partners in order to share risks associated with those operations. However, these arrangements may also decrease our ability to manage risks and costs associated with those operations, particularly where we are not the operator. We could have limited influence over and control of the behaviors and performance of these operations. This could affect our operational performance, financial position and reputation.

We own 17% of the outstanding common interests of the Minnesota Pipe Line Company and 17% of the outstanding preferred shares of MPL Investments, Inc. which owns 100% of the preferred units of the Minnesota Pipe Line Company. The Minnesota Pipe Line Company owns the Minnesota Pipeline, a crude oil pipeline system in Minnesota that transports crude oil to the Twin Cities area and which consistently supplies most of our crude oil input. The remaining interests in the Minnesota Pipe Line Company are held by a subsidiary of Koch Industries, Inc., which operates the system and is an affiliate of the only other refinery owner in Minnesota, with a 74.16% interest, and TROF Inc. with an 8.84% interest. For more information about the economic effect of our investments in the Minnesota Pipe Line Company and MPL Investments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “—Results of Operations.” Because of our limited investment in the Minnesota Pipe Line Company and MPL Investments, we do not have significant influence over or control of the performance of the Minnesota Pipe Line Company’s operations or the impact it could have on our operational performance, financial position and reputation.

If we are required to obtain our crude oil supply without the benefit of the crude oil supply and logistics agreement with JPM CCC or similar agreement, our exposure to the risks associated with volatile crude oil prices may increase.

Our supply and logistics agreement with JPM CCC allows us to price all crude oil processed at the refinery one day after it is received at the plant. This arrangement minimizes the amount of in-transit inventory and reduces our exposure to fluctuations in crude oil prices. In excess of 90% of the crude oil delivered at the refinery is handled through our agreement with JPM CCC independent of whether crude oil is sourced from our suppliers or from JPM CCC directly. If we were required to obtain our crude oil supply without the benefit of the crude oil supply and logistics agreement or similar agreement, our exposure to crude oil pricing risks may increase as the number of days between when we pay for the crude oil and when the crude oil is delivered to us increases. Such increased exposure could negatively impact our liquidity position due to our increased working capital needs as a result of the increase in the value of crude oil inventory we would have to carry on our balance sheet.

Our suppliers source a substantial amount of our crude oil from the Bakken Shale of North Dakota and may experience interruptions of supply from that region.

Our suppliers source a substantial amount of our crude oil from the Bakken Shale of North Dakota. As a result, we may be disproportionately exposed to the impact of delays or interruptions of supply from that region caused by transportation capacity constraints, curtailment of production, unavailability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in that area.

Our commodity derivative contracts may limit our potential gains, exacerbate potential losses and involve other risks.

We enter into commodity derivatives contracts to hedge our crack spread risk with respect to a portion of our expected gasoline and diesel production. We enter into these hedging arrangements with the intent to secure a minimum fixed cash flow stream on the volume of products hedged during the hedge term and to protect against volatility in commodity prices. However, our hedging arrangements may fail to fully achieve these objectives for a variety of reasons, including our failure to have adequate hedging contracts, if any, in effect at any particular time and the failure of our hedging arrangements to produce the anticipated results. We may not be able to procure adequate hedging arrangements due to a variety of factors. Moreover, while intended to reduce the adverse effects of fluctuations in crude oil and refined product prices, such transactions may limit our ability to benefit from favorable changes in margins. In addition, our hedging activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the volumes of our actual use of crude oil or production of the applicable refined products is less than the volumes subject to the hedging arrangement;

•	accidents, interruptions in feedstock transportation, inclement weather or other events cause unscheduled shutdowns or otherwise adversely affect our refinery, or those of our suppliers or customers;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts the commodity or crack spread subject to the hedging arrangement.

As a result, the effectiveness of our hedging strategy could have a material adverse impact on our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk.”

In addition, these hedging activities involve basis risk. Basis risk in a hedging arrangement occurs when the price of the commodity we hedge is more or less variable than the index upon which the hedged commodity is based, thereby making the hedge less effective. For example, a NYMEX index used for hedging certain volumes of crude oil or refined products may have more or less variability than the cost or price for such crude oil or refined products. We do not expect to hedge the basis risk inherent in our derivatives contracts.

Our commodity derivative activities could result in period-to-period earnings volatility.

We do not apply hedge accounting to our commodity derivative contracts and, as a result, unrealized gains and losses are charged to our earnings based on the increase or decrease in the market value of the unsettled position. These gains and losses are reflected in our income statement in periods that differ from when the underlying hedged items (i.e., gross margins) are reflected in our income statement. Such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

Derivatives regulation included in current financial reform legislation could impede our ability to manage business and financial risks by restricting our use of derivative instruments as hedges against fluctuating commodity prices.

The U.S. Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act in 2010. This comprehensive financial reform legislation establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The new legislation was signed into law by the President on July 21, 2010 and requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. In December 2011, the CFTC extended temporary exemptive relief from the deadline for certain regulations applicable to swaps until no later than July 16, 2012. The CFTC has proposed regulations to set position limits for certain futures and option contracts in the major energy markets and to establish minimum capital requirements, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the Dodd-Frank Act. The Dodd-Frank Act may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities, although the application of those provisions is uncertain at this time. The legislation may also require the counterparties to our commodity derivative contracts to spinoff some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty, or cause the entity to comply with the capital requirements, which could result in increased costs to counterparties such as us.

The new legislation and any new regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of some commodity derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing commodity derivative contracts and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the new legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the new legislation and regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations.

Risks Primarily Related to Our Retail Business

Our retail business depends on one principal supplier for a substantial portion of its merchandise inventory. A change of merchandise suppliers, a disruption in merchandise supply, a significant change in our relationship with our principal merchandise supplier or material changes in the payment terms or availability of trade credit provided by our merchandise suppliers could have a material adverse effect on our retail business and results of operations or liquidity.

Eby-Brown Company (“Eby-Brown”) is a wholesale grocer that has been the primary supplier of general merchandise, including most tobacco and grocery items, for all our retail stores since 1993. For each of the nine months ended September 30, 2011 and the year ended December 31, 2010, our retail business purchased approximately 80% of its convenience store inside merchandise requirements from Eby-Brown. Our retail business also purchases a variety of merchandise, including soda, beer, bread, dairy products, ice cream and snack foods, directly from a number of manufacturers and their wholesalers. A change of merchandise suppliers, a disruption in merchandise supply or a significant change in our relationship with Eby-Brown could have a material adverse effect on our retail business and results of operations. In addition, our retail business is impacted by the availability of trade credit to fund merchandise purchases. Any material changes in the payments terms, including payment discounts, or availability of trade credit provided by our merchandise suppliers could adversely affect our liquidity or results of operations.

If the locations of our current convenience stores become unattractive to customers and attractive alternative locations are not available for a reasonable price, then our ability to maintain and grow our retail business will be adversely affected.

We believe that the success of any retail store depends in substantial part on its location. There can be no assurance that the locations of our retail stores will continue to be attractive to customers as demographic patterns change. Neighborhood or economic conditions where retail stores are located could decline in the future, resulting in potentially reduced sales in these locations. If we cannot obtain desirable locations at reasonable prices, our ability to maintain and grow our retail business could be adversely affected, which could have an adverse effect on our business, financial condition or results of operations.

The growth of our retail business depends in part on our ability to open and profitably operate new convenience stores and to successfully integrate acquired sites and businesses in the future.

We may not be able to open new convenience stores and any new stores we open may be unprofitable. Additionally, acquiring sites and businesses in the future involves risks that could cause our actual growth or operating results to be lower than expected. If these events were to occur, each would have a material adverse impact on our financial results. There are several factors that could affect our ability to open and profitably operate new stores or to successfully integrate acquired sites and businesses. These factors include:

•	competition in targeted market areas;

•	difficulties during the acquisition process in discovering certain liabilities of the businesses that we acquire;

•	the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

•	difficulties associated with the growth of our financial controls, information systems, management resources and human resources needed to support our future growth;

•	difficulties with hiring, training and retaining skilled personnel, including store managers;

•	difficulties in adapting distribution and other operational and management systems to an expanded network of stores;

•	the potential inability to obtain adequate financing to fund our expansion;

•	limitations on investments contained in the ABL Facility and other debt instruments;

•	difficulties in obtaining governmental and other third-party consents, permits and licenses needed to operate additional stores;

•	difficulties in obtaining any cost savings and financial improvements anticipated from future acquired stores or their integration; and

•	challenges associated with the consummation and integration of any future acquisition.

Our retail store franchisees are independent business operators that could take actions that harm our brand, reputation or goodwill, which could adversely affect our business, results of operations, financial condition or cash flows.

Our retail store franchisees are independent business operators, not employees, and, as such, we cannot control their operations. These franchisees could hire and fail to train unqualified sales associates and other employees, or operate the franchised retail stores in a manner inconsistent with our operating standards. If our retail store franchisees provide diminished quality of service to customers, or if they engage or are accused of engaging in unlawful or tortious acts, such as sexual harassment or discriminatory practices in violation of applicable laws, then our brand, reputation or goodwill could be harmed, which could have an adverse effect on our business, results of operations, financial condition or cash flows.

Additionally, as independent business operators, our retail store franchisees could occasionally disagree with us or with our strategies regarding our retail business or with our interpretation of the rights and obligations set forth under our retail franchise agreement. This could lead to disputes with our retail store franchisees, which we expect to occur from time to time in the future as we continue to offer and sell retail store franchises. To the extent we have such disputes, the attention of our management and our retail store franchisees could be diverted, which could have an adverse effect on our business, results of operations, financial condition or cash flows.

Credit and debit card data loss, litigation and/or liability could significantly harm our reputation and adversely impact our business.

In connection with credit and debit card sales at our retail stores, we transmit confidential credit and debit card information securely over public networks. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Our failure or inability to enforce our current and future trademarks and trade names could adversely affect our efforts to establish brand equity and expand our retail franchising business.

Our ability to successfully expand our retail franchising business will depend on our ability to establish brand equity through the use of our current and future trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos. Some or all of these intellectual property rights may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to use similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, then we may be unable to capitalize on our efforts to establish brand equity.

We could encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, which could result in additional expenditures and divert our management’s time and attention from our operations. Conversely, competing businesses, including any of our former retail store franchisees, could infringe on our intellectual property, which would necessarily require us to defend our intellectual property possibly at a significant cost to us.

Our retail business is vulnerable to changes in consumer preferences, economic conditions and other trends and factors that could harm our business, results of operations, financial condition or cash flows.

Our retail business is affected by consumer preferences, national, regional and local economic conditions, demographic trends and consumer confidence in the economy. Factors such as traffic patterns, weather conditions, local demographics and the number and locations of competing retail service stations and convenience stores also affect the performance of our retail stores. In addition, we cannot ensure that our retail customers will continue to frequent our retail stores or that we will be able to find new retail store franchisees or encourage our existing retail store franchisees to grow their franchised business or renew their franchise rights. Adverse changes in any of these trends or factors could reduce our retail customer traffic or sales, or impose limits on our pricing, which could adversely affect our business, results of operations, financial condition or cash flows.

We face the risk of litigation in connection with our retail operations.

We are from time to time the subject of complaints or litigation from our consumers alleging illness, injury or other health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our brand, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination, or labor code violations may divert financial and management resources that would otherwise be used to benefit our future performance. There is also a risk of litigation from our franchisees. We have been subject to a variety of these and other claims from time to time and a significant increase in the number of these claims or the number that are successful could materially adversely affect our business, prospects, financial condition, operating results or cash flows.

Failure of our retail business to comply with state and local laws regulating the sale of alcohol and tobacco products could result in the loss of necessary licenses and the imposition of fines and penalties on us, which could have a material adverse effect on our business, liquidity and results of operations.

State and local laws regulate the sale of alcohol and tobacco products. In certain areas where our stores are located, state or local laws limit the hours of operation for the sale of alcohol, or prohibit the sale of alcohol, and permit the sale of alcohol and tobacco products only to persons older than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of alcohol and tobacco products and to issue fines to stores for the improper sale of alcohol and tobacco products. Most jurisdictions, in their permit and license applications, require an applicant to disclose past denials, suspensions, or revocations of permits or licenses relating to the sale of alcohol and tobacco products in any jurisdiction. Thus, if we experience a denial, suspension, or revocation in one jurisdiction, then it could have an adverse affect on our ability to obtain permits and licenses relating to the sale of alcohol and tobacco products in other jurisdictions. In addition, the failure of our retail business to comply with state and local laws regulating the sale of alcohol and tobacco products could result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

•	use commercially reasonable efforts to have the exchange offer completed by the 480th day following the date of the initial issuance of the old notes (December 1, 2010).

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from December 1, 2010. The registration rights agreement also contains agreements to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its new notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

We further agreed to file with the SEC a shelf registration statement to register for public resale of old notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer is not permitted by applicable law or SEC policy, or

•	the exchange offer is not for any reason completed by the 480th day following the date of the initial issuance of the notes (December 1, 2010), or

•	within 20 business days following completion of the exchange offer, any holder of notes meeting certain requirements shall so request in connection with any offering or sale of notes.

We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the “shelf effectiveness period.” We may suspend the use or effectiveness of such shelf registration statement or extend the time period in which we are required to file the shelf registration statement for up to 60 consecutive days and up to 120 days in the aggregate, in each case in any 12-month period, in certain circumstances.

Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly tendered in accordance with the terms of the exchange offer.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Special Interest

The registration rights agreement provides that:

(1)	if we fail to consummate the exchange offer on or prior to the 480th day after the date of the initial issuance of the notes or if we fail to have declared effective the shelf registration statement by the date required to do so; or

(2)	if applicable, the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) and (2) above, a “registration default”), then the we will pay special interest to each holder of notes in an amount equal to 0.25% per annum of the principal amount of notes outstanding with respect to the first 90-day period immediately following the occurrence of the first registration default (which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period during which the registration default continues, up to a maximum amount of special interest for all registration defaults of 1.0% per annum of the principal amount of notes outstanding); provided, however, that upon the cure of all registration defaults, special interest shall cease to accrue.

All accrued special interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letters of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $290,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letters of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to extend the exchange offer, or

•	to terminate the exchange offer,

•

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

Procedures for Tendering Notes Represented by Global Notes Held in Book-Entry Form

With the exception of one $750,000 note that was issued in definitive, certificated form, all of the old notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes issued in book-entry form and represented by global certificates held for the account of DTC may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal for holders of global notes to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of global notes.

The form of letter of transmittal for holders of global notes is included as Annex A to this prospectus.

Procedures for Tendering Notes Held in Definitive Form

If you hold your notes in definitive, certificated form, you are required to physically deliver your notes to the exchange agent, together with a properly completed and duly executed copy of the letter of transmittal for holders of definitive notes, prior to 5:00 p.m., New York time, on the expiration date of the exchange offer.

There is no procedure for guaranteed late delivery of definitive notes.

The form of letter of transmittal for holders of definitive notes is included as Annex B to this prospectus.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•

in the case of old notes issued in book-entry form and represented by global certificates held for the account of DTC, (1) a book-entry confirmation of such old notes into the exchange agent’s account at DTC and (2) a properly transmitted agent’s message; or

•	in the case of old notes held in definitive form, (1) the certificates representing such notes and (2) a properly completed and duly executed letter of transmittal relating to such definitive notes.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the applicable letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective with respect to notes held in book-entry form and represented by global certificates you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes in global form that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods presented:

	Predecessor					Successor
	Year Ended December 31,				Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Nine Months Ended September 30, 2011
	2006	2007	2008	2009
Ratio of earnings to fixed charges(a)	171.3x	309.8x	60.5x	59.9x	106.7x	7.5x	—	(b)

(a)	For this purpose, “earnings” include pre-tax earnings (loss) before income (loss) from equity investees plus fixed charges and distributed income of equity investees. “Fixed charges” include interest, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.
(b)	Earnings for the nine months ended September 30, 2011 were insufficient to cover fixed charges by $257.1 million as a result of unrealized losses from derivatives of $334.5 million for the same period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by applying pro forma adjustments to historical audited and unaudited financial statements and the notes included thereto, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus, including “Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 and 2010 give effect to the following adjustments associated with the Marathon Acquisition and corresponding financing (the “Marathon Acquisition Adjustments”) as if they had occurred on January 1, 2010:

•	the Marathon Acquisition;

•	the financing of the Marathon Acquisition, including the issuance of the notes, as described in “Business—Marathon Acquisition;”

•

the sale by Marathon of certain real property interests, including the land underlying 135 of the SuperAmerica convenience stores associated with our retail business and SuperMom’s Bakery, to Realty Income and the lease of those properties to us on a long-term basis; and

•	the change in depreciation and amortization expense associated with the change in carrying value of the tangible and intangible assets acquired as part of the Marathon Acquisition.

The Marathon Acquisition was accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at their respective fair values as of the closing date of the Marathon Acquisition. The audited and unaudited historical financial information includes the allocation of purchase price, based upon management’s estimates of the fair values of assets acquired and liabilities assumed, based on available information and assumptions which we believe to be reasonable as of the closing date of the Marathon Acquisition which, among other things, led us to conclude that the Marathon Acquisition gave rise to a bargain purchase for accounting purposes.

The pro forma adjustments and their underlying assumptions are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated balance sheet gives effect to adjustments that (i) are directly attributable to this offering and (ii) are factually supportable regardless of whether they have a continuing impact on us or are non-recurring. The unaudited pro forma condensed consolidated statements of income give effect to adjustments that are (i) directly attributable to the Marathon Acquisition, (ii) are factually supportable and (iii) are expected to have a continuing impact on us. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Marathon Acquisition actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or any future date.

The unaudited pro forma condensed consolidated statements of operations data have been adjusted for non-recurring charges or gains that were recorded in connection with the Marathon Acquisition. These estimated non-recurring items include estimated direct expenses incurred in connection with the Marathon Acquisition and a bargain purchase gain associated with the excess of the fair value of net assets acquired over total purchase consideration (see note (f) to the unaudited pro forma condensed consolidated statements of operations). During October 2010, Marathon entered into derivatives contracts at our request hedging a portion of our estimated gasoline and distillate production for 2011 and 2012, and contributed these contracts to us at the closing of the

Marathon Acquisition. The changes in fair value for these derivative contracts are reflected in the unaudited historical statement of operations from the date in which they were entered. The unaudited pro forma condensed consolidated statements of operations have not been adjusted to reflect these derivative contracts for the period from January 1, 2010 through the date they were entered into, as the amounts are not factually supportable.

Our historical financial information for the period prior to the Marathon Acquisition has been prepared on a combined basis using historical results of operations and bases of assets and liabilities acquired from Marathon and do not necessarily reflect what their results of operations or financial position would have been had the business been operated independently from Marathon during the periods presented, including as a result of changes in operations that resulted from the separation of the businesses from Marathon. The historical financial information for the periods prior to the Marathon Acquisition reflects intercompany allocations of expenses which may not be indicative of the actual expenses that would have been incurred had the combined business been operating as a company independent from Marathon for the periods presented. In addition, the historical financial statements for the period prior to the Marathon Acquisition may not be comparable to our financial statements following consummation of the Marathon Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results.”

Northern Tier Energy LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2011

(in millions)

	Northern Tier Energy LLC Historical(a)	Marathon Acquisition Adjustments		Pro Forma
REVENUE	$3,192.0	$—		$3,192.0
COSTS, EXPENSES AND OTHER
Costs of sales	2,573.8	—		2,573.8
Direct operating expenses	194.8	—		194.8
Turnaround and related expenses	22.5	—		22.5
Depreciation and amortization	22.3	—		22.3
Selling, general and administrative	65.4	—		65.4
Formation costs	6.1	(6.1	)(d)	—
Contingent consideration income	(37.6)	—		(37.6)
Other (income) expense, net	(2.4)	—		(2.4)

OPERATING INCOME	$347.1	6.1		353.2
Realized losses from derivative activities	(246.4)	—		(246.4)
Unrealized losses from derivative activities	(334.5)	—		(334.5)
Interest expense	(30.6)	—		(30.6)

EARNINGS (LOSS) BEFORE INCOME TAXES	$(264.4)	6.1		(258.3)
Income tax (provision) benefit	—	—		—

NET (LOSS) EARNINGS	$(264.4)	$6.1		$(258.3)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Northern Tier Energy LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2010

(in millions, except per share data)

	Predecessor Historical(a)	Marathon Acquisition Adjustments		Pro Forma
REVENUE	$2,582.3	$—		$2,582.3
COSTS, EXPENSES AND OTHER
Costs of sales	2,193.8	—		2,193.8
Direct operating expenses	183.4	13.7	(b)	197.1
Turnaround and related expenses	8.2	—		8.2
Depreciation and amortization	30.0	(7.5	)(c)	22.5
Selling, general and administrative	47.0	—		47.0
Formation costs	—	—		—
Contingent consideration income	—	—		—
Other (income) expense, net	(4.3)	0.2	(e)	(4.1)

OPERATING INCOME	$124.2	$(6.4)		$117.8
Realized losses from derivative activities	—	—		—
Unrealized losses from derivative activities	—	—		—
Interest expense	(0.2)	(28.9	)(g)	(29.1)

EARNINGS (LOSS) BEFORE INCOME TAXES	$124.0	(35.3)		$88.7
Income tax (provision) benefit	(49.2)	49.2	(h)	—

NET EARNINGS	$74.8	$13.9		$88.7

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Northern Tier Energy LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(in millions, except per share data)

	Predecessor	Successor
	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) through December 31, 2010	Year Ended December 31, 2010	Marathon Acquisition Adjustments		Pro Forma
REVENUE	$3,195.2	$344.9	$3,540.1	$—		$3,540.1
COSTS, EXPENSES AND OTHER
Costs of sales	2,697.9	307.5	3,005.4	—		3,005.4
Direct operating expenses	227.0	21.4	248.4	16.7	(b)	265.1
Turnaround and related expenses	9.5	—	9.5	—		9.5
Depreciation and amortization	37.3	2.2	39.5	(10.0	)(c)	29.5
Selling, general and administrative	59.6	6.4	66.0	—		66.0
Formation costs	—	3.6	3.6	(3.6	)(d)	—
Other (income) expense, net	(5.4)	0.1	(5.3)	0.2	(e)	(5.1)

OPERATING (LOSS) INCOME	$169.3	$3.7	$173.0	$(3.3)		$169.7
Unrealized losses from derivative activities	(40.9)	(27.1)	(68.0)			(68.0)
Bargain purchase gain	—	51.4	51.4	(51.4	)(f)	—
Interest expense	(0.3)	(3.2)	(3.5)	(35.2	)(g)	(38.7)

EARNINGS (LOSS) BEFORE INCOME TAXES	$128.1	$24.8	$152.9	$(89.9)		$63.0
Income tax (provision) benefit	(67.1)	—	(67.1)	67.1	(h)	—

NET (LOSS) EARNINGS	$61.0	$24.8	$85.8	$(22.8)		$63.0

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Northern Tier Energy LLC

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)	Reflects the unaudited historical statements of operations for the nine months ended September 30, 2011 and 2010. The historical statement of operations for the nine months ended September 30, 2010 includes the results of operations for several operating units of Marathon, which we refer to as “Predecessor.”

Reflects the statement of operations for the year ended December 31, 2010, which includes Predecessor financial information for the eleven months ended November 30, 2010 combined with Northern Tier Energy LLC financial information for June 23, 2010 (inception date) through December 31, 2010. Northern Tier Energy LLC had no operating activities between June 23, 2010 (inception date) and December 1, 2010 (the closing date of the Marathon Acquisition), although it incurred various transaction and formation costs which have been included in the period June 23, 2010 (inception date) through December 31, 2010.

(b)	At the closing of the Marathon Acquisition, Marathon received approximately $247.6 million in proceeds through a sale to Realty Income, a third party equity real estate investment trust, of the real property interests associated with Marathon’s 135 owned SuperAmerica convenience stores and SuperMom’s Bakery. In connection with the closing of the Marathon Acquisition, Realty Income now leases those properties to us on a long-term basis. We applied “sale leaseback” accounting to the majority of this arrangement and, accordingly, the real estate assets are no longer reflected in our balance sheet and the leaseback is accounted for as an operating lease. This adjustment reflects the operating lease expense related to the sale-leaseback arrangement.
(c)	Reflects the net adjustment to depreciation and amortization, calculated as follows:

	Year Ended December 31, 2010	Nine Months Ended September 30, 2010
	(in millions)
Total increase due to step up in assets	$4.4	$3.3
Less historical depreciation attributable to sale-leaseback arrangement	(8.2)	(6.2)
Less adjustment due to change in life on Marathon Assets	(6.2)	(4.6)

Net adjustment to depreciation and amortization	$(10.0)	$(7.5)

(d)	Reflects an adjustment to reverse non-recurring formation costs incurred for the Marathon Acquisition during the year ended December 31, 2010 and nine months ended September 30, 2011 that cannot be capitalized under US GAAP.
(e)	Represents an adjustment to other income, net related to the purchase price allocated to our equity method investment in MPL Investments which resulted in an increase to the value of our equity method investment of $13.7 million. As this increased value is amortized over the estimated life of the underlying assets of our equity method investee (estimated to be 17 years), income from the equity method investment is reduced on a pro forma basis in the amount of $0.2 million for both the year ended December 31, 2010 and the nine months ended September 30, 2010.

	Year Ended December 31, 2010	Nine Months Ended September 30, 2010
	(in millions)
Increase in value	$7.2	$7.2
Estimated life (months)	360	360
Months elapsed during period	11	9

Net adjustment to Other (income) expense, net	$0.2	$0.2

(f)	Reflects an adjustment to remove the bargain purchase gain recorded as a result of the Marathon Acquisition, as this is non-recurring in nature and directly attributable to the Marathon Acquisition.

(g)	Reflects the net adjustments to interest and other financial income, calculated as follows:

	Year Ended December 31, 2010	Nine Months Ended September 30, 2010
	(in millions)
Interest expense on the $290.0 million principal amount of notes(i)	$(30.5)	$(22.8)
Interest expense on revolving line of credit(ii)	(1.9)	(1.4)
Amortization of debt issuance costs related to the $290.0 million principal amount of notes and the ABL Facility(iii)	(4.4)	(3.3)
Interest expense on our lease financing obligations(iv)	(1.9)	(1.6)

Pro forma additional interest expense	$(38.7)	$(29.1)
Historical interest expense	3.5	0.2

Net adjustment to interest expense	$(35.2)	$(28.9)

(i)

Adjustment to pro forma cash interest expense based upon an actual interest rate of 10.5% for the notes.  1/8% change in assumed interest rates would change pro forma interest expense by $0.4 million for the year ended December 31, 2010 and $0.2 million for the nine months ended September 30, 2010.

(ii)	Adjustment for commitment fees of 0.625% on a $300.0 million undrawn balance under the ABL Facility.
(iii)	Adjustment for non-cash interest expense related to estimated capitalized debt issuance costs that are being amortized over the term of the related debt instrument (weighted average term of 5.8 years).
(iv)	Adjustment for the portion of rent expense classified as interest expense.

(h)	Following the closing of the Marathon Acquisition, we were taxed as a partnership and, accordingly, the pro forma adjustment eliminates historical income tax expense.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables present certain selected historical and unaudited pro forma condensed consolidated financial data. The combined financial statements as of and for the years ended December 31, 2006, 2007, 2008 and 2009, the eleven months ended November 30, 2010 and the nine months ended September 30, 2010 represent a carve-out financial statement presentation of several operating units of Marathon, which we refer to as “Predecessor.” For more information on the carve-out presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Carve-Out Financial Statements” and our financial statements and the notes thereto included elsewhere in this prospectus. The historical financial data for periods prior to December 1, 2010 presented below do not reflect the consummation of the Marathon Acquisition and the transactions related thereto or our capital structure following the Marathon Acquisition and the transactions related thereto. Northern Tier Energy LLC was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, Northern Tier Energy LLC acquired the Marathon Assets. Northern Tier Energy LLC had no operating activities between its June 23, 2010 inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the 2010 Successor Period.

You should read these tables along with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the financial statements and the notes thereto, included elsewhere in this prospectus.

The selected historical financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008 and 2009, the period from January 1, 2010 through November 30, 2010 and the 2010 Successor Period are derived from audited financial statements and the notes thereto included elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2008, 2007 and November 30, 2010 and for the years ended December 31, 2006, 2007 and 2008 are derived from audited financial statements and the notes thereto that are not included in this prospectus.

The selected historical financial data as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 are derived from unaudited financial statements and the notes thereto included elsewhere in this prospectus. The selected historical combined balance sheet data as of September 30, 2010 are derived from unaudited financial statements and the notes thereto that are not included elsewhere in this prospectus.

The historical financial and other data presented below are not necessarily indicative of the results to be expected for any future period.

The selected unaudited pro forma condensed consolidated statement of operations data and other data presented below for the year ended December 31, 2010 and for the nine months ended September 30, 2010 give effect to the Marathon Acquisition and the transactions related thereto as if they had occurred on January 1, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The selected unaudited pro forma financial data are for informational purposes only and do not purport to represent what our results actually would have been if the relevant transactions had occurred on any date, and such data does not purport to project our results for any future period or any future date. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the selected unaudited pro forma financial data as well as additional pro forma financial data.

	Predecessor					Successor	Pro Forma	Predecessor	Pro Forma	Successor
	Year Ended December 31,				Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) – December 31, 2010	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2006	2007	2008	2009
	(In millions)
Consolidated and Combined statements of operations data:
Total revenue	$3,270.4	$3,522.8	$4,122.4	$2,940.5	$3,195.2	$344.9	$3,540.1	$2,582.3	$2,582.3	$3,192.0
Costs and expenses:
Costs of sales	2,646.6	2,820.0	3,659.0	2,507.9	2,697.9	307.5	3,005.4	2,193.8	2,193.8	2,573.8
Direct operating expenses	240.5	249.0	252.7	238.3	227.0	21.4	265.1	183.4	197.1	194.8
Turnaround and related expenses	12.0	32.6	3.7	0.6	9.5	—	9.5	8.2	8.2	22.5
Depreciation and amortization	33.1	33.7	39.2	40.2	37.3	2.2	29.5	30.0	22.5	22.3
Selling, general and administrative expenses	59.8	61.7	67.7	64.7	59.6	6.4	66.0	47.0	47.0	65.4
Formation costs	—	—	—	—	—	3.6	—	—	—	6.1
Contingent consideration income	—	—	—	—	—	—	—	—	—	(37.6)
Other (income) expense, net	(11.1)	0.7	1.2	(1.1)	(5.4)	0.1	(5.1)	(4.3)	(4.1)	(2.4)

Operating income	289.5	325.1	98.9	89.9	169.3	3.7	169.7	124.2	117.8	347.1
Realized losses from derivative activities	—	—	—	—	—	—	—	—	—	(246.4)
Unrealized losses from derivative activities	—	—	—	—	(40.9)	(27.1)	(68.0)	—	—	(334.5)
Bargain purchase gain	—	—	—	—	—	51.4	—	—	—	—
Interest expense	(0.7)	0.2	(0.5)	(0.4)	(0.3)	(3.2)	(38.7)	(0.2)	(29.1)	(30.6)

Earnings (loss) before income taxes	288.8	325.3	98.4	89.5	128.1	24.8	63.0	124.0	88.7	(264.4)
Income tax provision	(116.5)	(129.9)	(39.8)	(34.8)	(67.1)	—	—	(49.2)	—	—

Net earnings (loss)	$172.3	$195.4	$58.6	$54.7	$61.0	$24.8	$63.0	$74.8	$88.7	$(264.4)

Consolidated and combined statements of cash flow data:
Net cash provided by (used in):
Operating activities	$205.3	$282.7	$47.1	$129.4	$145.4	$—		$73.5		$196.6
Investing activities	(25.1)	(111.0)	(84.6)	(25.0)	(29.3)	(363.3)		(21.1)		(140.2)
Financing activities	(179.2)	(171.7)	34.5	(103.9)	(115.4)	436.1		(52.3)		(2.5)
Capital expenditures	(50.5)	(75.8)	(45.0)	(29.0)	(29.8)	(2.5)		(21.6)		(27.4)
Consolidated and combined balance sheets data (at period end):
Cash and cash equivalents	$8.5	$8.5	$5.5	$6.0	$6.7	$72.8		$6.1		$126.7
Total assets	629.1	737.3	708.2	710.1	717.8	930.6		696.1		992.3
Total long-term debt	—	—	—	—	—	314.5		—		314.5
Total liabilities	330.6	415.1	292.7	343.9	405.4	645.6		306.8		973.1
Total equity	$298.5	$322.2	$415.5	$366.2	$312.4	$285.0		$389.3		$19.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” elsewhere in this prospectus. We caution that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material. See “Cautionary Note Regarding Forward- Looking Statements.”

Overview

We are an independent downstream energy company with refining, retail and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the nine months ended September 30, 2011, we had total revenues of $3.2 billion, operating income of $347.1 million, a net loss of $264.4 million and Adjusted EBITDA of $364.2 million. For the year ended December 31, 2010, on a pro forma basis for the Marathon Acquisition, total revenues were $3.5 billion, operating income was $169.7 million, net earnings were $63.0 million and Adjusted EBITDA was $213.1 million. For a definition, and reconciliation, of Adjusted EBITDA to net (loss) earnings, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 bpd (84,500 barrels per stream day) refinery located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index rating of 11.5, which refers to the number, type and capacity of processing units at the refinery. We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. Of the 27 operable refineries in the PADD II region, only three have a Nelson complexity index rating higher than ours. The PADD II region covers the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to sources of crude oils from Western Canada and North Dakota, as well as the ability to distribute our refined products throughout the midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 79% and 78% of our total refinery production for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, comprised higher value, light refined products, including gasoline and distillates. Our refinery crude capacity utilization rates have ranged from approximately 80% to approximately 88% over the last five years.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 80% and 75% of our gasoline and diesel volumes for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, were sold via our light products terminal located at the refinery to our company-operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company, which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically supplied the majority of the crude oil used and processed in our refinery.

Retail Business

As of September 30, 2011, our retail business operated 166 convenience stores under the SuperAmerica trademark and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica trademark. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the nine months ended September 30, 2011 and the year ended December 31, 2010.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Outlook

Transportation fuels demand in the Upper Great Plains of the PADD II region currently exceeds supply from local refineries. Therefore, demand is fulfilled by products that are imported into the region mostly via pipeline from other parts of the Midwest, the Rocky Mountains and the U.S. Gulf Coast. Overall refined product demand declined in 2008 as a result of prevailing economic conditions and began to improve in the first quarter of 2010. While there continues to be a significant global macroeconomic risk that may affect the pace of growth in the United States, we have experienced improved overall product demand in our geographic area of operations relative to prior years.

Our operating performance has benefited from the widening of the price relationship between the traditional crude oil pricing benchmark, NYMEX WTI, and the international waterborne crude oil pricing benchmark, Brent. We purchase crude oil which is priced based off NYMEX WTI. Refined products prices are set by global markets and are typically priced off Brent. Therefore, we have enjoyed a benefit during the nine months ended September 30, 2011 from the widening of the price differential between our cost of crude oil and the price of the products we sell. The widening differential may have been attributable to several factors, including geopolitical events in the Middle East, the suspension of crude oil exports from Libya, and limited pipeline and other infrastructure to transport crude oil from Cushing, Oklahoma, where NYMEX WTI is settled, to alternative markets. More recently, during the last quarter of 2011, the discount to which NYMEX WTI trades relative to Brent has narrowed due to a number of factors, including recently announced changes in the pipeline infrastructure serving Cushing, Oklahoma. The narrowing of this margin will affect the prices at which we sell our refined products relative to our cost of crude oil and can therefore cause a reduction in our refining margins. Please see “Risk Factors—Risks Primarily Related to Our Refining Business—Our profitability is affected by crude oil differentials, which may fluctuate substantially.”

Predecessor Carve-Out Financial Statements

As described in the financial statements and notes thereto included elsewhere in this prospectus, this prospectus includes financial statements for the years ended December 31, 2008 and 2009, the eleven months ended November 30, 2010 and the nine months ended September 30, 2010 for the St. Paul Park Refinery and Retail Marketing Business, representing a carve-out financial statement presentation of several operating units of Marathon (the “Predecessor Financial Statements”). All significant intercompany accounts and transactions have been eliminated in the Predecessor Financial Statements.

The Predecessor Financial Statements were prepared to reflect the way we have operated our business subsequent to the Marathon Acquisition, which is in two segments: the refining segment and the retail segment. Except for certain assets that were not acquired (e.g., cash other than in-store cash at our convenience stores, receivables and assets sold to third parties pursuant to a sale-leaseback arrangement between us, Speedway SuperAmerica LLC, an affiliate of Marathon, and Realty Income, a third party equity real estate investment trust, and a crude oil supply and logistics purchase agreement with JPM CCC) and certain liabilities (e.g., accounts payable, payroll and benefits payable and deferred taxes) that were not assumed in connection with the Marathon

Acquisition, the Predecessor Financial Statements represent the Marathon Assets. In addition, the Predecessor Financial Statements include allocations of selling, general and administrative costs and other overhead costs of Marathon Oil and its affiliates that are attributable to the operations of the Marathon Assets. We believe the assumptions, allocations and methodologies underlying the Predecessor Financial Statements are reasonable. However, the Predecessor Financial Statements do not include all of the actual expenses that would have been incurred had the Marathon Assets been operated on a stand-alone basis during the periods presented and do not reflect the Marathon Assets combined results of operations, financial position and cash flows had it been operated on a stand-alone basis during the periods presented.

Comparability of Historical Results

Marathon Acquisition and Related Transactions

We commenced operations in December 2010 through the acquisition of our St. Paul Park, Minnesota refinery, a 17% interest in the Minnesota Pipe Line Company and in MPL Investments, our convenience stores and related assets from Marathon for $554 million, which included cash and the issuance to Marathon of $80 million of a noncontrolling preferred membership interest in our parent, Northern Tier Holdings LLC.

Prior to the Marathon Acquisition, the business was operated as several operating units of Marathon, and participated in Marathon’s centralized cash management programs. All cash receipts were remitted to and all cash disbursements were funded by Marathon. Following the Marathon Acquisition, we operate as a stand-alone company and our results of operations may not be comparable to the historical results of operations for the periods presented, primarily for the reasons described below:

•

The Marathon Acquisition agreements provide for contingent consideration, or earn-out payments, that could result in additional payments of up to a total of $125 million by us to Marathon over the eight years following the Marathon Acquisition. Specifically, we will be required to pay Marathon 40% of the amount by which the Agreement Adjusted EBITDA (as defined above) exceeds $165 million during any one-year period, subject to certain reductions, in the eight years following the Marathon Acquisition.

•

The Marathon Acquisition agreements also include a margin support component that requires Marathon to pay to us up to $30 million per year in cash to the extent the Agreement Adjusted EBITDA is below $145 million, subject to certain reductions, in either of the twelve-month periods ending November 30, 2011 or 2012, resulting in up to a maximum of $60 million potentially being payable to us. Any margin support paid by Marathon will increase the maximum earn-out amount payable by us dollar for dollar.

•	In connection with the Marathon Acquisition, certain additional transactions were consummated, and we entered into certain agreements with respect to our operations, including the following:

•

Senior Secured Notes. We issued $290 million of the 10.5% senior secured notes due December 1, 2017. We pay interest on the senior secured notes on June 1 and December 1 of each year. The net proceeds from the sale of the senior secured notes were used to fund part of the Marathon Acquisition. See “Description of Notes.”

•

Asset-Based Revolving Credit Facility. We entered into a $300 million senior secured asset-based revolving credit facility, which is subject to a borrowing base (the “APL Facility”). We did not draw on the ABL Facility to fund the Marathon Acquisition, other than to the extent utilized through the issuance of letters of credit. The ABL Facility is available through December 1, 2015. See “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

•

Sale-Leaseback Arrangement. Marathon sold certain real property interests, including the land underlying 135 of the SuperAmerica convenience stores associated with our retail business and SuperMom’s Bakery, to Realty Income, a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, Realty Income leased those properties to us on a long-term basis.

•

Crude Oil Inventory Purchase Agreement. JPM CCC purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon pursuant to an inventory purchase agreement with Marathon.

•

Crude Oil Supply and Logistics Agreement. We entered into a five-year crude oil supply and logistics agreement with JPM CCC that expires December 2015. JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. We pay the price of the crude oil (determined as of the closing price one day subsequent to the delivery date) plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our need to maintain crude oil inventories and allows us to take title to and price our crude oil at locations in close proximity to the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold. For more information, see “Business—Crude Oil Supply.”

•

Transition Services Agreement. Marathon agreed to provide us with administrative and support services pursuant to a transition services agreement, including finance and accounting, human resources and information systems services, as well as support services in connection with our transition from being a part of Marathon’s systems and infrastructure to having our own systems and infrastructure. We ended a substantial portion of the Marathon transition services in October 2011. For more information, see “Certain Relationships and Related Person Transactions—Transactions with Marathon.”

•

The Marathon Acquisition has been accounted for under the purchase method of accounting for business combinations which requires that the assets acquired and liabilities assumed be adjusted to their estimated fair value at the date of the acquisition. This treatment changed the accounting basis for the assets acquired and liabilities assumed from Marathon as of December 1, 2010.

•

In October 2010, at our request, Marathon initiated a crack spread derivative strategy to mitigate refining margin risk on a portion of the business’s 2011 and 2012 projected refinery production. In connection with the Marathon Acquisition, we assumed all corresponding rights and obligations for derivative instruments executed pursuant to this strategy. We incurred $246.4 million of realized and $334.5 million of unrealized losses for the nine months ended September 30, 2011 related to these derivative activities.

Major Influences on Results of Operations

Refining

Our earnings and cash flows from our refining business segment are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. Refining is primarily a margin-based business, and in order to increase profitability, it is important for the refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses. Feedstocks are petroleum products, such as crude oil and natural gas liquids that are processed and blended into refined products. The cost to acquire feedstocks and the price for which refined products are ultimately sold depend on several factors, many of which are beyond our control, including the supply of, and demand for, crude oil, gasoline and other refined products, which depend on changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, availability of and access to transportation infrastructure, the availability of imports, the marketing of competitive fuel, and the extent of government regulation, among other factors.

Feedstock and refined product prices are also affected by other factors, such as product pipeline capacity, local market conditions and the operating levels of competing refineries. Crude oil costs and the prices of refined products have historically been subject to wide fluctuations. An expansion or upgrade of our competitors’

facilities, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a negative impact on product margins. Moreover, the refining industry typically experiences seasonal fluctuations in demand for refined products, such as increases in the demand for gasoline during the summer driving season and for home heating oil during the winter, primarily in the Northeast. In addition to current market conditions, there are long-term factors that may impact the demand for refined products. These factors include mandated renewable fuels standards, proposed climate change laws and regulations, and increased mileage standards for vehicles.

In order to assess our operating performance, we compare our refinery gross product margin against an industry refining margin benchmark. The industry refining margin benchmark we use is referred to as Group 3 3:2:1 crack spread, which is calculated by assuming that three barrels of benchmark light sweet crude oil is converted into two barrels of reformulated gasoline and one barrel of ultra low sulfur diesel. Because we calculate the benchmark refining margin using the market value of PADD II Group 3 conventional gasoline and ultra low-sulfur diesel against the market value of NYMEX WTI, we refer to the benchmark as the Group 3 3:2:1 crack spread. The Group 3 3:2:1 crack spread is expressed in dollars per barrel and is a proxy for the per barrel margin that a sweet crude oil refinery would earn assuming it produced and sold at PADD II Group 3 prices the benchmark production of gasoline and ultra low sulfur diesel.

Our direct operating expense structure is also important to our profitability. Major direct operating expenses include employee and contract labor, maintenance and energy. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refinery and other operations have historically been volatile.

Consistent, safe and reliable operations at our refinery are key to our financial performance and results of operations. Unplanned downtime at our refinery may result in lost margin opportunity, increased maintenance expense and a temporary increase in working capital investment and related inventory position. We seek to mitigate the financial impact of planned downtime, such as major turnaround maintenance, through a diligent planning process that takes into account the margin environment, the availability of resources to perform needed maintenance, contractual commitments, feedstock logistics and other factors. Periodically, we have planned maintenance turnarounds at our refineries, which are expensed as incurred. The refinery generally undergoes a major facility turnaround every five to six years, and the last full plant turnaround was completed in 2007. The length of the turnaround is contingent upon the scope of work to be completed. A major turnaround of either of the two main refinery units (fluid catalytic cracking unit and Alkylation unit) generally takes two to four weeks to complete, and is planned and accomplished in a manner that allows for reduced production during maintenance instead of a complete shutdown. We completed a partial turnaround in April 2011, principally to replace a catalyst in the distillate and gas oil hydrotreaters, and to conduct basic maintenance on the No. 1 crude unit. The next major turnaround is scheduled for 2013.

Because petroleum feedstocks and products are essentially commodities, we have no control over the changing market. Therefore, the lower the target inventory we are able to maintain, the lesser is the impact of commodity price volatility on our petroleum product inventory position. Our inventory of crude oil and refined products is valued at the lower of cost or market value under the LIFO cost flow assumption. For periods in which the market price declines below our LIFO cost basis, we are subject to significant fluctuations in the recorded value of our inventory and related cost of products sold. We experienced LIFO liquidations during 2008 based upon permanent decreased levels in our inventories. These LIFO liquidations resulted in decreased cost of sales and increased income from operations of $6.6 million in 2008. LIFO liquidations did not occur in 2009, in the eleven months ended November 30, 2010 or in the nine months ended September 30, 2011.

At the closing of the Marathon Acquisition, we entered into a five-year crude oil supply and logistics agreement with JPM CCC pursuant to which JPM CCC purchases the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks in Cottage

Grove, Minnesota. We pay JPM CCC the price of the crude oil (determined as of one day subsequent to the date of delivery) plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our crude inventories and allows us to take title to and price our crude oil at locations in close proximity to the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold.

In addition, we may hedge up to half of our expected gasoline and distillate production over a one-to-two year period, on a rolling basis, with the objective of reducing the volatility of our cash flows. At the closing of the Marathon Acquisition, we entered into an agreement with J. Aron & Company (the “J. Aron Hedge Agreement”) that governs all cash-settled commodity transactions that we enter into with J. Aron & Company for the purpose of managing our risk with respect to the crack spread created by the purchase of crude oil for future delivery and the sale of refined products, including gasoline, diesel, jet fuel and heating fuel, for future delivery. We entered into an amendment to the J. Aron Hedge Agreement in November 2011 to permit us to enter into additional hedging transactions with a different counterparty should we elect to do so. In addition, we have entered into similar agreements with other counterparties and, as market conditions permit, we have the capacity to hedge our crack spread risk with respect to significant percentages of the refinery’s projected monthly production of some or all of these refined products. Consistent with that policy, as of September 30, 2011, we had hedged approximately 22 million barrels of future gasoline and diesel production.

Our refining business experiences seasonal effects. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. Decreased demand during the winter months can lower gasoline prices. As a result, our operating results of our refining business for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year.

Retail

Our earnings and cash flows from our retail business segment are primarily affected by the sales volumes and margins of gasoline and diesel sold, and by the sales and margins of merchandise sold at our convenience stores. Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our convenience stores. As a result, the operating results of our retail segment are generally lower for the first quarter of the year. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Margins for transportation fuel sales are equal to the sales price (which includes the motor fuel taxes) less the delivered cost of the fuel and motor fuel taxes, and are measured on a cents per gallon basis. Fuel margins are impacted by local supply, demand and competition. Margins for retail merchandise sold are equal to retail merchandise sales less the delivered cost of the merchandise, net of any supplier discounts and inventory shrinkage, and are measured as a percentage of merchandise sales. Merchandise sales are impacted by convenience or location, branding and competition. Franchisees are required to pay us an initial license fee (generally, $10,000 for licensees located in Minnesota and Wisconsin and $2,000 for licensees located in South Dakota) and a royalty fee for all products and merchandise sold at the convenience store, including motor fuel and diesel. The initial term of the license is generally 10 years, which is renewable by the licensee for a renewal term of 10 years, subject to the licensee satisfying certain conditions. The license agreements also require that, if a franchise store is located within our distribution area, then the franchise store must purchase a high minimum percentage (often 85% to 100%) of its motor fuel supply, including gasoline and distillate, from us. However, if a franchise store is not located within our distribution area, then the franchise store is not required to purchase any portion of its motor fuel supply from us. As of September 30, 2011, 31 of the 67 existing franchise stores are located within our distribution area and, thus, are required to purchase a high minimum percentage of their motor fuel supply from us.

Results of Operations

We operate our business in two segments: the refining segment and the retail segment. Each of these segments is organized and managed based upon the nature of the products and services they offer. Through the refining segment, we operate the St. Paul Park, Minnesota, refinery, terminal and related assets, and through the retail segment, we operate 166 convenience stores primarily in Minnesota. The retail segment also includes the operations of SuperMom’s Bakery and SuperAmerica Franchising LLC, our wholly owned subsidiary (“SAF”), through which we conduct our franchising operations.

In this “Results of Operations” section, we first review our business on a combined and consolidated basis, and then separately review the results of operations of each of the refining segment and the retail segment. Detailed explanations of the period over period changes in our results of operations are contained in the discussion of individual segments. For partial year periods that do not have a corresponding period of the same duration, comparisons are made on a run rate basis comparing the partial period results with the prior year’s average monthly results for the corresponding period of time.

We refer to our financial statement line items in the explanation of our period over period changes in results of operations. Below are general definitions of what those line items include and represent.

Revenue. Revenue primarily includes the sale of refined products in our refining segment and sales of fuel and merchandise to retail consumers in our retail segment. All sales are recorded net of customer discounts and rebates and inclusive of federal and state excise taxes. Refining revenue includes intersegment sales of refined products to the retail segment. For purposes of presenting sales on a combined basis, such intersegment transactions are eliminated. Retail revenue primarily includes sales of fuel and merchandise to customers inclusive of related excise taxes and net of any applicable discounts. Also included in retail revenue is royalty income, revenues from car wash operations and SuperMom’s Bakery sales to third parties.

Cost of sales. Refining cost of sales primarily include costs of crude and refinery feedstocks purchased, ethanol and other refined products purchased and excise taxes paid to various government authorities. Retail cost of sales consists of cost of fuel, merchandise and other products, costs of sales for SuperMom’s Bakery merchandise sales to third parties and excise taxes paid to various government authorities. Retail cost of sales includes intersegment purchases of refined products from the refining segment. For purposes of presenting cost of sales on a combined basis, such intersegment transactions are eliminated.

Direct operating expenses. Direct operating expenses include the operating expenses of the refinery and costs of operating the convenience stores and the bakery. Refining direct operating expenses primarily include direct costs of labor, maintenance materials and services, chemicals and catalysts, utilities and other direct operating expenses of the refinery. Retail direct operating expenses consist primarily of salaries, labor and benefits, bankcard processing fees, contracted services, repair and maintenance, utilities and rent expense.

Turnaround and related expenses. Turnaround and related expenses represent the costs of required major maintenance projects on refinery processing units. A turnaround is a standard industry operation to refurbish and maintain a refinery and usually requires the shutdown and inspection of major processing units. Processing units require major maintenance every five to six years.

Depreciation and amortization. Depreciation and amortization represents an allocation to expense within the statement of operations of the carrying value of capital and intangible assets. The value is allocated based on the straight-line method over the estimated useful life of the related asset.

Selling, general and administrative. Selling, general and administrative expenses primarily include corporate costs, administrative expenses, shared service costs and marketing expenses.

Formation costs. Formation costs represent costs incurred in the creation of Northern Tier Energy LLC and its subsidiaries. No such costs existed for periods prior to the Marathon Acquisition.

Contingent consideration (income) expense. Contingent consideration income (expense) relates to changes in the estimated fair value of our margin support and earn-out arrangements with Marathon. No such arrangement existed for periods prior to December 1, 2010.

Other income (expense), net. Other income (expense), net primarily represents income (expense) from our equity method investment in the Minnesota Pipe Line Company and dividend income from our cost method investment in MPL Investments.

Gain (loss) from derivative activities. Gain (loss) from derivative activities primarily includes losses incurred on our crack spread derivative strategy initiated in October 2010 in anticipation of the Marathon Acquisition to mitigate market price risk. Included in gain (loss) from derivative activities are realized gains or losses related to settled contracts during the period and unrealized gains or losses on outstanding derivatives to partially hedge the crack spread margins for our refining business through 2012. The offsetting benefits related to these unrealized losses should be realized over future periods as improved crack spreads are realized.

Bargain purchase gain. Bargain purchase gain represents the excess of the estimated fair value of the net assets acquired in the Marathon Acquisition over the total purchase consideration.

Interest expense, net. Interest expense, net subsequent to December 1, 2010 relates primarily to interest incurred on the notes as well as commitment fees and interest on the ABL Facility and the amortization of deferred financing costs.

The historical financial data presented below are not necessarily indicative of the results to be expected for any future period. The historical financial data for the years ended December 31, 2009 and 2008, and for the eleven months ended November 30, 2010, do not reflect the consummation of the Marathon Acquisition or our capital structure following the Marathon Acquisition. See “—Predecessor Carve-out Financial Statements.”

Consolidated and Combined Financial Data

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(in millions)
Revenue	$4,122.4	$2,940.5	$3,195.2	$344.9	$2,582.3	$3,192.0
Costs, expenses and other:
Costs of sales	3,659.0	2,507.9	2,697.9	307.5	2,193.8	2,573.8
Direct operating expenses	252.7	238.3	227.0	21.4	183.4	194.8
Turnaround and related expenses	3.7	0.6	9.5	—	8.2	22.5
Depreciation and amortization	39.2	40.2	37.3	2.2	30.0	22.3
Selling, general and administrative	67.7	64.7	59.6	6.4	47.0	65.4
Formation costs	—	—	—	3.6	—	6.1
Contingent consideration income	—	—	—	—	—	(37.6)
Other (income) expense, net	1.2	(1.1)	(5.4)	0.1	(4.3)	(2.4)

Operating income	98.9	89.9	169.3	3.7	124.2	347.1
Realized losses from derivative activities	—	—	—	—	—	(246.4)
Unrealized losses from derivative activities	—	—	(40.9)	(27.1)	—	(334.5)
Bargain purchase gain	—	—	—	51.4	—	—
Interest expense, net	(0.5)	(0.4)	(0.3)	(3.2)	(0.2)	(30.6)

Earnings (loss) before income taxes	98.4	89.5	128.1	24.8	124.0	(264.4)
Income tax provision	(39.8)	(34.8)	(67.1)	—	(49.2)	—

Net earnings (loss)	$58.6	$54.7	$61.0	$24.8	$74.8	$(264.4)

Nine Months Ended September 30, 2011 (Successor) Compared to Nine Months Ended September 30, 2010 (Predecessor)

Revenue. Revenue for the nine months ended September 30, 2011 was $3,192.0 million compared to $2,582.3 million for the nine months ended September 30, 2010, an increase of $609.7 million, or 23.6%. Refining segment revenue increased 26.4% for the nine months ended September 30, 2011 compared to the same period in 2010, while retail segment revenue increased by 18.6%. The refining segment benefited from higher average prices across our principal products driven primarily by increased market prices for crude oil. Retail revenue also benefited from higher average fuel prices that were partially offset by lower sales volumes and lower merchandise sales. Excise taxes included in revenue totaled $181.5 million and $226.3 million for the nine months ended September 30, 2011 and 2010, respectively.

Cost of sales. Cost of sales totaled $2,573.8 million for the nine months ended September 30, 2011 compared to $2,193.8 million for the nine months ended September 30, 2010, an increase of $380.0 million, or 17.3%, due primarily to higher priced crude oil and other feedstock costs. Cost of sales as a percentage of revenue decreased from 85.0% for the nine months ended September 30, 2010 to 80.6% for the nine months ended September 30, 2011 due to the increased revenues resulting from higher average prices. Excise taxes included in cost of sales were $181.5 million and $226.3 million for the nine months ended September 30, 2010 and 2011, respectively.

Direct operating expenses. Direct operating expenses totaled $194.8 million for the nine months ended September 30, 2011 compared to $183.4 million for the nine months ended September 30, 2010, an increase of $11.4 million, or 6.2%, due primarily to higher rent costs in our retail segment as a result of the sale-leaseback arrangement entered into in connection with the Marathon Acquisition. Credit card processing fees in our retail segment also increased as a result of the higher revenues. On a pro forma basis for the Marathon Acquisition, direct operating expenses would have been $197.1 million for the nine months ended September 30, 2010.

Turnaround and related expenses. Turnaround and related expenses totaled $22.5 million for the nine months ended September 30, 2011 compared to $8.2 million for the nine months ended September 30, 2010, an increase of $14.3 million, primarily due to the timing and scope of the scheduled turnaround projects undertaken in the respective periods. The 2011 period included a scheduled partial turnaround at the refinery during the month of April principally to replace catalyst in the distillate and gas oil hydrotreaters, and to conduct basic maintenance on the No. 1 crude unit.

Depreciation and amortization. Depreciation and amortization was $22.3 million for the nine months ended September 30, 2011 compared to $30.0 million for the nine months ended September 30, 2010, a decrease of $7.7 million, or 25.7%. On a pro forma basis for the Marathon Acquisition, depreciation expense would have been $22.5 million for the nine months ended September 30, 2010. As part of the Marathon Acquisition, the real estate for the majority of our convenience stores was sold and as a result we are no longer depreciating these convenience store buildings. Additionally, as a result of purchase accounting, the book value of our refinery was increased and its estimated useful life was extended. The impact of these purchase accounting adjustments is a net decrease in overall refinery depreciation.

Selling, general and administrative expenses. Selling, general and administrative expenses were $65.4 million for the nine months ended September 30, 2011 compared to $47.0 million for the nine months ended September 30, 2010. This increase of $18.4 million, or 39.1%, reflects higher administrative costs resulting from operating the Marathon Assets.

Formation costs. Formation costs for the nine months ended September 30, 2011 were $6.1 million, all attributable to the Marathon Acquisition. We did not incur such costs in the prior comparable period.

Contingent consideration income. Contingent consideration income was $37.6 million for the nine months ended September 30, 2011, which is due to updated financial performance estimates for the period of performance under the margin support and earn-out agreements.

Other income, net. Other income, net was $2.4 million for the nine months ended September 30, 2011 compared to $4.3 million for the nine months ended September 30, 2010. This change is driven by changes in equity income from our investment in the Minnesota Pipeline Company.

Loss from derivative activities. For the nine months ended September 30, 2011, we had realized losses of $246.4 million related to settled contracts. Offsetting benefits related to these losses were recognized through improved operating margins. We also incurred unrealized losses of $334.5 million for the nine months ended September 30, 2011 on outstanding derivatives entered into in 2010 to partially hedge the crack spread margins for our refining business through 2012. The offsetting benefits related to these unrealized losses should be realized over future periods as improved operating margins are realized. No such derivative activity existed for the nine months ended September 30, 2010.

Interest expense, net. Interest expense, net was $30.6 million for the nine months ended September 30, 2011 compared to $0.2 million for the nine months ended September 30, 2010, an increase of $30.4 million. On a pro forma basis for the Marathon Acquisition, interest expense would have been $29.1 million for the nine months ended September 30, 2010. This increase was primarily attributable to the issuance of the notes as well as commitment fees and interest on the ABL Facility and the amortization of deferred financing costs. See “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility” and “Description of Notes.”

Income tax provision. Income tax expense was less than $0.1 million for the nine months ended September 30, 2011 compared to $49.2 million for the nine months ended September 30, 2010. The effective tax rate was 39.7% for the nine months ended September 30, 2010, which is not comparable to the nine months ended September 30, 2011. From the date of the Marathon Acquisition, only state taxes have been recognized and no federal provision was recognized. We operated as a pass-through entity for federal tax purposes for the nine months ended September 30, 2011.

Net (loss) earnings. Our net loss was $264.4 million for the nine months ended September 30, 2011 compared to net earnings of $74.8 million for the nine months ended September 30, 2010. This variance was primarily attributable to the loss on derivative activities of $580.9 million and an increase in interest expense of $30.4 million, partially offset by increased operating income of $222.9 million and lower income taxes of $49.2 million.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

Northern Tier Energy LLC (“NTE”) was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, NTE acquired the Marathon Assets. NTE had no operating activities between its June 23, 2010 inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the 2010 Successor Period.

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $344.9 million. Revenue for the 2010 Successor Period was favorably impacted by price increases across both the refining and retail segments. Refining and retail segment revenues increased 48.1% and 9.4% compared to 2009 average monthly run rate revenues. Cost of sales for the 2010 Successor Period was $307.5 million. Excise taxes included in both revenue and cost of sales were $25.1 million for the 2010 Successor Period. Cost of sales as a percentage of revenue was 89.2% for the 2010 Successor Period compared to 85.3% for 2009.

The 2010 Successor Period included two significant non-recurring items: formation costs of $3.6 million and a bargain purchase gain of $51.4 million, both related to the Marathon Acquisition. Additionally, during the

2010 Successor Period, we incurred unrealized losses of $27.1 million on outstanding derivatives entered into in 2010 to partially hedge the crack spread margins for our refining business for 2011 through 2012. The offsetting benefits related to these unrealized losses will be realized over future periods as the improved crack spread margins are realized.

Our net earnings were $24.8 million for the 2010 Successor Period, compared to 2009 average monthly run rate net earnings of $4.6 million. The net earnings in the 2010 Successor Period include $3.6 million of formation costs, $27.1 million of unrealized derivative losses and a $51.4 million bargain purchase gain, all of which were related to the Marathon Acquisition and did not occur in the 2009 period.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue. Revenue for the eleven months ended November 30, 2010 was $3,195.2 million compared to $2,940.5 million for the year ended December 31, 2009, an 18.5% increase versus the average monthly run rate for 2009. Refining and retail segment revenue increased to $2,799.8 million and $1,206.8 million, respectively, which represent increases of 20.7% and 16.6%, respectively, versus the 2009 average monthly run rate levels. These increases were primarily due to increases in the market prices for refined products across the periods. Federal and state excise taxes included in revenue totaled $271.8 million and $289.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales. Cost of sales for the eleven months ended November 30, 2010 was $2,697.9 million compared to $2,507.9 million for the year ended December 31, 2009, a 17.4% increase versus the average monthly run rate for 2009. This increase is primarily due to increased market prices for crude oil in the 2010 period. Cost of sales as a percentage of revenue was 84.4% and 85.3% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $271.8 million and $289.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Direct operating expenses. Direct operating expenses for the eleven months ended November 30, 2010 were $227.0 million compared to $238.3 million for the year ended December 31, 2009, a 3.9% increase versus the 2009 average monthly run rate. The increase was primarily due to higher utility costs in the refining segment and higher credit card fees in retail segment.

Turnaround and related expenses. Turnaround and related expenses totaled $9.5 million for the eleven months ended November 30, 2010 compared to $0.6 million for the year ended December 31, 2009. This increase is primarily due to a scheduled partial turnaround at the refinery during September and October 2010.

Depreciation and amortization. Depreciation and amortization was $37.3 million for the eleven months ended November 30, 2010 and $40.2 million for the year ended December 31, 2009, a 1.2% increase versus the 2009 average monthly run rate. The increase versus the prior year relates primarily to the on-going investment in our refinery infrastructure.

Selling, general and administrative expenses. Selling, general and administrative expenses for the eleven months ended November 30, 2010 were $59.6 million compared to $64.7 million for the year ended December 31, 2009, a 0.5% increase versus the 2009 average monthly run rate.

Other income, net. Other income, net was $5.4 million for the eleven months ended November 30, 2010 compared to other income, net of $1.1 million for the year ended December 31, 2009. This improvement is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Loss from derivative activities. We incurred unrealized losses of $40.9 million for the eleven months ended November 30, 2010 on outstanding derivatives entered into during 2010. The offsetting benefits relating to these unrealized losses should be realized over future periods as improved operating margins are realized. No such derivative activity existed for the year ended December 31, 2009.

Interest expense, net. Interest expense, net was $0.3 million for the eleven months ended November 30, 2010 and $0.4 million for the year ended December 31, 2009.

Income tax provision. Income tax expense was $67.1 million for the eleven months ended November 30, 2010 and $34.8 million for the year ended December 31, 2009. The effective tax rate was 52.4% for the eleven months ended November 30, 2010 and 38.9% for the year ended December 31, 2009. The effective rate was impacted primarily by the establishment of a valuation allowance against capital losses incurred on derivative activities.

Net earnings. Our net earnings were $61.0 million for the eleven months ended November 30, 2010 and $54.7 million for the year ended December 31, 2009. The increase in net earnings is primarily due to the improved gross product margin in our refining business in the 2010 period. Refinery gross product margins per barrel of throughput were $12.86 for the eleven months ended November 30, 2010 and $9.36 for the year ended December 31, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue. Revenue for the year ended December 31, 2009 was $2,940.5 million compared to $4,122.4 million for the year ended December 31, 2008, a decrease of 28.7%. Refining and retail segment revenues decreased 32.0% and 19.5%, respectively, compared to the prior year levels. The decrease was primarily related to reductions in the market prices of refined products compared to the prior year. Federal and state excise taxes included in revenue totaled $289.6 million and $271.6 million for the years ended December 31, 2009 and 2008, respectively.

Cost of sales. Cost of sales for the year ended December 31, 2009 was $2,507.9 million compared to $3,659.0 million for the year ended December 31, 2008, a decrease of $1,151.1 million, or 31.5%. This decrease was primarily due to a decrease in raw material costs driven principally by lower prices of crude oil. Cost of sales as a percentage of revenue was 85.3% and 88.8% for 2009 and 2008, respectively. Excise taxes included in cost of sales were $289.6 million and $271.6 million for the years ended December 31, 2009 and 2008, respectively.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2009 were $238.3 million compared to $252.7 million for the year ended December 31, 2008, a decrease of $14.4 million, or 5.7%. The decrease was primarily due to lower utility costs in our refining segment and lower credit card fees in our retail segment during 2009.

Turnaround and related expenses. Turnaround and related expenses totaled $0.6 million for the year ended December 31, 2009 compared to $3.7 million for the year ended December 31, 2008, a decrease of $3.1 million. This decrease is primarily due to the timing and scope of the scheduled turnaround projects undertaken in the respective periods.

Depreciation and amortization. Depreciation and amortization was $40.2 million and $39.2 million for years ended December 31, 2009 and 2008, respectively, an increase of $1.0 million, or 2.6%, related primarily to the on-going investment in our refinery infrastructure.

Selling, general and administrative expenses. Selling, general and administrative expenses for the years ended December 31, 2009 and 2008 were $64.7 million and $67.7 respectively, a 4.4% decrease related primarily to higher administrative expenses at our refinery.

Other income, net. Other income, net was $1.1 million and an expense of $1.2 million for the years ended December 31, 2009 and 2008, respectively. This improvement is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Interest expense, net. Interest expense, net was $0.4 million and $0.5 million for the years ended 2009 and 2008, respectively.

Income tax provision. Income tax expense was $34.8 million and $39.8 million for the years ended December 31, 2009 and 2008, respectively. The effective tax rate was 38.9% for 2009 and 40.4% for 2008.

Net earnings. Our net earnings were $54.7 million and $58.6 million for the years ended December 31, 2009 and 2008 respectively. Net earnings in 2009 decreased by $3.9 million, or 6.7%, compared to the prior year period, primarily as a result of reduced refining margins which more than offset lower operating costs and improved Minnesota Pipeline Company results.

Segment Financial Data

The segment financial data for the refining segment discussed below under “—Refining Segment” include intersegment sales of refined products to the retail segment. Similarly, the segment financial data for the retail segment discussed below under “—Retail Segment” contain intersegment purchases of refined products from the refining segment. For purposes of presenting our combined and consolidated results, such intersegment transactions are eliminated, as shown in the following tables.

	Successor
	Nine Months Ended September 30, 2011
	Refinery	Retail	Other/Elim	Consolidated
	(in millions)
Revenue:
Sales and other revenue	$2,026.4	$1,165.6	$—	$3,192.0
Intersegment sales	831.3	—	(831.3)	—

Segment revenue	$2,857.7	$1,165.6	$(831.3)	$3,192.0

Cost of sales:
Cost of sales	$2,366.3	$207.5	$—	$2,573.8
Intersegment purchases	—	831.3	(831.3)	—

Segment cost of sales	$2,366.3	$1,038.8	$(831.3)	$2,573.8

	Predecessor
	Nine Months Ended September 30, 2010
	Refinery	Retail	Other/Elim	Combined
	(in millions)
Revenue:
Sales and other revenue	$1,599.6	$982.7	$—	$2,582.3
Intersegment sales	660.6	—	(660.6)	—

Segment revenue	$2,260.2	$982.7	$(660.6)	$2,582.3

Cost of sales:
Cost of sales	$1,995.8	$197.9	$0.1	$2,193.8
Intersegment purchases	—	660.6	(660.6)	—

Segment cost of sales	$1,995.8	$858.5	$(660.5)	$2,193.8

	Successor
	June 23, 2010 (inception date) to December 31, 2010
	Refinery	Retail	Other/Elim	Consolidated
	(in millions)
Revenue:
Sales and other revenue	$242.0	$102.9	$—	$344.9
Intersegment sales	70.2	—	(70.2)	—

Segment revenue	$312.2	$102.9	$(70.2)	$344.9

Cost of sales:
Cost of sales	$287.2	$20.2	$0.1	$307.5
Intersegment purchases	—	70.2	(70.2)	—

Segment cost of sales	$287.2	$90.4	$(70.1)	$307.5

	Predecessor
	Eleven Months Ended November 30, 2010
	Refinery	Retail	Other	Combined
	(in millions)
Revenue:
Sales and other revenue	$1,988.4	$1,206.8	$—	$3,195.2
Intersegment sales	811.4	—	(811.4)	—

Segment revenue	$2,799.8	$1,206.8	$(811.4)	$3,195.2

Cost of sales:
Cost of sales	$2,455.9	$242.0	$—	$2,697.9
Intersegment purchases	—	811.4	(811.4)	—

Segment cost of sales	$2,455.9	$1,053.4	$(811.4)	$2,697.9

	Predecessor
	Year Ended December 31, 2009
	Refinery	Retail	Other	Combined
	(in millions)
Revenue:
Sales and other revenue	$1,811.3	$1,129.2	$—	$2,940.5
Intersegment sales	719.4	—	(719.4)	—

Segment revenue	$2,530.7	$1,129.2	$(719.4)	$2,940.5

Cost of sales:
Cost of sales	$2,252.1	$255.8	$—	$2,507.9
Intersegment purchases	—	719.4	(719.4)	—

Segment cost of sales	$2,252.1	$975.2	$(719.4)	$2,507.9

	Predecessor
	Year Ended December 31, 2008
	Refinery	Retail	Other	Combined
	(in millions)
Revenue:
Sales and other revenue	$2,719.7	$1,402.7	$—	$4,122.4
Intersegment sales	999.5	—	(999.5)	—

Segment revenue	$3,719.2	$1,402.7	$(999.5)	$4,122.4

Cost of sales:
Cost of sales	$3,417.1	$241.9	$—	$3,659.0
Intersegment purchases	—	999.5	(999.5)	—

Segment cost of sales	$3,417.1	$1,241.4	$(999.5)	$3,659.0

Refining Segment

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(dollars in millions, except per barrel data)
Revenue	$3,719.2	$2,530.7	$2,799.8	$312.2	$2,260.2	$2,857.7
Costs, expenses and other:
Costs of sales	3,417.1	2,252.1	2,455.9	287.2	1,995.8	2,366.3
Direct operating expenses	147.5	138.3	132.2	11.2	106.5	96.4
Turnaround and related expenses	3.7	0.6	9.5	—	8.2	22.5
Depreciation and amortization	24.4	26.0	24.9	1.7	19.9	16.0
Selling, general and administrative	47.6	44.2	40.0	3.1	31.2	30.4
Other (income) expense, net	1.2	(1.1)	(5.5)	(0.1)	(4.3)	(3.9)

Operating income	$77.7	$70.6	$142.8	$9.1	$102.9	$330.0

Key operating statistics:
Total refinery production (bpd)(1)	81,525	82,126	80,958	81,853	80,043	81,173
Total refinery throughput (bpd)	80,792	81,563	80,066	81,136	79,246	80,694
Refined products sold (bpd)(2)	87,229	87,572	86,682	95,122	86,273	85,170

Per barrel of throughput:
Refinery gross product margin(3)	$10.22	$9.36	$12.86	$9.94	$12.22	$22.31
Direct operating expenses(3)(4)	$4.99	$4.65	$4.94	$4.45	$4.92	$4.38
Per barrel of refined products sold:
Refinery gross product margin(3)	$9.46	$8.72	$11.88	$8.48	$11.23	$21.14
Direct operating expenses(3)(4)	$4.62	$4.33	$4.56	$3.80	$4.52	$4.15

Refinery product yields (bpd):
Gasoline	41,140	42,674	41,080	42,485	40,798	40,238
Distillate(5)	24,264	22,876	22,201	26,258	21,409	23,851
Asphalt	6,499	7,688	9,532	9,099	9,313	11,169
Other(6)	9,622	8,888	8,145	4,011	8,523	5,915

Total	81,525	82,126	80,958	81,853	80,043	81,173

Refinery throughput (bpd):
Crude oil	72,806	74,539	74,095	74,649	73,381	76,829
Other feedstocks(7)	7,986	7,024	5,971	6,487	5,865	3,865

Total	80,792	81,563	80,066	81,136	79,246	80,694

Market Statistics:
Crude Oil Average Pricing:
West Texas Intermediate ($/barrel)	$99.75	$62.09	$78.69	$89.23	$77.52	$95.47
PADD II / Group 3 Average Pricing:
Unleaded 87 Gasoline ($/barrel)	$104.14	$69.95	$86.86	$96.97	$86.44	$120.38
Ultra Low Sulfur Diesel ($/barrel)	$123.73	$70.20	$90.38	$103.38	$88.78	$126.35

(1)	Excludes fuel and coke on catalyst, which are used in our refining process. Also excludes purchased refined products.

(2)	Includes produced and purchased refined products, including ethanol and biodiesel.
(3)	Refinery gross product margin per barrel of throughput is a per barrel measurement calculated by subtracting refinery costs of sales from total refinery revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refinery gross product margin per barrel of throughput is a non-GAAP performance measure that we believe is important to investors in evaluating our refinery performance as a general indication of the amount above our cost of products that we are able to sell refined products. Each of the components used in this calculation (net revenues and sales) can be reconciled directly to our statement of operations. Our calculation of refinery gross product margin per barrel of throughput may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of refinery gross product margin per barrel to refining segment revenue, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”
(4)	Direct operating expenses per barrel is calculated by dividing direct operating expenses by the total barrels of throughput or total barrels of refined products sold for the respective periods presented.
(5)	Distillate includes diesel, jet fuel and kerosene.
(6)	Other refinery products include propane, propylene, liquid sulfur, light cycle oil and No. 6 fuel oil, among others. None of these products, by itself, contributes significantly to overall refinery product yields.
(7)	Other feedstocks include gas oil, natural gasoline, normal butane and isobutane, among others. None of these feedstocks, by itself, contributes significantly to overall refinery throughput.

Nine Months Ended September 30, 2011 (Successor) Compared to Nine Months Ended September 30, 2010 (Predecessor)

Revenue. Revenue for the nine months ended September 30, 2011 was $2,857.7 million compared to $2,260.2 million for the nine months ended September 30, 2010, an increase of $597.5 million, or 26.4%. This increase was primarily due to an increase in third party sales driven by higher average prices across our principal refined products sold and an increase in intersegment sales driven by a similar increase in average prices per gallon across our principal refined products sold. Excise taxes included in revenue were $173.6 million and $219.1 million for the nine months ended September 30, 2011 and 2010, respectively.

Cost of sales. Cost of sales totaled $2,366.3 million for the nine months ended September 30, 2011 compared to $1,995.8 million for the nine months ended September 30, 2010, a $370.5 million or 18.6% increase. This increase was primarily due to an increase in raw material costs driven principally by higher prices of crude oil and other feedstocks. Cost of sales as a percentage of revenue was 82.8% and 88.3% for the nine months ended September 30, 2011 and 2010, respectively. This improvement is the result of higher revenue increases driven by price relative to the increased cost of crude. Excise taxes included in cost of sales were $173.6 million and $219.1 million for the nine months ended September 30, 2011 and 2010, respectively.

Refinery gross product margin per barrel of throughput was $22.31 for the nine months ended September 30, 2011 compared to $12.22 for the nine months ended September 30, 2010, an increase of $10.09, or 82.6%, which is primarily due to improved market conditions and favorable NYMEX WTI pricing.

Direct operating expenses. Direct operating expenses totaled $96.4 million for the nine months ended September 30, 2011 compared to $106.5 million for the nine months ended September 30, 2010, a $10.1 million or 9.5% decrease. This variance was due to a decrease in normal maintenance costs for the nine months ended September 30, 2011. These resources were directed towards turnaround and related activities for the period, as a result of the refinery turnaround occurring in April 2011.

Turnaround and related expenses. Turnaround and related expenses totaled $22.5 million for the nine months ended September 30, 2011 compared to $8.2 million for the nine months ended September 30, 2010, an increase of $14.3 million primarily due to the timing and scope of the scheduled turnaround projects undertaken in the respective periods. The 2011 period included a scheduled partial turnaround at the refinery during the month of April principally to replace catalyst in the distillate and gas oil hydrotreaters and to conduct basic maintenance on the No. 1 crude unit.

Depreciation and amortization. Depreciation and amortization was $16.0 million for the nine months ended September 30, 2011 compared to $19.9 million for the nine months ended September 30, 2010, a decrease of $3.9 million, or 19.6%. This decrease was primarily due to the impact of the refinery fair value adjustment as a result of the Marathon Acquisition as well as a change in the estimated remaining useful life of the refinery assets.

Selling, general and administrative expenses. Selling, general and administrative expenses were $30.4 million and $31.2 million for the nine months ended September 30, 2011 and 2010, respectively. This 2.6% reduction is due to lower administrative expenses at the refinery for the period.

Other income, net. Other income, net decreased by $0.4 million, or 9.3%, from $4.3 million for the nine months ended September 30, 2010 to $3.9 million for the nine months ended September 30, 2011.

Operating income. Income from operations was $330.0 million for the nine months ended September 30, 2011 compared to $102.9 million for the nine months ended September 30, 2010, an increase of $227.1 million. This increase was primarily due to higher crack spreads across our principal refined products sold which helped increase our refinery gross product margin.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $312.2 million. The revenue for the period represents a 48.1% increase over the average monthly run rate for 2009. The increase relates primarily to an 8.6% increase in sales volumes per day and market pricing increases for refined products when compared to the average for 2009. Cost of sales totaled $287.2 million for the 2010 Successor Period. Cost of sales as a percentage of revenue was 92.0% and excise taxes included in both revenue and cost of sales were $24.3 million for the 2010 Successor Period. Refinery gross product margin per barrel of throughput was $9.94 for the 2010 Successor Period compared to $9.36 per barrel average monthly run rate for 2009.

Operating income for the 2010 Successor Period totaled $9.1 million, an improvement of $3.2 million versus the average monthly run rate of fiscal 2009. The improvement in operating income is due to the increased volumes of refined products sold and improved Group 3 3:2:1 crack spreads.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue. Revenue for the eleven months ended November 30, 2010 was $2,799.8 million compared to $2,530.7 million for the year ended December 31, 2009. The increase of 20.7% versus the 2009 average monthly run rate is due to an increase in the market prices for refined products which more than offset a 1.0% decline in sales volume per day. Included in revenue were excise taxes of $263.0 million and $280.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales. Cost of sales for the eleven months ended November 30, 2010 was $2,455.9 million compared to $2,252.1 million for the year ended December 31, 2009. The cost of sales for the eleven months represents a 19.0% increase over the average monthly run rate for fiscal 2009. The increase relates primarily to market increases in crude oil costs when compared to the average for 2009. Cost of sales as a percentage of revenue was 87.7% and 89.0% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $263.0 million and $280.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Refinery gross product margin per barrel of throughput was $12.86 for the eleven months ended November 30, 2010 and $9.36 for the year ended December 31, 2009. The increase was primarily due to improved market crack spreads in the 2010 period.

Direct operating expenses. Direct operating expenses for the eleven months ended November 30, 2010 totaled $132.2 million compared to $138.3 million for the year ended December 31, 2009, a 4.4% increase compared to the 2009 average run monthly rate. The increase in direct operating expenses compared to the 2009 run rate is primarily due to higher utility costs during the 2010 period.

Turnaround and related expenses. Turnaround and related expenses totaled $9.5 million and $0.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. The increase in turnaround costs versus the prior year is due to the timing, nature and extent of turnaround activities completed in the two periods. The 2010 period included a scheduled partial turnaround at the refinery during September and October 2010. The units involved in this turnaround were the No. 2 crude unit, No. 2 vacuum unit and No. 2 sulfur recovery/Shell Claus Off-Gas Treating unit.

Depreciation and amortization. Depreciation and amortization for the eleven months ended November 30, 2010 totaled $24.9 million compared to $26.0 million for the year ended December 31, 2009. The 4.4% increase versus average 2009 monthly run rate levels relates to the on going investment in the refinery infrastructure.

Selling, general and administrative expenses. Selling, general and administrative expenses totaled $40.0 million and $44.2 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively, representing a reduction of 1.1% compared to the average monthly run rate levels of fiscal 2009. This reduction was primarily due to reduced shared service allocations from Marathon in the 2010 period.

Other income, net. Other income, net for the eleven months ended November 30, 2010 totaled $5.5 million compared to $1.1 million for the year ended December 31, 2009. This increase is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Operating income. Income from operations for the eleven months ended November 30, 2010 totaled $142.8 million compared to $70.6 million for the year ended December 31, 2009. The increase is due to the higher crack spreads and refining gross product margin and an increase in equity income from our investment in the Minnesota Pipe Line Company.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue. Revenue for the year ended December 31, 2009 was $2,530.7 million compared to $3,719.2 million for the year ended December 31, 2008. The 32.0% reduction in refining revenue is due primarily to reductions in the market prices of refined products. Sales volume was essentially flat versus the prior year. Included in revenue were excise taxes of $280.3 million and $262.3 million for the year ended December 31, 2009 and 2008, respectively.

Cost of sales. Cost of sales for the year ended December 31, 2009 totaled $2,252.1 million compared to $3,417.1 million for the year ended December 31, 2008, a decrease of $1,165.0 million, or 34.1%. This decrease was primarily due to a decrease in raw material costs driven principally by lower prices of crude oil. Sales volume was essentially flat versus the prior year. Cost of sales as a percentage of revenue was 89.0% and 91.9% for 2009 and 2008, respectively. Excise taxes included in cost of sales were $280.3 million and $262.3 million for the years ended December 31, 2009 and 2008, respectively.

Refinery gross product margin per barrel of throughput was $9.36 for the year ended December 31, 2009 and $10.22 for the year ended December 31, 2008.

Direct operating expenses. Direct operating expenses for the year ended December 31, 2009 totaled $138.3 million compared to $147.5 million for the year ended December 31, 2008, a decrease of $9.2 million, or 6.2%. The decrease was primarily due to lower utility costs in 2009.

Turnaround and related expenses. Turnaround and related expenses totaled $0.6 million and $3.7 million for the year ended December 31, 2009 and 2008, respectively, a decrease of $3.1 million. The decrease is due to the timing and scope of the scheduled turnaround projects undertaken in the respective periods.

Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2009 totaled $26.0 million compared to $24.4 million for the year ended December 31, 2008, an increase of $1.6 million, or 6.6%. The increase versus the prior year relates to the on-going investment in the refinery infrastructure.

Selling, general and administrative expenses. Selling, general and administrative expenses totaled $44.2 million and $47.6 million for the year ended December 31, 2009 and 2008, respectively, a decrease of $3.4 million, or 7.1%. The reduction from the prior year levels was primarily due to lower administrative expenses at the refinery during 2009.

Other income, net. Other income, net for the year ended December 31, 2009 was $1.1 million compared to a net expense of $1.2 million for the year ended December 31, 2008. This improvement is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Operating income. Income from operations the year ended December 31, 2009 totaled $70.6 million compared to $77.7 million for the year ended December 31, 2008. The reduction in refining segment operating income is due to the lower crack spreads and refining gross product margin, offsetting an increase in equity income from our investment in the Minnesota Pipe Line Company.

Retail Segment

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(dollars in millions, except per gallon data)
Revenue	$1,402.7	$1,129.2	$1,206.8	$102.9	$982.7	$1,165.6
Costs, Expenses and other:
Costs of sales	1,241.4	975.2	1,053.4	90.4	858.5	1,038.8
Direct operating expenses	105.2	100.0	94.9	10.2	76.9	98.4
Depreciation and amortization	14.8	14.2	12.4	0.5	10.1	6.0
Selling, general and administrative	20.1	20.5	19.6	1.3	15.9	12.8

Operating income	$21.2	$19.3	$26.5	$0.5	$21.3	$9.6

Operating data:
Retail fuel gallons sold (in millions)	340.6	335.7	316.0	29.1	259.0	245.8
Retail fuel margin per gallon(1)	$0.17	$0.14	$0.17	$0.16	$0.16	$0.20
Merchandise sales	$314.9	$328.4	$309.8	$26.8	$254.5	$253.9
Merchandise margin (%)(2)	26.4%	26.8%	26.3%	24.1%	26.4%	25.5%
Number of stores at period end	168	166	166	166	166	166
Franchisee stores:
Fuel gallons sold	43.0	51.3	48.3	4.1	39.1	37.5
Royalty income	$1.4	$1.6	$1.5	$0.1	$1.2	$1.2
Number of stores at period end	64	68	67	67	67	67
Market Statistics:
PADD II gasoline prices ($/gallon)	$3.23	$2.34	$2.76	$3.00	$2.74	$3.60

(1)

Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of retail fuel gross margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”
(2)	Merchandise margin is expressed as a percentage of merchandise sales and is calculated by subtracting costs of merchandise from merchandise sales for company-operated stores. Merchandise margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of merchandise margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of merchandise margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

Nine Months Ended September 30, 2011 (Successor) Compared to Nine Months Ended September 30, 2010 (Predecessor)

Revenue. Revenue for the nine months ended September 30, 2011 was $1,165.6 million compared to $982.7 million for the nine months ended September 30, 2010, an increase of $182.9 million, or 18.6%. This increase was primarily due to an increase in fuel sales driven by higher average prices of the fuels sold. Partially offsetting this increase was the impact of lower fuel volumes sold and lower merchandise sales. Poor weather conditions and higher priced gasoline resulted in 5.1% less fuel gallons sold in our retail segment for the first nine months of 2011 as compared to the prior year period. Excise taxes included in revenue were $7.9 million and $7.2 million for the nine months ended September 30, 2011 and 2010, respectively.

Cost of sales. Cost of sales totaled $1,038.8 million for the nine months ended September 30, 2011 compared to $858.5 million for the nine months ended September 30, 2010, a $180.3 million increase, or 21.0%. This increase was primarily due to higher prices for purchased fuel. Cost of sales as a percentage of revenue was 89.1% and 87.4% for the nine months ended September 30, 2011 and 2010, respectively. Excise taxes included in cost of sales were $7.9 million and $7.2 million for the nine months ended September 30, 2011 and 2010, respectively. For company-operated stores, retail fuel margin per gallon was $0.20 for the nine months ended September 30, 2011 and $0.16 per gallon for the nine months ended September 30, 2010.

Direct operating expenses. Direct operating expenses totaled $98.4 million for the nine months ended September 30, 2011 compared to $76.9 million for the nine months ended September 30, 2010, a $21.5 million increase, or 28.0%. This increase was primarily due to increased credit card fees due to higher fuel prices and higher rent expense. Concurrent with the Marathon Acquisition, we entered into a sale-leaseback for the majority of our convenience stores. As a result, we have operating leases for the majority of our convenience stores, which results in higher rent expense, but lower depreciation costs.

Depreciation and amortization. Depreciation and amortization was $6.0 million for the nine months ended September 30, 2011 compared to $10.1 million for the nine months ended September 30, 2010, a decrease of $4.1 million, or 40.6%. As a result of the sale-leaseback transaction noted above, we have operating leases for the majority of our convenience stores which results in lower depreciation costs.

Selling, general and administrative expenses. Selling, general and administrative expenses were $12.8 million and $15.9 million for the nine months ended September 30, 2011 and 2010, respectively, which represents a decrease of $3.1 million, or 19.5%. This decrease is primarily the result of timing differences for certain services incurred such as advertising expenses and other administrative expenses.

Operating income. Income from operations was $9.6 million for the nine months ended September 30, 2011 compared to $21.3 million for the nine months ended September 30, 2010, a decrease of $11.7 million, or 54.9%. The decrease in the retail segment’s operating income is attributable to lower merchandise volumes, increased direct operating expenses caused by higher rents and increased credit card fees which more than offset improved fuel margins and lower depreciation and selling, general and administrative expenses.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $102.9 million, an increase of 9.4% compared to the monthly average run rate for fiscal 2009. The increase in the 2010 Successor Period as compared to the 2009 average monthly run rate is due to higher average market prices for fuel and a 4.0% increase in fuel volumes, which more than offset a 2.1% decline in merchandise revenue in the period. Cost of sales for the 2010 Successor Period was $90.4 million, an 11.2% increase from the 2009 average monthly run rate. Cost of sales as a percentage of revenue was 87.9% for the 2010 Successor Period compared to 86.4% for 2009. Excise taxes included in revenue and cost of sales were $0.8 million for the 2010 Successor Period. For company-operated stores, retail fuel margin per gallon was $0.16 for the 2010 Successor Period compared to $0.14 during 2009.

Income from operations for the 2010 Successor Period totaled $0.5 million compared to average monthly run rate operating income of $1.6 million for 2009.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue. Revenue for the eleven months ended November 30, 2010 was $1,206.8 million compared to $1,129.2 million for the year ended December 31, 2009, an increase of 16.6% compared to the average monthly run rate for 2009. The increase in the 2010 period as compared to the 2009 average monthly run rate levels is due to higher average market prices for fuel, a 2.7% increase in fuel volumes and a 2.9% increase in merchandise revenue in the period. Excise taxes included in revenue totaled $8.8 million and $9.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales. Cost of sales for the eleven months ended November 30, 2010 was $1,053.4 million compared to $975.2 million for the year ended December 31, 2009, an increase of 17.8% from the 2009 average monthly run rate due to higher average fuel costs in the 2010 period. Cost of sales as a percentage of revenue was 87.3% and 86.4% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $8.8 million and $9.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. For company-operated stores, retail fuel margin per gallon was $0.17 for the eleven months ended November 30, 2010 and $0.14 per gallon for the year ended December 31, 2009.

Direct operating expenses. Direct operating expenses totaled $94.9 million and $100.0 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively, a 3.5% increase compared to the 2009 average monthly run rate levels. This increase in the period is primarily due to higher credit card fees associated with the higher average selling prices for fuel.

Depreciation and amortization. Depreciation and amortization was $12.4 million for the eleven months ended November 30, 2010 compared to $14.2 million for the year ended December 31, 2009, a 4.7% decrease from the average monthly run rate for 2009.

Selling, general and administrative expenses. Selling, general and administrative expenses for the eleven months ended November 30, 2010 were $19.6 million compared to $20.5 million for the year ended December 31, 2009, a 4.3% increase from the average monthly run rate levels for 2009.

Operating income. Income from operations the eleven months ended November 30, 2010 totaled $26.5 million compared to $19.3 million for the year ended December 31, 2009, an increase of 49.8% from the 2009 average monthly run rate levels. The improvement in operating income for the 2010 period is primarily due to higher fuel margins per gallon and higher fuel volumes compared to the 2009 average monthly run rate levels.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue. Revenue for the year ended December 31, 2009 was $1,129.2 million compared to $1,402.7 million for the year ended December 31, 2008, a decrease of 19.5% compared to 2008. The decrease in the 2009 period is due to lower average market prices for fuel and a 1.4% decrease in fuel volumes more than offsetting a 4.3% increase in merchandise revenue in the period. Excise taxes included in revenue totaled $9.3 million and $9.3 million for the year ended December 31, 2009 and 2008, respectively.

Cost of sales. Cost of sales for the year ended December 31, 2009 was $975.2 million compared to $1,241.4 million for the year ended December 31, 2008, a decrease of 21.4%, primarily as a result of lower average fuel costs. Cost of sales as a percentage of revenue was 86.4% and 88.5% for 2009 and 2008, respectively. Excise taxes included in cost of sales were $9.3 million and $9.3 million for the years ended December 31, 2009 and 2008, respectively. For company-operated stores, retail fuel margin per gallon was $0.14 for the year ended December 31, 2009 compared to $0.17 per gallon for the year ended December 31, 2008.

Direct operating expenses. Direct operating expenses totaled $100.0 million and $105.2 million for the year ended December 31, 2009 and 2008, respectively, a 4.9% decrease compared to 2008. This decrease in the period is primarily due to lower credit card fees associated with the lower average selling prices for fuel and improvements in inventory losses.

Depreciation and amortization. Depreciation and amortization was $14.2 million for the year ended December 31, 2009 compared to $14.8 million for the year ended December 31, 2008, a decrease of $0.6 million, or 4.1%, from the prior year.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2009 were $20.5 million compared to $20.1 million for the year ended December 31, 2008, a 2.0% increase from the prior year.

Operating income. Income from operations the year ended December 31, 2009 totaled $19.3 million compared to $21.2 million for the year ended December 31, 2008.

Adjusted EBITDA

Our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. The ABL Facility and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

Adjusted EBITDA is not a presentation made in accordance with GAAP and our computation of Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the notes, the ABL Facility, earn-out, margin support and management services. Adjusted EBITDA should not be considered as an alternative to operating earnings or net (loss) earnings as measures of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before turnaround and related expenses, stock-based compensation expense, gains (losses) from derivative activities, contingent consideration, formation costs, bargain purchase gain and adjustments to reflect proportionate EBITDA from the Minnesota Pipeline operations. Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect the equity income in our Minnesota Pipe Line Company investment, but includes 17% of the calculated EBITDA of the Minnesota Pipe Line Company;

•	does not reflect realized and unrealized gains and losses from hedging activities;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following tables reconcile net (loss) earnings as reflected in the results of operations tables and segment footnote disclosures to Adjusted EBITDA for the periods presented:

	Successor
	Nine Months Ended September 30, 2011
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$330.0	$9.6	$(604.0)	$(264.4)
Adjustments:
Interest expense	—	—	30.6	30.6
Depreciation and amortization	16.0	6.0	0.3	22.3

EBITDA subtotal	346.0	15.6	(573.1)	(211.5)
Minnesota Pipeline proportionate EBITDA	2.7	—	—	2.7
Turnaround and related expenses	22.5	—	—	22.5
Stock-based compensation expense	—	—	1.1	1.1
Unrealized losses on derivative activities	—	—	334.5	334.5
Contingent consideration income	—	—	(37.6)	(37.6)
Formation costs	—	—	6.1	6.1
Realized losses on derivative activities	—	—	246.4	246.4

Adjusted EBITDA	$371.2	$15.6	$(22.6)	$364.2

	Predecessor
	Nine Months Ended September 30, 2010
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$102.9	$21.3	$(49.4)	$74.8
Adjustments:
Interest expense	—	—	0.2	0.2
Depreciation and amortization	19.9	10.1	—	30.0
Income tax provision	—	—	49.2	49.2

EBITDA subtotal	122.8	31.4	—	154.2
Minnesota Pipeline proportionate EBITDA	2.9	—	—	2.9
Turnaround and related expenses	8.2	—	—	8.2
Stock-based compensation expense	0.2	—	—	0.2

Adjusted EBITDA	$134.1	$31.4	$—	$165.5

	Successor
	June 23, 2010 (inception date) to December 31, 2010
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$9.1	$0.5	$15.2	$24.8
Adjustments:
Interest expense	—	—	3.2	3.2
Depreciation and amortization	1.7	0.5	—	2.2

EBITDA subtotal	10.8	1.0	18.4	30.2
Minnesota Pipeline proportionate EBITDA	0.3	—	—	0.3
Stock-based compensation expense	—	—	0.1	0.1
Unrealized losses on derivative activities	—	—	27.1	27.1
Formation costs	—	—	3.6	3.6
Bargain purchase gain	—	—	(51.4)	(51.4)

Adjusted EBITDA	$11.1	$1.0	$(2.2)	$9.9

	Predecessor
	Eleven Months Ended November 30, 2010
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$142.8	$26.5	$(108.3)	$61.0
Adjustments:
Interest expense	—	—	0.3	0.3
Depreciation and amortization	24.9	12.4	—	37.3
Income tax provision	—	—	67.1	67.1

EBITDA subtotal	167.7	38.9	(40.9)	165.7
Minnesota Pipeline proportionate EBITDA	3.7	—	—	3.7
Turnaround and related expenses	9.5	—	—	9.5
Stock-based compensation expense	0.3	—	—	0.3
Unrealized losses on derivative activities	—	—	40.9	40.9

Adjusted EBITDA	$181.2	$38.9	$—	$220.1

	Predecessor
	Year Ended December 31, 2009
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$70.6	$19.3	$(35.2)	$54.7
Adjustments:
Interest expense	—	—	0.4	0.4
Depreciation and amortization	26.0	14.2	—	40.2
Income tax provision	—	—	34.8	34.8

EBITDA subtotal	96.6	33.5	—	130.1
Minnesota Pipeline proportionate EBITDA	4.2	—	—	4.2
Turnaround and related expenses	0.6	—	—	0.6
Stock-based compensation expense	0.3	—	—	0.3

Adjusted EBITDA	$101.7	$33.5	$—	$135.2

	Predecessor
	Year Ended December 31, 2008
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$77.7	$21.2	$(40.3)	$58.6
Adjustments:
Interest expense	—	—	0.5	0.5
Depreciation and amortization	24.4	14.8	—	39.2
Income tax provision	—	—	39.8	39.8

EBITDA subtotal	102.1	36.0	—	138.1
Minnesota Pipeline proportionate EBITDA	3.2	—	—	3.2
Turnaround and related expenses	3.7	—	—	3.7
Stock-based compensation expense	0.3	—	—	0.3

Adjusted EBITDA	$109.3	$36.0	$—	$145.3

Liquidity and Capital Resources

Our primary sources of liquidity have traditionally been cash generated from our operating activities and borrowings under the ABL Facility. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on producing or purchasing and selling sufficient quantities of refined products and merchandise at margins sufficient to cover fixed and variable expenses. For discussions on our refinery gross product margin per barrel and retail fuel margin per gallon and merchandise margin for company-operated stores, see “—Results of Operations—Refining Segment” and “—Results of Operations—Retail Segment” and for discussions on factors that affect our results of operations, see “—Major Influences on Results of Operations.” For more information on the ABL Facility, see “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

Based on current and anticipated levels of operations and conditions in our industry and markets, we believe that cash on hand, together with cash flows from operations and borrowings available to us under the ABL Facility, will be adequate to meet our working capital, capital expenditures, any debt service and other cash requirements for at least the next twelve months.

We use a variety of hedging instruments to enhance the stability of our cash flows. In general, we attempt to hedge risks related to the variability of our future cash flow and profitability resulting from changes in applicable commodity prices or interest rates so that we can maintain cash flows sufficient to meet debt service, required capital expenditures and similar requirements. See “—Quantitative and Qualitative Disclosures About Market Risk.”

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(dollars in millions, except per gallon data)
Net cash provided by operating activities	$47.1	$129.4	$145.4	$—	$73.5	$196.6
Net cash used in investing activities	(84.6)	(25.0)	(29.3)	(363.3)	(21.1)	(140.2)
Net cash provided by (used in) financing activities	34.5	(103.9)	(115.4)	436.1	(52.3)	(2.5)

Net increase (decrease) in cash and cash equivalents	(3.0)	0.5	0.7	72.8	0.1	53.9
Cash and cash equivalents at beginning of period	8.5	5.5	6.0	—	6.0	72.8

Cash and cash equivalents at end of period	$5.5	$6.0	$6.7	$72.8	$6.1	$126.7

Net Cash Provided By Operating Activities. Net cash provided by operating activities for the nine months ended September 30, 2011 was $196.6 million. The most significant providers of cash were our operating income ($347.1 million) adjusted for non-cash adjustments, such as depreciation and amortization expense ($22.3 million) and non-cash contingent consideration income ($37.6 million). Additionally, cash was provided by decreases in other current assets ($15.9 million) and increases in accounts payable and accrued expenses ($119.2 million). These increases in cash were partially offset by realized losses on derivative activities of $246.4 million and interest expense ($30.6 million).

Net cash provided by operating activities for the nine months ended September 30, 2010 was $73.5 million. The most significant providers of cash were net earnings ($74.8 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($30.0 million) and changes in inventories ($26.7 million). These increases in cash were partially offset by a net cash outflow from changes in accounts receivables ($19.7 million), accounts payable and accrued expenses ($17.0 million), and changes in receivables from related parties ($19.0 million).

Net cash used in operating activities for the 2010 Successor Period was less than $0.1 million. The most significant providers of cash were net income ($24.8 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($2.2 million), unrealized losses from derivative activities ($27.1 million), changes in inventories ($38.6 million) and changes in accounts payable and accrued expenses ($86.4 million). These increases in cash were offset by a net cash outflow from changes in current receivables ($100.2 million), changes in other current assets ($27.7 million) and an adjustment for non-cash bargain purchase gain ($51.4 million).

Net cash provided by operating for the eleven months ended November 30, 2010 was $145.4 million. The most significant providers of cash were net earnings ($61.0 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($37.3 million), unrealized losses from derivative activities ($40.9 million) and changes in accounts payable and accrued expenses ($23.8 million). These increases in cash were partially offset by a net cash outflow from changes in current receivables ($17.5 million).

Net cash provided by operating activities for the fiscal year ended December 31, 2009 was $129.4 million. The most significant providers of cash were our net earnings ($54.7 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($40.2 million) and changes in current accounts payable and accrued expenses ($31.2 million) and receivables from/payables to related parties ($23.8 million). These increases in cash were partially offset by a net cash outflow from changes in accounts receivables ($14.7 million) and inventories ($6.8 million).

Net cash provided by operating activities for the fiscal year ended December 31, 2008 was $47.1 million. The most significant providers of cash were our net earnings ($58.6 million) and adjustments to reconcile net income to net cash provided from operating activities, such as depreciation and amortization ($39.2 million), deferred income taxes ($10.0 million) and changes in current receivables ($70.2 million). These increases in cash were partially offset by a net cash outflow from changes in current accounts payable and accrued expenses ($83.7 million) and receivables from/payables to related parties ($45.6 million).

Changes in accounts payable and receivable and accrued expenses described above primarily relate to the changes in our total revenue, costs and expenses for such period discussed above under “Results of Operations.” Other factors affecting these changes were not material.

Net Cash Used In Investing Activities. Net cash used in investing activities for the nine months ended September 30, 2011 was $140.2 million, relating to capital expenditures ($27.4 million) and cash paid to Marathon Oil as part of the Marathon Acquisition ($112.8 million). Capital spending for the nine months ended September 30, 2011 primarily included a multi-year boiler replacement project at the refinery and safety related enhancements and facility improvements at the refinery. We recently completed a multi-year boiler replacement project with a total estimated project cost of approximately $17.9 million (including costs of $12.8 million during the period from 2008 through November 30, 2010, and costs of $5.1 million during the period from December 1, 2010 through September 30, 2011).

Net cash used in investing activities for the nine months ended September 30, 2010 was $21.1 million relating primarily to capital expenditures. Capital spending for the nine months ended September 30, 2010 primarily included ongoing expenditures related to the revamp of the No. 2 crude unit, the multiyear boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery.

Net cash used in investing activities for the 2010 Successor Period was $363.3 million, primarily relating to net cash paid for the Marathon Acquisition ($360.8 million).

Net cash used in investing activities for the eleven months ended November 30, 2010 was $29.3 million, primarily relating to capital expenditures ($29.8 million). Capital spending for the eleven months ended November 30, 2010 primarily included ongoing expenditures related to the revamp of the No. 2 crude unit, the multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery.

Net cash used in investing activities for the year ended December 31, 2009 was $25.0 million, primarily relating to capital expenditures ($29.0 million), partially offset by the return of capital on our cost method investment ($3.3 million). Capital spending for 2009 included ongoing expenditures related to the revamp of the No. 2 crude unit, the multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements.

Net cash used in investing activities for the year ended December 31, 2008 was $84.6 million, primarily relating to capital expenditures ($45.0 million) and our portion of contributions to fund capital spending at the Minnesota Pipe Line Company for the capacity expansion at Minnesota pipeline ($40.5 million) completed in 2008. For more information on this expansion project, see “Business—Crude Oil Supply.” Capital spending for 2008 included ongoing expenditures related to the revamp of the No. 2 crude unit and safety related enhancements and facility improvements at the refinery.

Net Cash Provided By (Used In) Financing Activities. Net cash used in financing activities was $2.5 million for the nine months ended September 30, 2011, representing tax distributions to the Existing Owners. Net cash used in financing activities were $52.3 million for the nine months ended September 30, 2010, representing distributions to Marathon. Net cash from financing activities for the 2010 Successor Period were $436.1 million representing borrowing from our senior secured notes ($290.0 million) and investments from members ($180.2 million) offset by financing costs related to the establishment of our credit facilities ($34.1 million). Net cash used in financing activities for the eleven months ended November 30, 2010 and the year ended December 31, 2009 were $115.4 million and $103.9 million, respectively, each representing net distributions to Marathon. Net cash provided by financing activities for the year ended December 31, 2008, was $34.5 million, representing net contributions from Marathon.

Working Capital

Working capital at September 30, 2011 was a deficit of $131.4 million, consisting of $425.3 million in total current assets and $556.7 million in total current liabilities. The working capital at September 30, 2011 was negatively impacted by the short-term derivative liability for unrealized losses of $346.2 million related to our crack spread risk management program. The offsetting benefits related to these unrealized losses should be realized over future periods as the improved crack spread margins are realized. Working capital at December 31, 2010 was $108.6 million, consisting of $358.1 million in total current assets and $249.5 million in total current liabilities. Working capital at December 31, 2009, was negative $51.2 million, consisting of $224.8 million in total current assets and $276.0 million in total current liabilities.

At the closing of the Marathon Acquisition, we entered into a five-year crude oil and supply and logistics agreement with JPM CCC pursuant to which JPM CCC purchases the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. Upon delivery of the crude oil to us we pay JPM CCC the price of the crude oil (determined as of one day subsequent to the date of delivery) plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our crude inventories and allows us to take title to and price our crude oil at locations in close proximity to the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold.

Acquisition Financing

We financed the Marathon Acquisition through a combination of capital contributions from ACON Refining, TPG Refining, and certain members of our senior management, the issuance of an $80 million noncontrolling preferred membership interest to Marathon, the issuance of $290 million in senior secured notes and through certain third-party transactions. See “—Comparability of Historical Results.”

Capital Spending

Capital spending for the first nine months of 2011 primarily included a multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery. We completed a multi-year boiler replacement project, which entailed $17.9 million of capital expenditures over the project life, $12.8 million during the period from 2008 through November 30, 2010 and $5.1 million during the period from December 1, 2010 through September 30, 2011. We currently expect to spend approximately $30 to $40 million per year in capital expenditures during 2011 and 2012.

The following table summarizes our capital expenditures divided among capital replacements, business improvements, environmental, safety and security and other for the relevant periods.

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,		Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
	2008	2009
	(in millions)
Capital replacements	$4.9	$5.5	$9.1	$0.5	$6.7	$6.3
Business improvements(1)	18.6	6.7	3.5	0.2	3.2	5.7
Environmental, safety and security	17.8	8.8	13.2	1.3	9.6	5.4
Other(2)	3.7	8.0	4.0	0.5	2.1	10.0

Total	$45.0	$29.0	$29.8	$2.5	$21.6	$27.4

(1)	Includes capital spending for operating or process improvements and expansion of markets or facilities, such as liquified petroleum gas (“LPG”) storage and operating improvements and gasoline blender upgrades.
(2)	For 2011, includes spending for enterprise resource planning system and information technology infrastructure.

Contractual Obligations and Commitments

We have the following contractual obligations and commitments as of December 31, 2010:

	Payments Due by Period
	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in millions)
Long-term debt(a)	$32.3	$64.7	$64.7	$350.9	$512.6
Lease obligations(b)	24.5	43.3	42.0	205.4	315.2
Capital expenditures(c)	1.8	1.4	—	—	3.2
Environmental remediation costs	0.4	0.6	0.5	2.1	3.6

(a)	Long-term obligations represent (i) the repayment of the $290 million notes at their 2017 maturity date, (ii) cash interest payments for the senior secured notes through the 2017 maturity date, and (iii) commitment fees of 0.625% on an assumed $300 million undrawn balance under the ABL Facility with a maturity date of 2015.
(b)	Lease obligations represent payments for a variety of facilities and equipment under lease, including existing real property leases and payments pursuant to our lease arrangement with Realty Income, office equipment and vehicles, as well as rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.
(c)	Capital expenditures represent our contractual commitments to acquire property, plant and equipment.

Off-Balance Sheet Arrangements

Historically we have not had any off-balance sheet arrangements. In connection with the closing of the Marathon Acquisition, we entered into a lease arrangement with Realty Income, pursuant to which we leased 135 SuperAmerica convenience stores and one support facility over a 15-year initial term at an aggregate annual rent fixed for five years at an annual rate of $20.3 million, with consumer price index-based rent increases thereafter. For more information on the sale-leaseback arrangement, see “—Comparability of Historical Results.”

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2008, 2009 and 2010. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. See Note 2 to our audited financial statements for a discussion of additional accounting policies and estimates made by management.

Contingent Consideration and Margin Support Arrangements

We will be required to make earn-out payments to Marathon if the Agreement Adjusted EBITDA exceeds $165 million, less, among other things, any rental expense accrued pursuant to the sale leaseback arrangement with Realty Income, during any year in each of the eight years following the Marathon Acquisition. Agreement Adjusted EBITDA adjusts for, among other items, (i) any unrealized gains or losses relating to derivative activities, (ii) any gains or losses generated by the liquidation of any LIFO inventory layers, (iii) any losses related to lower of cost or market inventory adjustments, and (iv) any gains on the sale of property, plant or equipment and certain other assets. Marathon will receive 40% of the amount by which Agreement Adjusted EBITDA exceeds the specified threshold, not to exceed $125 million over the eight years following the Marathon Acquisition. The Marathon Acquisition agreements also include a margin support component that requires Marathon to pay us up to $30 million per year to the extent the Agreement Adjusted EBITDA is below $145 million, less, among other things, any rental expense accrued pursuant to the sale-leaseback arrangement with Realty Income, in either of the twelve-month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period. Subsequent fair value adjustments to these collective contingent consideration arrangements (earn-out arrangement and margin support arrangement) will be recorded in the statement of operations based on quarterly remeasurements. These subsequent fair value adjustments will be made based on our estimates of Agreement Adjusted EBITDA expected to be earned over the earn-out period. As such, there are inherent risks related to the accuracy of such estimates. See Note 13 to our audited financial statements for further information on our fair value measurements.

Investment in the Minnesota Pipe Line Company and MPL Investments

Our 17% common interest in the Minnesota Pipe Line Company is accounted for using the equity method of accounting and carried at our share of net assets in accordance with the Financial Accounting Standards Board, or the FASB, Accounting Standards Codification paragraph 323-30-35-3. Income from equity method investment represents our proportionate share of net (loss) earnings attributed to common owners generated by the Minnesota Pipe Line Company.

The equity method investment is assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net (loss) earnings.

The investment in MPL Investments, over which we do not have significant influence and whose stock does not have a readily determinable fair value, is carried at cost. MPL Investments owns all of the preferred membership units of the Minnesota Pipe Line Company. Dividends received from MPL Investments are recorded as return of capital from cost method investment and in other income).

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost of inventories is determined primarily under the LIFO method. However, we maintain other inventories in the retail segment whose cost is primarily determined using the first-in, first-out (“FIFO”) method. The refining segment has a LIFO pool for crude oil and refinery feedstocks and a separate LIFO pool for refined products.

The retail segment has separate LIFO pools for refined products, cigarettes, soft drinks, beer and wine and general merchandise. The LIFO values for each pool were maintained by Speedway SuperAmerica LLC, a wholly-owned subsidiary of Marathon Oil (“SSA”) at the store level through the allocation of LIFO costs based on the percentage of each store’s weighted moving average cost of inventory to SSA’s total weighted moving average inventory cost for the items in each LIFO pool. Cost of inventories of perishable items such as prepaid food inventories are determined using the FIFO method.

Intangible Assets

Intangible assets primarily include a retail marketing trade name, franchise agreements, refinery licensed technology agreements and refinery permits and plans. The marketing trade name has an indefinite life and therefore is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value. The other intangibles are amortized on a straight-line basis over the expected remaining lives of the related contracts, as applicable, which range from 8 to 15 years. Amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

Major Maintenance Activities

We incur costs for planned major refinery maintenance, referred to as “turnarounds.” These types of costs include contractor repair services, materials and supplies, equipment rentals and labor costs. Such costs are expensed in the period incurred.

Environmental Costs

Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted when the estimated amount is reasonably fixed and determinable.

Asset Retirement Obligations

The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining assets and asset retirement obligations for the removal of underground storage tanks from leased convenient stores have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline, terminal and retail marketing assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminable.

Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair value of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is determined on a straight-line basis, while accretion escalates over the lives of the assets.

Derivative Financial Instruments

We are exposed to earnings and cash flow volatility based on the timing and change in refined product prices versus crude oil prices. To manage these risks, we use derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option contracts are used to hedge the volatility of refining margins. We also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. We have not designated any derivative instruments as hedges for accounting purposes and we do not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of operations. These gains or losses are reported within operating activities on the consolidated statement of cash flows.

Income Taxes

Subsequent to the Marathon Acquisition, we are structured as limited liability companies and are therefore pass-through entities for income tax purposes. As a result, we do not incur federal income taxes. Prior to the Marathon Acquisition, our taxable income was historically included in the consolidated U.S. federal income tax returns of Marathon and also in a number of state income tax returns, which are filed as consolidated returns.

Prior to the Marathon Acquisition, the provision for income taxes was computed as if we were a stand-alone tax-paying entity and as if we paid the amount of our current federal and state tax liabilities to Marathon in each period. As such, the accrual and payment of the current federal and state tax liabilities is recorded within the net investment in the combined financial statements in the period incurred.

Prior to the Marathon Acquisition, deferred tax assets and liabilities were recognized based on temporary differences between the financial statement carrying amounts of our assets and liabilities and their tax bases as reported in Marathon’s tax filings with the respective taxing authorities. The realization of deferred tax assets was assessed periodically based on several interrelated factors. These factors included the expectation to generate sufficient future taxable income in order to utilize tax credits and operating loss carry-forwards.

For more information, see Note 5 to our audited historical financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

Variable interest accounting standards were amended by the FASB in June 2009. The new accounting standards replace the existing quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity. In addition, the concept of qualifying special-purpose entities has been eliminated. Ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity are also required. The amended variable interest accounting standard requires reconsideration for determining whether an entity is a variable interest entity when changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lack the power from voting rights or similar rights to direct the activities of the entity. Enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. Prospective application of this standard beginning in the first quarter of 2010 did not have any impact on our combined results of operations, financial position or cash flows.

A standard to improve disclosures about fair value measurements was issued by the FASB in January 2010. The additional disclosures required include: (1) the different classes of assets and liabilities measured at fair value, (2) the significant inputs and techniques used to measure Level 2 and Level 3 assets and liabilities for both recurring and nonrecurring fair value measurements, (3) the gross presentation of purchases, sales, issuances and settlements for Level 3 rollforward of activity, and (4) the transfers in and out of Levels 1 and 2. We adopted all aspects of this standard effective January 1, 2010, including the gross presentation of the roll forward of Level 3 activity, which could have been deferred until 2011. This adoption did not have any impact on our combined results of operations, financial position or cash flows.

The FASB amended the reporting standards for comprehensive income in June 2011 to eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. All non-owner changes in stockholders’ equity are required to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments did not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012, and will be applied retrospectively. Early application is permitted. This standard will not have an impact on our consolidated results of operations, financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, including changes in commodity prices and interest rates. We may use financial instruments such as puts, calls, swaps, forward agreements and other financial instruments to mitigate the effects of the identified risks. In general, we attempt to hedge risks related to the variability of our future cash flow and profitability resulting from changes in applicable commodity prices or interest rates so that we can maintain cash flows sufficient to meet debt service, required capital expenditures and similar requirements.

Commodity Price Risk

As a refiner of petroleum products, we have exposure to market pricing for products sold in the future. In order to realize value from our processing capacity, we must achieve a positive spread between the cost of raw materials and the value of finished products (i.e., refinery gross product margin or crack spread). The physical commodities that comprise our raw materials and finished goods are typically bought and sold at a spot or index price that can be highly variable. The timing, direction and overall change in refined product prices versus crude oil prices will impact profit margins and could have a significant impact on our earnings and cash flows. Assuming all other factors remained constant, a $1 per barrel change in our average refinery gross product margin, based on our 2010 average refinery throughput of 80,157 bpd, would result in a change of $29.3 million in our overall gross margin.

The prices of crude oil, refined products and other commodities are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are beyond our control. We monitor these risks and, where appropriate under our hedging policy, we will seek to reduce the volatility of our cash flows by hedging a significant and operationally reasonable volume of our gasoline and diesel production for a three-to-four year period on a rolling basis. We enter into hedging transactions designed to mitigate the impact of commodity price fluctuations on our business by locking in or fixing a percentage of the anticipated or planned gross margin in future periods. We will not enter into financial instruments for purposes of speculating on commodity prices. However, we may execute derivative financial instruments pursuant to our hedging policy that are not considered to be hedges within the applicable accounting guidelines.

In addition, the crude oil supply and logistics agreement with JPM CCC allows us to take title to, and price, our crude oil at locations in close proximity to the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished refined products are sold. Furthermore, this agreement enables us to mitigate potential working capital fluctuations relating to crude oil price volatility.

Basis Risk

The effectiveness of our derivative strategy is dependent upon the correlation of the price index utilized for the hedging activity and the cash or spot price of the physical commodity for which price risk is being mitigated. Basis risk is a term we use to define that relationship. Basis risk can exist due to several factors, for example the location differences between the derivative instrument and the underlying physical commodity. Our selection of the appropriate index to utilize in a hedging strategy is a prime consideration in our basis risk exposure. In hedging NYMEX or U.S. Gulf Coast (or any other relevant benchmark) crack spreads, we experience location basis as the settlement price of NYMEX refined products (related more to New York Harbor cash markets) or U.S. Gulf Coast refined products (related more to U.S. Gulf Coast cash markets) may be different than the prices of refined products in our Upper Great Plains pricing area. The risk associated with not hedging the basis when using NYMEX or U.S. Gulf Coast forward contracts to fix future margins is if the crack spread increases based on prices traded on NYMEX or U.S. Gulf Coast while pricing in our market remains flat or decreases, then we would be in a position to lose money on the derivative position while not earning an offsetting additional margin on the physical position based on the pricing in our market.

Commodities Price and Basis Risk Management Activities

At the closing of the Marathon Acquisition, we entered into the J. Aron Hedge Agreement that governs all cash-settled commodity transactions that we enter into with J. Aron & Company for the purpose of managing our risk with respect to the crack spread created by the purchase of crude oil for future delivery and the sale of refined petroleum products, including gasoline, diesel, jet fuel and heating fuel, for future delivery. Under the agreement, as market conditions permit, we have the capacity to hedge our crack spread risk with respect to significant percentages of the refinery’s projected monthly production of some or all of these refined products on a three-to-four-year rolling basis. We entered into an amendment to the J. Aron Hedge Agreement in November 2011 to permit us to enter into additional hedging transactions with a different counterparty should we elect to do so. As of September 30, 2011, we have hedged approximately 22 million barrels of future gasoline and diesel production under commodity derivatives contracts that are either exchange-traded contracts in the form of futures contracts or over-the-counter contracts in the form of commodity price swaps that reference benchmark indices such as NYMEX or U.S. Gulf Coast.

Our open positions at September 30, 2011 will expire at various times during the remainder of 2011 and 2012. We prepared a sensitivity analysis to estimate our exposure to market risk associated with our derivative instruments. This analysis may differ from actual results. Based on our open positions of 22 million barrels, a $1.00 per barrel change in quoted market prices of our derivative instruments, assuming all other factors remain constant, could change the fair value of our derivative instruments and our net (loss) earnings by approximately $22 million.

We intend to enter into additional futures derivatives contracts in connection with material increases in our estimated refined product production and at times when we believe market conditions or other circumstances suggest that it is prudent to do so. We may use commodity derivatives contracts such as puts, calls, swaps, forward agreements and other financial instruments to mitigate the effects of the identified risks. Additionally, we may take advantage of opportunities to modify our derivative portfolio to change the percentage of our hedged refined product volumes when circumstances suggest that it is prudent to do so. We will not hedge the basis risk between the actual or spot prices of refined products sold in our market and that of the NYMEX or U.S. Gulf Coast associated with selling forward derivatives contracts for NYMEX or U.S. Gulf Coast crack spreads.

Interest Rate Risk

As of September 30, 2011, the availability under the ABL Facility was $137.5 million. This availability is net of $61.5 million in outstanding letters of credit. NTE had no borrowings under the ABL Facility at September 30, 2011 and December 31, 2010. Borrowings under the ABL Facility bear interest, at our election, at either an alternative base rate, plus an applicable margin (which ranges between 1.75% and 2.25% pursuant to a grid based on average excess availability) or a LIBOR rate, plus an applicable margin (which ranges between 2.75% and 3.25% pursuant to a grid based on average excess availability). See “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

We have interest rate exposure on a portion of the cost of crude oil payable to JPM CCC for the crude oil inventory that they purchase for delivery to our refinery under the crude oil supply and logistics agreement. This exposure is offset with the credits we receive from JPM CCC for the trade terms granted by suppliers to them on crude oil purchases intended for our refinery. Our interest rate exposure is the spread between 3-months and 1-month LIBOR. A widening of the spread between these two rates may result in a higher cost of crude oil to us.

Credit Risk

We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

BUSINESS

Overview

We are an independent downstream energy company with refining, retail, and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the nine months ended September 30, 2011, we had total revenues of $3.2 billion, operating income of $347.1 million, a net loss of $264.4 million and Adjusted EBITDA of $364.2 million. For the year ended December 31, 2010, on a pro forma basis for the Marathon Acquisition, total revenues were $3.5 billion, operating income was $169.7 million, net earnings were $63.0 million and Adjusted EBITDA was $213.1 million. For a definition, and reconciliation, of Adjusted EBITDA to net (loss) earnings, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 bpd (84,500 barrels per stream day) refinery, located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index rating of 11.5, which refers to the ability of a refinery to produce finished products based on its investment intensity and cost relative to other refineries. We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. Of the 27 operable refineries in the PADD II region, only three have a Nelson complexity index rating higher than ours. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to sources of crude oils from Western Canada and North Dakota, as well as the ability to distribute our refined products throughout the Midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 79% and 78% of our total refinery production for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, comprised higher value, light refined products, including gasoline and distillates.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 80% and 75% of our gasoline and diesel volumes for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, were sold via our light products terminal to our company-operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company, which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically supplied the majority of the crude oil used and processed in our refinery.

Retail Business

As of September 30, 2011, our retail business operated 166 convenience stores under the SuperAmerica trademark and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica trademark. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the nine months ended September 30, 2011 and the year ended December 31, 2010.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Refining Industry Overview

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel, asphalt and other products. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and the refined products are commodities with fluctuating prices. In order to increase profitability, it is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

According to the EIA, as of January 1, 2011, there were 137 oil refineries operating in the United States, with the 15 smallest each having a refining capacity of 14,000 bpd or less, and the 10 largest having capacities ranging from 330,000 bpd to 560,640 bpd.

High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. According to the EIA, domestic operating refining capacity has increased approximately 5% between January 1982 and January 2011 from 16.1 million bpd to 16.9 million bpd. Much of this increase in capacity is generally the result of efficiency measures and moderate expansions at various refineries, known as “capacity creep,” but some significant expansions at existing refineries have occurred as well. During this same time period, more than 110 generally smaller and less efficient refineries that had limited access to a wide variety of crude oils or were unable to profitably process feedstock into a marketable product mix were closed.

According to the EIA, total demand for refined products in PADD II, which is the region in which we operate, has represented approximately 26% of total U.S. refined products demand from 2006 to 2010. Within PADD II, refined product production capacity is currently insufficient to meet demand. For example, according to the EIA, due to product supply shortfalls within PADD II, net receipts of gasoline, distillate and jet fuel/kerosene from domestic sources outside of PADD II comprised approximately 19%, 17% and 16%, respectively, of demand for these products. Refining capacity in the PADD II region has decreased approximately 3% between January 1982 and January 2011 from approximately 3.8 million bpd to approximately 3.6 million bpd, while more than 25 refineries in the PADD II region have ceased operations. The refined product volumes that are necessary to satisfy the demand in excess of PADD II production are primarily sourced from domestic refineries located outside of PADD II, specifically from the U.S. Gulf Coast.

The following tables illustrate the balance of certain refined products in PADD II from 2005 – 2010:

PADD II Gasoline Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	1,816	1,796	1,769	1,713	1,778	1,807
Net Receipts of Products from Domestic Sources Outside PADD II	673	691	673	594	550	482
Ethanol	136	138	179	243	222	231
Exports to Non-U.S. Sources	0	2	11	19	1	5
Imports from Non-U.S. Sources	2	1	2	1	1	3
Other	(1)	1	(15)	(26)	(17)	(2)

Total	2,626	2,629	2,619	2,544	2,535	2,526

PADD II Distillate Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	908	914	927	987	898	963
Net Receipts of Products from Domestic Sources Outside PADD II	344	332	336	249	180	195
Exports to Non-U.S. Sources	(9)	(2)	(6)	(12)	(6)	(3)
Imports from Non-U.S. Sources	4	6	6	5	4	6
Other	2	5	(8)	(7)	1	1

Total	1,249	1,255	1,255	1,222	1,077	1,162

PADD II Jet Fuel/Kerosene Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	230	220	202	209	208	219
Net Receipts of Products from Domestic Sources Outside PADD II	145	119	115	74	49	41
Exports to Non-U.S. Sources	(1)	(4)	(7)	(10)	(5)	(4)
Imports from Non-U.S. Sources	0	0	0	0	0
Other	(3)	2	1	2	(4)	(1)

Total	371	337	311	275	248	255

Source: EIA; see “Market and Industry Data and Forecasts.”

Our Business Strategy

The primary components of our business strategy are:

•

Focus on Optimizing Crude Oil Supply. We are focused on optimizing our crude oil purchases for our refining operations and minimizing our crude oil feedstock costs. Our strategic location and the refinery’s complexity allow us to receive and process a variety of light, heavy, sweet and sour crude oils from Western Canada and the United States, many of which have historically priced at a discount to the NYMEX WTI price benchmark.

•

Maintain Significant Liquidity in Our Business. We rely on cash from operating activities, existing cash balances and the ABL Facility as sources of liquidity to provide us with financial flexibility during periods of volatile commodity prices. We manage our operations prudently with a focus on maintaining ample liquidity to meet unforeseen capital needs. During December 2010, we entered into a five-year crude oil supply and logistics agreement with JPM CCC to supply our refinery’s crude oil feedstock requirements, which helps reduce the amount of working capital required in our refinery operations. As of September 30, 2011, we had approximately $264.2 million of available liquidity comprised of cash on hand and amounts available for borrowing under the ABL Facility.

•

Reduce Reliance on Wholesale Market by Growing Our Retail Business. We intend to emphasize the development and growth of our dedicated SuperAmerica branded retail business to which we supply transportation fuels directly from our refining operations. We expect our near-term growth to be driven by an expansion of our SuperAmerica franchise business. In the long term, we anticipate increasing the number of company operated convenience stores in select areas.

•

Selectively Engage in Hedging Activities to Mitigate Gross Margin Volatility. We seek to mitigate the variability of commodity price exposure by selectively engaging in hedging strategies that are intended to protect our refining gross margins and operating cash flows. Our hedging policy establishes that we systematically evaluate the merits of entering into commodity derivatives contracts to hedge our crack spread risk with respect to a portion of our expected gasoline and diesel production on a rolling basis. Crack spread measures the difference between the price received from the sale of light products and the price paid for crude oil. For example, the 3:2:1 crack spread is a general industry standard that approximates the per barrel refining margin resulting from processing three barrels of crude oil to produce two barrels of gasoline and one barrel of distillates, which generally includes diesel, jet fuel or kerosene. Commodity derivatives contracts that we enter into are either exchange-traded contracts in the form of futures contracts or over-the-counter contracts in the form of commodity price swaps that reference benchmark indices. As of September 30, 2011, we hedged approximately 22 million barrels of future gasoline and distillate production under commodity derivatives contracts.

•

Selectively Consider Acquisition Opportunities. We intend to selectively consider strategic acquisitions within the refining and retail marketing industry. In selecting acquisitions within the refining industry, we will consider the following criteria: (i) performance through the refining cycle, (ii) advantageous access to crude oil supplies, (iii) attractive refined products market fundamentals and (iv) access to distribution and logistics infrastructure. In our existing areas of operation, we will seek acquisition opportunities that have the potential for operational efficiencies. We may also evaluate opportunities in the energy industry outside of our existing areas of operation and in new geographic regions to expand our operating footprint.

Our Competitive Strengths

We have a number of competitive strengths that we believe will help us to successfully execute our business strategy:

•

Strategically Located Refinery with Advantageous Access to Crude Oil Supply. Our refinery is located on approximately 170 acres along the Mississippi River, in a strategically advantageous area within the PADD II region. The refinery has the ability to source a variety of crude oils, including heavy Canadian crude oils and light North Dakota crude oils, primarily via the Minnesota Pipeline. Our refinery also has access to crude oils from Cushing, Oklahoma, the U.S. Gulf Coast and other foreign markets. The ability to source and process multiple types of crude oil enables us to capitalize our changing market conditions and, we believe, increase our overall profitability. For the nine months ended September 30, 2011, 52% of the crude oil processed at the refinery was Canadian crude oil, with the remainder comprised of locally produced U.S. crude oils, mostly from the Bakken Shale in North Dakota.

Historically, we have purchased our crude oil at a discount to NYMEX WTI as a result of our close proximity to plentiful sources of crude oil in Western Canada and North Dakota. Over the five years ended September 30, 2011, we realized an average discount of $1.95 per barrel of crude oil purchased for our refinery when compared to the average NYMEX WTI price per barrel over the same period.

The following chart highlights the recent trend in this discount:

More recently, the increase of the discount at which a barrel of NYMEX WTI traded relative to a barrel of Brent has allowed refineries, such as ours, that are capable of sourcing and utilizing crude oil that is priced more in line with NYMEX WTI, to realize lower feedstock costs and benefit from higher refined product prices resulting from higher Brent prices.

•

Attractive Regional Refined Products Supply/Demand Dynamics. In recent years, demand for refined products in the PADD II region has exceeded regional production, resulting in a need for imports from other regions, specifically from the U.S. Gulf Coast region. Our inland location means that foreign and coastal domestic refiners seeking to access our marketing area would incur additional transportation costs. Over the five years ended September 30, 2011, our refinery has realized an average price premium of $3.35 per barrel for its gasoline and distillates production relative to the prices used in calculating the U.S. Gulf Coast 3:2:1 crack spread and an average price premium of $1.86 per barrel relative to the benchmark Group 3 3:2:1 crack spread in each case, assuming a comparable rate of two barrels of gasoline and one barrel of distillate (see footnote 4 to “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data”). Over the five years ended September 30, 2011, the Group 3 3:2:1 crack spread averaged $14.06 per barrel. For the twelve months ended September 30, 2011, the Group 3 3:2:1 crack spread averaged $22.41 per barrel and as of September 30, 2011, the Group 3 3:2:1 crack spread was $33.55 per barrel.

•

Substantial Refinery Operating Flexibility. Since 2006, approximately $213 million (including $194 million from January 2006 through November 2010 and $19 million from June 23, 2010 (inception date) through September 30, 2011) has been invested in upgrades and capital expansion projects to modernize the St. Paul Park refinery, improve its operating flexibility, increase its complexity and meet U.S. environmental, health and safety requirements, including revamping the gas oil hydrotreater in 2006 to allow for the production of ultra low sulfur diesel. As a result of these capital expenditures, we believe that we will be able to comply with known prospective fuel quality requirements without incurring significant capital costs or substantially increased operating costs. In addition, we have significant redundancies in our refining assets, which include two crude oil distillation and vacuum towers, two reformers, two sulfur recovery units and five hydrotreating units. These redundancies allow us to continue to receive and process crude oil and other feedstocks in the event a unit goes out of service and allows for increased maintenance flexibility as a redundant unit may be used without having to shut down the entire refinery in the case of a major unit turnaround.

Our refinery has a Nelson complexity index of 11.5. Of the 27 operable refineries in the PADD II region, only three have a Nelson complexity index higher than ours. Our refinery’s complexity means we can process lower cost crude oils into higher value light refined products, including transportation fuels such as gasoline and distillates. Gasoline and distillates comprised approximately 79% and 78% of our total refinery production for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

•

Strong Refinery Operating and Safety Track Record. Our refinery has a strong operating and safety track record as evidenced by our high mechanical availability and low recordable incidents. This performance is due to, among other things, the periodic upgrades and maintenance performed at our refinery. We measure our safety track record primarily through the use of injury frequency rates as determined by the OSHA. Our refinery had an OSHA Recordable Rate of 0.35 and 0.40 during the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

•

Integrated Refining and Retail Distribution Operations. Our business is an integrated refining operation with significant storage assets and a retail distribution network comprising, as of September 30, 2011, 166 company-operated and 67 franchised convenience stores, all of which are operated under the SuperAmerica trademark. For the nine months ended September 30, 2011 and the year ended December 31, 2010, we sold approximately 80% and 75%, respectively, of our gasoline and diesel volumes via our eight-bay bottom-loading light products terminal located at the refinery, primarily to our retail distribution network and to a lesser extent, other resellers. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores during these periods. We also have a contract with Marathon to supply substantially all of the gasoline and diesel requirements of 90 independently owned and operated Marathon branded convenience stores. In addition, we also have (i) a seven-bay heavy products terminal located on the refinery property, (ii) rail facilities for shipping liquefied petroleum gases and asphalt and for receiving butane, isobutane and ethanol and (iii) a barge dock on the Mississippi River used primarily for shipping vacuum residuals and slurry.

•

Experienced, Proven and Incentivized Management Team. Our management team is led by our Chief Executive Officer, Mario E. Rodriguez, formerly a managing director in the global energy investment banking division of Citigroup Global Markets, who has approximately 20 years experience in the energy and finance industries. Our President and Chief Operating Officer, Hank Kuchta, has over 30 years of industry experience and was formerly President and Chief Operating Officer of Premcor Inc. Premcor operated four refineries in the United States with approximately 750,000 bpd of refining capacity at the time of its sale to Valero Energy Corporation in April 2005. Prior to Premcor, Mr. Kuchta served in various management positions at Phillips 66 Company, Tosco Corporation and Exxon Corporation. Our President of refinery operations, Greg Mullins, previously worked at Marathon for over 30 years and has extensive experience in all aspects of refinery operations and management as well as major project development and project management. Several members of our management team, including our President and Chief Operating Officer; our Vice President, Marketing; our Vice President, Supply; our Vice President, Human Resources; and our Vice President, Chief Information Officer, have experience working together as a management team at Premcor. In addition, our management team will have a significant ownership interest in us immediately following the completion of this offering, which we believe provides significant incentives to grow the value of our business for the benefit of all of our stockholders.

Our Refining Business

Our refinery occupies approximately 170 acres along the Mississippi River in the southeast of St. Paul Park, Minnesota and was originally built in 1939. The refinery was acquired by Ashland Oil, Inc. in 1970 from Northwestern Refining, was jointly owned by Ashland Oil, Inc. and Marathon from 1998 through 2005 and became fully owned by Marathon in 2005. Our refinery is a 74,000 bpd (84,500 barrels per stream day) cracking facility with operations including crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. A major refinery improvement and expansion project was completed in 1993 to enable the refinery to produce environmentally compatible low sulfur fuels. In 2006, the gas oil hydrotreater was revamped, which enables us to produce ultra low sulfur diesel, at a capital cost of approximately $24 million. The fluid catalytic cracking unit was expanded in 2007 for a total capital cost of approximately $37 million, which improved gasoline yield and increased capacity from 27,100 bpd to 28,500 bpd. We have just completed a multi-year boiler replacement project with a total estimated project cost of approximately $17.9 million (including costs of $12.8 million during the period from 2008 through November 30, 2010 and $5.1 million during the period from December 1, 2010 through September 30, 2011).

A refinery’s location can have an important impact on its refining margins because location can influence access to feedstocks and efficient distribution for refined products. There are five regions in the United States, the Petroleum Administration for Defense Districts (“PADDs”), that have historically experienced varying levels of refining profitability due to regional market conditions. Refiners located in the U.S. Gulf Coast region operate in a highly competitive market due to the fact that this region (“PADD III”) accounts for approximately 38% of the total number of operable U.S. refineries as of January 1, 2011 and approximately 49% of the country’s refining capacity as of January 2011. Our refinery is located in the strategically advantageous PADD II region. In recent years, demand for refined products in the PADD II region has exceeded regional capacity, resulting in a need for imports from other regions, specifically from the U.S. Gulf Coast region. Our inland location means that foreign and coastal domestic refiners seeking to access our marketing area would incur additional transportation costs. This favorable supply/demand imbalance has allowed our refinery to generate higher refining margins, as measured by the U.S. Gulf Coast 3:2:1 crack spread. We have realized, on average, a premium of $5.30 per barrel of refined product relative to the benchmark Group 3 3:2:1 crack spread over the past five years through September 30, 2011 assuming a comparable rate of two barrels of gasoline and one barrel of distillate for each of the U.S. Gulf Coast 3:2:1 crack spread and the Group 3 3:2:1 crack spread.

The refinery is an integrated refining operation with significant storage and transportation assets. Our transportation assets include our 17% interest in the Minnesota Pipe Line Company, an eight-bay light product terminal located approximately two miles from the refinery, a seven-bay heavy product loading rack located on the refinery property, rail facilities for shipping LPG and asphalt and receiving butane, isobutane and ethanol and a barge dock on the Mississippi River used primarily for shipping vacuum residue and slurry. As of September 30, 2011, our storage assets include 84 hydrocarbon storage tanks with a total capacity of 3.7 million barrels (156 million gallons), 0.8 million barrels of crude oil storage and 2.9 million barrels of feedstock and product storage.

Process Summary

Our refinery is a 74,000 bpd (84,500 barrels per stream day) cracking facility with operations including crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. We have significant redundancy in our refining assets, which include two crude oil distillation and vacuum towers, two reformers, two sulfur recovery units and five hydrotreating units. This redundancy allows us to continue to receive and process crude oil even if one tower goes out of service and also allows for increased maintenance flexibility as a redundant unit may be used without having to shut down the entire refinery in the case of a major unit turnaround. During the nine months ended September 30, 2011 and the year ended December 31, 2010, the refinery processed nearly 76,829 bpd and 74,142 bpd of crude oil, respectively, and 3,865 bpd and 6,015 bpd of other charge and blendstocks, respectively. The facility processes a mix of light sweet, synthetic and heavy sour crude oils, predominately from Canada and North Dakota, into products such as gasoline, diesel, jet fuel, asphalt, kerosene, propane, LPG, propylene and sulfur. Our refinery crude capacity utilization rates have ranged from approximately 80% to approximately 88% over the last five years. Please see below a simplified process flow diagram of the major refining units at our refinery.

St. Paul Park Refinery Block Flow Summary (1)

(1)	This is a simplified refinery flow diagram that does not reflect all of the redundant units of all our refinery or every processing unit listed in the chart entitled “Major Process Unit Capacities” below.

The following table summarizes our refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Major Process Unit Capacities

(Barrels per stream day)

Process Unit	Capacity	% of Crude Oil Capacity
No. 1 Crude Oil Unit	37,000	44%
No. 2 Crude Oil Unit	47,000	56%
Vacuum Distillation Unit #1	19,000	23%
Vacuum Distillation Unit #2	22,500	27%
Catalytic Reforming Unit #1	13,000	15%
Catalytic Reforming Unit #2	6,500	8%
Fluid Catalytic Cracking Unit	28,500	40%
HF Alkylation Unit	5,500	7%
C4/C5/C6 Isom Unit	8,500	10%
Isom Desulfurizer	8,500	10%
Naphtha Hydrotreater #1	13,500	16%
Naphtha Hydrotreater #2	7,000	8%
Kerosene Hydrotreater	7,500	9%
Distillate Hydrotreater	21,500	26%
Gas Oil Hydrotreater	29,500	35%
Hydrogen Plant (MSCF/D)	8,500	—
Sulfur Recovery Units (Long Tons/day)	100	—
TailGas Recovery Units (Long Tons/day)	4	—

The complexity of a refinery refers to the number, type and capacity of processing units at the refinery and is measured by its Nelson complexity index rating. Our refinery has a Nelson complexity index rating of 11.5. Of the 27 operable refineries in the PADD II region, only three have a Nelson complexity index rating greater than ours. Our refinery’s complexity allows us to process lower cost crude oils into higher value light refined products or transportation fuels (gasoline and distillates), which comprised approximately 79% and 78% of our total refinery production for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

Raw Material Supply

The primary input for our refinery is crude oil, which represented approximately 95% and 93% of our total refinery throughput volumes for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively. We processed approximately 76,829 bpd of crude oil for the nine months ended September 30, 2011 and 74,142 bpd of crude oil for the year ended December 31, 2010. The following table describes the historical feedstocks for our refinery:

	Nine Months Ended September 30,				Year Ended December 31,
	2011	%	2010	%	2010	%	2009	%	2008	%
	(bpd)
Refinery Throughput Crude Oil Feedstocks by Location:
Canadian and Other International	40,039	52%	39,784	54%	41,156	56%	48,213	65%	45,826	63%
Domestic	36,790	48%	33,597	46%	32,986	44%	26,326	35%	26,980	37%

Total Crude Oil	76,829	100%	73,381	100%	74,142	100%	74,539	100%	72,806	100%

Crude Oil Feedstocks by Type:
Light and Intermediate(1)	54,914	71%	55,002	75%	55,782	75%	59,112	79%	61,637	85%
Heavy(2)	21,915	29%	18,379	25%	18,360	25%	15,427	21%	11,169	15%

Total Crude Oil	76,829	100%	73,381	100%	74,142	100%	74,539	100%	72,806	100%

Other Feedstocks/Blendstocks(2):
Natural Gasoline	2,396	62%	4,093	70%	3,839	64%	4,790	68%	5,500	69%
Butanes	890	23%	993	17%	1,242	21%	1,004	14%	930	12%
Gasoil	579	15%	317	5%	446	7%	733	11%	644	8%
Other	0	0%	462	8%	488	8%	497	7%	912	11%

Total Other Feedstocks/Blendstocks	3,865	100%	5,865	100%	6,015	100%	7,024	100%	7,986	100%

Total Inputs	80,694		79,246		80,157		81,563		80,792

(1)	Crude oil is classified as light, intermediate or heavy, according to its measured American Petroleum Institute, or API, gravity. API gravity, which is expressed in degrees, is a scale developed for measuring the relative density of various petroleum liquids. It also serves as an approximate measure of crude oil’s value, as the higher the API gravity, the richer the yield in high value refined oil products, such as gasoline, diesel and jet fuel. For purposes of categorizing our crude oil feedstocks by type, light crude oil has an API gravity of 33 degrees or more, intermediate crude oil has API gravity between 28 and 33 degrees, and heavy crude has an API gravity of 28 degrees or less.
(2)	Other Feedstocks/Blendstocks includes only feedstocks/blendstocks that are used at the refinery, and does not include ethanol and biodiesel. Although we also purchase ethanol and biodiesel to supplement the fuels produced at the refinery, we do not include these in the table as those items are blended at the terminal located adjacent to the refinery or at terminals on the Magellan Pipe Line system.

Of the crude oil processed at our refinery for the nine months ended September 30, 2011 and for the year ended December 31, 2010, approximately 52% and 56%, respectively, was Canadian crude oil and the remainder was comprised of mostly light sweet crude oil from North Dakota. There is an abundant supply of Canadian crude oil, according to the EIA. Canada exported approximately 2.0 million bpd of crude oil into the United States in 2010, making it the largest exporter to the United States. Crude production from North Dakota has increased significantly from approximately 989,000 barrels per day in 2005 to approximately 310,000 barrels per day in 2010, according to the EIA. The chart below shows crude oil bpd production in North Dakota, and illustrates the rapid increase in production attributable to the Bakken Shale. We believe production from the Bakken Shale will continue to increase due to continued growth in unconventional production.

Crude Oil Supply

In December 2010, we entered into a five-year crude oil supply and logistics agreement with JPM CCC pursuant to which JPM CCC purchases the crude oil requirements of our refinery. Once we identify cargos of crude oil and pricing terms that meet our requirements, we notify JPM CCC, which then provides, for a fee, credit, transportation and other logistical services for delivery of the crude oil to the Cottage Grove, Minnesota, storage tanks, which are approximately two miles from our refinery. Title to the crude oil passes from JPM CCC to us as the crude oil exits the storage tanks located at Cottage Grove and moves to the refinery. The Cottage Grove storage tanks are leased by JPM CCC from us for the duration of the crude oil supply and logistics agreement. We believe our crude oil supply and logistics agreement significantly reduces the investment that we are required to maintain in crude inventories and allows us to take title to, and price our crude oil, at locations in close proximity to the refinery, as opposed to the crude oil origination point, because it reduces the time we are exposed to market fluctuations before the finished product output is sold.

We have the right to source crude oil directly from vendors so long as the crude oil sourced and purchased by us is sold immediately to JPM CCC at the injection point on the pipeline. This feature provides us the ability to take advantage of more favorable credit terms, to the extent that such terms arise. In this case, once JPM CCC confirms receipt from us of crude oil in the pipeline, JPM CCC credits the value of that crude oil against that day’s payment obligation for crude oil delivered into the refinery. If the value of the crude oil delivered by us to

JPM CCC is less than the amount due on that day, we will pay the balance in cash; if the value of the crude oil is greater than the amount due on that day, we will receive a credit against succeeding payments. In effect, we can pay for crude oil delivered into the refinery with either cash and/or an equivalent value of crude oil.

The approximately 455,000 bpd Minnesota Pipeline system is our primary supply route for crude oil to our refinery and has supplied a significant majority of our crude oil since its major expansion in 2008. The Minnesota Pipeline extends from Clearbrook, Minnesota to the refinery and receives crude oil from Western Canada and North Dakota through connections with various Enbridge pipelines. The Minnesota Pipeline is an interstate crude oil pipeline regulated by FERC pursuant to the ICA. Access to capacity on the Minnesota Pipeline is governed by the pipeline’s tariff, which is filed with FERC and must comply with the applicable provisions of the ICA. Pursuant to the rules and regulations applicable to the Minnesota Pipeline, if nominations are received for more crude oil than the pipeline can transport in a given month, capacity is pro-rated based on each shipper’s relative use of the line over the preceding twelve-month period ending the month prior to the month the excess nominations were received, with further reductions as necessary to accommodate new shippers. For each of the nine months ended September 30, 2011 and the year ended December 31, 2010, our shipments comprised approximately 25%, respectively, of the total volumes shipped on the Minnesota Pipeline. Our 17% interest in the Minnesota Pipe Line Company mitigates the impact of tariff rate increases on the pipeline, as we receive a pro rata share of tariffs. See “—Pipeline Assets” for more information regarding the Minnesota Pipeline system.

In addition to the Minnesota Pipeline, the refinery is also capable of receiving crude oil from the Wood River Pipeline (owned and operated by affiliates of Koch Industries, Inc.). The Wood River Pipeline extends from Wood River, Illinois to a connection with the Minnesota Pipe Line near Pine Bend, Minnesota, allowing for deliveries to the refinery and providing the refinery with access to crude supply from the Cushing, Oklahoma area via the Ozark Pipeline and to crude supply from the U.S. Gulf Coast and foreign markets via Capline and Capwood pipelines.

Below is a map illustrating the pipelines that provide the refinery with access to its crude oil supply:

Other Feedstocks/Blendstocks

The refinery also purchases ethanol and biodiesel, as well as conventional petroleum based blendstocks such as natural gasoline to supplement the fuels produced at the refinery. We purchase ethanol for blending with gasoline to meet the EPA’s oxygenated fuel mandate levels. The state of Minnesota has a current mandate for all gasoline power motor vehicles for 10% ethanol blending in gasoline or the maximum amount of ethanol allowed under federal law, whichever is greater. The same legislation will require 20% ethanol blending in gasoline or the maximum amount of ethanol allowed under federal law, whichever is greater, effective August 30, 2013. Federal law currently allows a maximum of 15% ethanol for cars and light trucks manufactured since 2001, and 10% ethanol for all other vehicles. In addition, there is a biodiesel mandate in Minnesota requiring the blending of diesel with 5% bio-fuel. If certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. We purchase ethanol and biodiesel blendstocks pursuant to month-to-month agreements with market related pricing provisions and receive those volumes primarily via truck. We purchase natural gasoline blendstock from third parties that is delivered to us via third party pipeline.

Refined Products—Production, Sales and Transportation

On average over the last three fiscal years, the refinery produced approximately 81,000 bpd of refined products, of which 49% was gasoline, 30% were distillates (including ultra low sulfur diesel and jet fuel), 12% was asphalt and the remainder was made up of propane, heavy fuel and other specialty products. The following table identifies the product yield of our refinery for each of the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Refinery product yields:
Gasoline	40,238	40,798	41,199	42,674	41,140
Distillate	23,851	21,409	22,546	22,876	24,264
Asphalt	11,169	9,313	9,495	7,688	6,499
Other	5,915	8,523	7,794	8,888	9,622

Total Production	81,173	80,043	81,034	82,126	81,525

For the years ended December 2008, 2009 and 2010, gasoline accounted for 50%, 52% and 51% of our total revenue for the refining business for such periods, respectively, and distillates accounted for 30%, 20% and 28% of our total revenue for the refining business for such periods, respectively.

Approximately 90% of the refinery business’s gasoline and diesel volumes were sold within the state of Minnesota for the nine months ended September 30, 2011, with the remainder being sold within Iowa, Nebraska, Oklahoma, South and North Dakota and Wisconsin. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated or franchised convenience stores for the nine months ended September 30, 2011 and year ended December 31, 2010, as well as supplied 90 independently owned and operated Marathon branded stores in our marketing area. We entered into an agreement with Marathon to supply substantially all of the gasoline and diesel requirements for the 90 independently owned and operated Marathon branded convenience stores in our marketing area.

Primary distribution for the fuels is through our light products terminal, which is equipped with an eight-bay, bottom-loading truck rack and located adjacent to the refinery. Approximately 80% and 75% of our gasoline and diesel volumes for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively were transported via this light products terminal to our company-operated or franchised SuperAmerica convenience stores, Marathon branded convenience stores and other resellers throughout our market area. Light refined products, which include gasoline and distillates, are distributed from the refinery through a pipeline and terminal system owned by Magellan, which has facilities throughout the Upper Great Plains. Asphalt and heavy fuel oil are transported from the refinery via truck from our seven-bay heavy products terminal and via rail and barge through our rail facilities and Mississippi River barge dock and sold to a broad customer base. See “—Refining Operations Customers” below.

Refining Operations Suppliers

The primary input for our refinery is crude oil, which represented approximately 95% and 93% of our total refinery throughput volumes for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively. JPM CCC purchases the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. We also purchases ethanol and biodiesel, as well as conventional petroleum based blendstocks such as natural gasoline to supplement the fuels produced at the refinery. For more information, see “—Crude Oil Supply” and “—Other Feedstocks/Blendstocks.

Refining Operations Customers

Our refinery supplies substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores, as well as substantially all of the gasoline and diesel sold in 90 independently owned and operated Marathon branded stores in our marketing area. For the nine months ended September 30, 2011 and for the year ended December 31, 2010, Marathon branded stores accounted for approximately 9% and approximately 9%, respectively, of our refined product sales volumes. For more information about our contract with Marathon, see “—Refined Products—Production, Sales and Transportation” and for information about the risks associated with our commercial relationship with Marathon, see “Risk Factors—General Business and Industry Risks—Our arrangements with Marathon expose us to Marathon related credit and performance risk.”

Asphalt and heavy fuel oil are sold to a broad customer base, including asphalt paving contractors, government entities (states, counties, cities and townships), and asphalt roofing shingle manufacturers. For more information, see “—Refined Products—Production, Sales and Transportation.”

Turnaround and Refinery Reliability

Periodically, we have planned maintenance turnarounds at our refinery, which require the temporary shutdown of certain operating units. The refinery generally undergoes a major facility turnaround every five to six years, and the last full plant turnaround was completed in 2007. The length of the turnaround is contingent upon the scope of work to be completed. A major turnaround of either of the two main refinery units (fluid catalytic cracking unit and Alkylation unit) generally takes two to four weeks to complete, and is planned and accomplished in a manner that allows for reduced production during maintenance instead of a complete shutdown. We completed a partial turnaround in April 2011, during which we replaced a catalyst in the distillate and gas oil hydrotreaters and conducted basic maintenance on the No. 1 crude unit. The next major turnaround is scheduled for 2013.

Seasonality

Our refining business experiences seasonal effects, as the demand for gasoline products is generally higher during summer months than during winter months due to seasonal increases in highway traffic. Demand for diesel during winter months also decreases due to declines in agricultural work. As a result, our results of operations related to our refinery business for the first and fourth calendar quarters are generally lower than for those for the second and third calendar quarters. In addition, unseasonably cool weather in summer months and/or unseasonably warm weather in winter months in the markets in which we sell our refined products can impact the demand for gasoline and diesel.

Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our convenience stores. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could impact the demand for such higher profit margin items in those months.

Pipeline Assets

We acquired 17% of the outstanding common interests of the Minnesota Pipe Line Company and a 17% interest in MPL Investments which owns 100% of the preferred interests of the Minnesota Pipe Line Company. The Minnesota Pipe Line Company owns the Minnesota Pipeline, a crude oil pipeline system in Minnesota that transports crude oil to the St. Paul area and which supplies most of our crude oil input. The remaining interests in the Minnesota Pipe Line Company are held by a subsidiary of Koch Industries, Inc., the owner of the only other refinery in Minnesota, with a 74.16% interest, and TROF, Inc. with an 8.84% interest. The Minnesota Pipeline system is also operated by a subsidiary of Koch Industries, Inc. Because we do not operate the Minnesota Pipeline or control the board of managers of the Minnesota Pipe Line Company, we do not control how the Minnesota Pipeline’s tariff is applied, including the tariff provisions governing the allocation of capacity, or control the decision-making with respect to tariff changes for the pipeline.

The Minnesota Pipeline system has multiple lines that run approximately 300 miles from Clearbrook in Clearwater County, Minnesota to Dakota County, Minnesota, transporting crude oil received through the Enbridge pipeline connections at Clearbrook from Western Canada and North Dakota to our refinery and Koch Industries’s Flint Hills Resources refinery in Minnesota. The system consists of a 24” pipeline, two parallel 16” pipelines and a partial third 16” pipeline with a combined capacity of approximately 455,000 bpd with further expansion capability to 640,000 bpd with the construction of an additional compressor station.

We also own an 8.6 mile 8” products pipeline, referred to as the Aranco Pipeline, which is leased to Magellan and used to ship refined products. The Aranco Pipeline extends from the refinery to a pipeline operated by Magellan as part of its products pipeline system. The pipeline is operated by Magellan as part of their products system. The annual lease fee is approximately $450,000. The term of lease agreement is year-to-year and both parties have the right to terminate upon notice at least 180 days prior to the expiration of the then-current annual term. We sent Magellan a termination notice in November 2011 and expect to either renegotiate the existing lease or terminate it in May 2012. In addition, we own the Cottage Grove pipelines, which are 16” and 12” pipelines extending from the Cottage Grove tank farm, which is used to house the Cottage Grove storage tanks, to the refinery.

Our Retail Business

We have a retail-marketing network of 233 convenience stores, as of September 30, 2011, located throughout Minnesota, Wisconsin and South Dakota, of which we operate 166 stores and support 67 franchised stores, as set forth by location in the table below. All of our company-operated and franchised convenience stores are operated under the SuperAmerica trademark. We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared items for sale in our retail outlets and for other third parties. Substantially all of the fuel gallons sold at the 233 convenience stores for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, was supplied by our refining business.

In December 2010, we entered into a lease arrangement with Realty Income, pursuant to which we leased 135 SuperAmerica convenience stores and one support facility over a 15-year initial term at an aggregate annual rent fixed for five years at an annual rate of $20.3 million, with consumer price index-based rent increases thereafter. The stores covered under the lease are located in Minnesota and Wisconsin, and average approximately 3,500 leasable square feet on approximately 1.14 acres. In addition, the individual locations have, on average, 6.5 multi-pump gasoline dispensers, and are seasoned stores with long-term operating histories. Additionally, 30 of our other company-operated properties are leased pursuant to a combination of ground leases and real property leases with third parties and one company-operated property is owned by us. The table below sets forth our company-operated and franchised stores by state as of September 30, 2011.

Location	Company- Operated	Franchised	Total
Minnesota	159	61	220
Wisconsin	6	5	11
South Dakota	1	1	2

Total	166	67	233

Below is a map illustrating the locations of our convenience stores as of September 30, 2011:

Of our company-operated sites, approximately 80% are open 24 hours per day and the remaining sites are open at least 16 hours per day. Our average store size is approximately 3,400 square feet with approximately 97% of our stores being 2,400 or more square feet. Our convenience stores typically offer tobacco products and immediately consumable items such as non-alcoholic beverages, beer and a large variety of snacks and prepackaged items. A significant number of the sites also offer state sanctioned lottery games, ATM services, money orders and car washes. We also provide support to 67 franchised convenience stores, selling gasoline, merchandise, and other services through SAF. SAF has license agreements in place with each franchisee that, among other things, cover the term of the franchise (generally 10 years), set forth the monthly royalty payments to be paid by franchisees to SAF, authorize the use of proprietary marks and provide for consultation services for the construction and opening of stores. Franchisees are required to pay to SAF an initial license fee (generally, $10,000 for licensees located in Minnesota and Wisconsin and $2,000 for licensees located in South Dakota) and a royalty fee for all products and merchandise sold at the convenience store, including motor fuel, along with a separate diesel royalty fee. The license agreements also require that, if a franchise store is located within our distribution area, then the franchise store must purchase a high minimum percentage (often 85% to 100%) of its motor fuel supply, including gasoline and distillate, from us. However, if a franchise store is not located within our distribution area, then the franchise store is not required to purchase any portion of its motor fuel supply from us. As of September 30, 2011, 31 of the 67 existing franchise stores are located within our distribution area and, thus, are required to purchase a high minimum percentage of their motor fuel supply from us.

Annual sales of refined products through our 166 owned and leased convenience stores averaged 347 million gallons over the period 2007-2010. The demand for gasoline is seasonal in nature, with higher demand during the summer months. 22.1% and 25.7% of the retail segment’s revenues were generated from non-fuel sales, including items like cigarettes, beer, milk, food and general merchandise for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively. The following table summarizes the results of our retail business for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Company-operated
Fuel gallons sold (in millions)	245.8	259.0	345.1	335.7	340.6
Retail fuel margin ($/gallon)(1)	$0.20	$0.16	$0.17	$0.14	$0.17
Merchandise sales ($ in millions)	$253.9	$254.5	$336.4	$328.4	$314.9
Merchandise margin(%)(2)	25.5%	26.4%	26.1%	26.8%	26.4%
Number of outlets at year end	166	166	166	166	168
Franchised Stores
Fuel gallons sold (in millions)	37.5	39.1	52.4	51.3	43.0
Royalty income (in millions)	$1.2	$1.2	$1.6	$1.6	$1.4
Number of outlets at year end	67	67	67	68	64

(1)	Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of retail fuel gross margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”
(2)	Merchandise margin is expressed as a percentage of the merchandise sales, calculated by subtracting the costs of merchandise from the merchandise sales. Merchandise margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of merchandise margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of merchandise margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

Retail Operations Suppliers

Our refinery supplies substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores. We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our SuperAmerica company-operated and franchised convenience stores and other third party locations.

Eby-Brown has been the primary supplier of general retail merchandise, including most tobacco and grocery items, for all our company-operated and franchised convenience stores since 1993. For each of the nine months ended September 30, 2011 and the year ended December 31, 2010, our retail business purchased approximately 80% of its convenience store inside merchandise requirements from Eby-Brown. Our retail business also purchases a variety of merchandise, including soda, beer, bread, dairy products, ice cream and snack foods, directly from a number of third-party manufacturers and their wholesalers. All merchandise is delivered directly to our stores by Eby-Brown, other third-party vendors or our SuperMom’s Bakery business. We do not maintain additional product inventories other than what is in our stores and at SuperMom’s Bakery. For information about the risks associated with our commercial relationship with Eby-Brown, see “Risk Factors—Risks Related to Our Business and Industry—Risks Primarily Related to Our Retail Business—Our retail business depends on one principal supplier for a substantial portion of its merchandise inventory. A change of merchandise suppliers, a disruption in merchandise supply, a significant change in our relationship with our principal merchandise supplier or material changes in the payment terms or availability of trade credit provided by our merchandise suppliers could have a material adverse effect on our retail business and results of operations or liquidity.”

Retail Operations Customers

Our retail customers primarily include retail end-users, motorists and commercial drivers. We have a retail-marketing network of 233 convenience stores, as of September 30, 2011, located throughout Minnesota, Wisconsin and South Dakota, of which we operate 166 stores and support 67 franchised stores.

Competition

Petroleum refining and marketing is highly competitive. With respect to our wholesale gasoline and distillate sales and marketing, we compete directly with Koch Industries’s Flint Hills Resources Refinery in Pine Bend, Minnesota, as well as the other refiners in the PADD II region and, to a lesser extent, major U.S. and foreign refiners. Many of our principal competitors are integrated, multinational oil companies that are substantially larger and more recognized than we are. The principal competitive factors affecting our refining segment are costs of crude oil and other feedstocks, refinery efficiency, refinery product mix and costs of product distribution and transportation. We have no crude oil reserves and are not engaged in the exploration or production of crude oil. We believe that we will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

Our major retail competitors include Holiday and Kwik Trip. The principal competitive factors affecting our retail segment are location of stores, product price and quality, appearance and cleanliness of stores and brand identification. We expect to continue to face competition from large, integrated oil companies, as well as from other convenience stores that sell motor fuels. Increasingly, grocery and dry goods retailers such as Wal-Mart are entering the motor fuel retailing business.

Insurance and Risk Management

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. Our property damage and business interruption coverage at the refinery has a maximum loss limit of up to $1 billion combined, with no sublimit for business interruption. Our business interruption coverage is for 24 months from the date of the loss, subject to a deductible of 45 days with a minimum loss of $15 million. Our property damage insurance has a deductible of $1 million. In addition, we have a full suite of insurance covering workers compensation, general products liability, directors and officers’ liability, environmental liability, safety and other applicable risk management programs. See also “Risk Factors—General Business and Industry Risks—Our insurance policies may be inadequate or expensive.”

Environmental Regulations

Refining Operations

Our refinery operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may obligate us to obtain permits to conduct regulated activities; incur significant capital expenditures to install pollution control equipment; restrict the manner in which we may release materials into the environment; require remedial activities to mitigate pollution from former or current operations; apply specific health and safety criteria addressing worker protection; and impose substantial liabilities on us for pollution resulting from our operations. Certain of these environmental laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes or other materials have been released or disposed. Failure to comply with environmental laws and regulations may result in the triggering of administrative, civil and criminal measures, including the assessment of monetary penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and any changes in environmental laws and regulations that result in more restrictive and costly emission limits, operational controls, fuel specifications, waste handling, disposal or remediation requirements could have a material adverse effect on our operations and financial position. In the event of future increases in costs, we may be unable to pass on those increases to our customers. There can be no assurance that our future environmental compliance expenditures will not become material.

Air Emissions

Our operations are subject to the federal Clean Air Act, as amended, and comparable state and local laws. Under the Clean Air Act, facilities that emit regulated pollutants, including volatile organic compounds, particulates, sulfur, nitrogen oxides or hazardous air pollutants, face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. In addition, the petroleum refining sector is subject to stringent new regulations adopted by the EPA, that impose maximum achievable control technology, “MACT,” requirements on refinery equipment emitting certain listed hazardous air pollutants. Air permits are required for our refining operations that result in the emission of regulated air contaminants. These permits incorporate stringent control technology requirements and are subject to extensive review and periodic renewal.

Over the past decade, the EPA has pursued a National Petroleum Refinery Initiative, which is a coordinated, integrated compliance and enforcement strategy to address federal Clean Air Act compliance issues at the nation’s largest petroleum refineries. In connection with the initiative, Marathon entered into an environmental settlement agreement with the EPA, the U.S. Department of Justice and the state of Minnesota in May 2001, pursuant to which pollution control equipment was installed to significantly reduce emissions from stacks, wastewater vents, valves and flares at the refinery (the “2001 Consent Decree”). We are currently participating in negotiations with the EPA, the Minnesota Pollution Control Authority (“MPCA”) and Marathon concerning termination of the 2001 Consent Decree as to our refinery. The EPA and the MPCA have proposed modification of the 2001 Consent Decree to reflect the change in ownership of the refinery and to add our subsidiary as a named party. Once the 2001 Consent Decree has been modified, the EPA proposes to terminate the 2001 Consent Decree as to our refinery and to have the MPCA issue an Amended Title V Air Permit to the refinery. The Amended Title V Permit would incorporate the emission limits and requirements set forth in the 2001 Consent Decree. Negotiations regarding modification and termination of the 2001 Consent Decree, as well as submittal of an amended Title V Permit application, are ongoing.

The refinery is obligated to comply with the conditions of its Title V Permit as well as emissions limitations and other requirements imposed under the Clean Air Act and similar state laws and regulations. These requirements are complex and stringent. Any failure to comply with such requirements may result in fines, penalties, and corrective action orders. Such fines, penalties, and corrective action orders could reduce the profitability of our refining operations.

Fuel Quality Requirements

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Securing Act of 2007, the EPA has issued RFS implementing mandates to blend renewable fuels into petroleum fuels produced and sold in the United States. We are subject to RFS. Under the RFS, the EPA establishes a volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels. The obligated volume increases annually over time until 2022. Our refinery currently generates a surplus of RINS under the RFS for some fuel categories, but we must purchase RINS on the open market for other fuel categories. We must also purchase waiver credits for cellulosic biofuels from the EPA. In the future, we may be required to purchase additional RINS on the open market and waiver credits from the EPA to comply with the RFS. We cannot currently predict the future prices of RINS or waiver credits, but the costs to obtain the necessary number of RINS and waiver credits could be material.

Minnesota law currently requires that all diesel sold in the state for combustion in internal combustion engines must contain at least 5% biodiesel. Under this statute, if certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. We are installing a new tank at our refinery to store biodiesel to enable us to comply with this mandate. We anticipate that we will spend approximately $1.7 million, in addition to the $1.2 million that we have already spent, to complete the installation of this new biodiesel tank. Minnesota law also currently requires, with limited exceptions, that all gasoline sold or offered for sale in the state must contain the maximum amount of ethanol allowed under federal law for use in all gasoline powered motor vehicles. Federal law currently allows a maximum of 15% ethanol for cars and light trucks manufactured since 2001, and 10% ethanol for all other vehicles. Fuels produced at our refinery are currently blended with the appropriate amounts of ethanol or biodiesel to ensure that they comply with applicable federal and state renewable fuel standards. Blending renewable fuels into our finished petroleum fuels to comply with these requirements will displace an increasing volume of a refinery’s product pool.

We also are required to meet the new Mobile Source Air Toxics (“MSAT II”) regulations to reduce the benzene content of gasoline. Under the MSAT II regulations, benzene in the finished gasoline pool must be reduced to an annual average of 0.62 volume percent by January 1, 2011 with or without the use of benzene credits and compliance must be demonstrated by January 1, 2012. Beginning on July 1, 2012, we must also maintain an annual average of 1.30 volume percent benzene without the use of benzene credits. A refinery may generate benzene credits by making reductions in the benzene content of the gasoline that it produces beyond what is required by the applicable regulations. These credits may be utilized by the refinery that generates them for future compliance, or they may be sold to other refineries. Our refinery’s average benzene content for 2011 may exceed the 0.62% limit. If that occurs, we anticipate using benzene credits we have accumulated in prior years and benze credits purchased on the open market in order to comply with MSAT II requirements. We are also considering operational changes to lower the benzene content of the gasoline we produce. We may be required to purchase additional benzene credits to meet our compliance obligations in the future. The cost for purchase of credits is variable and market driven. If the market price of credits increases in the future, the costs to obtain the necessary number of benzene credits could become material.

We are also subject to other fuel quality requirements under federal and state law, including federal standards governing the maximum sulfur content of gasoline and diesel fuel manufactured at the refinery. If we fail to comply with any of these fuel quality requirements, we could be subject to fines, penalties and corrective action orders.

Climate Change

In response to certain scientific studies suggesting that emissions of greenhouse gases (“GHGs”) and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic conditions, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. Although it is not possible at this time to predict if or when Congress may pass climate change legislation, any future federal laws that may be adopted to address GHG emissions would likely require us to incur increased operating costs and could adversely affect demand for the refined petroleum products we produce.

In addition, on December 15, 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards took effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards (“BACT”) for GHG that have yet to be fully developed. The EPA issued guidance in November 2010 to industry and permitting authorities on how to determine BACT for GHG emissions from new and modified sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. We have been monitoring GHG emissions, and submitted our first annual report on these emissions to EPA in September 2011. The adoption of any regulations that require reporting of GHGs or otherwise limits emissions of GHGs from our refinery could require us to incur significant costs and expenses and such requirements also could adversely affect demand for the refined petroleum products that we produce.

Hazardous Substances and Wastes

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), also known as the “Superfund” law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. Such classes of persons include the current and past owners and operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, for costs incurred by third parties and for the costs of certain environmental and health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. In the course of our operations, we generate wastes or handle substances that may be regulated as hazardous substances, and we could become subject to liability under CERCLA and comparable state laws.

We also may incur liability under the Resource Conservation and Recovery Act (“RCRA”), and comparable state and local laws, which impose requirements related to the handling, storage, treatment, and disposal of solid and hazardous wastes. In the course of our operations, we generate petroleum product wastes and ordinary industrial wastes, such as paint wastes, waste solvents, and waste oils that may be regulated as hazardous wastes. In addition, our operations also generate solid wastes, which are regulated under RCRA and state law.

Our refinery site has been used for refining activities for many years. Although prior owners may have used operating and waste disposal practices that were standard in the industry at the time, petroleum hydrocarbons and various wastes have been released on or under our refinery site. There has been remediation of soil and groundwater contamination beneath the refinery for many years, and we are required to continue to monitor and perform corrective actions for this contamination until the applicable regulatory standards have been achieved. This remediation is being overseen by the MPCA pursuant to a compliance agreement entered into by Marathon and the agency in 2007. Based on current investigative and remedial activities, we believe that the contamination can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable, and there can be no assurance that future costs will not become material. We currently anticipate that we will incur costs of approximately $431,000 in 2011 and an additional approximate $2.0 million through the year 2023 in connection with continued monitoring and remediation of this contamination at the refinery.

Water Discharges

The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and stringent controls on the discharge of pollutants, including oil, into federal and state waters. Such discharges are prohibited, except in accordance with the terms of a permit issued by the EPA or the MPCA. Any unpermitted release of pollutants, including crude oil as well as refined products, could result in penalties, as well as significant remedial obligations. The spill prevention, control, and countermeasure requirements of federal and state laws require containment, such as berms or similar structures, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak.

The refinery’s wastewater treatment plant utilizes two lagoons. Prior to our ownership of the refinery, Marathon reported to us and to the MPCA several instances in which concentrations of benzene in the wastewater flowing into the first lagoon exceeded the level that could potentially subject the lagoon to regulation as a hazardous waste unit. Since December 2010, we have experienced only three exceedances of benzene discharges into the lagoons and none since March 2011. We have reported the three known instances that have occurred during our period of ownership to the MPCA, and the refinery has engaged in discussions with the MPCA regarding the implications and appropriate responses to these instances. If the benzene level was exceeded, the refinery could be subject to fines and penalties, and if no exemption from hazardous waste regulation applies, the refinery may be required to incur additional capital and operating costs and expenses. The MPCA initiated enforcement against Marathon and us relating to the instances of potentially excessive concentrations of benzene entering the lagoons that occurred during each company’s respective period of ownership. Marathon settled with the State of Minnesota in November 2011. The MPCA enforcement against us remains pending. There can be no assurance that any fines, penalties, costs and expenses that we may incur will not become material. Under the agreements that we entered into with Marathon at the time of the acquisitions, we have the ability to seek reimbursement from Marathon on certain capital costs and expenses that we may incur in connection with any such enforcement action.

Environmental Capital and Maintenance Projects

A number of capital projects are planned for continued environmental compliance at our refinery. For example, in April of 2010, the MPCA issued a new permit that will govern stormwater discharges at the refinery. This new permit included a new effluent standard for total suspended solids (“TSS”). We plan to spend approximately $2.0 million over the next three years in order that the refinery will comply with the TSS standard by 2013, within the time allowed by the permit. We plan to spend approximately $1.0 million over the next four years on a number of additional, smaller capital projects at the refinery related to environmental compliance. Additionally, we are currently evaluating upgrades to the refinery’s wastewater treatment plant, potentially including changes to the process used to treat the wastewater, construction of new tanks, closure of one or more existing lagoons, and dredging and disposal of sludge that has accumulated in the lagoons. Depending on the final scope of the wastewater treatment plant upgrades, which will be subject to approval and permitting by the

MPCA, we estimate that costs could be as high as $35 million over the next two years, beginning in 2012. Pursuant to the agreements entered into in connection with the Marathon Acquisition, Marathon may reimburse us for a portion of the costs and expenses incurred in these wastewater treatment plant upgrades.

Health, Safety and Maintenance

We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state occupational safety laws. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be available to employees and contractors and, where required, to state and local government authorities and to local residents. We provide all required information to employees and contractors on how to avoid or protect against exposure to hazardous materials present in our operations. Also, we maintain safety, training, and maintenance programs as part of our ongoing efforts to ensure compliance with applicable laws and regulations. We believe that the refinery is in substantial compliance with OSHA and similar state laws, including general industry standards, recordkeeping and reporting, hazard communication and process safety management. The refinery is currently in the process of installing Safety Instrumented Systems to enhance its safety program, and the estimated costs for these installations are $12.3 million over the next 2 years.

Pipelines

We own three pipelines: (1) the “Aranco Pipeline,” which connects the refinery to a pipeline owned by Magellan, (2) a 16” pipeline connecting the refinery to the Cottage Grove tank farm and (3) a 12” pipeline connecting the refinery to the Cottage Grove tank farm. Potential environmental liabilities associated with pipeline operation include costs incurred for remediating spills or releases and maintaining the integrity of the pipeline to prevent such spills and releases. Under a lease agreement, Magellan operates the Aranco Pipeline and bears the responsibility and costs for any leaks or spills from the Aranco Pipeline, as well as for maintenance activities.

We also own an equity interest in the Minnesota Pipe Line Company, which owns and operates the pipeline that provides the primary supply of crude oil to the refinery. The Minnesota Pipe Line Company bears the responsibility and costs for any leaks or spills from the pipeline, as well as for maintenance activities.

Retail Business

Our retail business operates convenience stores with fuel stations in Minnesota, Wisconsin, and South Dakota. Each retail station has underground fuel storage tanks, which are subject to federal and state regulations. Complying with these underground storage tank regulations can be costly. The operation of underground storage tanks also poses environmental risks, including the potential for fuel releases and soil and groundwater contamination. We are currently completing the investigation and remediation of reported leaks from underground storage tanks at a number of our convenience stores. We currently anticipate that the known contamination at these stores can be remediated for approximately $370,000 through the end of 2012. It is possible that we may identify more leaks or contamination in the future that could result in fines or civil liability for us, as well as remediation obligations and expenses. States, including Minnesota, have established funds to reimburse some expenses associated with remediating leaks from underground storage tanks, but such state reimbursement funds may not cover all remediation costs.

Other Government Regulation

Our transportation activities are subject to regulation by multiple governmental agencies. Our projected expenditures related to the Minnesota Pipeline reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, ongoing expenditures to maintain reliability and efficiency or discovery of existing but unknown compliance issues. Further, the regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, FERC, and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have.

The ICA and its implementing regulations give FERC authority to regulate the rates and the terms and conditions of service of interstate common carrier oil pipelines, such as the Minnesota Pipeline. The ICA and its implementing regulations require that tariff rates and terms and conditions of service of interstate common carrier oil pipelines be just and reasonable and not unduly discriminatory or preferential. The ICA also requires that oil pipeline tariffs setting forth transportation rates and the rules and regulations governing transportation services be filed with FERC.

In October 1992, Congress passed the Energy Policy Act of 1992 (“EPAct”), which, among other things, required FERC to issue rules to establish a simplified and generally applicable ratemaking methodology for petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. FERC responded to this mandate by establishing a methodology for petroleum pipelines to change their rates within prescribed ceiling levels that are tied to an inflation index. Pipelines are allowed to raise their rates to the rate ceiling level generated by application of the index. If the methodology reduces the ceiling level such that it is lower than a pipeline’s filed rate, the pipeline must reduce its rate to conform with the lower ceiling unless doing so would reduce a rate “grandfathered” by EPAct to below the grandfathered level. A pipeline must, as a general rule, use the indexing methodology to change its rates. FERC, however, retained cost-of-service ratemaking, market based rates, agreement with an unaffiliated shipper, and settlement as alternatives to the indexing approach that may be used in certain specified circumstances. The Minnesota Pipeline currently uses the indexing methodology to set its tariff rates. In order for the Minnesota Pipeline to increase rates beyond the maximum allowed by the indexing methodology, it must file a cost-of-service justification, obtain approval from an unaffiliated party that intends to ship on the pipeline (with respect to initial rates for any new service), obtain approval from all current shippers (i.e., settlement), or obtain prior approval to file market-based rates. We do not control the board of managers of the Minnesota Pipe Line Company and thus do not control the decision-making with respect to tariff changes for the Minnesota Pipeline.

FERC’s indexing methodology is subject to review every five years. In an order issued in December 2010, FERC announced that, effective July 1, 2011, the index would equal the change in the producer price index for finished goods plus 2.65% (previously, the index was equal to the change in the producer price index for finished goods plus 1.3%). This index is to be in effect through July 2016. The current or any revised indexing formula could hamper our ability to recover our costs because: (1) the indexing methodology is tied to an inflation index; (2) it is not based on pipeline-specific costs; and (3) it could be reduced in comparison to the current formula. Further, shippers may protest rate increases made within the ceiling levels, but such protests must show that the portion of the rate increase resulting from application of the index is substantially and that the pipeline is substantially over-recovering its cost of service. Shippers may also file complaints against index-based rates, but such complaints must show that the pipeline is substantially over-recovering its cost of service and that application of the index substantially exacerbates that over-recovery. In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us.

EPAct deemed petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of EPAct that had not been subject to complaint, protest or investigation during that 365-day period to be just and reasonable under the ICA (“grandfathered”). There are grandfathered rates underlying Minnesota Pipeline’s current rates. Absent a successful challenge against the grandfathered rates, these rates act as a floor below which the pipeline’s rates cannot be lowered. Generally, shippers challenging grandfathered rates must show that a substantial change has occurred since the enactment of EPAct in either the economic circumstances of the oil pipeline, or in the nature of the services provided, that were a basis for the rate. EPAct places no such limit on challenges to a provision of an oil pipeline tariff as unduly discriminatory or preferential. If a shipper were to successfully challenge the grandfathered portion of the Minnesota Pipeline’s rates, the Minnesota Pipeline would no longer benefit from the floor provided by these grandfathered rates, and its financial position, cash flows and results of operations could be adversely affected.

Under certain circumstances, including a change in FERC’s ratemaking methodology for oil pipelines or a protest or complaint filed by a shipper, FERC could limit the Minnesota Pipeline’s ability to set rates based on its costs, could order it to reduce its rates, and/or could require the payment of refunds and/or reparations to shippers. Rate regulation or a successful challenge to the rates the Minnesota Pipeline charges could adversely affect its financial position, cash flows, or results of operations. Conversely, reduced rates on the Minnesota Pipeline will reduce the rates we are charged as a shipper for transportation of crude oil on the Minnesota Pipeline into our refinery. If FERC found the Minnesota Pipeline’s terms of service to be contrary to statutory requirements, FERC could impose conditions it considers appropriate and/or impose penalties. Further, FERC could declare non-jurisdictional facilities to be common carrier facilities and require that common carrier access be provided or otherwise alter the terms of service and/or rates of such facilities, to the extent applicable.

The Aranco Pipeline, currently leased to and operated by Magellan, is part of Magellan’s interstate pipeline system and, as a result, we are not required to maintain a tariff with respect to the Aranco Pipeline. If this lease were to be terminated and the pipeline were used to transport crude oil or petroleum products in interstate commerce, the Aranco Pipeline would be subject to the interstate common carrier regulatory regime discussed above in the context of the Minnesota Pipeline and we would be required to comply with such regulation in order to operate the Aranco Pipeline. In addition, if the 16” and/or 12” pipeline connecting the refinery to the Cottage Grove tank farm were to provide interstate crude oil or petroleum product transportation service, they would be subject to the same interstate common carrier regulatory regime discussed above.

The Federal Trade Commission, FERC and the Commodity Futures Trading Commission hold statutory authority to monitor certain segments of the physical and futures energy commodities markets. These agencies have imposed broad regulations prohibiting fraud and manipulation of such markets. With regard to our physical sales of oil or other energy commodities, and any related hedging activities that we undertake, we are required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority. Failure to comply with such regulations, as interpreted and enforced, could have a material adverse effect on our business, results of operations, and financial condition.

Our petroleum pipeline facilities are also subject to regulation by the U.S. Department of Transportation with respect to their design, installation, testing, construction, operation, replacement and management. We are also subject to the requirements of the Federal Occupational Safety and Health Act and other comparable federal and state statutes that address employee health and safety. Compliance costs associated with these regulations can potentially be significant, particularly if higher industry and regulatory safety standards are imposed in the future.

Legal Proceedings

We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows. Marathon, however, is a named defendant in certain lawsuits, investigations and claims arising in the ordinary course of conducting the business relating to the assets we acquired from Marathon, including certain environmental claims and employee-related matters. For a discussion of certain environmental settlements and consent decrees relating to the assets we acquired from Marathon, see “—Environmental Regulations.” While the outcome of these lawsuits, investigations and claims against Marathon cannot be predicted with certainty, we do not expect these matters to have a material adverse impact on our business, results of operations, cash flows or financial condition. We have not assumed any liabilities arising out of these lawsuits, investigations and claims against Marathon. Marathon also has indemnification obligations to us pursuant to the agreements entered into in connection with the Marathon Acquisition. Marathon’s indemnification obligation resulting from any breach of representations and warranties generally are limited by an indemnification deductible of $25 million and an indemnification ceiling of $100 million and are guaranteed by Marathon Petroleum. In addition, from time to time, we are involved in lawsuits, investigations and claims arising out of our operations in the ordinary course of business.

Intellectual Property

We hold and use certain trade secret and confidential information related specifically to our refining operations. In addition, we are party to various process license agreements that allow us to use certain intellectual property rights of third parties in our refining operations pursuant to fully-paid up licenses. We do not own any patents relating to the refining business but license a limited number of patents from Marathon based on the previous use of such patents in our refining operations.

Employees

As of October 1, 2011, we employed 642 people, including 229 employees associated with the operations of our refining business and 361 employees associated with the operations of our retail business. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. As of October 1, 2011 Marathon was still providing approximately 2,350 employees through our transition services agreement. We expect substantially all of the remainder of the Marathon employees will be transitioned to us by January 1, 2012, at which point we will have a total of approximately 3,000 employees. Once all of the Marathon employees have been transitioned to us, we will be party to collective bargaining agreements covering approximately 170 of our 400 employees associated with the operations of our refining business and 20 of our 2,500 employees associated with the operations of our retail business. The collective bargaining agreements covering the employees associated with our refining and retail businesses expire in December 2013 and August 2012, respectively. We consider our relations with our employees to be satisfactory.

Properties

Our principal executive offices are located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877. The location and general character of our principal refineries, retail locations and other important physical properties have been described by segment under “—Our Refining Business” and “—Our Retail Business.” We believe that our properties and facilities are generally adequate for our operations and that our facilities are maintained in a good state of repair. We are the lessee under a number of cancelable and non-cancelable leases for certain properties. Our leases are discussed more fully in Note 17 to our audited consolidated financial statements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding the directors and executive officers of Northern Tier Energy LLC. There are no family relationships among any of our directors or executive officers.

Name	Age (as of September 30, 2011)	Title
Dan F. Smith	65	Chairman of the Board of Directors
Mario E. Rodriguez	44	Chief Executive Officer and Director
Hank Kuchta	55	President, Chief Operating Officer and Director
Bernard W. Aronson	65	Director
Jonathan Ginns	47	Director
Michael MacDougall	40	Director
Eric Liaw	31	Director
Thomas Hofmann	60	Director
Scott D. Josey	54	Director
David Bonczek	42	Vice President and Chief Financial Officer
Greg Mullins	59	President, St. Paul Park Refining Company

Set forth below is a description of the backgrounds of our directors and executive officers.

Dan F. Smith has served as Chairman of the board of directors of Northern Tier Energy LLC since November 2011 and as a director since May 2011. Mr. Smith is the former chairman, president and chief executive officer of Lyondell Chemical Company. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected president of Lyondell Chemical Company in August 1994, chief executive officer in December 1996 and chairman of the board of directors in May 2007. Mr. Smith retired in December 2007 from Lyondell Chemical Company following the acquisition of Lyondell by Basell Polyolefins. Mr. Smith also served as chief executive officer of Equistar Chemicals, LP from December 1997 through December 2007 and as chief executive officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly owned subsidiaries of Lyondell. Since retiring from Lyondell in December 2007, Mr. Smith has served as a director of a number of companies. Mr. Smith has been a director of Cooper Industries, PLC since 1998, chairman and a director of Kraton Performance Polymers, Inc. since 2008, chairman and a director of Valerus Compression Services, L.P. since 2010, and chairman and a director of Nexeo Solutions, LLC since 2011. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering.

Mr. Smith brings valuable expertise to the board due to his extensive executive experience at the highest levels, including more than ten years of experience as the chief executive officer of a major chemical company.

Mario E. Rodriguez has served as Chief Executive Officer and a director of Northern Tier Energy LLC since December 2010. Mr. Rodriguez founded NTR Partners LLC, an investment partnership focused on the petroleum refining sector, in 2006. Mr. Rodriguez served as president and chief executive officer of NTR Partners LLC from 2006 to 2010 and was chief executive officer of NTR Acquisition Co., an AMEX-hosted company formed for the acquisition of refining assets, from 2006 to 2009. Prior to founding NTR Partners LLC, Mr. Rodriguez was a managing director in the Global Energy Investment Banking Division of Citigroup Global Markets from 2000 to 2006. Prior to Citigroup, he was a Vice President in the Natural Resources & Power Group of J.P. Morgan & Co. and a Consultant in the Energy Directorate of Arthur D. Little, Inc. He received a B.S. in mechanical engineering from Universidad Simon Bolivar, Caracas, Venezuela and an M.B.A. from Harvard Business School.

These experiences, combined with Mr. Rodriguez’s talent for leadership and his long-term strategic perspective, offer significant benefits to Northern Tier Energy, Inc. as a large and complex company.

Hank Kuchta has served as President and Chief Operating Officer and a director of Northern Tier Energy LLC since December 2010. Since 2006, Mr. Kuchta has been a member of NTR Partners LLC. Mr. Kuchta served as a director as well as president and chief operating officer of NTR Acquisition Co. from 2006 to 2009. Prior to NTR Partners LLC, Mr. Kuchta served as President of Premcor, Inc. from 2003 until 2005 and as chief operating officer of Premcor, Inc. from 2002 until 2005. In 2002, Mr. Kuchta served as executive vice president-refining of Premcor. Premcor operated four refineries in the United States and had approximately 750,000 bpd of refining capacity at the time of its sale to Valero Energy Corporation in April 2005. From 2001 until 2002, Mr. Kuchta served as business development manager for Phillips 66 Company following Phillips’ 2001 acquisition of Tosco Corporation. Prior to Phillips, Mr. Kuchta served in various corporate, commercial and refining positions at Tosco Corporation from 1993 to 2001. Before joining Tosco, Mr. Kuchta spent 12 years at Exxon Corporation in various refining, engineering and financial positions, including assignments overseas. He holds a B.S. in chemical engineering from Wayne State University.

Mr. Kuchta’s extensive operational experience in the refining industry gives him an appreciation for the business practices that are critical to the success of a growing business such as ours.

Bernard W. Aronson has served as a director of Northern Tier Energy LLC since December 2010. Mr. Aronson co- founded ACON Investments LLC in 1996 and has served as managing partner of ACON Investments, L.L.C since 1996. He has previously served as international advisor to Goldman, Sachs & Co., executive speechwriter and Special Assistant to the Vice President of the United States and Assistant Secretary of State for Inter-American Affairs. Following his State Department service from 1989 to 1993, he was presented the Distinguished Service Award by the Secretary of State, the State Department’s highest honor. Mr. Aronson has served on the board of directors of Hyatt Hotels Corp since 2004, Liz Claiborne Inc. since 1993, Royal Caribbean Cruise Lines since 1995, and Chroma Oil & Gas since 2008. He chairs the governance committee of Hyatt. He served as director and chair of the governance committee of Mariner Energy Inc. until November 2010 when Mariner Energy merged with Apache Oil and Gas. Mr. Aronson also serves on the board of directors of The National Democratic Institute for International Affairs and the Maryland/D.C. chapter of the Nature Conservancy. He is a member of the Council on Foreign Relations and the Inter-American Dialogue. Mr. Aronson graduated with honors from the University of Chicago.

Mr. Aronson has significant corporate governance experience as a result of having served on a number of public company boards of directors and board committees. He also brings valuable knowledge of the energy industry as a result of his services on the board of directors of Mariner Energy.

Jonathan Ginns has served as a director of Northern Tier Energy LLC since December 2010. Mr. Ginns co-founded ACON Investments LLC in 1996 and has served as managing partner of ACON Investments, L.L.C since 1996. Mr. Ginns has served on a number of public and private boards of directors. He has served on the board of directors of Signal International Inc. since 2003, Milagro Exploration since 2007 and Chroma Oil & Gas Corp since 2008. Mr. Ginns received an M.B.A. from the Harvard Business School, and a B.A. from Brandeis University.

Mr. Ginns’ background as a member of multiple public company boards of directors and familiarity with the energy industry are both assets to the board.

Michael MacDougall has served as a director of Northern Tier Energy LLC since December 2010. Mr. MacDougall is a partner of TPG Capital. Mr. MacDougall leads the firm’s global energy and natural resources investing efforts. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Amber Holdings (successor to certain assets of

Alinta Energy), Copano Energy, L.L.C., Energy Future Holdings Corp. (formally TXU Corp.), Graphic Packaging Holding Company, Harvester Holdings, L.L.C. and Nexeo Solutions, LLC, and is a director of the general partner of Valerus Compression Services, L.P. He is also a member of the board of directors of the Dwight School Foundation, Islesboro Affordable Property, The Opportunity Network and The University of Texas Development Board. Mr. MacDougall received his B.B.A., with highest honors, from The University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

Mr. MacDougall’s extensive transactional and investment banking experience, his experience as a private equity investor and his experience as a director of other public companies enable Mr. MacDougall to provide valuable insight regarding complex financial and strategic issues in our industry.

Eric Liaw has served as a director of Northern Tier Energy LLC since December 2010. Mr. Liaw is a vice president of TPG Capital. Mr. Liaw is focused on the firm’s global energy and natural resources investing efforts. Prior to joining TPG Capital in 2008, Mr. Liaw attended Harvard Business School from 2006 to 2008. Prior to attending Harvard Business School, Mr. Liaw was an Associate at Bain Capital from 2004 to 2006, where he focused on private equity investments. He is a director of Harvester Holdings, L.L.C. and a director of Valerus Compression Services, L.P. Mr. Liaw received his B.A., with highest honors, and B.B.A., with highest honors, from the University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

Mr. Liaw’s knowledge of the energy and natural resources industry, his transactional experience as a private equity investor, and his experience on the boards of Harvester Holdings, L.L.C. and Valerus Compression Services, L.P. make him a valuable asset to the board.

Thomas Hofmann has served as a director of Northern Tier Energy LLC since May 2011. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as senior vice president and chief financial officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008. Mr. Hofmann also serves as a director of West Pharmaceuticals Services, Inc. and a director of the general partner of Penn Virginia Resource Partners, L.P. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. and VIASYS Healthcare Inc. Mr. Hofmann received a B.S. degree from the University of Delaware and a master’s degree from Villanova University.

As the former chief financial officer of Sunoco, Inc., Mr. Hofmann’s has substantial experience and knowledge regarding financial issues related to energy companies and the energy industry. His extensive financial, management and strategic experiences allow him to provide critical insights to the board.

Scott D. Josey has served as a director of Northern Tier Energy LLC since May 2011. Since October 2011, Mr. Josey has been the chief executive officer of Sequitur Energy Management LLC, which performs management oversight services for exploration and production companies. Mr. Josey has owned Chromatic Industries since May 2011, which provides engineered valves to the energy industry. Mr. Josey is the former chairman, president and chief executive officer of Mariner Energy, Inc. He served as the chairman of the board of Mariner Energy, Inc. from August 2001 until November 2010, when Mariner merged with Apache Corporation. He was appointed chief executive officer of Mariner in October 2002 and president in February 2005. From 2000 to 2002, he served as vice president of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners. From 1993 to 1995, he was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Since February 2011, Mr. Josey has served as a director of Apache Corporation and currently serves on the executive committee. He is a member of the board and chairman of the compensation committee of the Association of Former Students of Texas A&M University and is also a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America. Mr. Josey

obtained a B.S. degree in mechanical engineering from Texas A&M University, his M.B.A. from the University of Texas at Austin and his M.S. in Petroleum Engineering from the University of Houston.

Mr. Josey has spent his entire 30-year career in the oil and gas industry and as the former chief executive officer of Mariner Energy, Inc., he gained extensive management, financial and technical expertise in the energy field, which brings valuable experience to the board.

David Bonczek has served as Vice President and Chief Financial Officer of Northern Tier Energy LLC since August 2011. Mr. Bonczek previously served as the chief accounting officer for Northern Tier Energy LLC from March to August 2011. Prior to joining Northern Tier Energy LLC, Mr. Bonczek was assistant corporate controller at Chemtura Corporation, a NYSE-listed company, from April 2008 through March 2011. From September 1998 through March 2008, Mr. Bonczek held finance management positions within Eastman Kodak including corporate controller of their Kodak Polychrome Graphics joint venture. Mr. Bonczek began his career with KPMG where his last position was Senior Manager in their audit practice. Mr. Bonczek received a B.S. degree in accounting from Binghamton University, and he is a Certified Public Accountant.

Greg Mullins has served as President, St. Paul Park Refining Company, since December 2010. Mr. Mullins has a B.S. in chemical engineering from Wayne State University and worked for Marathon Petroleum from 1978 until January 2008 at which time he retired from Marathon. From January 2008 until August 2010, Mr. Mullins was retired. From August 2010 until joining St. Paul Park Refining Co. LLC in December 2010, Mr. Mullins performed consulting work for NTR Partners LLC. During his career with Marathon, Mr. Mullins worked at several of Marathon’s refineries as well as the Findlay, OH corporate offices. He has extensive experience in all aspects of refinery operations and management as well as major project development and project management. He has developed and managed refining capital and expense budgets, worked in business development, and led Marathon’s due diligence team for the prospective purchase of BP’s Lima refinery. He developed and sponsored the Detroit refinery expansion while incorporating the requirements for ultra low sulfur fuels while staging the refinery to include significantly larger volumes of heavy, sour Canadian crudes. Mr. Mullins is currently a member of the American Institute of Chemical Engineers, served as an expert panel member for the 2007 National Petroleum Refiners Association Q & A, a former member of the American Petroleum Institute Operating Practices Committee and chaired the Wayne State University Industrial Advisory Board for the Chemical and Metallurgical Engineering Department from 2002 to 2007.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has been at any time an employee of ours. None of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements (“CD&A”) of our named executive officers for 2011 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Summary of Our Executive Compensation Program

Our executive compensation program has generally been overseen by our board of directors or an informal subcommittee of our board of directors, along with significant input from our senior management team. The ultimate responsibility for making decisions relating to the compensation of our named executive officers differs depending on the compensation element at issue. As of December 31, 2011, our board of directors generally made all decisions regarding salary, a subcommittee of our board of directors addressed overall compensation for Messrs. Rodriguez and Kuchta (our chief executive officer and our president and chief operating officer, respectively), and our senior management team made recommendations to the board of directors regarding all elements of compensation.

We determined that for our fiscal year ended December 31, 2011, the following individuals met the standards of a “named executive officer” for the 2011 fiscal year:

•	Mario Rodriguez — Chief Executive Officer;

•	Hank Kuchta — President and Chief Operating Officer;

•	David Bonczek — Vice President and Chief Financial Officer;

•	Neal Murphy — Former Chief Financial Officer; and

•	Greg Mullins — President, St. Paul Park Refining Company

Mr. Murphy left our company on August 22, 2011 and was succeeded in the role of Chief Financial Officer by Mr. Dave Bonczek. We have determined that as of December 31, 2011, no other individual met the standards necessary to classify him or her as a “named executive officer.”

Objectives of Our Executive Compensation Program

We have, and will continue to design, an executive compensation program with the following objectives:

•	The recruitment and retention of talented individuals for key leadership positions;

•	The linking of compensation to an executive’s individual performance and our financial performance; and

•	The alignment of our executives’ compensation opportunities with our short-term and long-term financial objectives.

Key Components of Our Compensation Policy

In furtherance of our objectives for our executive compensation program, we have created both fixed and variable compensation elements for our compensation program. We desire to provide a certain level of fixed elements, such as salary and health and welfare benefits, in order to provide stability and reliability to our executives. These fixed compensation elements are important because they allow our executives to keep their main focus on our business objectives. However, we believe that variable compensation elements, such as annual cash bonuses and equity incentive awards, allow us to incentivize and reward our executives in years where they have provided us with superior services, and this “pay for performance” concept aligns the executive’s goals with those of our stockholders. In connection with our commencement of operations following the consummation of the Marathon Acquisition, our named executive officers received compensation in the following forms during the 2011 fiscal year:

•	Base salary;

•	Annual bonus awards;

•	Long-term equity incentive awards in the form of profits interests in NTI Management Company, L.P (“NTI Management”), one of our Existing Owners;

•	Severance and change in control provisions; and

•	Participation in broad-based retirement, health and welfare benefits.

Mr. Bonczek was the only named executive officer to receive NTI Management profits interests awards during the 2011 year. The remaining named executive officers received NTI Management profits interests awards during the 2010 year in connection with the close of the Marathon Acquisition (see “—Long-Term Equity-Based Incentives” below for more details).

We expect to add a pension plan component to the compensation and incentive package provided to our named executive officers on a going forward basis. The design of our long-term equity incentive awards will also likely be modified, and we expect that future awards will be granted under a new long term incentive plan that will be based upon our Class A common stock, as described in greater detail below under “— Long-Term Incentive Plan.” We have not historically benchmarked any compensation elements against a particular peer group, but we anticipate that an analysis of our peers’ executive compensation packages will occur after the completion of this offering in order to more closely gauge our competitiveness to that of our peer companies. In January 2012 our board of directors engaged Pearl Meyer & Partners (“PMP”), an independent compensation consulting firm, to review our current compensation programs and to assist us in identifying our peer group. As of this filing PMP is still conducting its review and we have not used any PMP information to make compensation decisions for the 2012 year.

The structure of each of the compensation elements provided to our named executive officers during the 2011 fiscal year and the current 2012 fiscal year, where applicable, is described in detail below

Components of Executive Compensation Program

Base Salary

Each named executive officer’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each named executive based on his or her position and responsibility. Our board of directors generally reviews the base salaries for each named executive annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review it considers individual and company performance over the course of that year. Our board of directors and our named executive officers worked together to determine appropriate levels of base salary compensation for our named executive officers at our operations following the Marathon Acquisition. They utilized our internal human resources staff to look at publicly available information regarding salaries at various companies within our industry, although a formal peer group or market median was not targeted in making these determinations.

With respect to Messrs. Rodriguez and Kuchta, their base salaries are set forth in formal employment agreements that we entered into on December 1, 2010. Mr. Rodriguez has a base salary of $500,000 per year, while Mr. Kuchta has a base salary of $450,000 per year. Messrs. Rodriguez and Kuchta’s employment agreements provide that our board of directors will set and review their base salaries, and that our board of directors may increase, but not decrease, their base salaries at any time.

Mr. Murphy’s base salary was set forth in the offer letter that we provided to him at the time of his employment, in the amount of $350,000. Messrs. Bonczek and Mullins also received offer letters prior to beginning their employment with us. Mr. Bonczek originally received his offer letter on February 7, 2011, when he was hired as our Chief Accounting Officer and Corporate Controller. We increased the annual base salary set forth in Mr. Bonczek’s offer letter from $235,000 to $270,000 as of August 29, 2011, in order to reflect the change in his position to Chief Financial Officer. Our offer letter to Mr. Mullins was dated December 1, 2010, and provides him with an annual base salary of $275,000.

The base salary earned by each named executive officer for the 2011 fiscal year is set forth in the Summary Compensation Table below. We have not made any changes to base salaries for the 2012 year as of the date of this filing, but as noted above, PMP will provide us with a review of our executive compensation program compared to that of our peers during the 2012 year. We expect that some changes to our compensation structure, including salary modifications, may occur during the 2012 year as a result of that analysis.

Bonuses

Each of the named executive officers will be eligible to receive bonus payments pursuant to the Incentive Compensation Plan for Calendar Year 2011 (the “Bonus Plan”), which is designed to encourage our employees to achieve our business objectives and to attract and retain key employees through the opportunity for substantial performance-related incentive compensation. The Bonus Plan is designed to fully align employee interests with those of our stockholders through primary focus on financial performance, namely earnings before interest, taxes, depreciation, and amortization (“EBITDA”). While the financial drivers of the Bonus Plan, such as EBITDA, represent our primary performance measurement, our compensation committee will retain the right to exercise full discretion to apply other financial or performance measures in determining the payment amount of any individual’s bonus award following its review of our performance during the 2011 year. Such factors that may come into consideration from time to time are safety and environmental performance, operational performance, or the successful acquisition and integration of the Marathon Assets.

The Bonus Plan set a target bonus award for each participant based upon a percentage of that individual’s base salary: the percentage of salary for the 2011 target Bonus Plan awards was 100% with respect to Messrs. Rodriguez and Kutcha, 70% for Mr. Bonczek, 65% for Mr. Mullins, and would have been 70% for Mr. Murphy had he been employed at the end of the 2011 year. Participants will generally earn 0% to 150% of their target bonus amount, subject to any discretionary adjustments made by our compensation committee. Once a performance metric for the plan is chosen, the compensation committee will assign threshold, target and maximum levels applicable to the performance metric to act as guidelines at the end of the performance period, which will be each full calendar year. If applicable performance targets are earned at a threshold level, the general payout will be 40% of the target bonus; if performance targets are earned at target, 100% of the target bonus will typically be paid; and if performance targets are earned at maximum levels, up to 150% of the target bonus may be paid (although the compensation committee may choose to pay up to 200% of the target to members of our senior management team if superior performance is provided during the performance period). As of the date of this filing, the compensation committee has not yet determined any particular performance metric or determined any levels or amounts that could be assigned to any particular performance metric for the 2011 year.

No participant will be entitled to any payments under the Bonus Plan until the individual’s award is approved by our compensation committee. We expect that our compensation committee will approve all awards to be granted within the first fifteen business days after our outside auditors approve our year-end earnings release. A participant should also by and large be employed on the date that the awards are paid to employees generally in order to receive an award payment, although our compensation committee has the discretion to award a pro-rata payment in the event of a participant’s death, disability, or retirement.

Long-Term Equity-Based Incentives

During the 2010 fiscal year, the named executive officers (other than Mr. Bonczek, who received his grant during the 2011 calendar year) received units in NTI Management, which is a limited partner of NTI LP. The incentive units were granted to the members of our then-current senior management team on December 1, 2010 following the close of the Marathon Acquisition. The NTI Management units granted were Class C units, which are designed as profits interests rather than capital interests. Class C units are further divided into series, from Class C1 to Class C5 units, correspond to Class C1 to C5 units in NTI LP that NTI Management received from NTI LP. Profits interests in NTI LP have no value for tax purposes on the date of grant, but instead are designed to gain value only after NTI LP has realized a certain level of returns for the holders of other classes of NTI LP’s equity. Under the NTI LP partnership agreement, distributions with respect to NTI LP units are made first to Class A common unit holders until such holders have received a full return of their capital contributions to NTI LP. Distributions are next, to Class A unit holders, Class C1 unit holders and Class D unit holders in accordance with their sharing percentages until the Class C2 unit threshold is met. Once the Class C2 unit threshold is met the holders of Class C2 units will become eligible to receive distributions alongside the Class A unit holders, the Class C1 unit holders and the Class D unit holders. This process of adding an additional Class C level to the distribution chain continues until Class C5 unit holders are included. Notwithstanding the preceding, once distributions to Class A unit holders from NTI LP equal an aggregate sum of $3.5 million plus 200% of their capital contributions, then distributions will be made solely to holders of Class D units in accordance with their sharing percentages until the Class D unit holders receive $3.5 million. Holders of NTI Management units receive distributions from NTI Management that correspond to the distributions made to NTI Management by NTI LP. All Class C units in NTI Management are subject to a five-year vesting schedule, which will lapse in equal 20% installments on each anniversary of the grant date of the units. The vesting schedule may be accelerated in certain situations, which is described in more detail within the “Potential Payments Upon Termination or a Change in Control” section below.

Messrs. Rodriguez and Kuchta each received a grant of Class C2, Class C3, Class C4 and Class C5 units in NTI Management in December 2010 upon the closing of the Marathon Acquisition. Messrs. Murphy and Mullins received grants of Class C1, Class C2 and Class C3 units in NTI Management in 2010. Messrs. Rodriguez and Kuchta chose to reserve the grant of Class C1 units for other executive officers due to the fact that the Class C1 units will receive a payout, if at all, at an earlier date than the remaining classes of units. Messrs. Rodriguez and Kuchta agreed to receive the Class C4 and Class C5 units, which will pay out at a later date, in order to show their commitment to our company and their intent to remain employed for a significant period of time. Like Messrs. Murphy and Mullins, Mr. Bonczek received grants of Class C1, Class C2 and Class C3 units in NTI Management on March 14, 2011 in connection with his entry into employment with us. The actual number of units and the value associated with a potential payment of Mr. Bonczek’s units is described in greater detail in the “Grants of Plan-Based Awards for the 2011 Fiscal Year” table below.

We believe that overall business success creates meaningful value to both our shareholders and, through their equity holdings, our executives. The NTI Management Class C units were intended to provide an immediate and significant alignment between our executives and the success of our business. The information provided with respect to these NTI Management Class C units is provided in order to comply with the disclosure rules of the SEC regarding historical compensation, but we do not expect that additional grants of NTI Management Class C units or other NTI Management units will comprise a part of our executive compensation program on a going forward basis. We intend to adopt a new equity-based long-term incentive plan in connection with this offering which is described in greater detail below under “— Long-Term Incentive Plan.”

Severance and Change in Control Benefits

We maintained certain agreements with our named executive officers during the 2011 fiscal year that provided for severance and/or change in control protections. We believe that severance protection provisions create important retention tools for us, as post-termination payments allow employees to leave our employment with value in the event of certain terminations of employment that were beyond their control. Post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. Further, we believe that change in control protections maximize stockholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposal or termination is in the best interest of our stockholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have post-termination payments, and we have provided this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

A more detailed description of the severance and change in control provisions that we provide to our named executive officers can be found in the “Potential Payments Upon Termination or a Change in Control” section below.

Other Benefits

We provide our employees, including our named executive officers, with health and welfare benefits, as well as certain retirement plans. We currently maintain a plan intended to qualify under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), where employees are allowed to contribute portions of their base compensation into a retirement account. We provide a matching contribution in amounts up to 7.0% of the employees’ eligible compensation, and an additional 2.0% non-elective annual contribution that will not vest until the end of a three-year period of service. The amounts that we contributed to each named executive officer’s account for the 2011 year are reflected in the Summary Compensation Table below.

We adopted a cash balance retirement plan for our employees in November 2011, which is a defined benefit pension plan. Plan benefits are 5% of eligible annual compensation, plus a specified interest credit. Participant account balances are subject to a three-year cliff vesting schedule. The first contribution to the cash balance plan trust was made in December 2011, and we intend to make required contributions during or before the third quarter in 2012. Named executive officer account balances at the end of 2011 are listed in the Pension Benefits table.

We believe that our named executive officers should operate under substantially similar conditions as our employees generally, thus we do not generally provide perquisites to our named executive officers.

Other Compensation Items

We do not structure our compensation program according to any particular tax or accounting policies, nor do we have an official securities ownership policy for our named executive officers at this time. Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated executive officers other than our principal financial officer, unless such compensation is designed to be performance-based. However, companies that have become public pursuant to a public offering are allowed an exception to this rule for a period of time following the offering, subject to meeting certain conditions specified in the regulations, and we are currently within this reliance period. While we may become subject to the deductibility restrictions of Section 162(m) of the Code in the future, this Code section does not currently impact our compensation decisions.

Actions Taken After the 2011 Fiscal Year

Long-Term Incentive Plan

We intend to adopt the Northern Tier Energy, Inc. 2012 Long-Term Incentive Plan (“LTIP”) for the employees, consultants and the directors of our company and its affiliates who perform services for us. The description of the LTIP set forth below is a summary of the material features of the plan. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP. The purpose of the LTIP is to provide a means to attract and retain individuals to serve as our directors, employees and consultants who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our Class A common stock.

The LTIP will provide flexibility for us to grant (1) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (2) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (3) restricted stock awards (“Restricted Stock Awards”), (4) phantom stock awards (“Phantom Stock Awards”), (5) restricted stock units (“Restricted Stock Units” or “RSUs”), (6) bonus stock (“Bonus Stock Awards”), (7) performance awards (“Performance Awards”), and (8) annual incentive awards (“Annual Incentive Awards”) (collectively referred to as “Awards”).

Administration

The compensation committee of our board of directors will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event that our board of directors chooses to take action under the LTIP. The LTIP administrator will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in shares of our Class A common stock), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the exercise terms of an Option, delegate duties under the LTIP, and execute all other responsibilities permitted or required under the LTIP. The LTIP administrator shall be limited in its administration of the LTIP only in the event that a Performance Award or Annual Incentive Award intended to comply with Section 162(m) of the Code requires the compensation committee to be composed solely of “outside” directors at a time when not all directors are considered “outside” directors for purposes of Section 162(m); at such time any director that is not qualified to grant or administer such an Award will recuse himself from the compensation committee’s actions with regard to that Award.

Securities to be Offered

The maximum aggregate number of shares of Class A common stock that may be issued pursuant to any and all Awards under the LTIP shall not exceed              shares, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP.

If Class A common stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because shares are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Class A common stock or is otherwise terminated without a delivery of shares, those shares of Class A common stock will again be available for issue, transfer or exercise pursuant to Awards under the LTIP to the extent allowable by law.

Options. We may grant Options to eligible persons including (1) Incentive Options (only to our employees or those of our subsidiaries) which comply with Section 422 of the Code, and (2) Nonstatutory Options. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary; however, the exercise price for an Option must not be less than the fair market value per share of Class A common stock as of the date of grant (or 110% of the fair market value for certain Incentive Options), nor may the Option be re-priced without the prior approval of our stockholders. Options may be exercised as the compensation committee determines, but not later than ten years from the date of grant. The compensation committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the compensation committee, payment in Class A common stock, other Awards or other property) and the methods and forms in which Class A common stock will be delivered to a participant.

Stock appreciation rights (SARs”) may be awarded in connection with an Option (or as SARs that stand alone, as discussed below). SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related Option is exercisable or transferable.

SARs. A SAR is the right to receive a share of Class A common stock, or an amount equal to the excess of the fair market value of one share of the Class A common stock on the date of exercise over the grant price of the SAR, as determined by the compensation committee. The exercise price of a share of Class A common stock subject to the SAR shall be determined by the compensation committee, but in no event shall that exercise price be less than the fair market value of the Class A common stock on the date of grant. The compensation committee will have the discretion to determine other terms and conditions of a SAR Award.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Class A common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability, and any other restrictions imposed by the compensation committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the compensation committee. Except as otherwise provided under the terms of the LTIP or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the Class A common stock subject to the Restricted Stock Award or to receive dividends on the Class A common stock subject to the Restricted Stock Award during the restriction period. The compensation committee shall provide, in the Restricted Stock Award agreement, whether the Restricted Stock will be forfeited and reacquired by the Company upon certain terminations of employment. Unless otherwise determined by the compensation committee, Class A common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Class A common stock or other property has been distributed.

Phantom Stock Awards. Phantom Stock Awards are rights to receive Class A common stock, cash, or a combination of both at the end of a specified period. The compensation committee may subject Phantom Stock Awards to restrictions (which may include a risk of forfeiture) to be specified in the Phantom Stock Award agreement that may lapse at such times determined by the compensation committee. Phantom Stock Awards may be satisfied by delivery of Class A common stock, cash equal to the fair market value of the specified number of shares of Class A common stock covered by the Phantom Stock Award, or any combination thereof determined by the compensation committee at the date of grant or thereafter. Except as otherwise provided by the compensation committee in the Phantom Stock Award agreement or otherwise, Phantom Stock Awards subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment prior to the end of the specified period. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the compensation committee.

Restricted Stock Units. Restricted Stock Units are rights to receive Class A common stock, cash, or a combination of both at the end of a specified period. The compensation committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Restricted Stock Unit Award agreement, and those restrictions may lapse at such times determined by the compensation committee. Restricted Stock Units may be settled by delivery of Class A common stock, cash equal to the fair market value of the specified number of shares of Class A common stock covered by the Restricted Stock Units, or any combination thereof determined by the compensation committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of Class A common stock covered by Restricted Stock Units may be paid on a current, deferred or contingent basis, as determined by the compensation committee on or following the date of grant.

Bonus Stock Awards. The compensation committee will be authorized to grant Class A common stock as a Bonus Stock Award. The compensation committee will determine any terms and conditions applicable to grants of Class A common stock, including performance criteria, if any, associated with a Bonus Stock Award.

Performance Awards and Annual Incentive Awards. The compensation committee may designate that certain Awards granted under the LTIP constitute “performance” Awards. A Performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. An Annual Incentive Award is an award based on a performance period of the fiscal year, and is also conditioned on one or more performance standards. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of our company, shall be used by the compensation committee in establishing performance goals for such Performance Awards or Annual Incentive Awards that are intended to meet the “performance-based compensation” criteria of Section 162(m) of the Code: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (18) pretax earnings before interest, depreciation and amortization; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the fair market value of the Class A common stock; (23) operating income; or (24) sales.

The compensation committee may also use any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. The business criteria shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board (“FASB”) after the goal is established, and, to the extent provided for in any Award agreement, shall be subject to adjustment for specified significant extraordinary items or events, or nonrecurring transactions or events. In this regard, business criteria based on the price of our Class A common stock shall be proportionately adjusted for any changes in the price due to a stock split, recapitalization or similar corporate transaction. The compensation committee, in its sole discretion, may provide for an adjustable performance Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a Performance Award or Annual Incentive Award during the performance period. Performance Awards or Annual Incentive Awards granted to eligible persons who are deemed by the compensation committee to be “covered employees” pursuant to Section 162(m) of the Code shall be administered in accordance with the rules and regulations issued under Section 162(m) of the Code. The compensation committee may also impose individual performance criteria on the Awards, which, if required for compliance with Section 162(m) of the Code, will be approved by our stockholders.

Miscellaneous

Tax Withholding. At our discretion, subject to conditions that the compensation committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of Class A common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger, Recapitalization or Change in Control. If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Class A common stock, appropriate adjustments will be made by the compensation committee in the shares subject to an Award under the LTIP. We will also have the discretion to make certain adjustments to Awards in the event of a change in control, such as accelerating the exercisability of Options or SARs; requiring the surrender of an Award, with or without consideration; or making any other adjustment or modification to the award we feel is appropriate in light of the specific transaction.

Stock Ownership Guidelines and Hedging Policies. We do not currently have any stock ownership guidelines or hedging policies in place at this time, although we expect that our compensation committee will consider this issue in the near future.

Clawback Policies. If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, any company policy, and any relevant provisions in the applicable award agreement.

Summary Compensation Table

The table below sets forth the annual compensation earned during the 2011 fiscal year (and for those individuals that were also considered named executive officers during the 2010 year, the 2010 fiscal year) by our “named executive officers.” When the year “2010” is used in the table below, the reference reflects only amounts that were paid between the period of December 1, 2010 (the date that we commenced operations in connection with the Marathon Acquisition) and December 31, 2010 (the “Short Year”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($)(3)	Change in Pension Value	All Other Compensation(4)	Total ($)
Mario Rodriguez	2011	500,000	—	—	12,250	25,846	538,096
Chief Executive Officer	2010	41,667	—	2,307,504	—		2,349,171

Neal Murphy(5)	2011	249,038	—	—	0	89,250	338,288
Chief Financial Officer	2010	29,167	—	731,722	—		760,889

Hank Kuchta	2011	450,000	—	—	12,250	21,749	483,999
President and Chief Operating Officer	2010	37,500	—	1,887,958	—		1,925,458

David Bonczek(5)	2011	192,211	—	121,488	6,312	7,572	327,583
Vice President and Chief Financial Officer

Greg Mullins	2011	275,000	25,000	—	11,421	13,327	324,748
President, St. Paul Park Refining Company

(1)	Amounts in this column for the 2010 year reflect the salary earned by each of the executive officers during the Short Year. Annual base salaries for the 2010 year were $500,000, $350,000 and $450,000 for Messrs. Rodriguez, Murphy and Kuchta respectively.
(2)	The amounts of the 2011 Bonus Plan awards, if any, cannot be calculated as of the date of this filing. We expect that such amounts will be determined and paid out prior to March 15, 2012, and we will disclose any such amounts for each applicable named executive officer on a Form 8-K at the appropriate time. In addition, Mr. Mullins received a one-time sign-on bonus of $25,000.
(3)	Despite the fact that profits interests such as the NTI Management Class C units do not require the payment of an exercise price, we believe that these awards are economically similar to stock options due to the fact that they have no value for tax purposes at grant and will obtain value only as the price of the underlying security rises, and as such, are required to be reported in this title under the “Option Awards” column. No “options” in the traditional sense have been granted to our named executive officers during the Short Year or the 2011 fiscal year. Amounts included reflect the grant date fair value of the NTI Management Class C units granted to the named executive officers on December 1, 2010, or with respect to Mr. Bonczek, March 14, 2011, computed in accordance with FASB ASC Topic 718. As each 2010 NTI Management Class C unit was granted during the Short Year, the amount shown in the table above for the 2010 year is the full grant date fair value rather than any proportionate share of the awards. The assumptions used to calculate these values for 2010 and 2011 grants were as follows: (a) the expected term was 6.5 years; (b) current price of the underlying unit was $1.00; (c) the expected volatility was 40.6%; (d) the expected dividend yield was 0.0%; and (e) the risk-free investment rate was 2.7%.

(4)	Other than with respect to Mr. Murphy, amounts included here reflect the contribution that each named executive officer received from us in the form of matching contributions into their 401(k) plan accounts for the 2011 year. In addition, we paid a life insurance premium on behalf of Mr. Rodriguez to Banner Life in the amount of $9,346, and on behalf of Mr. Kuchta to MetLife in the amount of $4,599. The amount disclosed for Mr. Murphy consists of the first installment of his separation payment that was paid to him on November 22, 2011 under a separation agreement that he entered in to with us following his resignation (described in greater detail below).
(5)	Mr. Murphy is no longer an employee, and has been succeeded by Mr. Dave Bonczek. Mr. Bonczek was previously our Chief Accounting Officer before he became our Chief Financial Officer on August 22, 2011. Amounts reflected in Mr. Bonczek’s “salary” column reflect payments with respect to his previous salary ($235,000) from February 7, 2011 to August 29, 2011, and payments with respect to his current salary ($270,000) from August 29, 2011 to December 31, 2011.

Grants of Plan-Based Awards for the 2011 Fiscal Year

Name	Grant Date	Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
David Bonczek
Class C1 Units	3/14/2011	60,000	N/A	26,897
Class C2 Units	3/14/2011	145,000	N/A	52,528
Class C3 Units	3/14/2011	145,000	N/A	42,063

(1)	As explained in Footnote to the Summary Compensation Table above, awards reflected in this column represent the number of NTI Management Class C units granted to Mr. Bonczek (the only named executive officer that received such awards during the 2011 fiscal year), rather than actual “option” awards.
(2)	Amounts reflected in this column reflect the grant date fair value of the NTI Management Class C units in accordance with FASB ASC Topic 718.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2011 Fiscal Year

We entered into formal employment agreements with Messrs. Rodriguez and Kuchta on December 1, 2010. Both employment agreements have a term of employment of one year, with automatic one-year renewals, absent notice by either the executive or us of the intention not to renew the agreement. Mr. Rodriguez has an annual base salary of $500,000, Mr. Kuchta has an annual base salary of $450,000, and each executive has an annual cash incentive bonus target of 100% of their respective annual base salary. The employment agreements for each executive set forth their December grant of NTI Management Class C units, described in greater detail above. Messrs. Rodriguez and Kuchta are eligible to participate in our employee benefit programs, plans and practices in accordance with the terms and conditions of the individual plans, and we provide a life insurance benefit to each of the executives in an amount that will equal no less than 200% of their respective base salaries. The employment agreements contain severance protections, standard confidentiality, non-solicitation and non-compete provisions, each of which is described in greater detail in the “Potential Payments Upon a Termination or Change in Control” section below.

We sent an offer letter to Mr. Murphy on November 22, 2010 that generally set forth the terms and conditions that governed his employment relationship with us, although his offer letter estimated that December 1, 2010 would be the effective employment date applicable to him. Mr. Murphy had an annual base salary of $350,000. The offer letter set forth the number of NTI Management Class C units that Mr. Murphy received on December 1, 2010, although the material terms and conditions of the NTI Management Class C units are set forth in individual award agreements and the NTI Management partnership agreement. The offer letter stated that Mr. Murphy would be eligible to participate in all applicable employee benefit plans that we maintain, subject to the terms and conditions of the individual plans. Mr. Murphy was also eligible to receive certain relocation benefits in connection with his move to Ridgefield, Connecticut, up to $100,000, which included temporary living assistance and moving costs that occurred during the first twenty-four months of his employment with us. Upon Mr. Murphy’s resignation in August, we entered into a new separation agreement with him that governs his severance arrangements; please see the “Potential Payments Upon Termination or a Change in Control” section below for more details.

The offer letters provided to Messrs. Bonczek and Mullins contained substantially similar provisions regarding compensation and benefits to the offer letter for Mr. Murphy described above. Mr. Bonczek’s offer letter originally provided him with a salary of $235,000, which was increased to $270,000 by our board of directors in August of 2011 in order to reflect his new position as Chief Financial Officer. The potential severance benefits for Mr. Bonczek are further described in the “Potential Payments Upon a Termination or Change in Control” below. Mr. Mullins offer letter was provided to him on December 1, 2010, and set forth his base salary of $275,000.

Each of the named executive officers hold NTI Management Class C units that are subject to a five year, equal installment vesting schedule. The potential acceleration or forfeiture events relating to these units are described in greater detail within the “Potential Payments Upon a Termination or Change in Control” section below.

Percentage of Salary in Comparison to Total Compensation

Name	Salary Percentage of Total Compensation(1)
Mario Rodriguez	93%
Neal Murphy	74%
Hank Kuchta	93%
David Bonczek	59%
Greg Mullins(2)	92%

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the current NTI Management Class C units held by the named executive officers. This table includes unvested NTI Management Class C units. The vesting dates for each award are shown in the accompanying footnotes.

	Option Award (1)
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mario Rodriguez
Class C2 Unit (2)	1,210,000	N/A	N/A
Class C3 Units (2)	1,210,000	N/A	N/A
Class C4 Units (2)	2,145,000	N/A	N/A
Class C5 Units (2)	2,145,000	N/A	N/A

Hank Kuchta
Class C2 Units (2)	990,000	N/A	N/A
Class C3 Units (2)	990,000	N/A	N/A
Class C4 Units (2)	1,755,000	N/A	N/A
Class C5 Units (2)	1,755,000	N/A	N/A

David Bonczek
Class C1 Units (3)	60,000	N/A	N/A
Class C2 Units (3)	145,000	N/A	N/A
Class C3 Units (3)	145,000	N/A	N/A

Greg Mullins
Class C1 Units (2)	160,000	N/A	N/A
Class C2 Units (2)	240,000	N/A	N/A
Class C3 Units (2)	240,000	N/A	N/A

(1)	As explained above, the applicable equity awards that are disclosed in these tables are NTI Management Class C units rather than traditional “option” awards.
(2)	Each unexercisable unit reflected in this row has the same vesting schedule, which will vest in equal installments on December 1, 2012, 2013, 2014 and 2015.
(3)	Each unexercisable unit reflected in this row has the same vesting schedule, which will vest in equal installments on March 14, 2012, 2013, 2014, 2015 and 2016.

Option Exercises and Stock Vested in the 2011 Fiscal Year

	Option Awards (1)
Name	Number of Units Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Mario Rodriguez	1,677,550	0
Hank Kuchta	877,500	0
Greg Mullins	160,000	0

(1)	As explained above, the applicable equity awards that are disclosed in these tables are NTI Management Class C units rather than traditional “option” awards. Upon vesting, the named executive officers did not receive any NTI Management units nor can they exercise any rights to receive an NTI Management unit. The numbers shown here reflect only the number of NTI Management units that became vested during the 2011 year.

(2)	Amounts shown in this column reflect our best estimate of the value of the NTI Management Class C units as of December 31, 2011. As described in greater detail within our Compensation Discussion and Analysis above, the holders of the NTI Management Class C units would not receive distributions until such time as NTI LP has realized a certain level of returns for the holders of other classes of NTI LP’s equity, which has not occurred as of the date of this filing.

Pension Benefits

Each of the named executive officers is eligible to participate in the cash balance pension plan that we adopted during November 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2011 Fiscal Year ($)
Mario Rodriguez	Northern Tier Energy Retirement Plan	1.08	12,250	—
Neal Murphy	Northern Tier Energy Retirement Plan	.72	0	—
Hank Kuchta	Northern Tier Energy Retirement Plan	1.08	12,250	—
David Bonczek	Northern Tier Energy Retirement Plan	.80	6,312	—
Greg Mullins	Northern Tier Energy Retirement Plan	1.08	11,421	—

The Northern Tier Energy Retirement Plan (the “Plan”) is a funded, tax-qualified, noncontributory defined benefit pension plan that covers certain employees. Eligible employees under the Plan include all employees with benefit classifications of refinery, corporate or terminal who have attained age 21 and completed three months of service. Excluded employees include all those with other benefit classification codes, temporary employees, independent contractors and collectively bargained employees under an agreement that does not provide for participation in the Plan. The Plan is designed as a cash balance plan wherein a participant’s account is credited each year with a pay credit and an interest credit such that increases and decreases in the value of the Plan’s investments do not directly affect the benefit amounts promised to participants.

As of the end of the Plan year, the Plan provides for a pay credit equal to 5% of Compensation (as defined below) for each participant who has completed an hour of service during the Plan year. If a participant terminates during the Plan year, he is entitled to the pay credit as of the date of termination. Compensation under the Plan includes wages under Section 3401(a) of the Code excluding severance pay, sign-on bonuses, or any signing bonuses paid to collectively bargained employees.

In addition, each calendar month, the Plan also provides for an interest credit equal to the participant’s account balance times the one plus the applicable interest rate to the 1/12th power minus 1. Participants are not entitled to interest credits beginning on or after the annuity starting date unless the benefit is paid solely to satisfy Section 401(a)(9) of the Code or during the Plan year of termination. The applicable interest rate is the average annual yield on 30-year U.S. Treasury bonds for September of the immediately preceding calendar year. For 2012, the interest crediting rate will be 3.65%.

A participant is 100% vested in his or her account upon completion of three years of vesting service (includes service with Marathon Oil Company based on the most recent date of hire). If a participant terminates for a reason other than death or disability before completion of this time period, he or she forfeits all benefits under the Plan. If a participant attains normal retirement age, dies or becomes disabled, then he or she is entitled to 100% vesting. A participant attains normal retirement age at age 65. A participant is deemed to he disabled if he or she qualifies for benefits under the long-term disability plan or qualifies for Federal Social Security disability benefits.

The amount of benefit payable with respect to a participant will be his or her vested account balance if payable in lump sum or the actuarially equivalent of such balance if paid in another form; however, where a participant terminated after attaining his or her normal retirement date, the benefit is the greater of the vested account balance or the actuarial increase in such balance as of the end of the preceding Plan year (or, of later, his or her normal retirement date). The normal form is distribution is a qualified joint and survivor annuity if the participant is married on his or her annuity starting date or a single life annuity if he or she is unmarried on that date. Optional forms of distribution include as follows: (1) lump sum, (2) single life annuity, (3) qualified joint and survivor annuity, or (4) the optional joint and survivor annuity.

Nonqualified Deferred Compensation

We do not currently maintain a plan or arrangement that provides for nonqualified deferred compensation benefits.

Potential Payments Upon Termination or a Change in Control

We provide our named executive officers with certain severance and change in control benefits. The rationale for providing these benefits to our executives is described in detail in the CD&A above.

Employment Agreements and Offer Letters

On termination of Messrs. Rodriguez and Kuchta employment by us or the executive due to a notice of non-renewal, the executive will receive any earned but yet unpaid base salary, any earned but yet unpaid bonus for the year that precedes the year in which his termination occurs, reimbursement of any business expenses incurred and all employee benefits he may be entitled to receive under our employee benefit plans (the “Accrued Rights”), and a pro-rata portion of any annual performance bonus that the executive would have been entitled to receive for the year in which the termination occurs (the “Pro-rata Bonus”). If we deliver the notice of non-renewal to the executive, he will also receive continued base salary payments for a period of twenty-four months.

In the event that Messr. Rodriguez or Kuchta is terminated by us without Cause or by the executive with Good Reason (each term defined below), the executive will be entitled to the Accrued Rights, his Pro-rata Bonus, his annual base salary for the twenty-four month period following the date of his termination of employment and certain health care continuation benefits for the eighteen-month period following the date of termination of his employment (the “Medical Benefits”). If the executive incurs Disability (as defined below) during their employment with us, he will receive the Accrued Rights, the Medical Benefits, any amounts that may be payable to them pursuant to any long-term disability plan that we may maintain at the time of their termination from service due to that Disability (that will be paid through insurance policies rather than by the company directly), and continued payments of their base salary for the period of time, if any, that our short-term disability policy covering the executive is in effect before the long-term disability policy becomes effective. A termination of employment for Cause or due to death will result solely in the payment of any Accrued Rights. “Cause” is generally defined for Messrs. Rodriguez and Kuchta as (1) the executive’s failure to comply with any reasonable instruction from our board of directors; (2) the executive’s misconduct, resulting from willful or grossly negligent conduct, which is materially injurious to us or our affiliates; (3) the executive’s intentional or knowingly fraudulent act against us, our customers, clients or employees; (4) the executive’s material breach of his employment agreement; or (5) the executive being changed with, convicted of, or pleading guilty or no contest to a felony or a crime involving fraud, dishonesty or moral turpitude. “Good Reason” is defined in the employment agreements as: (1) our failure to continue the executive in his current position, or to reelect or reappoint the executive to our board of directors, (2) our material breach of the employment agreement, (3) a substantial adverse reduction in the executive’s duties or responsibilities, or (4) our relocation of our business offices more than twenty miles away from its present location. Messrs. Rodriguez and Kuchta may be considered to have incurred a “Disability” if they meet the definition for such term in our long-term disability plan in effect at such time.

Messrs. Rodriguez and Kuchta will only receive the severance benefits described above upon the executive’s execution of a general release in our favor, and subject to his continued compliance with the restrictive covenants in his employment agreement. Each of the executives will be subject to restrictive covenants following his termination of employment, including non-compete, non-disclosure of confidential information and non-solicitation provisions, in the case of the non-compete provision, for a one year period and in the case of the non-solicitation provision, for a two year period.

If an executive is a “specified employee” under Section 409A of the Code at the time of his termination of employment, there are certain severance payments that could create an excise tax for the executive officer if the timing of that payment occurs immediately following his termination of employment. In the event that Messr. Rodriguez or Kuchta is deemed to be a “specified employee” and the severance or any portion of the severance payment due to them would create excise taxes under Section 409A of the Code, their employment agreements state that we will defer the payment of that amount until the date that is six months following the executive’s termination of employment.

The offer letter we provided to Mr. Bonczek states that if his employment is terminated in connection with a change in control, he will receive severance in an amount equal to six (6) months of his then-current annual base salary, and he would become immediately vested in any outstanding equity awards held at the time of the termination, if any (other than the NTI Management Class C units). In the event that Mr. Bonczek’s employment is terminated for any other reason (other than for Cause), or resigns for Good Reason (each term defined as follows), he would receive severance in the amount of six (6) months of his then-current annual base salary. The offer letter defines “Cause” as Mr. Bonczek’s willful and continuous failure to substantially perform his duties (other than in connection with a physical or mental incapacity), his gross misconduct or gross negligence, or his conviction of, or entrance of a plea of, guilty or nolo contendere to a felony. A “Good Reason” termination means: (1) a material diminution of Mr. Bonczek’s position, duties or responsibilities, in the title or office that he holds, or our failure to see him reelected to that position; (2) a reduction in his base salary or target incentive opportunity; (3) a material reduction in his employee benefits; (4) without his express consent, our relocation of the place at which he provides services to us by more than 40 miles from Ridgefield, Connecticut; or (5) a material breach of the provisions of the his offer letter.

Mr. Mullins’ offer letter does not contain severance or change in control provisions or protections at this time.

Mr. Murphy resigned his employment with us on August 22, 2011. We entered into a Separation Agreement and Release of Claims agreement (the “Separation Agreement”) with Mr. Murphy on November 2, 2011 that provided Mr. Murphy with a cash separation payment in the amount of $357,000, provided that he continues to comply with certain confidentiality clauses regarding our business or propriety information. The separation payment will be divided into four separate and equal payments, the first of which occurred on November 22, 2011. The remaining installments shall be paid on each of February 22, 2012, May 22, 2012 and August 22, 2012. The severance payment represents the full and final settlement of any amounts that may be due to Mr. Murphy in relation to his employment with us.

NTI Management Class C Unit Agreements

Class C unit agreements and the NTI Management partnership agreement set forth the treatment of the NTI Management Class C units upon a termination of employment or a change in control.

The normal five-year NTI Management Class C unit vesting schedule will be accelerated upon the occurrence of an MoM Event (defined below) prior to the termination of an executive’s employment by us or our subsidiaries. Full acceleration would also occur in the event that the holder is terminated without Cause, or terminates for Good Reason (each term as defined below) in the two-year period following a Change in Control (as defined below). The NTI Management Class C units would also receive partial accelerated vesting upon the holder’s death or Disability (as defined below), as the holder would be credited with one additional year of service. All other terminations of employment would result forfeiture of unvested units. Once a NTI

Management Class C unit becomes vested, it will remain outstanding unless and until it is repurchased by NTI Management in accordance with the procedures set forth in the NTI Management partnership agreement. NTI Management’s partnership agreement generally states that NTI Management will have the right, but not the obligation, to repurchase the Class C unit upon a termination of the holder’s employment for any reason. Any such repurchase would use the fair market value of the Class C units on the date that NTI Management exercises its right to repurchase that unit, except in the case of a termination for Cause or in the event that the holder joins a competitor within a twelve-month period, in which case the purchase price would be the lower of the fair market value or any purchase or strike price assigned to the unit. “Fair market value” is determined by the general partner of NTI Management in good faith based upon the liquidation value of the Class C units at the time of repurchase.

The NTI Management partnership agreement defines an “MoM Event” as the distribution of an amount that, when distributed pursuant to the normal distribution process set forth in the partnership agreement (described above in the CD&A), result in the holders of the Class A common units receiving total distributions in an amount equal to 200% of their capital contributions plus $3.5 million. We do not expect that this offering will trigger an MoM Event for the NTI Management Class C units. The term “Cause” is defined in the NTI Management partnership agreement in substantially the same terms as that found in Messrs. Rodriguez and Kuchta’s employment agreements described above. A “Good Reason” termination will generally occur if there is a material reduction to the executive’s base salary, authority, duties or responsibilities, a material change to the executive’s primary work location, or we take any other action that constitutes a material breach of our employment relationship with that executive. A “Change in Control” will be deemed to occur upon (1) a liquidation, dissolution or winding up of us, NT Holdings or NTI LP; (2) a transfer by NTI LP or its subsidiaries of all or substantially all of the consolidated assets of NTI LP and its subsidiaries; (3) a business combination or reorganization of NTI LP or its subsidiaries with any other person where more than fifty percent of the combined voting power of the surviving entity’s stock outstanding prior to the transaction is not owned, directly or indirectly, by NTI LP.

The table below shows our best estimate of the amount of payments and benefits that each of the named executive officers would receive upon a termination of employment or a change in control if that event had occurred on December 31, 2010. Amounts payable upon any event will not be determinable until the actual occurrence of any particular event. Estimates below do not include the value of any Accrued Rights, vacation, sick or holiday pay, as all such amounts have been assumed to be paid current at the time of the event in question.

Executive	Termination of Employment due to Our Non-Renewal of Employment Agreement ($)	Termination of Employment for Cause ($)	Termination of Employment without Cause or for Good Reason ($)	Termination of Employment for Disability ($)(5)	Termination of Employment for Death ($)(6)	Termination of employment without Cause or Good Reason within a Two Year Period of a Change in Control (7)($)	MoM Event ($)
Mario Rodriguez
Base Salary and Bonus(1)	1,500,000	N/A	1,500,000	250,000	1,500,000	1,500,000	N/A
Continued Medical(2)	N/A	N/A	15,716	15,716	N/A	15,716	N/A
Accelerated Equity(3)	N/A
Total	1,500,000	0	1,515,716	265,716	1,500,000	1,515,716	0

Hank Kuchta
Base Salary and Bonus(1)	1,350,000	N/A	1,350,000	225,000	1,350,000	1,350,000	N/A
Continued Medical(2)	N/A	N/A	0	0	N/A	0	N/A
Accelerated Equity(3)	N/A
Total	1,350,000	0	1,350,000	225,000	1,350,000	1,350,000	0

David Bonczek
Base Salary(4)	N/A	N/A	137,500	137,500	0	137,500	N/A
Accelerated Equity(3)	N/A
Total	0	0	137,500	137,500	0	137,500	0

Greg Mullins
Base Salary	N/A	N/A	N/A	135,000	N/A	N/A	N/A
Accelerated Equity(3)	N/A
Total	0	0	0	135,000	0	0	0

(1)	Amounts in this row reflect a continuation of the executive’s base salary for a period of twenty-four months, assuming that the executive has signed a proper release form in our favor. As we have not calculated bonuses for the 2011 fiscal year, we have assumed that the executives would each be entitled to receive the amount that was their “target” bonus award for the 2011 year (or 100% of base salary); however, the amounts that the executives actually receive for the 2011 year may differ from the numbers in this table following an analysis of our year end financial results.
(2)	Continued medical payments were calculated for Mr. Rodriguez by multiplying our cost for his medical benefits as of December 31, 2011. Our costs for Mr. Rodriguez and his family are currently $604.45 per two-week pay period. Mr. Kuchta would not have been eligible to receive any continued medical benefits from us as of December 31, 2011, as he was still being covered by a previous employer’s medical plans. Our obligation to cover him and his family may change in future years.
(3)	Amounts shown in these rows reflect our best estimate of the accelerated value of the NTI Management Class C units if a distribution event had occurred on December 31, 2011.
(4)	Amounts in this row reflect a payment equal to six months of Mr. Bonczek’s salary as of December 31, 2011.
(5)	Our company’s long-term disability benefit plan (“LTD Plan”) will provide benefits to employees following a 180 day period of short-term disability. The LTD Plan will provide up to 60% of base pay up to a maximum of $20,000 per month, which will not be paid by us but by an insurance company. Amounts shown here reflect only the continuation of base salary payments that we will provide to the executives during their 180 days of short term disability.

(6)	While we would not provide any further base salary or bonus amounts to the estates of Messrs. Rodriguez and Kuchta upon their termination of employment due to a death, their estates would receive the payout of the life insurance policy that we maintain on behalf of each of the executives. We pay the premiums on these policies, but the payment of the policy proceeds to the executive’s estate would come directly from the insurance company rather than us. We have assumed that the policy is worth exactly two times the amount of each executive’s annual base salary as of December 31, 2011.
(7)	Amounts reflected in the “Base Salary and Bonus” row, as well as the “Continued Medical” row, are the same amounts as those reflected in the “Termination of Employment without Cause or for Good Reason” column, as these amounts will be paid upon these termination events with or without change in control under their employment agreements; however, amounts would only be paid once.

Director Compensation

We have adopted a director compensation program that will cover each of our non-employee directors. During each period that such a director serves on our board of directors, he or she will receive an annual cash retainer fee of $60,000 which will be paid in quarterly installments. Each non-employee director will also receive an annual award of 60,000 Class B profits interest awards in NTI LP (each grant will vest in two equal installments on the anniversary of the grant date). Directors will also be reimbursed for certain reasonable expenses in connection with their services to us. We have not determined or set any additional fees for participation on committees at this time.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)	Total ($)
Dan F. Smith	45,000
Thomas Hofmann	45,000
Scott D. Josey	30,000

(1)	Amounts in this row reflect the actual amount received by each director during the 2011 year, which consists of three retainer fee installments for Messrs. Smith and Hofmann, and two retainer fee installments for Mr. Josey.
(2)	Each of the directors received their grant of Class B profits interests in NTI LP for the 2011 year on May 27, 2011. Despite the fact that profits interests such as the Class B profits interest awards in NTI LP do not require the payment of an exercise price, we believe that these awards are economically similar to stock options due to the fact that they have no value for tax purposes at grant and will obtain value only as the price of the underlying security rises, and as such, are required to be reported in this title under the “Option Awards” column. Please note that no “options” in the traditional sense have been granted to our directors during 2011 fiscal year. Amounts included reflect the grant date fair value of the units computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these values for were as follows: (a) the expected term was 6.5 years; (b) current price of the underlying unit was $1.00; (c) the expected volatility was 40.6%; (d) the expected dividend yield was 0.0%; and (e) the risk-free investment rate was 2.7%. The number of outstanding Class B profits interest awards in NTI LP held as of December 31, 2011 are as follows: Mr. Smith, ; Mr. Hofmann, ; and Mr. Josey, .

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our board of directors has reviewed and discussed the design features, characteristics, and performance metrics utilized at our company and our approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, and (ii) annual and long-term incentives that will only reward our executives upon our overall financial performance, business unit financial performance, operational measures and individual performance.

•

The compensation committee has discretion to reduce annual or performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our stockholders.

OUR PRINCIPAL MEMBERS

The direct and indirect ownership of Northern Tier Energy LLC is as follows:

•	all of the membership interests in Northern Tier Energy LLC are held by Northern Tier Holdings LLC, a Delaware limited liability company (“NT Holdco”);

•

all of the noncontrolling preferred membership interests in NT Holdco are held by Marathon Petroleum, and all of the membership interests in NT Holdco are held by Northern Tier Investors LLC, a Delaware limited liability company (“NTI”);

•

all of the membership interests in NTI are held by Northern Tier Investors, L.P., a Delaware limited liability partnership in which ACON Refining, TPG Refining and an entity owned by certain members of our management team indirectly own all of the partnership interests (“NTI LP”);

•

all of the partnership interests in NTI LP are held by ACON Refining and TPG Refining and an entity owned by certain members of our management (ACON Refining and TPG Refining are equal owners of 97.5% of the interests in NTI LP, and the entity owned by certain members of our management holds the remaining 2.5% of the interests in NTI LP); and

•	all of the partnership interests of Marathon Petroleum are held directly or indirectly by Marathon Oil.

Members of our management and board of directors affiliated with each of ACON Refining and TPG Refining may be deemed to beneficially own the membership interests owned by such entities or their associated investment funds. Each such individual disclaims beneficial ownership of any such membership interests in which such individual does not have a pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Management Services Agreement

In 2010, Northern Tier Energy LLC entered into a management services agreement with ACON Funds Management L.L.C., an affiliate of ACON Investments, L.L.C. (“ACON Management”), and TPG Capital pursuant to which they provide Northern Tier Energy LLC with ongoing management, advisory and consulting services, which agreement was amended and restated in January 2012. In connection with the entry into the management services agreement, ACON Management and TPG Capital received a one-time aggregate transaction fee of $12.5 million, as well as reimbursements of out-of-pocket expenses incurred by them in connection with the Marathon Acquisition. Pursuant to the amended and restated management services agreement, ACON Management and an affiliate of TPG Capital also receive quarterly management fees equal to 1% of our “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of-pocket expenses incurred by them in connection with providing such management services. Northern Tier Energy LLC will also pay ACON Management and an affiliate of TPG Capital specified success fees in connection with advice they provide in relation with certain corporate transactions. The agreement also contains customary exculpation and indemnification provisions in favor of ACON Management and TPG Capital and their affiliates.

Historical Transactions with ACON Refining and TPG Refining

ACON Refining and TPG Refining are equal owners of 97.5% of the partnership interests in Northern Tier Investors LP. An entity owned by certain members of our management team holds the remaining 2.5% partnership interests in Northern Tier Investors LP. ACON Refining and TPG Refining made capital contributions to Northern Tier Investors LP totaling an aggregate of $195 million and an entity owned by certain members of our management team made capital contributions of $5 million.

Related Person Sales and Purchases

From time to time, we may enter into related person transactions in the ordinary course of business. During the Predecessor period, our related persons included:

•	Marathon, which refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, U.S. Gulf Coast and southwestern regions of the United States.

•	Marathon Oil Company, which is a wholly owned subsidiary of Marathon Oil. It purchases or produces crude oil in the United States that is used at Marathon’s refineries.

•	Marathon Petroleum Company Canada, Ltd., which is a wholly owned subsidiary of Marathon. It purchases crude oil in Canada to be used at Marathon’s refineries.

•	Marathon Petroleum Trading Canada LLC, which is a wholly owned subsidiary of Marathon. It purchases crude oil in Canada to be used at Marathon’s refineries.

•	Minnesota Pipe Line Company, in which we own a 17% interest. Minnesota Pipe Line Company owns and operates the Minnesota Pipeline.

•	Pilot Travel Centers LLC (“PTC”), in which Marathon sold its 50% interest in October 2008. PTC owns and operates travel centers in the United States.

•

Speedway SuperAmerica LLC (“SSA”), which is a wholly owned subsidiary of Marathon Oil. SSA was the owner of SuperAmerica branded convenience stores that were sold to us as part of the Marathon Acquisition.

We have historically sold refined products to Marathon. Refined product sales to Marathon were recorded at intercompany transfer prices that were market-based prices. Revenues from sales to related parties totaled $210.1 million for the eleven months ended November 30, 2010, which represented 6.6% of total revenues for that period. There were no related party sales for periods subsequent to the Marathon Acquisition. For more information on these related party sales, see Note 3 to our audited consolidated financial statements.

During the Predecessor period, we made purchases from our related parties, including:

•

purchases from Marathon Oil Company, Marathon Petroleum Company Canada, Ltd. and Marathon Petroleum Trading Canada LLC consisting primarily of crude oil. Purchases from Marathon Oil Company are recorded at contracted prices that are market-based. Purchases from Marathon Petroleum Company Canada, Ltd. and Marathon Petroleum Trading Canada LLC are recorded at contracted prices based on their acquisition cost, plus an administrative fee;

•

purchases from Marathon consisting primarily of refined products and refinery feedstocks, certain general and administrative costs and costs associated with employees associated with our refining segment participating in Marathon’s multi-employer benefit plans. Refined product and refinery feedstock purchases from Marathon are recorded at intercompany transfer prices that are market-based prices;

•	purchases from Minnesota Pipe Line Company consisting primarily of crude oil transportation services, which are based on published tariffs; and

•	purchases from SSA consisting of certain overhead costs and costs associated with employees associated with our retail segment participating in SSA’s multi-employer benefit plans.

Purchases from related parties totaled $1,378.3 million for the eleven months ended November 30, 2010. There were no related party purchases for periods subsequent to the Marathon Acquisition. For more information on these related party purchases, see Note 3 to our audited consolidated financial statements.

Marathon has provided certain services to us such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable. Related party purchases reflect charges for these services of $26.5 million for the eleven months ended November 30, 2010. There were no related party purchases for periods subsequent to the Marathon Acquisition.

Until November 30, 2010, we participated in Marathon’s centralized cash management programs under which cash receipts were remitted to and cash disbursements were funded by Marathon or SSA. All intercompany activity associated with the transfer of cash was included in the net investment value. For the eleven months ended November 30, 2010, we were considered to have participated in multi-employer benefit plans of Marathon. Our allocated share of Marathon’s employee benefit plan expenses, including costs related to stock-based compensation plans, was included in related party purchases and was $21.5 million for the eleven months ended November 30, 2010. There were no related party purchases for periods subsequent to the Marathon Acquisition. Expenses for employee benefit plans other than stock-based compensation plans were allocated to us primarily as a percentage of salary and wage expense. For the stock-based compensation plans, we were charged with the expenses directly attributed to our employees, which were $0.3 million for the eleven months ended November 30, 2010. For more information on these related party transactions, see Note 3 to our audited consolidated financial statements.

Transactions with Marathon

Our refinery supplies the gasoline and diesel sold in 90 independently owned and operated Marathon branded convenience stores in our marketing area. In connection with the Marathon Acquisition, we entered into an agreement with Marathon to supply substantially all of the gasoline and diesel requirements for the 90 independently owned and operated Marathon branded convenience stores in our marketing area. For the nine months ended September 30, 2011, Marathon purchased approximately $200 million of gasoline and diesel pursuant to this agreement. In addition, Marathon was issued $80 million of noncontrolling preferred membership interests in our parent, Northern Tier Holdings LLC, in connection with the Marathon Acquisition.

Other Related Person Transactions

Chet Kuchta is our Vice President, Supply and has served in that position since August 2011. He is the brother of Hank Kuchta, our President and Chief Operating Officer and a member of our board of directors. During 2011, Mr. Chet Kuchta received aggregate compensation in the amount of $180,000.

Procedures for Approval of Related Person Transactions

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We plan to adopt a set of related person transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies will provide, among other things, that all related person transactions, including any related party loans, will be approved by our nominating and corporate governance committee of the board of directors, after considering all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person, and after determining that the transaction is in, or not inconsistent with, our and our owners’ best interests.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

In connection with the closing of the initial offering of the notes and the Marathon Acquisition, we and certain of our operating subsidiaries (the “ABL Borrowers”) entered into an asset-backed lending facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A. as administrative agent and collateral agent (the “ABL Agent”), Bank of America, N.A., as syndication agent, and lenders party thereto.

Set forth below is a summary of the terms of the ABL Facility. The ABL Facility provides for revolving credit financing in an aggregate principal amount of up to $300 million (of which up to $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability and lender approval.

As of September 30, 2011, the availability under the ABL Facility was $137.5 million. This availability is net of $61.5 million in outstanding letters of credit. We had no borrowings under the ABL Facility at September 30, 2011 or at December 31, 2010.

Borrowing Base Availability

Availability under the ABL Facility at any time will be the lesser of (i) the aggregate commitments under the ABL Facility and (ii) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base under the ABL Facility is equal to the sum of:

(a)	90% of eligible retail credit card accounts receivable (excluding all proprietary retail credit card accounts receivable) of the ABL Borrowers, valued at book value;

(b)	85% of all other eligible accounts receivable of the ABL Borrowers, valued at book value;

(c)	80% of eligible hydrocarbon or petroleum inventory as periodically published for appropriate product and product grades in the appropriate geographic areas, valued at fair market value;

(d)	(A) 80% of the fair market value of the ABL Borrowers’ eligible retail store gasoline inventory and (B) the lesser of (i) 50% of the ABL Borrowers’ eligible retail store non-gasoline inventory, valued at cost and (ii) 85% of the product of the applicable net orderly liquidation value percentage multiplied by the value of the ABL Borrowers’ eligible retail store non-gasoline inventory, valued at cost (subject to an aggregate cap of $20 million in the case of (A) and (B));

(e)	for certain other categories of inventory, the lesser of (i) 80% of the value of the applicable category of such eligible inventory, valued at cost and (ii) 85% of the product of the applicable net orderly liquidation value percentage multiplied by the value of the applicable category of such eligible inventory, valued at cost;

(f)	80% of the fair market value of eligible positive exchange balance of the petroleum inventory an ABL Borrower has the right to receive from a trading partner or money owing to such ABL Borrower in connection with such exchange of petroleum inventory (subject to an aggregate cap);

(g)	100% of paid but unexpired standby letters of credit with respect to petroleum inventory purchases; and

(h)	100% of cash held by the ABL Borrowers in one or more securities and/or investment accounts maintained at, and subject to control agreements in favor of, the ABL Agent.

Each of the borrowing base components is subject to customary reserves and eligibility criteria.

Interest Rate and Fees

Borrowings under the ABL Facility bear interest, at the ABL Borrowers’ option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate, plus an applicable margin (ranging between 2.75% and 3.25%). In addition to paying interest on outstanding principal under the ABL Facility, the ABL Borrowers are required to pay a commitment fee, in respect of the unutilized commitments thereunder, ranging from 0.375% to 0.625% per annum, which fee is determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high). We are also required to pay customary letter of credit fees.

Mandatory Prepayments

If at any time the aggregate amount of outstanding loans (including swingline loans), unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the then-applicable borrowing base, the ABL Borrowers will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. During any period when (i) the amount available under the ABL Facility is less than the greater of (a) 17.5% of the lesser of (x) the commitment amount and (y) the then-applicable borrowing base and (b) $26.25 million, in each case, for a period of five consecutive business days, (ii) the amount available under the ABL Facility is less than the greater of (a) 15.0% of the lesser of (x) the commitment amount and (y) the then-applicable borrowing base and (b) $22.5 million, or (iii) an event of default is continuing, the ABL Borrowers will be required to deposit cash from certain depository accounts daily in a collection account maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit. During the period referenced in the previous sentence, the ABL Borrowers shall be required to repay outstanding amounts under the ABL Facility (without a concurrent reduction of the commitment amount) in an aggregate amount equal to the net proceeds in case of (x) a transfer or sale of ABL Priority Collateral or (y) receipt of insurance proceeds or condemnation awards with respect to ABL Priority Collateral, in each case subject to a minimum threshold.

Voluntary Prepayments

The ABL Borrowers may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar loans.

Amortization and Final Maturity

There is no scheduled amortization under the ABL Facility. All outstanding loans under the ABL Facility are due and payable in full, and the commitments under the ABL Facility will terminate, on the fifth anniversary of the closing date, provided that any lender under the ABL Facility may agree to extend the maturity of its share of the commitment amount without the consent of other lenders.

Guarantees and Security

All obligations under the ABL Facility are guaranteed by us and each of our existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain customary exceptions. Obligations under the ABL Facility are secured by (i) a first-priority perfected security interest in the ABL Priority Collateral and (ii) a second-priority security interest in the Note Priority Collateral, subject to certain limitations. The obligations under the ABL Facility and related guarantees are effectively subordinated to our notes to the extent of the value of the Note Priority Collateral that secure the notes on a first-priority basis.

Restrictive Covenants and Other Matters

The ABL Facility requires that if the amount available under the ABL Facility is less than the greater of (i) 15% of the lesser of (x) the $300 million commitment amount and (y) the then-applicable borrowing base and (ii) $22.5 million, the ABL Borrowers comply with a minimum fixed charge coverage ratio of at least 1.0 to 1.0. In addition, the ABL Facility contains negative covenants that restrict the ABL Borrowers ability to, among other things, incur certain additional debt, grant certain liens, enter into certain guarantees, enter into certain mergers, make certain loans and investments, dispose of certain assets, prepay certain debt, declare dividends, modify certain material agreements or organizational documents or change the business we conduct.

The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default. Events of default include, among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined bow under the caption “—Certain Definitions” have the meanings assigned to them in the indenture, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement. In this description, (i) the term “Issuer” refers only to Northern Tier Energy LLC, a Delaware limited liability company, and not to any of its subsidiaries, (ii) the term “Co-Issuer” refers to Northern Tier Finance Corporation, a Delaware corporation and a wholly owned subsidiary of the Issuer, (iii) the term “Issuers” refers to the Issuer and the Co-Issuer, but not to any of their subsidiaries and (iv) the term “Transactions” refers to the transactions described under “Prospectus Summary—Marathon Acquisition” and the related transactions.

The Issuers will issue the new notes offered hereby (the “notes”) under an indenture (the “indenture”) among the Issuers, the Subsidiary Guarantors, Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “trustee”) and collateral agent (in such capacity, the “notes collateral agent”). Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include the new notes and the old notes and any additional notes actually issued.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). The following description is a summary of the material provisions of the indenture, the security documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the security documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement because they, and not this description, define your rights as a holder of the notes. Copies of the indenture, the Registration Rights Agreement, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement are filed as exhibits to the registration statement of which this prospectus is a part. Anyone who receives this prospectus may obtain a copy of any of the other security documents from the Issuer without charge upon request.

The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the indenture.

If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the New Notes and the Note Guarantees

The New Notes

The new notes will be the Issuers’ general senior secured obligations and will be:

•	secured by first-priority Liens, subject to Permitted Liens, on the Note Priority Collateral of the Issuers and the Subsidiary Guarantors;

•

secured by second-priority Liens, subject to Permitted Liens, on the ABL Priority Collateral of the Issuers and the Subsidiary Guarantors (which Collateral secures the ABL Facility on a first-priority basis);

•

effectively subordinated to the Issuers’ obligations under the ABL Facility, certain Hedging Obligations and Cash Management Obligations incurred with any lender or its affiliate under the ABL Facility to the extent of the value of the ABL Priority Collateral that secures such obligations on a first-priority basis;

•

structurally subordinated to any existing and future Indebtedness and claims of holders of preferred stock and other liabilities of the Issuer’s direct or indirect Subsidiaries that are not Subsidiary Guarantors (other than the Co-Issuer);

•	pari passu in right of payment with all existing and future Indebtedness of the Issuers’ that is not subordinated;

•	effectively senior to all of the Issuers’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•	effectively equal to the obligations under the Pari Passu Lien Hedge Agreements and any future Pari Passu Notes Lien Indebtedness;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	unconditionally guaranteed on a senior secured basis by the Subsidiary Guarantors, as described under the caption “—The New Note Guarantees.”

As of September 30, 2011:

•	the Issuers and the Subsidiary Guarantors had approximately $290.0 million of total indebtedness, representing the notes; and

•

the Issuer and the Subsidiary Guarantors that are borrowers under the ABL Facility had availability under the ABL Facility of $137.5 million (which is net of $61.5 million in outstanding letters of credit), all of which, if borrowed, would be effectively senior to the notes to the extent of the value of the ABL Priority Collateral.

Pursuant to the indenture, the Issuers will be permitted to incur additional secured indebtedness, including debt that is secured by the Collateral on a pari passu basis with the notes, subject to compliance with the restrictions set forth under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

The Note Guarantees

The new notes will be guaranteed, jointly and severally, on a senior secured basis by the Subsidiary Guarantors.

Each Note Guarantee of a Subsidiary Guarantor will be:

•	secured by first-priority Liens, subject to Permitted Liens, on the Note Priority Collateral of that Subsidiary Guarantor;

•	secured by second-priority Liens, subject to Permitted Liens, on the ABL Priority Collateral of that Subsidiary Guarantor;

•

effectively subordinated to the Subsidiary Guarantors’ obligations under the ABL Facility, certain Hedging Obligations and Cash Management Obligations to the extent of the value of the ABL Priority Collateral that secures such obligations on a first-priority basis;

•	pari passu in right of payment with all existing and future Indebtedness of that Subsidiary Guarantor that is not subordinated;

•

effectively senior to all of that Subsidiary Guarantor’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•	effectively equal to the obligations under the Pari Passu Lien Hedge Agreements and any future Pari Passu Notes Lien Indebtedness;

•	senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor; and

•

structurally subordinated to all existing and future Indebtedness and claims of holders of preferred stock and other liabilities of the Issuer’s direct or indirect Subsidiaries (other than the Co-Issuer) that do not guarantee the notes.

All of the Issuer’s Subsidiaries (other than the Co-Issuer) are Subsidiary Guarantors. However, it is possible that in the future one or more of the Issuer’s Subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any Subsidiary that is not a Subsidiary Guarantor, such Subsidiary will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. See “Risk Factors—Risks Relating to the Notes—In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date, such Wholly Owned Domestic Subsidiary must become a Subsidiary Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee. In addition, any Restricted Subsidiary of the Issuer that guarantees any Indebtedness of the Issuer or any Subsidiary Guarantor, including in respect of the ABL Facility, or that becomes a borrower under the ABL Facility, must become a Subsidiary Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee.

The Note Guarantee of a Subsidiary Guarantor will be released under specified circumstances, including, in connection with a disposition of the Subsidiary Guarantor’s Capital Stock if various conditions are satisfied. See “—Certain Covenants—Guarantees.”

As of the date of the indenture, all of the Issuer’s Subsidiaries (other than the Co-Issuer) will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its Subsidiaries (other than the Co-Issuer) as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the covenants in the indenture and will not guarantee the notes.

Northern Tier Finance Corporation, a Delaware corporation, is a wholly owned subsidiary of the Issuer and serves as Co-Issuer of the notes to facilitate the offering of the notes. Northern Tier Finance Corporation does not have any operations or assets and does not, and is not expected to have, any revenues or material assets. As a result, holders of the notes should not expect Northern Tier Finance Corporation to participate in servicing the principal of, premium, if any, or interest or any other payment obligations on the notes.

Principal, Maturity and Interest

The indenture provides for the issuance by the Issuers of notes with an unlimited principal amount, of which $290.0 million were issued on December 1, 2010 in the initial offering. The Issuers may issue additional notes (the “additional notes”) from time to time. The additional notes will be issued with, and subject to, the same terms and conditions (other than scheduled interest payments prior to the date the additional notes are issued) as the terms and conditions of the notes or any other outstanding series of notes issued under the indenture. Any offering of additional notes is subject to the covenants described below under the captions “—Certain

Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Notes and any additional notes, if any, will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. In addition, the Issuers will be permitted to issue under the indenture the Exchange Notes issued pursuant to the Registration Rights Agreement referred to under the heading “Exchange Offer” and replacement notes issued in exchange for notes that are lost, stolen, destroyed or redeemed or repurchased in part.

The notes will mature on December 1, 2017. Interest on the notes will accrue at the rate of 10.50% per annum; provided that the interest shall be increased by 2% per annum if an Event of Default described in clauses (1) and (2) under “—Events of Default and Remedies” occurs and is continuing. Interest will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2011. The Issuers will make each interest payment to the holders of record on the immediately preceding May 15 and November 15, respectively.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer, the Issuers will pay all principal, interest and premium on that holder’s notes in accordance with those instructions and all other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders; provided that the Issuers will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee, as the case may be, in immediately available funds to DTC, or its nominee, as the registered holder of such global note.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture and the procedures described in “Notice to Investors.” The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

Collateral

The statements under this section are summaries of the material terms and provisions of the indenture, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement and the other security documents. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in such documents. Therefore, we urge you to read the indenture, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement and the other security documents because they, and not this description, define your rights as holders of the notes.

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions and the availability of buyers. The amount to be received upon a sale of any Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. Further, in the event of a bankruptcy, your ability to realize upon any of the Collateral may be subject to certain bankruptcy law limitations.

Note Priority Collateral and ABL Priority Collateral

The notes and the Note Guarantees will be secured by:

•

first-priority Liens, subject to Permitted Liens, on substantially all of the property and assets of the Issuers and the Subsidiary Guarantors (other than Excluded Assets and ABL Priority Collateral), including, but not limited to the Material Real Property now owned and hereafter acquired by the Issuers or a Subsidiary Guarantor and equity interests of the Issuers and each Subsidiary owned directly by the Issuers or any Subsidiary Guarantor, excluding, for the avoidance of doubt, equity interests in the Issuer held by NT Holdco (“Note Priority Collateral”); and

•

second-priority Liens on the ABL Priority Collateral subject to (x) the first-priority Liens securing the ABL Obligations and certain Hedging Obligations and Cash Management Obligations and (y) other Permitted Liens.

The first-priority Liens on the Note Priority Collateral and the second priority Liens on the ABL Priority Collateral securing the notes and the Note Guarantees will be shared equally and ratably with obligations under the Pari Passu Lien Hedge Agreements and any Pari Passu Notes Lien Indebtedness.

The Note Priority Collateral will also be pledged as collateral on a second-lien priority basis to secure the obligations of the Issuers and the Subsidiary Guarantors under the ABL Facility.

The “ABL Priority Collateral” will consist of the following (other than Excluded Assets (as defined below)):

(a)	all inventory;

(b)	all receivables (including tax refunds and other receivables);

(c)	all investment property, general intangibles (excluding trademarks, trade names and other intellectual property), books and records, documents and instruments, all deposit accounts and other bank and securities accounts (other than Excluded Accounts and the Collateral Account), and cash and cash equivalents, in each case, relating to the items in clauses (a) and (b); and

(d)	all proceeds of, and supporting obligations with respect to, any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Excluded Assets

The Note Priority Collateral and the ABL Priority Collateral (collectively, the “Collateral”) will exclude certain items of property (the “Excluded Assets”) including, without limitation:

•	any real property that is not Material Real Property and all leasehold interests in real property;

•

motor vehicles and other assets subject to a certificate of title statute; letter of credit rights with a value of less than $2,000,000; and commercial tort claims with a value of less than $2,000,000;

•

any rights or interest of the Issuer or any Subsidiary Guarantor under any agreement, contract, license, lease (including any lease that is entered into in connection with any Sale and Leaseback Transaction), instrument, document or other general intangible or, in the case of any investment property, under any applicable equity holder or similar agreement (referred to solely for purposes of this paragraph as a “Contract”) to the extent such Contract by the terms of a restriction in favor of a person other than the Issuer or any Subsidiary Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, or could or would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under because of an assignment thereof or a grant of a security interest therein by the Issuer or a Subsidiary Guarantor; provided that: (i) rights to payment under any such Contract that is otherwise an Excluded Asset pursuant to the foregoing shall be included in the Collateral to the extent permitted under such Contract or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to the Issuer or any Subsidiary Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

•

(a) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or any Foreign Subsidiary Holding Company, any Equity Interests that are voting Equity Interests of such Foreign Subsidiary or any Foreign Subsidiary Holding Company in excess of 65% of the outstanding voting Equity Interests of such class, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law, (c) the Equity Interests of any Subsidiary that is not a direct or indirect Wholly Owned Restricted Subsidiary of the Issuer at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), to the extent the organizational agreements applicable thereto restrict the pledge of such Equity Interests, (d) the Equity Interests of any Subsidiary that is an Excluded Subsidiary pursuant to clause (2) of the definition thereof or Unrestricted Subsidiary, (e) the Equity Interests of any Subsidiary of a Foreign Subsidiary and (f) any Equity Interests of a joint venture to the extent that the joint venture agreement or other contractual obligation applicable thereto restricts the pledge of such Equity Interests;

•

assets to which the Issuer and the notes collateral agent have reasonably determined that the costs or other consequences (including material adverse tax consequences) of granting a security interest or perfection thereof are excessive in relation to the benefits to be obtained by the secured parties;

•

any equipment or other assets or property of the Issuer or any Subsidiary Guarantor which is subject to, or secured by, a Capital Lease Obligation or other debt obligation if and to the extent that (i) such Capital Lease Obligation or debt obligation was incurred pursuant to clause (5) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” contained in the agreements or documents granting or governing such Capital Lease Obligation or purchase money obligation or other obligation under clause (5) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the agreements or documents granting or governing such Capital Lease Obligation or debt obligation prohibit, or require any consent or establish any other conditions for, or would or could be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under such agreement or document, because of an assignment thereof, or a grant of a security interest therein, by the Issuer or any Subsidiary Guarantor and (ii) such restriction described in clause (i) above relates only to the asset or assets acquired by the Issuer or any Subsidiary Guarantor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to the Issuer or any Subsidiary Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capital Lease Obligations or other debt obligations secured by such assets;

•	any asset in which a pledge or security interest is prohibited by, or requires any consent of, any governmental authority pursuant to any law, rule or regulation;

•	Excluded Accounts;

•	any property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary;

•

any intellectual property, solely to the extent that (x) any applicable law or regulation, or any agreement with any person entered into by the Issuer or any Subsidiary Guarantor and existing on the Issue Date, prohibits the creation of a security interest therein, or the grant of a security interest therein shall cause a breach or default under such agreement, or (y) the grant of a security interest therein shall result in the termination of or gives rise to any right of acceleration, modification or cancellation, or would otherwise invalidate or impair such Issuer’s or Subsidiary Guarantor’s right, title or interest therein; provided, that any United States intent-to-use trademark applications shall be deemed “Excluded Assets” only until an acceptable Statement of Use has been filed with and accepted by the United States Patent and Trademark Office; and

•	proceeds and products from any and all of the Excluded Assets described in the foregoing, unless such proceeds or products would otherwise constitute Collateral.

In addition, the Issuers and their Subsidiaries shall not be required to take any action in any non-U.S. jurisdiction or any action required by the laws of any non-U.S. jurisdiction in order to create any security interests in collateral located in or titled outside of the United States or otherwise subject to the jurisdiction of the laws of any non-U.S. jurisdiction or to perfect any security interests nor enter into any security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction. As of the Issue Date, the Issuers and the Subsidiary Guarantors have no assets or properties located outside of the United States and there are no Subsidiaries organized in a jurisdiction outside of the United States.

The Collateral for the notes also does not include Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock or other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the Commission, but only to the extent necessary to not be subject to such requirement (such Capital Stock and other equity securities to the extent not included in the Collateral, the “Rule 3-16 Collateral”). Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act (as currently enacted and as it may be amended or modified, “Rule 3-16”), requires the presentation of a company’s stand-alone, audited financial statements if that company’s Capital Stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value and market value of the pledged stock of securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. Accordingly, a portion of the Capital Stock of each of St. Paul Park Refining Co. LLC and Northern Tier Retail LLC has been released from the pledge as Collateral for the notes as a result of the filing of this registration statement for the exchange offer. Notwithstanding the foregoing, any such Capital Stock that is excluded as Collateral securing the notes will not be excluded from the Collateral securing Pari Passu Lien Hedge Agreements and the ABL Facility. As a result, the notes will be effectively subordinated to such Pari Passu Lien Hedge Agreements and to the ABL Facility (which would otherwise be junior in priority with respect to the value of such Capital Stock) to the extent of the value of such Capital Stock excluded from the Collateral securing the notes. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a Subsidiary than to foreclose on its Capital Stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the Capital Stock or other securities of such Subsidiary.

In addition, in the event that Rule 3-16 is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Capital Stock secures the notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended or modified by the Issuers and the notes collateral agent, without the consent of any holder of notes, to the extent necessary to release the security interests in favor of the collateral agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 is amended, modified or interpreted by the Commission to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing and subject to certain terms and conditions, the Issuers and the Subsidiary Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the security documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the security documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

The indenture governing the notes and the security documents will, however, generally require the Issuer and the Subsidiary Guarantors to deliver to the notes collateral agent to maintain in its possession certificates evidencing stock pledged, instruments evidencing Indebtedness pledged, and, subject to certain exceptions specified in the indenture and the security documents, to maintain all cash and Cash Equivalents constituting Collateral of the Issuers and the Subsidiary Guarantors at an account or accounts with a financial institution that has entered into a control agreement or agreements in favor of the notes collateral agent and the ABL collateral agent, in which the notes collateral agent and the ABL collateral agent have perfected security interests, on behalf of the secured parties.

Release of Collateral. The indenture provides that the Liens on the Collateral securing the notes (but not necessarily any Pari Passu Notes Lien Indebtedness) will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a) satisfaction and discharge of the indenture as set forth below under “—Satisfaction and Discharge;” or

(b) a legal defeasance or covenant defeasance of the indenture as described below under “—Legal Defeasance and Covenant Defeasance;”

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuers or any Subsidiary Guarantor (other than to the Issuers or another Restricted Subsidiary) in a transaction not prohibited by the indenture or the security documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Note Guarantee in accordance with the indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(4) in whole or in part, as applicable, with the consent of holders of 66 2/3% in aggregate principal amount of notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes); or

(5) in part, in accordance with the applicable provisions of the security documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement,

provided that, in the case of any release in whole pursuant to clauses (1), (2) and (4) above, all amounts owing to the trustee and the notes collateral agent under the indenture, the notes, the Note Guarantees, the security documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement have been paid.

To the extent required by the indenture for the release of properties that constitute Collateral, the Issuers and each Subsidiary Guarantor will furnish to the trustee and the notes collateral agent, prior to each proposed release of such Collateral pursuant to the security documents and the indenture, an Officers’ Certificate and an Opinion of Counsel as required by the indenture.

Upon compliance by the Issuers or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, the trustee or the notes collateral agent shall promptly cause to be released and reconveyed to the Issuers or the Subsidiary Guarantors, as the case may be, the released Collateral.

Certain Limitations on the Collateral. The right of the notes collateral agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against any Issuer or any Subsidiary Guarantor prior to the notes collateral agent having taken possession and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the notes collateral agent could repossess or dispose of the Collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any priority Lien) is not sufficient to repay all amounts due on the notes, the Pari Passu Lien Hedge Agreements and any Pari Passu Notes Lien Indebtedness, the holders of the notes and such Pari Passu Notes Lien Indebtedness would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuers or the Subsidiary Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Intercreditor Agreements

The Note Priority Collateral will also serve as collateral to secure the obligations of the Issuers and the Subsidiary Guarantors under the Pari Passu Lien Hedge Agreements and any Pari Passu Notes Lien Indebtedness on a first-priority Lien basis and the ABL Priority Collateral will also serve as collateral to secure the obligations of the Issuers and the Subsidiary Guarantors under the Pari Passu Lien Hedge Agreements and any Pari Passu Notes Lien Indebtedness on a second-priority Lien basis. The ABL Priority Collateral will also serve as collateral to secure the obligations of the Issuers and the Subsidiary Guarantors under the ABL Facility (and certain Hedging Obligations and Cash Management Obligations) and any Pari Passu ABL Lien Indebtedness on a first-priority Lien basis and the Note Priority Collateral will also serve as collateral to secure the obligations of the Issuers and the Subsidiary Guarantors under the ABL Facility (and certain Hedging Obligations and Cash Management Obligations) and any Pari Passu ABL Lien Indebtedness on a second-priority Lien basis.

The relative priority among (1) the lenders under the ABL Facility, (2) the counterparties under the Pari Passu Lien Hedge Agreements, (3) the obligee with respect to Cash Management Obligations, (4) the counterparties under certain other Hedging Obligations, (5) the trustee and the holders of notes under the indenture, (6) the holders of Pari Passu Notes Lien Indebtedness and (7) the holders of Pari Passu ABL Lien Indebtedness with respect to the Collateral will be established by the terms of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement.

Collateral Trust and lntercreditor Agreement

The statements under this section are summaries of the material terms and provisions of the Collateral Trust and Intercreditor Agreement. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the Collateral Trust and Intercreditor Agreement.

On the Issue Date, the Issuers, the Subsidiary Guarantors, the trustee, the notes collateral agent, and J. Aron & Company, as counterparty under the existing Pari Passu Lien Hedge Agreements, entered into the collateral trust and intercreditor agreement (the “Collateral Trust and Intercreditor Agreement”). The Collateral Trust and Intercreditor Agreement sets forth the terms on which the notes collateral agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all of its Liens upon the Note Priority Collateral for the benefit of the holders of the Notes, the Pari Passu Lien Hedge Agreements and any future Pari Passu Notes Lien Indebtedness. Although the holders of the notes are not party to the Collateral Trust and Intercreditor Agreement, by their acceptance of the notes, such holders agree to be bound thereby and the holders of the notes also specifically authorize the notes collateral agent to enter into the Collateral Trust and Intercreditor Agreement on their behalf and to take all actions provided for under the terms of the Collateral Trust and Intercreditor Agreement and the holders of notes will be bound by such actions.

Voting

Except as otherwise provided below, most actions under the Collateral Trust and Intercreditor Agreement, and most amendments to the Collateral Trust and Intercreditor Agreement and the security documents will require the approval of, or direction by, the Required Secured Debtholders, which consists of the holders of more than 50% of the sum of the outstanding principal amount of the notes and the Pari Passu Notes Lien Indebtedness, and the aggregate of the amount that would be payable, as determined in the reasonable good faith judgment of the counterparties under the Pari Passu Lien Hedge Agreements, if such the Pari Passu Lien Hedge Agreements were terminated on the date two business days prior to the date of any vote requiring the approval of the Required Secured Debtholders (unless such Pari Passu Lien Hedge Agreements had previously been terminated, in which case it will be the termination amount owing and unpaid on such date) (such amount, the “Hedge Agreement Outstanding Amount”), under the Collateral Trust and Intercreditor Agreement; provided that, for purposes of this paragraph only, so long as the J. Aron Hedge is outstanding, the counterparty to the J. Aron Hedge shall not be deemed to hold less than $30,000,000 in Hedge Agreement Outstanding Amount. As set forth below under the caption “—Amendment of Collateral Trust and Intercreditor Agreement and Security Documents,” certain amendments to the security documents will require the vote of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable security documents.

In connection with any matter under the Collateral Trust and Intercreditor Agreement requiring a vote of holders of Secured Debt, each applicable Series of Secured Debt eligible to vote will cast its votes in accordance with the Notes Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal the aggregate outstanding principal amount of Secured Debt held by such Series of Secured Debt (or, in the case of the Pari Passu Lien Hedge Agreements, the Hedge Agreement Outstanding Amount). Following and in accordance with the outcome of the applicable vote under its Notes Documents, the Secured Representative of each applicable Series of Secured Debt will cast all of its votes as a block in respect of any vote under the Collateral Trust and Intercreditor Agreement. In making all determinations of votes under the Collateral Trust and Intercreditor Agreement, the notes collateral agent will be entitled to rely upon the votes, and relative outstanding amounts, as determined and reported to it by the Secured Representatives, and will have no duty to independently ascertain such votes or amounts.

Enforcement of Liens

The Collateral Trust and Intercreditor Agreement provides that, if the notes collateral agent at any time receives written notice that any Triggering Event has occurred entitling the notes collateral agent to foreclose upon, collect or otherwise enforce its Liens on the Collateral, the notes collateral agent will promptly deliver written notice thereof to each Secured Representative. Thereafter, the notes collateral agent may await written direction by an Act of Required Secured Debtholders and will act, or decline to act, as directed by an Act of Required Secured Debtholders subject to its receipt of indemnity or security satisfactory to it, in the exercise and enforcement of the notes collateral agent’s interests, rights, powers and remedies in respect of the Collateral or under the Notes Documents or applicable law and, following the initiation of such exercise of remedies, the notes collateral agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Debtholders. Subsequent to the notes collateral agent delivering written notice to each Secured Representative that any Triggering Event has occurred entitling the notes collateral agent to foreclose upon, collect or otherwise enforce its Liens on the Collateral, unless it has been directed to the contrary by an Act of Required Secured Debtholders, the notes collateral agent may (but will not be obligated to) take all lawful and commercially reasonable actions permitted under the security documents to protect or preserve its interest in the Collateral subject thereto and the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the security documents.

Without limiting the rights of the Required Secured Debtholders to act as provided above, at any time while a payment default has occurred and is continuing with respect to any Series of Secured Debt following the final maturity thereof or the acceleration by the holders of such Series of Secured Debt of the maturity of all then outstanding Secured Obligations in respect thereof, or the termination by the counterparties to the Pari Passu Lien Hedge Agreements of any hedging transactions under such Pari Passu Lien Hedge Agreements, and in either case after the passage of a period of 210 days from the date of delivery of a notice of the same in writing (the “Non-controlling Secured Parties’ Standstill Period”) (and requesting that enforcement action be taken with respect to the Collateral) to the notes collateral agent and each other Secured Representative and so long as the payment default has not been cured or waived (or the acceleration rescinded), the Majority Holders in respect of such Series of Secured Debt may direct the notes collateral agent to exercise its rights and remedies in respect of Collateral under the security documents for each Series of Secured Debt; provided further, however, that, notwithstanding the foregoing, in no event shall any holder of such Series of Secured Debt be permitted to direct the notes collateral agent to exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Non-controlling Secured Parties’ Standstill Period, (i) the notes collateral agent (whether or not directed by an Act of Required Secured Debtholders or Majority Holders in respect of a Series of Secured Debt) or the Required Secured Debtholders have commenced and are diligently pursuing the exercise of rights and remedies with respect to any of the Collateral (prompt notice of such exercise to be given to the Secured Representative of the holders of the relevant Series of Secured Debt) or (ii) an Insolvency or Liquidation Proceeding in respect of the respective Grantor has been commenced and is continuing.

Release and Subordination of Liens on Collateral

The Collateral Trust and Intercreditor Agreement provides that the notes collateral agent will not release or subordinate any Lien of the notes collateral agent or consent to the release or subordination of any Lien of the notes collateral agent, except as provided in the following paragraph or:

(1) as directed by an Act of Required Secured Debtholders accompanied by an officers’ certificate to the effect that the release or subordination was permitted by each applicable Notes Document;

(2) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(3) in connection with any foreclosure or exercise of rights and remedies pursuant to the Collateral Trust and Intercreditor Agreement; or

(4) as provided by the ABL Intercreditor Agreement.

The Collateral Trust and Intercreditor Agreement further provides that the notes collateral agent’s Liens on the Collateral will be released and terminate:

(1) in whole, automatically, upon the Discharge of Secured Obligations;

(2) upon the written request of the Issuer and the applicable Grantor to the notes collateral agent, as to any Collateral of a Grantor (other than the Issuer) that (x) is released as a guarantor under each Notes Document and (y) is not obligated (as primary obligor or guarantor) with respect to any other Secured Obligations at such time and so long as the respective release does not violate the terms of any Notes Document which then remains in effect or the ABL Intercreditor Agreement;

(3) as to any Collateral that is released, sold, transferred or otherwise disposed of by the Issuer or any other Grantor to a Person that is not (either before or after such release, sale, transfer or disposition) the Issuer or a Subsidiary (as defined in the security documents) thereof in a transaction or other circumstance that complies with the terms of the indenture (for so long as the indenture is in effect) and is not prohibited by any of the other Notes Documents, at the time of such release, sale, transfer or other disposition and to the extent of the interest released, sold, transferred or otherwise disposed of;

(4) as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (1), (2) or (3) above) at any time prior to the Discharge of Secured Obligations if written consent to the release of all Liens on such Collateral has been given by an Act of Required Secured Debtholders; and

(5) as to a release of all or substantially all of the Collateral, if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Notes Documents and (B) the Issuer has delivered an Officers’ Certificate to the notes collateral agent certifying that any such necessary consents have been obtained.

The indenture provides that the Liens on the Collateral shall be automatically released in connection with the foregoing events and as provided under “—Collateral—Use and Release of Collateral.”

At any time that any Grantor desires that the notes collateral agent take any action to acknowledge or give effect to any release of Collateral pursuant to the provisions described in the foregoing paragraph, the Issuer and the applicable Grantor shall deliver to the notes collateral agent a certificate signed by an officer of the Issuer and such Grantor (and with respect to clause (5) above only, an Opinion of Counsel) stating that the release of the applicable Collateral is permitted pursuant to the provisions described in the foregoing paragraph, as the case may be. In determining whether any release of Collateral is permitted, the notes collateral agent is entitled to conclusively rely on any Officers’ Certificate furnished by it pursuant to the immediately preceding sentence. All actions taken pursuant to the provisions described in the foregoing paragraph will be at the sole cost and expense of Issuer and the applicable Grantor.

Separate Collateral

The Pari Passu Lien Hedge Agreements may be secured by property which is not Collateral securing the notes. This separate collateral will consist only of cash, cash equivalents, or letters of credit provided by the counterparty under any Pari Passu Lien Hedge Agreement. The holders of the notes will have no rights to such separate collateral and such separate collateral shall be held and maintained by the parties to such Pari Passu Lien Hedge Agreements.

Amendment of Collateral Trust and Intercreditor Agreement and Security Documents

The Collateral Trust and Intercreditor Agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the notes collateral agent acting as directed by an Act of Required Secured Debtholders except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Pari Passu Notes Lien Indebtedness that was otherwise permitted by the terms of the

Notes Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the notes collateral agent therein will become effective when executed and delivered by the Issuer or any other applicable Grantor party thereto and the notes collateral agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(i) to vote its Secured Debt as to any matter described as subject to an Act of Required Secured Debtholders, a vote of the Required Secured Debtholders or an act or vote of each or any separate Series of Secured Debt (or amends the provisions of this clause (2) or the definition of “Act of Required Secured Debtholders”),

(ii) to share in the Collateral on a pari passu basis, including sharing the proceeds of enforcement of or realization on any Collateral in the order of application described under the caption “—Application of Proceeds” or to receive the exclusive benefit of separate collateral provided to such holder,

(iii) to require that Liens securing Secured Obligations of such holder be released only as set forth in the provisions described under the caption “—Release and Subordination of Liens on Collateral,”

(iv) that would change the pari passu status of the Liens in favor of the holders of any Series of Secured Debt, or

(v) disproportionately when compared to the effect on holders of another Series of Secured Debt,

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents; and

(3) no amendment or supplement that imposes any obligation upon the notes collateral agent or any Secured Representative or adversely affects the rights of the notes collateral agent or any Secured Representative, respectively, in its capacity as such will become effective without the consent of the notes collateral agent or such Secured Representative, respectively.

Notwithstanding anything to the contrary under the caption “—Amendment of Collateral Trust and Intercreditor Agreement and Security Documents,” but subject to clauses (2) and (3) above, any Mortgage or other security document that secures Secured Obligations may be amended or supplemented with the approval of the notes collateral agent acting as directed in writing by an Act of the Required Secured Debtholders.

The trustee and the notes collateral agent shall be entitled to request and to conclusively rely upon an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent to the execution and delivery of such amendment or supplement have been complied with.

Application of Proceeds

The Collateral Trust and Intercreditor Agreement provides that the notes collateral agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including the proceeds of any title insurance policy required under any Notes Document, in the following order:

FIRST, to the payment of all documented fees, costs and expenses incurred by the notes collateral agent and trustee in connection with such sale, collection or realization or otherwise in connection with the Collateral Trust and Intercreditor Agreement or any of the Secured Obligations, and to any other obligations of the notes collateral agent and trustee, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the notes collateral agent under the Collateral Trust and Intercreditor Agreement on behalf of any Grantor and any other documented costs or expenses incurred in connection with the exercise of any right or remedy thereunder;

SECOND, to each Secured Representative for each Series of Secured Debt for application to the payment of all outstanding Secured Debt and any other Secured Obligations that are then due and payable in such order as may be provided in the applicable Notes Documents in an amount sufficient to pay in full and discharge all outstanding Secured Obligations that are then due and payable, ratably in accordance with (i) the aggregate outstanding principal amount of Secured Obligations held by such Series of Secured Debt (excluding obligations under the Pari Passu Lien Hedge Agreements) and (ii) with respect to the Hedging Obligations under the Pari Passu Lien Hedge Agreements held by such Series of Secured Debt, the amounts owing thereunder for such Series of Secured Debt; provided that, if any holder of any Series of Secured Debt secured by separate collateral receives, or is able to apply, any proceeds from such separate collateral, the amount of Secured Obligations with respect to such Series of Secured Debt included in the foregoing shall be reduced by the amount of such proceeds from such separate collateral; and

THIRD, any surplus then remaining will be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

For purposes of the immediately preceding paragraphs, “proceeds” of Collateral will include any and all cash, securities and other property realized from collection, foreclosure or enforcement of the notes collateral agent’s Liens upon the Collateral (including distributions of Collateral in satisfaction of any Secured Obligations).

In connection with the application of proceeds set forth in the preceding paragraphs under the caption “—Application of Proceeds,” except as otherwise directed by an Act of Required Secured Debtholders, the notes collateral agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

ABL Intercreditor Agreement

The statements under this section are summaries of the material terms and provisions of the ABL Intercreditor Agreement. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the ABL Intercreditor Agreement.

On the Issue Date, the notes collateral agent, on behalf of the holders of notes, any holders of Pari Passu Notes Lien Indebtedness and counterparties to the Pari Passu Lien Hedge Agreements, entered into an intercreditor agreement with the Issuers, the Subsidiary Guarantors, and JPMorgan Chase Bank, N.A., as ABL collateral agent, on behalf of lenders under the ABL Facility (the “ABL Intercreditor Agreement”). The ABL Intercreditor Agreement governs the relationship of the holders of notes, any holders of Pari Passu Notes Lien Indebtedness and the counterparties under the Pari Passu Lien Hedge Agreements on the one hand, and the lenders under the ABL Facility on the other hand with respect to the Note Priority Collateral, the ABL Priority Collateral and certain other matters. Although the holders of the notes are not party to the ABL Intercreditor Agreement, by their acceptance of the notes such holders agree to be bound thereby and the holders of the notes also specifically authorize the notes collateral agent to enter into the ABL Intercreditor Agreement on their behalf and to take all actions provided for under the terms of the ABL Intercreditor Agreement and the holders of notes will be bound by such actions. Pursuant to the terms of the ABL Intercreditor Agreement, the notes collateral agent will determine the time and method by which the security interests in the Note Priority Collateral will be enforced and the ABL collateral agent will determine the time and method by which the security interests in the ABL Priority Collateral will be enforced.

Under the terms of the ABL Intercreditor Agreement, the aggregate amount of the obligations secured on a first-priority basis by the ABL Priority Collateral may, subject to the limitations set forth in the indenture, be increased. See “—Agreements with Respect to Bankruptcy or Insolvency Proceedings.” All or a portion of the obligations secured on a first-priority basis by the ABL Priority Collateral consists, or may consist, of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased, reduced or repaid and subsequently re-borrowed and such obligations may, subject to the limitations set forth in the indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens held by the holders of ABL Obligations or the provisions of the ABL

Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the ABL Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured on a first-priority basis by the ABL Priority Collateral or the obligations secured on a first-priority basis by the Note Priority Collateral.

In addition, the ABL Intercreditor Agreement provides that, so long as there are ABL Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of ABL Obligations may direct the ABL collateral agent to take certain actions with respect to the ABL Priority Collateral (including the release of ABL Priority Collateral and the manner of realization) without the consent of the holders of the notes, counterparties to the Pari Passu Lien Hedge Agreements or any holder of Pari Passu Notes Lien Indebtedness; (2) all Collateral that is subject to a Lien in favor of the notes collateral agent shall also be subject to a Lien in favor of the ABL collateral agent, in the relative priority based on whether such Collateral is Note Priority Collateral or ABL Priority Collateral; (3) the Issuers, the Subsidiary Guarantors and the notes collateral agent, on behalf of itself and the holders of the notes, counterparties to the Pari Passu Lien Hedge Agreements or any holder of Pari Passu Notes Lien Indebtedness, will agree that they will not at any time execute or deliver any amendment or other modification to any of the Note Documents inconsistent with or in violation of the ABL Intercreditor Agreement; and (4) the Issuers, Subsidiary Guarantors and the ABL collateral agent, on behalf of itself and the lenders under the ABL Facility and other holders of Pari Passu ABL Lien Indebtedness, will agree that they will not at any time execute or deliver any amendment or other modification to any of the documents relating to the ABL Documents inconsistent with or in violation of the ABL Intercreditor Agreement. In the event the notes collateral agent enters into any amendment, waiver or consent in respect of the indenture, the notes, the Note Guarantees or the security documents or any other Notes Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Note Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable document for the ABL Facility without the consent of or action by the ABL collateral agent (with all such amendments, waivers and modifications subject to the terms hereof), subject to notice requirements and certain restrictions against amendments reducing or releasing Collateral or adversely affecting rights of the ABL collateral agent or the lenders under the ABL Facility or holders of any other Pari Passu ABL Lien Indebtedness. The ABL collateral agent shall be subject to the reciprocal provision regarding amendments to the documents relating to the ABL Facility.

No Action with Respect to the ABL Priority Collateral

The ABL Intercreditor Agreement provides that the notes collateral agent and the holders of the Secured Obligations it represents may not exercise any rights and remedies with respect to the ABL Priority Collateral, including the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code or under the Bankruptcy Code, at any time when any ABL Obligation remains outstanding, and only the ABL collateral agent shall be entitled to take any such actions or exercise any such rights and remedies, subject to the following paragraph.

Notwithstanding the preceding paragraph, the notes collateral agent may exercise its rights and remedies in respect of the ABL Priority Collateral after the passage of a period of 180 days from the date of delivery of a notice to the ABL collateral agent of the notes collateral agent’s intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of or during the continuation of an “event of default” under and as defined under any Notes Document; provided, however, that the notes collateral agent may not exercise any such rights and remedies if, notwithstanding the expiration of such 180-day period, (1) the ABL collateral agent shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to the ABL Priority Collateral or is diligently attempting to vacate any stay or prohibition against such exercise or (2) an Insolvency or Liquidation Proceeding in respect of any Grantor shall have been commenced.

No Action with Respect to Note Priority Collateral

The ABL Intercreditor Agreement provides that the ABL collateral agent and the holders of ABL Obligations it represents may not exercise any rights and remedies with respect to the Note Priority Collateral, including the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code or under the Bankruptcy Code, at any time when any obligations under the Notes, the Pari Passu Lien Hedge Agreements or any Pari Passu Notes Lien Indebtedness remains outstanding, and only the notes collateral agent shall be entitled to take any such actions or exercise any such rights and remedies, subject to the following paragraph.

Notwithstanding the preceding paragraph, the ABL collateral agent may exercise its rights and remedies in respect of the Note Priority Collateral after the passage of a period of 180 days from the date of delivery of a notice to the notes collateral agent of the ABL collateral agent’s intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of or during the continuation of an “event of default” under and as defined under any instrument or agreement governing ABL Debt; provided, however, that the ABL collateral agent may not exercise any such rights and remedies if, notwithstanding the expiration of such 180 day period, (1) the notes collateral agent shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to the Note Priority Collateral or is diligently attempting to vacate any stay or prohibition against such exercise or (2) an Insolvency or Liquidation Proceeding in respect of any Grantor shall have been commenced.

No Interference

The notes collateral agent will agree in the ABL Intercreditor Agreement for itself and on behalf of the holders of Secured Obligations (and each holder of notes will agree by its acceptance of the notes that): it will not contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding) the priority, validity or enforceability of any Lien held by the holders of any ABL Obligations secured by any ABL Priority Collateral, or demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such ABL Priority Collateral or the Liens of the ABL collateral agent thereon, except to the extent that such rights are expressly granted in the ABL Intercreditor Agreement; it will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on the ABL Priority Collateral pari passu with or senior to, or to give itself any preference or priority relative to, the Liens of the ABL collateral agent on the ABL Priority Collateral; it will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer of other disposition of the ABL Collateral by the ABL collateral agent or any holder of ABL Obligations; it will have no right to (x) direct the ABL collateral agent or any holder of ABL Obligations to exercise any right, remedy or power with respect to the ABL Priority Collateral or (y) consent or object to the exercise by the ABL collateral agent or any holder of ABL Obligations of any rights, remedy or power with respect to such ABL Priority Collateral or to the timing or manner in which any such right is exercised or not exercised; and it will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the ABL collateral agent seeking damages from other relief by way of specific performance, instructions or otherwise, with respect to, and neither the ABL collateral agent nor any holder of ABL Obligations will be liable for, any action taken or omitted to be taken by the ABL collateral agent or any such holder of ABL Obligations with respect to the ABL Collateral.

The ABL collateral agent for itself and on behalf of the holders it represents, will agree to similar limitations with respect to their rights in the Note Priority Collateral.

Entry Upon Premises by ABL Collateral Agent and Holders of ABL Obligations

The ABL Intercreditor Agreement provides that if the notes collateral agent obtains possession or physical control of any Note Priority Collateral pursuant to the exercise of its rights under the applicable security documents or under applicable law, it shall promptly notify the ABL collateral agent of that fact, and the ABL collateral agent shall, within ten business days thereafter, notify the notes collateral agent in writing as to whether the ABL collateral agent wishes to exercise its access rights under the ABL Intercreditor Agreement. In addition, if the ABL collateral agent obtains possession or physical control of any Note Priority Collateral pursuant to the exercise of its rights under the applicable security documents or under applicable law, it shall promptly notify the notes collateral agent in writing that the ABL collateral agent is exercising its access rights under the ABL Intercreditor Agreement.

Upon delivery of such notice, the notes collateral agent shall confer with the ABL collateral agent in good faith to coordinate with respect to the ABL collateral agent’s exercise of such access rights, to enable the ABL collateral agent during normal business hours to convert any ABL Priority Collateral consisting of raw materials or work-in-process into saleable finished goods and/or to transport such ABL Priority Collateral to a point where such conversion can occur, to otherwise prepare ABL Priority Collateral for sale and/or to arrange or effect the sale of ABL Priority Collateral (including conducting of auctions), all in accordance with the manner in which such matters are completed in the ordinary course of business. During any such access period, the ABL collateral agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the Note Priority Collateral for the purposes described above. The ABL collateral agent shall be obligated to reimburse the notes collateral agent for all operating costs of such Note Priority Collateral (not including insurance) incurred after the commencement of the relevant access period to the extent incurred as a result of the exercise by the ABL collateral agent of its access rights, and actually paid by the notes collateral agent (or any holder of Secured Obligations). The ABL collateral agent shall take proper and reasonable care under the circumstances of any Note Priority Collateral that is used by the ABL collateral agent during the access period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL collateral agent or its agents, representatives or designees, and leave the Note Priority Collateral in substantially the same condition as it was at the commencement of the occupancy, use or control by the ABL collateral agent or its agents, representatives or designees (ordinary wear-and-tear excepted) and the ABL collateral agent shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the ABL Priority Collateral. The ABL collateral agent shall indemnify and hold harmless the notes collateral agent for any injury or damage to Persons or property (ordinary wear-and-tear excepted) and for any losses, claims, liabilities or expenses directly resulting from the occupancy, use or control by the ABL collateral agent or its agents, representatives or designees or by the acts or omissions of Persons under its control; provided, however, that the ABL collateral agent will not be liable for any diminution in the value of Note Priority Collateral caused by the absence of the ABL Priority Collateral therefrom. The ABL collateral agent and the notes collateral agent shall cooperate and use reasonable efforts to ensure that their activities during the access period as described above do not interfere materially with the activities of the other as described above, including the right of notes collateral agent to show the Note Priority Collateral to prospective purchasers and to ready the Note Priority Collateral for sale. The notes collateral agent shall not foreclose or otherwise sell, remove or dispose of any of the Note Priority Collateral during the access period with respect to such Collateral if the ABL collateral agent (acting in good faith) informs the notes collateral agent in writing that such Collateral is reasonably necessary to enable the ABL collateral agent to convert, transport or arrange to sell the ABL Priority Collateral as described above; provided, however, that nothing contained in the ABL Intercreditor Agreement will restrict the rights of the notes collateral agent from selling, assigning or otherwise transferring any Note Priority Collateral prior to the expiration of such access period if the purchaser, assignee or transferee thereof agrees to be bound by the applicable provisions of the ABL Intercreditor Agreement. Each such access period shall last for a maximum of 180 days; provided if any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction or is in effect due to an Insolvency or Liquidation Proceeding, such 180-day period shall be tolled during the pendency of any such stay or other order.

The ABL Intercreditor Agreement will also provide that the notes collateral agent irrevocably grants the ABL collateral agent a non-exclusive worldwide license or right to use, consistent with applicable law, to the extent of the notes collateral agent’s interest therein and reasonably requested by the ABL collateral agent, exercisable without payment of royalty or other compensation, any of the intellectual property now or hereafter owned by, licensed to, or otherwise used by any of the Grantors in order for the ABL collateral agent to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition or realization upon the ABL Priority Collateral in accordance with the terms of the ABL Documents. The notes collateral agent will agree that any sale, transfer or other disposition of any of the intellectual property constituting Note Priority Collateral (whether by foreclosure or otherwise) will be subject to rights of the ABL collateral agent as described above.

Agreements with Respect to Bankruptcy or Insolvency Proceedings

If any Grantor become subject to a case under the Bankruptcy Code at any time when any ABL Obligation remains outstanding, and if the ABL collateral agent or the other holders of ABL Obligations desire to consent (or not object) to the use of cash collateral, or to provide financing to any Grantor under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Grantor by any third party (any such financing, an “ABL DIP Financing”), the notes collateral agent will agree in the ABL lntercreditor Agreement for itself and on behalf of the holders of Secured Obligations (and each holder of notes will agree by its acceptance of the notes), that it will be deemed to have consented to, and will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on any grounds, including failure to provide “adequate protection” of the notes collateral agent’s Lien on the ABL Priority Collateral, and will not request any adequate protection solely as a result of such ABL DIP Financing except as set forth below, and will subordinate (and will be deemed hereunder to have subordinated) its Liens on any ABL Priority Collateral to (A) the Liens securing such ABL DIP Financing on the same terms as the Liens of the ABL collateral agent are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) any replacement liens provided as adequate protection to the ABL collateral agent and (C) any “carve-out” agreed to by the ABL collateral agent or the other holders of ABL Obligations, so long as (x) the notes collateral agent retains its Lien on the Collateral (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Note Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such ABL DIP Financing is junior and subordinate to the Lien of the notes collateral agent on the Note Priority Collateral, (y) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL collateral agent securing the ABL Obligations on ABL Priority Collateral and (z) the aggregate principal amount of such ABL DIP Financing (including any undrawn portion of the revolving commitments thereunder, and including the face amount of any letters of credit issued and not reimbursed thereunder), together with the aggregate outstanding principal amount of indebtedness and unfunded commitments under the ABL Facility, does not exceed 110% of the aggregate outstanding principal amount of indebtedness and unfunded commitments under ABL Facility immediately prior to the incurrence of such ABL DIP Financing. In no event will the ABL collateral agent or any of the holders of ABL Obligations seek to obtain a priming Lien on any of the Note Priority Collateral and nothing contained in the ABL Intercreditor Agreement shall be deemed to be a consent by the notes collateral agent or any of the holders it represents to any adequate protection payments using Note Priority Collateral. The ABL collateral agent and the holders of ABL Obligations will agree to similar provisions with respect to any DIP financing on the Note Priority Collateral.

The notes collateral agent will agree in the ABL Intercreditor Agreement (and each holder of notes will agree by its acceptance of the notes) that it will not oppose any sale or disposition of any ABL Priority Collateral that is supported by the ABL collateral agent and the holders of ABL Obligations, and the notes collateral agent and the holders of Secured Obligations will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to such sale or disposition. The ABL collateral agent and the holders of ABL Obligations will agree to similar limitations with respect to their right to oppose such a sale of Note Priority Collateral.

The ABL Intercreditor Agreement provides that the notes collateral agent, for itself and on behalf of the holders of Secured Obligations, will not object, contest or support any other Person objecting to contesting, any request by the ABL collateral agent or the other holders of ABL Obligations for adequate protection of its interest in the ABL Priority Collateral or any adequate protection provided to the ABL collateral agent or the other holders of ABL Obligations, or any objection by the ABL collateral agent or any other holder of ABL Obligations to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the ABL Priority Collateral. If the ABL collateral agent or any of the holders of ABL Obligations are granted adequate protection consisting of additional collateral that constitutes ABL Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any ABL DIP Financing or use of cash collateral, and do not object to the adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral, the notes collateral agent, on behalf of itself and the holders of Secured Obligations, may, as adequate protection of its junior Liens in ABL Priority Collateral, seek or accept (and the ABL collateral agent and the other holders of ABL Obligations shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing on the same basis as the other Liens of the notes collateral agent on the ABL Priority Collateral are so subordinated to the ABL Obligations under the ABL Intercreditor Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL collateral agent and the other holders of ABL Obligations, provided, however, that the notes collateral agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the holders of Secured Obligations, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims subject to the provisions of the ABL Intercreditor Agreement. The ABL collateral agent and the notes collateral agent, on behalf of themselves and the holders they represent, will agree to similar reciprocal provisions with respect to any adequate protection in respect of the Note Priority Collateral.

The notes collateral agent, on behalf of itself and the holders of Secured Obligations, will agree that it shall not (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any ABL Priority Collateral without the prior written consent of the ABL collateral agent, or (ii) seek relief from the automatic stay in any Insolvency or Liquidation Proceeding in respect of any Collateral without providing 5 days’ prior written notice to the ABL collateral agent. The ABL collateral agent will agree to similar provisions in respect of the Note Priority Collateral and the Collateral.

Refinancings of the Obligations

Any Obligations covered by the ABL Intercreditor Agreement may be refinanced or replaced, in whole or in part; provided, however, that the holders of any such refinancing or replacement indebtedness that will be secured by Liens on the Collateral with the same priority (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the ABL Intercreditor Agreement.

Release of Collateral

The ABL Intercreditor Agreement provides that, if in connection with any release, sale or disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents (other than in connection with the exercise of the ABL collateral agent’s remedies in respect of the ABL Priority Collateral), the ABL collateral agent, for itself or on behalf of any holder of ABL Obligations, releases any of its Liens on any part of the ABL Priority Collateral, or releases any Subsidiary Guarantor from its obligations under its guaranty (in each case other than in connection with the discharge of all ABL Obligations and after the occurrence and during the continuance of any “event of default” under a Notes Document) then the Liens of the notes collateral agent, for itself or for the benefit of the holders of Secured Obligations, on such ABL Priority Collateral, shall be automatically, unconditionally and simultaneously released. The Liens of the notes collateral agent on the ABL Priority Collateral shall also terminate and be released automatically to the extent the first-priority liens on the ABL Priority Collateral are released by the ABL collateral agent in connection with a sale, transfer or disposition of ABL Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Priority Collateral (other than a release due to the occurrence of the discharge of all ABL Obligations) by the ABL collateral agent (except with respect to any portion of the proceeds of such ABL Priority Collateral that remain after satisfaction in full of the ABL Obligations).

The ABL collateral agent will agree to similar provisions in respect of the Note Priority Collateral.

Application of Proceeds

All proceeds received by the notes collateral agent or the ABL collateral agent in connection with the collection, sale or disposition of ABL Priority Collateral pursuant to any enforcement action or during any Insolvency or Liquidation Proceeding shall be applied:

•	first, to the payment of costs of expenses (including reasonable attorneys fees and expenses and court costs) of the ABL collateral agent,

•	second, to the payment of the ABL Obligations in accordance with the ABL Documents until payment in full of the ABL Obligations,

•	third, to the payment of the Secured Obligations, in accordance with the Collateral Trust and Intercreditor Agreement, and

•	fourth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

All proceeds received by the notes collateral agent or the ABL collateral agent in connection with the collection, sale or disposition of Note Priority Collateral pursuant to any enforcement action or during any Insolvency or Liquidation Proceeding shall be applied:

•

first, to the payment of costs of expenses (including reasonable attorneys fees and expenses and court costs) of the notes collateral agent, in accordance with the Collateral Trust and Intercreditor Agreement,

•	second, to the payment of the Secured Obligations in accordance with the Collateral Trust and Intercreditor Agreement, until payment in full of the Secured Obligations,

•	third, to the payment of the ABL Obligations, in accordance with the ABL Documents, and

•	fourth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

All proceeds of any sale of a Grantor as a whole, or substantially all of the assets of any Grantor where the consideration received is not allocated by type of asset, in connection with or resulting from any enforcement action, and whether or not pursuant to an Insolvency or Liquidation Proceeding, shall be distributed as follows (after payment of costs and expenses of the ABL collateral agent and the notes collateral agent): first to the ABL collateral agent for application to the ABL Obligations in accordance with the terms of the ABL Documents, up to the amount of the book value at the time of the sale of the ABL Priority Collateral disposed of in such sale or owned by such Grantor (in the case of a sale of such Grantor as a whole), and second to the notes collateral agent for application to the Notes Obligations in accordance with the terms of the Collateral Trust and Intercreditor Agreement to the extent such proceeds exceed the book value at the time of the sale of such ABL Priority Collateral.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the security documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens therein. The following is a summary of some of the covenants and provisions set forth in the security documents and the indenture as they relate to the Collateral.

Maintenance of Collateral. The indenture and/or the security documents, subject to certain exceptions, provides that the Issuers and the Subsidiary Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair. The indenture and/or the security documents, subject to certain exceptions, will also provide that the Issuers and the Subsidiary Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and certain insurance coverages, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the holders of notes.

After-acquired property. Subject to the provisions of the security documents, upon the acquisition by the Issuers or any Subsidiary Guarantor after the Issue Date of any assets (other than Excluded Assets), including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Issuers or such Subsidiary Guarantor shall execute and deliver (i) with regard to any Material Real Property, the items described under “—Real Estate Mortgages and Filings” below within 90 days after the date of acquisition of the applicable asset, and (ii) to the extent required by the security documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the notes collateral agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect; provided, however, that if granting such security interest requires the consent of a third party, the Issuer or such Subsidiary Guarantor, as the case may be, shall use commercially reasonable efforts to obtain such consent; provided further, however, that if such third party does not provide such consent after the use of such commercially reasonable efforts, the Issuer or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

Further assurances. To the extent required under the indenture or any of the security documents, the Issuers and the Subsidiary Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the notes collateral agent or the trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the security documents in the Collateral. In addition, to the extent required under the indenture or any of the security documents, from time to time, the Issuers and the Subsidiary Guarantors will reasonably promptly secure the obligations under the indenture and security documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the security documents. Such security interests and Liens will be created under the security documents and, to the extent necessary, other security agreements and other instruments and documents in form and substance reasonably satisfactory to the notes collateral agent.

Compliance with Trust Indenture Act. The Issuers will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes, to be complied with, upon qualification of the indenture under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuers except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on written advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable, whereupon the Issuer shall provide to the trustee and the notes collateral agent an Officers’ Certificate certifying that the Issuers reasonably believe, based on the written advice of counsel (a copy of which shall be attached thereto), that they are not required to comply with all or any portion of Section 314(d). The indenture provides that, upon qualification of the indenture under the Trust Indenture Act, the Issuers and the Subsidiary Guarantors will comply with the other applicable provisions of the Trust Indenture Act as they relate to the Collateral.

Impairment of security interest. The Issuers will not, and the Issuer will not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the notes collateral agent and the holders of notes with respect to the Collateral, (ii) grant to any Person, or permit any Person to retain (other than the notes collateral agent), any Liens in the Collateral, other than Permitted Liens or (iii) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with the indenture, the notes, the Note Guarantees and the security documents. The Issuers and each Subsidiary Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the trustee or the notes collateral agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the security documents.

Real estate mortgages and filings. With respect to any fee interest in real property owned by the Issuers or a Subsidiary Guarantor on the Issue Date, or acquired by the Issuers or a Subsidiary Guarantor after the Issue Date that forms a part of the Collateral which is required to be mortgaged to the notes collateral agent (individually and collectively, the “Premises”), within 90 days of the Issue Date or 90 days of the date of acquisition (in the case of after-acquired real property), as applicable:

(1) the Issuers or the applicable Subsidiary Guarantor shall deliver to the notes collateral agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the holders of the notes, fully executed counterparts of Mortgages, in accordance with the requirements of the indenture and/or the security documents duly executed by the Issuers or such Subsidiary Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, subject to Permitted Liens, against the property purported to be covered thereby;

(2) the notes collateral agent shall have received mortgagee’s title insurance policies in favor of the notes collateral agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon (with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement) free and clear of all Liens, defects and encumbrances other than Permitted Liens. All such title policies shall be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall include, to the extent available, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by Issuer or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3) the Issuers shall, or shall cause the Subsidiary Guarantors to, deliver to the notes collateral agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date), local counsel opinions, fixture filings and such other documents, instruments, certificates and agreements as may be necessary or as the notes collateral agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), fixture filings and such other documents, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the notes collateral agent’s security interest and (with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement) Lien in such acquired covered Premises, together with such local counsel opinions as the notes collateral agent and its counsel shall reasonably request.

If the Issuers or any Subsidiary Guarantor were to become subject to a bankruptcy or other insolvency proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date. Additionally, a failure, for any reason that is not permitted or contemplated under the security documents and the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, to perfect the security interest in the Premises may result in a default under the indenture.

Leasehold Interests

With respect to leasehold interests in real property leased by the Issuer, the Co-Issuer or a Subsidiary Guarantor on or after the Issue Date, if, and to the extent that any landlord waiver, consent or collateral access agreement (“Landlord Access Agreement”) from the landlord, warehouseman or other party controlling such leased premises is delivered to the ABL collateral agent pursuant to the ABL Facility on or after the Issue Date with respect to such leased premises, the Issuer, the Co-Issuer or the applicable Subsidiary Guarantor shall use its commercially reasonable efforts to obtain and deliver a Landlord Access Agreement to the notes collateral agent with respect to such leased premises; provided that the foregoing obligation of the Issuer, the Co-Issuer or such Subsidiary Guarantors with respect to such leased premises will be satisfied if the Issuer and/or the Co-Issuer and/or such Subsidiary Guarantor delivers to the notes collateral agent a Landlord Access Agreement in the same form as was delivered to the ABL collateral agent under the ABL Facility, regardless of whether or not the notes collateral agent agrees to execute such document. If the Issuer, the Co-Issuer or such Subsidiary Guarantor is not able to obtain an access agreement for a leased property, it may be more difficult for the notes collateral agent to foreclose on any Collateral located at such property.

Negative Pledge

The indenture provides that the Issuers and each Subsidiary Guarantor will not, and the Issuer will not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens, as further described under the caption “—Certain Covenants—Liens.” The Issuers, however, subject to compliance with the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens,” have the ability to issue an unlimited aggregate principal amount of additional notes having identical terms and conditions as the notes, all of which may be secured by the Collateral. The indenture will also provide that the Issuers will not, and will not permit any Subsidiary to, pledge or, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon, the Minnesota Pipe Line Interests, except for Liens arising out of operation of law.

Information Regarding Collateral

The Issuers will furnish to the notes collateral agent, with respect to the Issuers or any Subsidiary Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Issuers and the Subsidiary Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and any other applicable laws that are required in the security documents in order for the Collateral to be made subject to the Lien of the notes collateral agent under the security documents in the manner and to the extent required by the indenture or any of the security documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the security documents. The Issuers also agree promptly to notify the notes collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

Each year, within 120 days after the end of the preceding fiscal year, the Issuers shall deliver to each of the trustee and the notes collateral agent a certificate of a financial officer setting forth the information required pursuant to the schedules required by the security documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Refinancings of the ABL Facility and the Notes

The obligations under the ABL Facility, Pari Passu ABL Lien Indebtedness, the Pari Passu Lien Hedge Agreements, the Pari Passu Notes Lien Indebtedness and the indenture and the notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the ABL Facility or any security document related thereto, agreements governing any Pari Passu ABL Lien Indebtedness, the Pari Passu Lien Hedge Agreements, agreements governing any Pari Passu Notes Lien Indebtedness and the indenture and the security documents) of the ABL collateral agent or the notes collateral agent, all without affecting the Lien priorities set forth in the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement; provided, however, that the lenders providing or holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement pursuant to a written agreement (including amendments or supplements to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement).

In addition, if at any time in connection with or after the discharge of the Obligations under the ABL Facility, the Issuer enters into any replacement of the ABL Facility secured by all or a portion of the ABL Priority Collateral on a first-priority basis, then such prior discharge of the Obligations under the ABL Facility shall automatically be deemed not to have occurred for all purposes of the ABL Intercreditor Agreement. Notwithstanding any replacement or refinancing of the ABL Facility or the entering into of a new ABL Facility (whether or not such replacement or refinancing of the ABL Facility immediately follows any prior discharge of the ABL Facility previously in existence), the notes and the Note Guarantees shall be, in addition to being secured by the Note Priority Collateral, secured by the ABL Priority Collateral (it being understood that during the period the ABL Facility is not in existence that the notes and the Note Guarantees will be secured by a first-priority lien, subject to Permitted Liens, in all of the Collateral).

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

At any time and from time to time prior to December 1, 2013, but not more than once in any twelve-month period commencing on December 1, 2010, the Issuers may redeem in such twelve-month period up to 10% of the aggregate principal amount of notes issued under the indenture (together with any additional notes) at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

At any time prior to December 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (together with any additional notes) at a redemption price of 110.50% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuers and their Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

At any time prior to December 1, 2013, the Issuers may, on any one or more occasions, redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuers’ option prior to December 1, 2013.

On or after December 1, 2013, the Issuers may redeem all or a part of the notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	107.875%
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such similar method pursuant to the procedures of DTC unless otherwise required by law or applicable stock exchange or other depositary requirements.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent electronically or mailed by first class mail or as otherwise provided in accordance with the procedures of DTC at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be given prior to the completion thereof, and any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Qualified Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on notes or portions of them called for redemption.

The Issuers or their Affiliates may acquire notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise so long as the acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the notes offered hereby are being sold and could be for cash or other consideration.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of

Control Offer, the Issuers will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuers will send a notice to each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof (equal to $2,000 or larger integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the paying agent the notes so accepted together with an Officers’ Certificate of the Issuers stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Unless the Issuers default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders of notes who tender pursuant to the Change of Control Offer.

The provisions described above that require the Issuers to make a Change of Control Offer in connection with a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the initial purchasers.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the notes pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuers’ ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. For example, the occurrence of a Change of Control would constitute a default under the ABL Facility. In addition, certain events that may constitute a change of control under the ABL Facility and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of the Issuers and any Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Such defaults could result in amounts outstanding under the ABL Facility and such other agreements being declared immediately due and payable and lending commitments being terminated. Moreover, the exercise by the holders of notes of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not cause a default, due to the financial effect of such repurchase on the Issuers. In addition, the ABL Facility will restrict the Issuers from repurchasing the notes in connection with a Change of Control or otherwise. Accordingly, if a Change of Control occurs, the Issuers may not be able to make the offer required by the indenture without amending or refinancing the ABL Facility. We cannot assure you that the Issuers will be able to amend or refinance the ABL Facility or any agreement governing Indebtedness on acceptable terms, or at all. Additionally, the Issuers’ ability to pay cash to holders of notes following the occurrence of a Change of Control may be limited by their then existing financial resources; sufficient funds may not be available to the Issuers when necessary to make any required repurchases of notes. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control.”

Even if sufficient funds were otherwise available, the terms of the ABL Facility may restrict, and future Indebtedness may also restrict or otherwise prohibit, the Issuers’ prepayment of notes before their scheduled maturity. Consequently, if the Issuers are not able to prepay the Indebtedness relating to the ABL Facility and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Issuers may be unable to fulfill their repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, resulting in a default under the indenture. A payment default under the indenture would result in a cross-default under the ABL Facility.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuers to make an offer to repurchase the notes as described above.

A Change of Control would be triggered at such time as a majority of the members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer are not Continuing Directors (defined as directors serving on the Issue Date, nominated by directors a majority of whom were serving at the time of such nomination or election or nominated or elected by the Sponsors). You should note, however, that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, the Issuers may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

Asset Sales

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale of Collateral unless:

(i) other than in case of an Event of Loss, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale), as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Sale;

(ii) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral or (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral (which in both cases are thereupon with their acquisition added to the Collateral securing the notes) or (D) any combination of the foregoing;

(iii) to the extent that any consideration from such Asset Sales received by the Issuer or a Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the notes (as Note Priority Collateral or ABL Priority Collateral, as applicable) in the manner provided for in the indenture or any of the security documents; and

(iv) the Net Proceeds from any such Asset Sale of Note Priority Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in a Collateral Account in accordance with clause (iv) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Note Priority Collateral that (x) are not held in a Collateral Account and (y) have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Note Priority Collateral, exceed $50.0 million.

Subject to the terms of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, the Issuer or any Subsidiary Guarantor, as the case may be, may invest any Net Proceeds received from Asset Sales of Collateral, and may withdraw Net Proceeds from the Collateral Account to invest, in Replacement Assets that would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral and (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, within 365 days of the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the notes; provided that the Replacement Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of the requirement unless the relevant Asset Sale consisted of the sale of Capital Stock of a Foreign Subsidiary.

Any Net Proceeds from Asset Sales of Collateral or Events of Loss that are not applied or invested as provided in this subsection (a) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $35.0 million, the Issuers will be required to make an offer (“Collateral Disposition Offer”) to all holders of notes to purchase the maximum principal amount of the notes (on a pro rata basis) and, if required by the terms of any other Pari Passu Notes Lien Indebtedness, to the holders of such Pari Passu Notes Lien Indebtedness (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and such other Pari Passu Notes Lien Indebtedness, plus accrued and unpaid interest to, but excluding, the date of purchase, in accordance with the procedures set forth in the indenture in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof with respect to the notes; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales of ABL Priority Collateral, the Issuers may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such ABL Priority Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to holders of the notes in accordance with this paragraph. To the extent that the aggregate amount of notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Issuers may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes surrendered by holders of the notes and holders of any Pari Passu Notes Lien Indebtedness exceeds the amount of Excess Collateral Proceeds, the notes and Pari Passu Notes Lien Indebtedness to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

Pending the final application of any such Net Proceeds (other than Net Proceeds required to be held in a Collateral Account) in accordance with the second paragraph of this paragraph (a), the Issuers and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by the indenture.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale (other than Asset Sales of Collateral, which shall be treated in the manner set forth in paragraph (a)) unless:

(i) other than in case of an Event of Loss, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) (as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration)), of the shares and assets subject to such Asset Sale;

(ii) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the notes (as Note Priority Collateral or ABL Priority Collateral, as applicable) or (D) or any combination of the foregoing; and

(iii) an amount equal to 100% of the Net Proceeds from such Asset Sale is applied by the Issuer (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) and (C) may occur prior to actions under clause (A) during such 365-day period):

(A) to the extent the Issuers or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock or Subordinated Debt) (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers) within 365 days after the date of such Asset Sale; provided that the Issuers shall equally and ratably reduce obligations under the notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

(B) to the extent the Issuer or such Restricted Subsidiary elects, to reinvest in Replacement Assets (including by means of an investment in Replacement Assets by a Restricted Subsidiary with Net Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral (as (x) Note Priority Collateral to the extent such Replacement Assets are of the type that would constitute Note Priority Collateral or (y) ABL Priority Collateral to the extent such Replacement Assets are of the type that would constitute ABL Priority Collateral) securing the notes;

(C) to the extent the Issuer or such Restricted Subsidiary elects, to make an investment in a capital expenditure used or useful in a Permitted Business within 365 days after the date of such Asset Sale, provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral (as (x) Note Priority Collateral to the extent such investments is of the type that would constitute Note Priority Collateral or (y) ABL Priority Collateral to the extent such investment is of the type that would constitute ABL Priority Collateral) securing the notes;

(D) to the extent of the balance of such Net Proceeds after application in accordance with clauses (A), (B) and (C), to make an offer to purchase notes and Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and

(E) to the extent of the balance of such Net Proceeds after application in accordance with clauses (A), (B), (C) and (D) above, to fund (to the extent consistent with any other applicable provision of the indenture) any corporate purpose;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (D) above, the Issuers or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that pending the final application of any such Net Proceeds in accordance with this clause (iii), the Issuers and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by the indenture.

In the case of the third paragraph of the preceding paragraph (a) or clause (iii)(B) of this paragraph (b), if, during the 365-day period following the date of the Asset Sale, the Issuer or such Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Proceeds in accordance with the requirements of the third paragraph of the preceding paragraph (a) or clause (iii)(B) of this paragraph (b) after such 365-day period or (y) has begun construction of such Replacement Assets using such Net Proceeds and delivers an Officers’ Certificate to the trustee certifying that such Net Proceeds has been budgeted toward such construction, then such 365-day period will be extended with respect to the amount of Net Proceeds so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

In the event of an Asset Sale that requires the purchase of notes pursuant to clause (b)(iii)(D) above, the Issuers will be required to apply such Excess Proceeds (as defined below) to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Issuers will make an offer to purchase (an “Asset Sale Offer”) within ten business days of such time from all holders of notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuers will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture with respect to the Asset Sale Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the notes and Pari Passu Indebtedness tendered pursuant to the Asset Sale Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Issuers for use in accordance with clause (b)(iii)(E) above. The Issuers shall only be required to make an Asset Sale Offer for notes pursuant to this covenant if the Net Proceeds available therefor (after application of the proceeds as provided in clauses (b)(iii)(A), (b)(iii)(B) and (b)(iii)(C) above) (“Excess Proceeds”) exceeds $35.0 million (and any lesser amounts shall be carried forward for purposes of determining whether an Asset Sale Offer is required with respect to the Net Proceeds from any subsequent Asset Sale). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Collateral Disposition Offer or Asset Sale Offer will remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five business days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuers will purchase the principal amount of notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered and not properly withdrawn, all notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Asset Sale Offer, as applicable.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Sale Purchase Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders of notes who tender notes pursuant to the Collateral Disposition Offer or Asset Sale Offer.

On or before the Asset Sale Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, or portions of notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in each case in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof in the case of the notes. The Issuers or the Paying Agent, as the case may be, will promptly (but in any case not later than five business days after termination of the Asset Sale Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the notes, Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuers for purchase, and the Issuers will promptly issue a new note, and the trustee, upon delivery of an authentication order from the Issuers, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note not so accepted will be promptly mailed or delivered by the Issuers to the holder thereof. The Issuers will publicly announce the results of the Collateral Disposition Offer or Asset Sale Offer, as the case may be, on the Asset Sale Purchase Date.

(d) For the purposes of this covenant, the following are deemed to be cash:

(i) the assumption of Indebtedness of the Issuers (other than Disqualified Stock, Subordinated Debt and Indebtedness assumed by the purchaser of assets in connection with a Sale and Leaseback Transaction) or Indebtedness of any Restricted Subsidiary (other than Disqualified Stock or Subordinated Debt of any Subsidiary Guarantor and Indebtedness assumed by the purchaser of assets in connection with a Sale and Leaseback Transaction) and the release of the Issuers or such Restricted Subsidiary from all liability on such Indebtedness;

(ii) securities, notes or similar obligations received by the Issuers or any Restricted Subsidiary from the transferee that are converted within 120 days by the Issuers or such Restricted Subsidiary into cash; and

(iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (determined in Good Faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $37.5 million and (y) 5.0% of the Issuer’s Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Issuers described under this covenant.

Certain Covenants

Effectiveness of Certain Covenants

If on any date following the date of the indenture:

(1) the notes are rated Baa3 (or in one of the investment grade rating categories if such designation no longer exists) or better by Moody’s and BBB- or better by S&P, in each case with a stable or better outlook, (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuers, the equivalent investment grade credit rating from any other Rating Agency) (an “Investment Grade Rating”); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended (the “Suspended Covenants”):

(1)	paragraph (b) of “—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	clause (3) of “—Merger, Consolidation or Sale of Assets;”

(6)	“—Transactions with Affiliates;” and

(7)	“—Guarantees” (but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of commencement of the applicable Suspension Period).

During any period that the foregoing covenants have been suspended, the Issuer’s Board of Directors may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries.”

Additionally, upon the commencement of a Suspension Period (as defined below), the amount of Excess Proceeds will be reset to zero. If at any time the notes’ rating assigned by either of such Rating Agencies is downgraded to below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the indenture, the notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuers or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising after commencement of a Suspension Period and prior to the immediately following Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the immediately following Reinstatement Date are each referred to as a “Suspension Period.”

On each Reinstatement Date, all Indebtedness incurred during the immediately preceding Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness, Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Restricted Payments” to the extent such Restricted Payments were not otherwise permitted to be made pursuant to clauses (1) through (17) of the second paragraph under “—Restricted Payments;” provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to the first paragraph shall not be reduced below zero solely as a result of such Restricted Payments under “—Restricted Payments.”

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

Restricted Payments

(A) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or distribution (whether made in cash, securities or other property) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (a) payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer or (b) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(II) purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer (other than in exchange for Equity Interests of the Issuer (other than Disqualified Stock));

(III) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, any Subordinated Debt (excluding any intercompany Indebtedness between or among the Issuer and any of the Subsidiary Guarantors permitted to be incurred under the indenture), except payments of (x) interest, (y) principal at the Stated Maturity thereof (or the satisfaction of a scheduled sinking fund obligation) or (z) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment

(all such restricted payments and other restricted actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date permitted by the provisions described in clauses (1), (6), (7), (8), (9), (11) and (14)(c) of the next succeeding paragraph (B), but excluding all other Restricted Payments permitted by the next succeeding paragraph (B), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2010 to the end of the Issuer’s most recently ended fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer or from the issue or sale of Equity Interests of any direct or indirect parent of the Issuer to the extent such net cash proceeds are actually contributed to the Issuer as equity (other than (a) Excluded Contributions, (b) Refunding Capital Stock, (c) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary, or to an employee stock ownership plan or other trust established by the Issuer or a Restricted Subsidiary, (d) Equity Interests sold to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent of the Issuer or the Issuer’s Subsidiaries or their estates or the beneficiaries of such estates after the Issue Date to the extent such amounts have been applied to Restricted Payments in accordance with clause (7) of the next succeeding paragraph (B), (e) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (f) Designated Preferred Stock and (g) any Margin Support Payment) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged subsequent to the Issue Date for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer) less the amount of any cash distributed by the Issuer upon such conversion or exchange, plus

(c) the net cash proceeds and the fair market value of marketable securities or other property, as determined in good faith by the Board of Directors of the Issuer, received by the Issuer or any Restricted Subsidiary of the Issuer from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the Issue Date, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments made after the Issue Date by the Issuer and the Restricted Subsidiaries, and releases of guarantees which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries (other than in each case to the extent the investment in such Restricted Investment was made by the Issuer or a Restricted Subsidiary pursuant to clause (15) of the next succeeding paragraph) and (ii) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary (other than in each case to the extent the investment in such Restricted Investment was made by the Issuer or a Restricted Subsidiary pursuant to clause (15) of the next succeeding paragraph), plus

(d) without duplication, (i) to the extent that any Unrestricted Subsidiary of the Issuer that was designated as such after the Issue Date is redesignated as a Restricted Subsidiary, the fair market value, as determined in good faith by the Board of Directors of the Issuer, of the Issuer’s direct or indirect investment in such Subsidiary as of the date of such redesignation not to exceed the amount of investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and other than an Unrestricted Subsidiary to the extent the investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (15) of the next succeeding paragraph or to the extent such investment constituted a Permitted Investment, plus (ii) an amount equal to the net reduction in investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer to the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date, except, in each case, to the extent that any such investment or net reduction in investment is included in the calculation of Consolidated Net Income, plus

(e) without duplication, in the event the Issuer or any Restricted Subsidiary of the Issuer makes any investment in a Person that, as a result of or in connection with such investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the fair market value of the existing investment in such Person that was previously treated as a Restricted Payment not to exceed the amount of investments previously made by the Issuer or any Restricted Subsidiary in such Person and other than an Unrestricted Subsidiary to the extent the investment in such Person was made by the Issuer or a Restricted Subsidiary pursuant to clause (15) of the next succeeding paragraph or to the extent such investment constituted a Permitted Investment.

(B) The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of the indenture;

(2)(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent contributed to the Issuer, after the Issue Date (other than any Disqualified Stock or any Equity Interests sold to the Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or a Restricted Subsidiary) or from substantially concurrent contributions to the equity capital of the Issuer (other than any Margin Support Payment) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on any Equity Interests redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale;

provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from the amount described in clause (3)(b) of the preceding paragraph (A) and clause (4) of this paragraph (B) and shall not constitute an Excluded Contribution;

(3) the payment, defeasance, redemption, repurchase, retirement or other acquisition of (a) any Subordinated Debt or (b) Disqualified Stock of the Issuer or any Restricted Subsidiary thereof, in each such case of (a) or (b), in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(4) Restricted Investments acquired (a) from the proceeds of a capital contribution to, or out of the net cash proceeds of substantially concurrent contributions to, the equity capital of the Issuer (other than any Margin Support Payment), or (b) from the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) of, or in exchange for, Equity Interests of the Issuer (other than Disqualified Stock); provided, that for the purposes hereof, the amount of any such net cash proceeds that are utilized for any such acquisition and the fair market value of any assets so acquired or exchanged shall be excluded from the amount described in clause (3)(b) of the preceding paragraph (A) and clause (2) of this paragraph (B) and shall not constitute an Excluded Contribution;

(5) the repurchase of Equity Interests deemed to occur (a) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) to pay for the taxes payable by such director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) upon such grant or award;

(6) the payment of dividends on the Issuer’s common stock (or the payment of dividends or any direct or indirect parent of the Issuer to fund the payment of dividends on its common stock) following the consummation of the first public offering of common stock of the Issuer or any direct or indirect parent of the Issuer after the Issue Date, in an aggregate amount of up to 6.0% per annum of the net cash proceeds received by the Issuer (or any direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering other than public offerings with respect to the Issuer’s or any such direct or indirect parent company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution; provided, however, that the aggregate amount of all such dividends pursuant to this clause (6) since the Issue Date shall not exceed the aggregate amount of net cash proceeds received by the Issuer (or by a direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering;

(7) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to any direct or indirect parent of the Issuer to enable such parent to repurchase Equity Interests owned by its directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or

Immediate Family Members)), in an amount not to exceed $10.0 million in any calendar year beginning after the Issue Date; provided that the Issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value (and dividends and distributions) permitted to have been but not made in any preceding calendar year up to a maximum of $15.0 million in any calendar year, provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after the Issue Date of Equity Interests (other than Disqualified Stock) of the Issuer or, to the extent contributed to the Issuer, Equity Interests of any direct or indirect parent of the Issuer, in each case to directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date, plus (b) the cash proceeds of key man life insurance policies received by the Issuer, its Restricted Subsidiaries, or any direct or indirect parent of the Issuer and contributed to the Issuer after the Issue Date, less (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (7), in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or otherwise increase the amounts available for Restricted Payments pursuant to clause (3)(b) of the preceding paragraph (A) or clauses (2), (4) or (17) of this paragraph (B);

(8) upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the offer to repurchase notes and other Pari Passu Notes Lien Indebtedness and Pari Passu Lien Indebtedness, as applicable, pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(9) within 90 days after completion of any offer to repurchase notes or other Pari Passu Notes Lien Indebtedness and Pari Passu Lien Indebtedness, as applicable, pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

(11) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer (and payments of dividends to any direct or indirect parent of the Issuer for such purposes);

(12) the declaration and payment of dividends or distributions by the Issuer or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent of the Issuer in amounts sufficient for any direct or indirect parent of the Issuer to pay, in each case without duplication:

(a) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain their corporate existence;

(b)(i) tax distributions pursuant to the Holdco LLC Agreement or (ii) so long as the Issuer is (x) treated as a pass-through or disregarded entity for tax purposes, and of which any direct or indirect parent of the Issuer is an owner, member or partner (directly or through one or more entities that are treated as pass-through entities for tax purposes) or (y) a member of an affiliated, consolidated, combined, unitary or similar group that includes any direct or indirect parent of the Issuer, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer or one or more of its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments or loans in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and Unrestricted Subsidiaries (to the extent described above) members of an affiliated, consolidated, combined, unitary or similar group that were subject to tax, of which the Issuer was the common parent;

(c)(1) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Issuer or any direct or indirect parent of the Issuer;

(d) general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses related to any equity or debt offering or acquisition by any direct or indirect parent of the Issuer (whether or not successful);

(f) payments to fund investments that would otherwise permitted to be made pursuant to this “Restricted Payments” covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment, (B) such direct or indirect parent of the Issuer shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or any of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant described under “—Merger, Consolidation or Sale of Assets”) in order to consummate such investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or any of its Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or any of its Restricted Subsidiaries could have given such consideration or made such payment in compliance with the indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph (A) and (E) such investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this paragraph (B) (other than pursuant to clause (17) of this paragraph (B)) or pursuant to the definition of “Permitted Investments” (other than clause (5) thereof); and

(g) amounts that would be permitted to be paid by the Issuer (and in lieu of the Issuer making such payments) under clauses (2), (6) and (19) of the covenant described under the caption “—Transactions with Affiliates;” provided that the amount of any dividend or distribution under this clause (12)(g) to permit such payment shall reduce Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) Consolidated Cash Flow to the extent, if any, that Consolidated Net Income is reduced under this clause (12)(g) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) Consolidated Cash Flow if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(13) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and preferred stock (other than

Designated Preferred Stock) of any Restricted Subsidiary issued or incurred after the Issue Date in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(14) the declaration and payment of dividends or distributions:

(a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer issued after the Issue Date;

(b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; and

(c) on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph (B);

provided, however, in the case of each of (a), (b) and (c) of this clause (14), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is preferred stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(15) other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to this clause (15) do not exceed the greater of (x) $20.0 million and (y) 2.5% of the Issuer’s Consolidated Total Assets;

(16) any payments made in connection with the Transactions pursuant to the Formation Agreement and the Related Agreements (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents); and

(17) Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions;

provided that, in the case of clause (15) of this paragraph (B) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

Notwithstanding anything to the contrary in the foregoing, (i) Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to paragraph (A) of this “—Restricted Payments” covenant may only be made in Subsidiary Guarantors and (ii) upon the occurrence of a Refinery Event of Loss, until such time as all Net Proceeds therefrom in excess of the Refinery Event of Loss Threshold have either been invested in Replacement Assets that would constitute Note Priority Collateral (which Replacement Assets are thereupon with their acquisition added to the Collateral securing the notes) or applied towards a Collateral Disposition Offer (in accordance with paragraph (a) of “—Repurchase at the Option of Holders—Asset Sales”), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment of the type described in clauses (I) or (II) of paragraph (A) of this “—Restricted Payments” covenant by means of paragraph (A) of this “—Restricted Payments” covenant or clause (15) of paragraph (B) of this “—Restricted Payments” covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in Good Faith by the Issuer) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by this “—Restricted Payments” covenant, the Issuer and its Restricted Subsidiaries may allocate on the date of its payment all or any portion of such Restricted Payment among the categories described in clauses (1) through (17) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in paragraph (A) of this “—Restricted Payments” covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this “—Restricted Payments” covenant.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than in each case Disqualified Stock or preferred stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as so held); provided, however, that (i) the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and (ii) any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period; provided further that the amount of Indebtedness (excluding Acquired Debt not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and preferred stock that may be incurred or issued, as applicable, by Restricted Subsidiaries that are not Subsidiary Guarantors, pursuant to the foregoing, shall not exceed $25.0 million at any one time outstanding.

The covenant described by the first paragraph under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by the Issuer or any Subsidiary Guarantor under Credit Facilities (and the incurrence by the Subsidiary Guarantors of the Guarantees thereof) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $400.0 million;

(2) Pari Passu Notes Lien Indebtedness incurred by the Issuer or any Subsidiary Guarantor pursuant to this clause (2) not to exceed the Pari Passu Notes Lien Indebtedness Debt Limit after giving pro forma effect to such incurrence and the application of the net proceeds thereof;

(3) Indebtedness incurred by the Issuer and the Subsidiary Guarantors represented by (i) the notes and the Note Guarantees issued on the Issue Date (other than any additional notes) and (ii) any Exchange Notes (including the Note Guarantees thereof);

(4) Existing Indebtedness (other than indebtedness described in clauses (1) and (3));

(5) Indebtedness of the Issuer or any of its Restricted Subsidiaries (including, without limitation, Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock issued by the Issuer or any Restricted Subsidiary and preferred stock issued by any Restricted Subsidiary, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used in the business of the Issuer or such Restricted Subsidiary or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (5), not to exceed as of any date of incurrence the greater of (x) $20.0 million and (y) 2.5% of the Issuer’s Consolidated Total Assets;

(6) Permitted Refinancing Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred or Disqualified Stock or preferred stock permitted to be issued under the provisions described in the first paragraph of this covenant or clauses (3), (4), (5), (6), (9), (11), (16) or (17) of this paragraph;

(7) intercompany Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries or any Subsidiary Guarantor and owing to and held by the Issuer or any of its Restricted Subsidiaries or any Subsidiary Guarantor; provided, however, that:

(a) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is a Person other than the Issuer or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (7);

(8)(a) the Guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant, (b) the Guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant, (c) any Guarantee by a Restricted Subsidiary of the Issuer of Indebtedness of the Issuer that was permitted to be incurred by another provision of this covenant (so long as such Restricted Subsidiary also guarantees the Notes if required pursuant to the covenant under the caption “—Guarantees”) or (d) any Guarantee by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(9)(x) Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Acquired Debt; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio for the Issuer would not be less than immediately prior to such transactions;

(10) preferred stock of a Restricted Subsidiary of the Issuer issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that (a) any subsequent issuance or transfer of Equity Interests or any other event that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by the provision described in this clause (10);

(11) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (11), not to exceed as of any date of incurrence of the greater of (x) $27.5 million and (y) 3.5% of the Issuer’s Consolidated Total Assets;

(12) Indebtedness incurred by the Issuer or any Restricted Subsidiary of the Issuer to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge all of the then outstanding notes;

(13) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(14) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(15) Guarantees (other than Guarantees of Indebtedness) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates;

(16) Indebtedness consisting of promissory notes issued by the Issuer or any of its Restricted Subsidiaries to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, the direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by the covenant described under the caption “—Restricted Payments,” in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (16), not to exceed $5.0 million as of any date of incurrence;

(17) Contribution Indebtedness;

(18)(a) Indebtedness incurred in connection with any Sale and Leaseback Transaction entered into after the Issue Date and any refinancing, refunding, renewal or extension of any such Indebtedness; provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(b) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and

(c) Indebtedness representing deferred compensation to directors, officers, or employees of the Issuer (or any direct or indirect parent of the Issuer) and its Restricted Subsidiaries incurred in the ordinary course of business;

(19) Hedging Obligations; and

(20) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock such that it will be deemed to have been incurred pursuant to one or more of such clauses (in whole or in part) or the first paragraph of this covenant, to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or the first paragraph of this covenant at the time of such reclassification (including in part pursuant to one or more clauses and/or in part pursuant to the first paragraph of this covenant), provided, however, that Indebtedness outstanding on the Issue Date under the ABL Facility will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and may not later be reclassified.

For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (in the case of term debt) or first committed (in the case of revolving credit debt); provided that if such Indebtedness denominated in a foreign currency is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any premium (including tender premiums), defeasance costs and any fees, underwriter discounts and other costs and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included.

The Issuer will not incur, and will not permit any Subsidiary Guarantor to directly or indirectly incur, any Indebtedness (including Acquired Debt and Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Issuer and each Subsidiary Guarantor will not, and the Issuer will not permit any other Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom or assign or convey any right to receive income therefrom. In addition, if the Issuer or any Subsidiary Guarantor, directly or indirectly, shall create, incur or suffer to exist any Lien securing obligations under the ABL Facility or any other first-priority Lien on ABL Priority Collateral, the Issuer or such Subsidiary Guarantor, as the case may be, must concurrently grant at least a second-priority Lien, subject to Permitted Liens, upon such property as security for the notes and the Note Guarantees.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the ABL Facility, Existing Indebtedness, or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Credit Facility of the Issuer permitted under the indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the ABL Facility (with respect to other credit agreements) as in effect on the Issue Date or the indenture (with respect to other indentures) as in effect on the Issue Date;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4) with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and that in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the ABL Facility, the indenture, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

(5) in the case of the provision described in clause (c) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset entered into in the ordinary course of business,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, the property or assets of the Issuer or any Restricted Subsidiary subject to such transaction not otherwise prohibited by the indenture,

(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired or (ii) capital leases or operating leases entered into in the ordinary course of business that impose encumbrances or restrictions on the property covered thereby, or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to (a) customary provisions in joint venture, operating or similar agreements relating solely to such joint ventures and (b) asset sale agreements and stock sale agreements arising in connection with the entering into of such transactions and that impose restrictions on the assets to be sold;

(7) existing under, by reason of or with respect to any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Issuer that restrict distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8) existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11) existing under, by reason of or with respect to the indenture, the notes, the Exchange Notes, the Note Guarantees and the security documents;

(12) existing under, by reason of or with respect to Indebtedness of the Issuer or a Restricted Subsidiary thereof not prohibited to be incurred under the indenture; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Issuer’s or any Subsidiary Guarantor’s ability to make principal and interest payments on the notes, as determined in Good Faith by the Issuer;

(13) consisting of customary restrictions pursuant to any Permitted Receivables Financing that in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Permitted Receivables Financing; and

(14) existing under the Intermediation Agreement and the Pari Passu Lien Hedge Agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, extension, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Neither Issuer will, directly or indirectly: (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the applicable Issuer is the surviving entity; or (b) the Person formed by or surviving such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (i) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, either (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or (B) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the notes or becomes a co-issuer of the notes in connection therewith, provided further that the Co-Issuer may not consolidate or merge with or into any entity other than a corporation satisfying such requirements for so long as the Issuer remains a limited liability company) and (ii) assumes all the obligations of the Issuer under the notes, the indenture, the Registration Rights Agreement and the security documents related to the notes pursuant to agreements reasonably satisfactory to the trustee and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) in the case of a transaction involving the Issuer and not the Co-Issuer, immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, on a pro forma basis, either

(a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition is made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the Fixed Charge Coverage Ratio for the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would not be less than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transactions; and

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Issuer has entered into a transaction described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to the obligations of the Issuer or the surviving Person in accordance with the notes and the indenture and its obligations under the security document shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(5) such Issuer shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the indenture and, if a supplemental indenture or any supplement to any security documents is required in connection with such transaction, such supplement shall comply with the applicable provisions of the indenture and the security documents;

(6) to the extent any assets of the Person which is merged or consolidated with or into the surviving Person are assets of the type which would constitute Collateral under the security documents, the surviving Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required in the indenture or any of the security documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the security documents; and

(7) the Collateral owned by or transferred to the surviving Person shall:

(a) continue to constitute Collateral under the indenture and the security documents,

(b) be subject to the Lien in favor of the notes collateral agent for the benefit of the notes collateral agent, the trustee and the holders of the notes; and

(c) not be subject to any Lien other than Permitted Liens.

The surviving Person will succeed to, and be substituted for such Issuer under the indenture, the Registration Rights Agreement, and the notes and the security documents and such Issuer (if not the surviving Person) will be fully released from its obligations under the indenture, the Registration Rights Agreement, the notes and the security agreements but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the notes.

In addition, neither Issuer will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

The provision described in clause (3) of the first paragraph of this covenant will not apply to (a) any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Issuer or any of the Subsidiary Guarantors or between or among the Issuer or any Restricted Subsidiary thereof in the case of a sale, assignment, lease, transfer or conveyance or other disposition of assets of a Restricted Subsidiary of the Issuer or (b) any merger between the Issuer and an Affiliate of the Issuer, or between a Restricted Subsidiary of the Issuer and an Affiliate of the Issuer, in each case in this clause (b) solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Issuers and any of the Issuer’s Restricted Subsidiaries is not increased thereby.

Notwithstanding anything herein to the contrary, in the event the Issuer becomes a corporation or the Issuer or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the indenture) is a corporation, the Co-Issuer may be dissolved in accordance with the indenture and may cease to be the Co-Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any contract or transaction or series of related transactions (including, but not limited to, the purchase, sale, lease or exchange of property, the making of any investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Issuer or any Restricted Subsidiary involving aggregate payments or consideration in excess of $5.0 million other than transactions solely among any of the Issuer and its Restricted Subsidiaries (an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are on terms no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction (A) involving an amount or having a value in excess of $25.0 million, the Issuer must obtain a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by the Issuer’s Board of Directors and (B) involving an amount or having a value in excess of $100.0 million, the Issuer must obtain a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction (or relevant purchase price or valuation) is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuer, its Restricted Subsidiaries, and/or any Subsidiary Guarantors;

(2) the payment of management, consulting, monitoring, transaction and advisory fees and related expenses to the Sponsor pursuant to the Management Services Agreement and the termination fees pursuant to the Management Services Agreement, in each case as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Issuer, to the holders of the notes when taken as a whole as compared to the Management Services Agreement in effect on the Issue Date);

(3) Restricted Payments that are permitted by the provisions of the covenant described above under the caption “—Restricted Payments” or the definition of “Permitted Investments” (other than pursuant to clauses (3) and (10) of such definition);

(4) any sale of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(5) loans and advances to officers or employees of any direct or indirect parent of the Issuer, the Issuer or any of the Issuer’s Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on the Issuer’s or any of its Restricted Subsidiaries’ behalf (or the cancellation of such loans, advances or Guarantees), in both cases for bona fide business purposes in the ordinary course of business;

(6) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future directors, officers, employees or consultants of any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries and the payment of compensation to directors, officers, employees and consultants of any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person;

(8) payments by the Issuer or any of its Restricted Subsidiaries to, and agreements with, the Sponsors, and any of their respective Affiliates for any financial advisory services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking services, including, without limitation, in connection with acquisitions or divestitures, which payments are on terms no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an unaffiliated party and are approved by a majority of the Board of Directors of the Issuer in good faith;

(9) any contracts, instruments or other agreements or arrangements in each case as in effect on the Issue Date, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not, in the good faith judgment of the Board of Directors of the Issuer, materially more disadvantageous to the Issuer and its Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on the Issue Date;

(10) any Guarantee by any direct or indirect parent of the Issuer of Indebtedness of the Issuer or any Subsidiary Guarantor that was permitted by the indenture;

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint ventures or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer, as determined in Good Faith by the Issuer and as otherwise in compliance with the indenture;

(13) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(14) any contribution to the common equity capital of the Issuer;

(15) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; provided that such transaction was not entered into in contemplation of such acquisition, merger or consolidation;

(16) the pledge of Equity Interests of any Unrestricted Subsidiary otherwise permitted by the indenture;

(17) any agreement or arrangement as in effect as of the Issue Date (other than the Management Services Agreement and the registration rights agreement referred to in clause (19) below, but including, without limitation, each of the other agreements entered into in connection with the Transactions and described in this prospectus under the heading “Certain Relationships and Related Person Transactions”), or any amendment thereto (so long as any such amendment is not materially disadvantageous to the holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(18) sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(19) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (19) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, are not otherwise disadvantageous in any material respect to the holders of the notes when taken as a whole as compared to the original agreement in effect on the Issue Date;

(20) the execution of the Transactions and the payment of all fees and expenses related to the Transactions;

(21) entry into, and payments pursuant to, any tax sharing arrangements between or among the Issuer, its Restricted Subsidiaries and any direct or indirect parent of the Issuer (provided that any dividends or distributions to any direct or indirect parent of the Issuer with respect to payments thereunder shall be limited to amounts permitted under clause (12)(b)(ii)(y) of paragraph (B) of the covenant described above under the caption “—Restricted Payments”); and

(22) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment and other compensation arrangements, stock options, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors of the Issuer in good faith.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Subsidiary (including any existing Subsidiary but excluding the Co-Issuer and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(2) the aggregate fair market value of all outstanding investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of such Subsidiary) will be deemed to be an investment made as of the time of such designation and that such investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3) such Subsidiary does not own any Equity Interests or Indebtedness of, or own or hold any Liens on any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of such Subsidiary that is concurrently being designated as an Unrestricted Subsidiary);

(4) the Subsidiary being so designated, after giving effect to such designation:

(a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer that would not be permitted under “—Certain Covenants—Transactions with Affiliates” after giving effect to the exceptions thereto;

(b) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Restricted Payments;” and

(c)(i) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation or would be permitted under “—Certain Covenants—Restricted Payments”; and (ii) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all time thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness, investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, investments or Liens are not permitted to be incurred or made as of such date under the indenture, the Issuer shall be in default under the indenture.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such investments shall only be permitted if such investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If the Issuer or any of its Restricted Subsidiaries (a) acquires or creates another Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date or (b) any Restricted Subsidiary of the Issuer becomes a borrower under, or a guarantor, on the Issue Date or any time thereafter, with respect to the ABL Facility or any other indebtedness of the Issuer or any Subsidiary Guarantor, then, on the Issue Date or within 30 days of the date of such acquisition, becoming a borrower or guarantor, as applicable, such Subsidiary must become a Subsidiary Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee.

The Issuer will not permit any of its Restricted Subsidiaries (that is not a Subsidiary Guarantor), directly or indirectly, to Guarantee any other Indebtedness of the Issuer or any Subsidiary Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless such subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

This covenant shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. In addition, in the event that any Wholly Owned Domestic Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, or if any Excluded Subsidiary becomes a borrower under or a guarantor with respect to the ABL Facility or any other Indebtedness of the Issuer or any Subsidiary Guarantor, then such Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 45 days of the date of such event. In addition, notwithstanding anything to the contrary contained herein, neither the Issuer nor any of its Restricted Subsidiaries shall be required to provide any Guarantee, pledge or asset support agreement that, in the reasonable judgment of the Issuer, would subject the Issuer to any adverse tax consequence due to the application of Section 956 of the Code.

Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date shall also become a party to the applicable security documents, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement, the Registration Rights Agreement and, to the extent required by the indenture, shall as promptly as practicable execute and deliver such security instruments, financing statements, Mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or the date first delivered in the case of Mortgages) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered in the case of Mortgages (but no greater scope)) as may be necessary to vest in the notes collateral agent a perfected first- or second-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets that constitute Collateral as security for the notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the security documents and the indenture, and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

A Subsidiary Guarantor may not, and the Issuer will not permit any Subsidiary Guarantor to, (1) consolidate or merge with or into or wind up into another Person (whether or not the Subsidiary Guarantor is the surviving entity) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, other than to the Issuer or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction (and treating any Indebtedness which becomes an obligation of the surviving Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists;

(2)

(a) the Person acquiring the property in any such sale, assignment, transfer, conveyance, lease or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions described in this clause (i) shall not apply if such Subsidiary Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (ii) assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee, Registration Rights Agreement and the security documents related to the notes pursuant to a supplemental indenture satisfactory to the trustee and (iii) shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(b) the transaction complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(3) to the extent any assets of the Person which is merged or consolidated with or into the surviving Person are assets of the type which would constitute Collateral under the applicable security documents, the surviving Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required in the indenture or any of the security documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the security documents; and

(4) the Collateral owned by or transferred to the surviving Person shall:

(i) continue to constitute Collateral under the indenture and the security documents;

(ii) be subject to the Lien in favor of the notes collateral agent for the benefit of the notes collateral agent, the trustee and the holders of the notes; and

(iii) not be subject to any Lien other than Permitted Liens.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with a Restricted Subsidiary of the Issuer or another Subsidiary Guarantor solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, in each case without regard to the requirements set forth in clause (1) of the preceding paragraph.

The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1) in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, such that, immediately after giving effect to such transaction, such Subsidiary Guarantor would no longer constitute a Subsidiary of the Issuer, if such sale or other disposition complies with the covenants described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Restricted Payments” and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuer or the Subsidiary Guarantors terminate upon consummation of such transaction;

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with the Issuer or any other Subsidiary Guarantor;

(3) if the Issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture;

(4) upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the indenture;

(5) the release or discharge of the Guarantee by such Restricted Subsidiary which resulted in the creation of such Note Guarantee if such Subsidiary Guarantor would not then otherwise be required to guarantee the notes pursuant to the indenture, provided that if such Restricted Subsidiary has incurred any Indebtedness or issued any preferred stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Restricted Subsidiary’s obligations under such Indebtedness, Disqualified Stock or preferred stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” except a discharge or release by or as a result of payment under such Guarantee; or

(6) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture.

In addition, the Note Guarantee of any Subsidiary Guarantor will be released in connection with a sale of all or substantially all of the assets of such Subsidiary Guarantor (other than by lease) in a transaction that complies with the conditions in the fifth paragraph under the caption “—Guarantees” above and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuer or the Subsidiary Guarantors terminate upon consummation of such transaction. Also, notwithstanding any other provision in the indenture, any Subsidiary Guarantor may be liquidated at any time, so long as all assets owned by such entity which constitute Collateral remain Collateral owned by the Issuer or a Subsidiary Guarantor following any such liquidation (and in the case of Capital Stock, such Capital Stock is not Capital Stock of a Foreign Subsidiary except to the extent it was prior to such liquidation). Upon the release of a Note Guarantee in accordance with the terms of the indenture, all Collateral owned by the related Subsidiary Guarantor will also be automatically released.

Reports

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Issuer will from and after the Issue Date (within the time periods specified in the Commission’s rules and regulations that are then applicable to the Issuer, or if the Issuer is not subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), file with the Commission and, within 15 days after it files with the Commission, furnish to the holders of notes or cause the trustee to furnish to the holders of notes or post on its website for public availability:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed or furnished with the Commission on Form 8-K if the Issuer were required to file or furnish such reports.

provided, however, that if the last day of any such time period is not a business day, such report will be due on the next succeeding business day. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, except that such reports will not be required to contain separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the notes that would be required under Rule 3-16 of Regulation S-X promulgated by the Commission.

Notwithstanding the first paragraph of this covenant, the Issuer shall not be obligated to file such reports with the Commission at any time prior to becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Until such time as the Issuer shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the requirements to provide the reports set forth in the first paragraph of this covenant shall be deemed satisfied by providing to the holders of the notes or posting on the Issuer’s website (which website may be made available to qualified prospective purchasers of the notes as set forth below) and to the trustee audited year-end consolidated financial statements of the Issuer and its subsidiaries together with the notes thereto and a report thereon by the Issuer’s certified independent accountants and unaudited quarterly consolidated financial statements of the Issuer and its subsidiaries together with the notes thereto, in each case, with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section (limited to (i) a discussion of results of operations, including with respect to period-over-period changes in the statement of income items on both a consolidated and segment level basis, (ii) a discussion of capital resources and liquidity and (iii) a tabular disclosure of contractual obligations, in each case, meeting the requirements of Item 303 of Regulation S-K promulgated by the Commission).

The Issuer will also use commercially reasonable efforts to hold and participate in a quarterly conference call for the holders of the notes to discuss such financial information, beginning with a discussion of the first completed fiscal quarter of 2011. The Issuer shall use commercially reasonable efforts to hold such conference call following the last day of each fiscal quarter of the Issuer and not later than ten business days from the time that the Issuer distributes the financial information as set forth in clauses (1) and (2) of the first paragraph or the second paragraph of this covenant, as the case may be. Prior to each conference call, the Issuer shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, direct holders of notes, securities analysts and prospective investors to contact the office of the Issuer’s chief financial officer to obtain access. If the Issuer is holding a conference call open to the public to discuss the most recent quarter’s financial performance, the Issuer will not be required to hold a second, separate call just for the holders of the notes.

The Issuer may, at its option, maintain a public or non-public website on which holders of notes, prospective investors and securities analysts are given access to the quarterly and annual financial information and details of the quarterly conference call described above. If the Issuer maintains such website, but the website containing the financial reports is not available to the public, the Issuer will direct holders of notes, prospective investors and securities analysts on its publicly available website to contact the Issuer’s chief financial officer to obtain access to the non-public website.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relevant to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuers, the Restricted Subsidiaries that are Subsidiary Guarantors, and the Subsidiaries of the Issuers that are not Subsidiary Guarantors in the manner prescribed by the Commission and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuers.

In addition, the Issuers and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The filing requirements set forth above for the applicable period may be satisfied by the Issuer prior to the commencement of the Exchange Offer or the effectiveness of a Shelf Registration Statement (each as described under “Exchange Offer”) by the filing with the Commission of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations set forth in the first, fifth and seventh paragraphs of this covenant.

If the Issuer has electronically filed with the Commission’s Next-Generation EDGAR system (or any successor system), the reports described above, the Issuer shall be deemed to have satisfied the foregoing requirements.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (4) under “Events of Default and Remedies” until 45 days after the date any report required to be provided by this covenant is due, and any failure to comply with this covenant shall be automatically cured when the Issuer provides all required reports to the noteholders or files all required reports with the Commission.

Limitation on Lines of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Limitation on Activities of the Co-Issuer

The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the notes, the ABL Facility and any other indebtedness of the Issuer or any Subsidiary Guarantor that is permitted to be incurred under the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” together with the execution and delivery and performance of its obligations under all security documents, collateral control agreements, and intercreditor agreements related thereto; provided that the net proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto. At any time when the Issuer or a Surviving Person is a corporation, the Co-Issuer may consolidate or merge with or into the Issuer or any Restricted Subsidiary.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 consecutive days in the payment when due of interest, or Special Interest, if any on the notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Issuers or any Restricted Subsidiaries to comply with the provisions described under clause (a) of “—Repurchase at the Option of Holders—Asset Sales” and under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the fifth paragraph under the caption “—Certain Covenants—Guarantees;” or failure by the Issuers or any Restricted Subsidiary to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or clause (b) under “—Repurchase at the Option of Holders—Asset Sales” for 30 days or more;

(4) failure by the Issuers or any Restricted Subsidiaries for 60 days after written notice by the trustee or holders representing 25% or more of the aggregate principal amount of notes outstanding to comply with any of the agreements in the indenture or under the notes, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement or the security documents for the benefit of the holders of the notes other than those referred to in clauses (1)-(3) above;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary, or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date or default under the Accounts Payable Agreement, if that default:

(a) is caused by a failure to make any payment when due at the stated final maturity of such Indebtedness (after giving effect to any applicable grace period) (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

(6) failure by the Issuers or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuers that taken together would constitute a Significant Subsidiary of the Issuer) to pay non-appealable final judgments aggregating in excess of $35.0 million (excluding amounts covered by insurance or bonded, by a reputable and creditworthy insurance company, as determined in Good Faith by the Issuer, that has not contested coverage) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) the occurrence of any of the following:

(a) any security document for the benefit of holders of the notes or any obligation under the Collateral Trust and Intercreditor Agreement or ABL Intercreditor Agreement is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, other than in accordance with the terms of the relevant security documents or Collateral Trust and Intercreditor Agreement or ABL Intercreditor Agreement; or

(b) with respect to any Collateral having a fair market value in excess of $35.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the security documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the security documents and the terms of the indenture or the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under the indenture and discharge of the indenture if such failure continues for 60 days or (B) the assertion by the Issuers or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except for the failure or loss of perfection resulting from the failure of the notes collateral agent to maintain possession of certificates actually received by it representing securities pledged under the security documents if such assertion is not rescinded within 30 days; or

(c) the Issuer or any Significant Subsidiary that is a Subsidiary Guarantor (or any such Subsidiary Guarantors that taken together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Issuer or such Significant Subsidiary that is a Subsidiary Guarantor (or such Subsidiary Guarantors that taken together would constitute a Significant Subsidiary) set forth in or arising under the indenture, its Note Guarantee, the Collateral Trust and Intercreditor Agreement, ABL Intercreditor Agreement or any security document for the benefit of holders of the notes;

(8) except as permitted by the indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Issuer (or any such Subsidiary Guarantors that taken together would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee if, and only if, in each such case, such Default continues for 20 days; and

(9) certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any Significant Subsidiary of the Issuers (or any group of Restricted Subsidiaries of the Issuers that taken together would constitute a Significant Subsidiary).

However, a default under clause (4) of the above paragraph will not constitute an Event of Default until the trustee (provided however that the trustee shall have no obligation to monitor for any defaults referenced in clause (4) of the above paragraph) or the holders of 25% in principal amount of the outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) of the above paragraph after receipt of such notice.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency, or reorganization with respect to the Issuer or any Significant Subsidiary of the Issuer (or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of at least 25% in aggregate principal amount of the then outstanding notes may, or may direct the trustee to, declare the principal, premium, if any, and interest and any other monetary obligations all the notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default(s).

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest.

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture or the security documents except a continuing Default or Event of Default in the payment of interest on, premium, if any, on, or the principal of, the notes and may rescind any acceleration with respect to the notes and its consequences (provided such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, except nonpayment of principal of premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived). Subject to the provisions of the indenture relating to the duties of the trustee or the notes collateral agent thereunder, in case an Event of Default occurs and is continuing, the trustee or the notes collateral agent will be under no obligation to exercise any of the rights or powers under the indenture, the notes, the Note Guarantees and the security documents at the request or direction of any of the holders of the notes unless such holders have offered to the trustee or the notes collateral agent indemnity or security satisfactory to it against any loss, liability or expense which may be incurred in connection therewith. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the total outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holder has offered the trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense which may be incurred;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the total outstanding notes have not given the trustee written direction inconsistent with such request within such 60-day period.

No such rescission shall affect any subsequent default or impair any right consequent thereon. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, or that may involve the trustee in personal liability and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

The Issuers are required to deliver to the trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a written statement specifying such Default or Event of Default unless such Default or Event of Default has been cured before the end of the 30 day period.

Pursuant to the terms of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the ABL Obligations, the holders of the notes will not be able to direct the notes collateral agent with respect to the enforcement of ABL Priority Collateral.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator, member, partner, stockholder or interest holder of either of the Issuers or any Subsidiary Guarantor or any of their direct or indirect parent entities (other than the Issuer and the Subsidiary Guarantors), as such, shall have any liability for any obligations of either of the Issuers or the Subsidiary Guarantors under the notes, the indenture, the Note Guarantees, the security documents, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at its option and at any time, elect to have all of the obligations of the Issuers discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and the notes collateral agent, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith;

(4) the Legal Defeasance provisions of the indenture; and

(5) the optional redemption provisions of the indenture to the extent that Legal Defeasance is to be effected together with a redemption.

In addition, the Issuers may, at its option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers, Collateral Disposition Offers and Asset Disposition Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under Credit Facilities, the indenture or any other material agreement or instrument (other than the indenture) to which the Issuers or any of their respective Subsidiaries are parties or by which the Issuers or any of their respective Subsidiaries are bound (other than the indenture, and the granting of Liens in connection therewith);

(6) the Issuers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7) if the notes are to be redeemed prior to their Stated Maturity, the Issuers must deliver to the trustee irrevocable instructions to redeem all of the notes on the specified redemption date;

(8) the Issuers must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) the Issuers will have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to Section 547 of Title 11 of the U.S. Code.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral—Use and Release of Collateral—Release and Subordination of Liens on Collateral,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the indenture, the notes, the Note Guarantees, or the security documents relating to the notes (subject to compliance with the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes, the Note Guarantees or the security documents relating to the notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, or change the Stated Maturity of, any note or alter the provisions, or waive any payment, with respect to the redemption of such notes (other than provisions relating to the covenants described under “—Repurchase at the Option of Holders” (except to the extent provided in clause (9) below));

(3) reduce the rate of, or change the time for, payment of interest on any note, including any Special Interest;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Note Guarantee which cannot be amended or modified without the consent of all holders of notes;

(5) make any note payable in money other than U.S. dollars;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture or the Note Guarantees;

(8) impair the right of any holder to receive payment of principal of, or interest on such holders notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Issuers to make and consummate a Collateral Disposition Offer with respect to any Asset Sale of Note Priority Collateral in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such a Collateral Disposition Offer has arisen; or

(10) make any change in the amendment and waiver provisions, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

In addition, without the consent of the holders of at least 66 2/3% of the principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), no amendment, supplement or waiver may (1) modify any security document or the provisions in the indenture dealing with security documents or application of trust moneys in any manner, taken as a whole, materially adverse to the holders of the notes or otherwise release any Collateral other than in accordance with the indenture, the security documents and the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement; or (2) modify the Intercreditor Agreement in any manner adverse to the holders in any material respect other than in accordance with the terms of the indenture, the security documents and the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement.

Notwithstanding the preceding, without notice to or the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the trustee and the notes collateral agent (when authorized pursuant to an order of the Issuer) may amend or supplement the indenture, the notes, the Note Guarantees or the security documents relating to the notes to:

(1) cure any ambiguity, omission, mistake, defect or inconsistency; provided that the interests of the holders of notes will not be adversely affected thereby;

(2) provide for certificated notes in addition to or in place of uncertificated notes;

(3) provide for the assumption of either Issuer’s or any Subsidiary Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Subsidiary Guarantor’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of such holder under the indenture, the notes, the Note Guarantees or the security documents in any material respect;

(5) comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) comply with the provisions described under “—Certain Covenants—Guarantees;” provided that the interests of the holders of notes will not be adversely affected thereby;

(7) conform the text of the indenture, the notes, the Note Guarantees or any security document to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of the indenture, the notes, the Note Guarantees or any security document;

(8) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture, or evidence and provide for a successor or replacement notes collateral agent under the security documents;

(9) provide for the issuance of Exchange Notes and additional notes and related Guarantees (and the grant of security for the benefit of the additional notes and related Guarantees) in accordance with the terms of the indenture and the Collateral Trust and Intercreditor Agreement;

(10) make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release, termination or discharge of Collateral that becomes effective as set forth in the indenture or any of the security documents;

(11) grant any Lien for the benefit of the holders of any future Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness in accordance with and permitted by the terms of the indenture and the Collateral Trust and Intercreditor Agreement;

(12) add additional secured parties to the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement to the extent Liens securing obligations held by such parties that are permitted under the indenture;

(13) mortgage, pledge, hypothecate or grant a security interest in favor of the collateral agent for the benefit of the trustee and the holders of the notes as additional security for the payment and performance of the Issuers’ and any Subsidiary Guarantor’s obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee or the notes collateral agent in accordance with the terms of the indenture or otherwise;

(14) provide for the succession of any parties to the security documents (and other amendments that are administrative or ministerial in nature), the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the indenture and the relevant security document the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

(15) provide for a reduction in the minimum denominations of the notes;

(16) add a Subsidiary Guarantor or other guarantor under the indenture or release a Subsidiary Guarantor in accordance with the terms of the indenture;

(17) add covenants of the Issuers for the benefit of the holders or surrender any right or power conferred upon either Issuer or any Subsidiary Guarantor;

(18) make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes, provided that compliance with the indenture as so amended may not result in notes being transferred in violation of the Securities Act or any applicable securities laws;

(19) provide for the assumption by one or more successors of the obligations of any of the Subsidiary Guarantors under the indenture and the Note Guarantees; or

(20) comply with the rules of any applicable securities depositary.

In addition, the holders of the notes will be deemed to have consented for purposes of the security agreements, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement to any of the following amendments, waivers and other modifications to the security documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement:

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the ABL Facility and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under the indenture and the notes.

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu ABL Lien Indebtedness that is incurred in compliance with the ABL Facility and the Notes Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under the ABL Facility and senior to the Liens on such ABL Priority Collateral securing any obligations under the indenture, the notes and the Note Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Note Priority Collateral securing such Pari Passu ABL Lien Indebtedness shall be junior and subordinated to the Liens on such Note Priority Collateral securing any obligations under the indenture, the notes and the Note Guarantees, all on the terms provided for in ABL Intercreditor Agreement in effect immediately prior to such amendment;

(3) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” shall be senior to the Liens on such ABL Priority Collateral securing any obligations under the indenture, the notes and the Note Guarantees, and that any obligations under the indenture, the notes and the Note Guarantees shall continue to be secured on a first-priority basis by the Note Priority Collateral and on a second-priority basis on the ABL Priority Collateral; and

(4) upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Priority Collateral shall become Note Priority Collateral.

Any such additional party, the ABL collateral agent, the trustee and the notes collateral agent shall be entitled to rely upon an Officers’ Certificate and an Opinion of Counsel certifying that such Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness, as the case may be, was issued or borrowed in compliance with the ABL Facility and the Notes Documents.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment or supplement under the indenture, the security agreements, the Collateral Trust and Intercreditor Agreement or the ABL Intercreditor Agreement becomes effective, the Issuers are required to mail to the holders of the notes a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders of the notes, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

In determining whether the holders of the required aggregate principal amount of notes have concurred in any direction, waiver or consent, notes that a responsible officer of the trustee knows to be owned by the Issuers, any Subsidiary Guarantor or any Affiliate shall be disregarded and deemed not to be outstanding. Upon request of the trustee, the Issuers, each Subsidiary Guarantor, or any Affiliate, as applicable, shall promptly furnish to the trustee one or more Officers’ Certificate(s) listing and identifying all notes, if any, known by such Persons to be owned or held by or for the account of any of the above-described Persons, and the trustee shall be entitled to accept such Officers’ Certificate(s) as conclusive evidence of the facts therein set forth and of the fact that all notes not listed therein are “outstanding” for the purpose of any such determination.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the indenture and the notes issued thereunder on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Credit Facilities, the indenture or any other material instrument to which the Issuers or any Subsidiary Guarantor is a party or by which either of the Issuers or any Subsidiary Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit, and the granting of Liens in connection therewith);

(3) the Issuers have or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture and not provided for by the deposit required by clause 1(b) above; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral—Collateral Trust and Intercreditor Agreement—Release and Subordination of Liens on Collateral,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture and has been appointed by the Issuers as paying agent and registrar with respect to the notes.

If the trustee becomes a creditor of either Issuer or any Subsidiary Guarantor, the indenture limits its right, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security, indemnity or prefunding satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL collateral agent” means JPMorgan Chase Bank, N.A., or any successor representative acting in such capacity.

“ABL Debt” means Indebtedness outstanding from time to time under the ABL Facility, the ABL Hedge Agreements, the Cash Management Obligations and any Pari Passu ABL Lien Indebtedness.

“ABL Documents” means the ABL Facility, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Facility or any Pari Passu ABL Lien Indebtedness, including the ABL Hedge Agreements and the Cash Management Obligations, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Facility” means the Credit Agreement, to be dated as of the Issue Date, among the Issuers, the Subsidiary Guarantors parties thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and the lenders party thereto, and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Facility or one or more other credit or other agreements or indentures entered into from time to time).

“ABL Hedge Agreements” means any hedge agreements entered into with any lender under the ABL Facility, its Affiliates or any other person permitted under the ABL Facility.

“ABL Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents that is secured by a Permitted Lien described under clause (1) of the definition thereof, and all other obligations of the Issuers or any Subsidiary Guarantor in respect thereof.

“Accounts Payable Agreement” has the meaning set forth in the Formation Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Act of Required Secured Debtholders” means, as to any matter, a direction in writing delivered to the notes collateral agent by or with the written consent of the holders of Secured Debt representing the Required Secured Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Collateral—Collateral Trust and Intercreditor Agreement—Voting.” Upon request of the trustee, the Issuers, each Subsidiary Guarantor, or any Affiliate, as applicable, shall promptly furnish to the trustee one or more Officers’ Certificate(s) listing and identifying all notes, if any, known by such Persons to be owned or held by or for the account of any of the above-described Persons, and the trustee shall be entitled to accept such Officers’ Certificate(s) as conclusive evidence of the facts therein set forth and of the fact that all notes not listed therein are “outstanding” for the purpose of any such determination.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2013 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through December 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Aranco Pipeline” has the meaning given to it in the Formation Agreement.

“Asset Sale” means:

(1) any direct or indirect sale, lease (other than operating leases in the ordinary course of business), conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of any property or assets (including by way of a sale and leaseback), other than Equity Interests of the Issuer by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Issuer’s Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) the issuance or sale of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares); and

(3) an Event of Loss.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any disposition of assets in any single transaction or series of related transactions or Event of Loss that involves property or assets having a fair market value of less than $15.0 million;

(2) a transfer of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Subsidiary Guarantor that is a Restricted Subsidiary or by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor; provided that in the case of a disposition by a Restricted Subsidiary to another Restricted Subsidiary, the Issuer directly or indirectly owns an equal or greater percentage of the Voting Stock of the transferee than of the transferor; provided, further, that in the case of a transfer of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant jurisdictions;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary thereof;

(4) the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business (including, without limitation, any Collateral);

(5) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Issuer or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(8) the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the notes collateral agent or the holders of the notes to realize the benefits of, and intended to be afforded by, the Collateral) or grant of any franchise rights in the ordinary course of business;

(9) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the indenture or the Notes Documents;

(10) any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(12) foreclosures, condemnations or any similar action on assets;

(13) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(14) (a) any sale of hydrocarbons or other products (including crude oil and refined products) by the Issuer or its Restricted Subsidiaries, in each case in the ordinary course of business, and (b) any trade or exchange by the Issuer or any Restricted Subsidiary of any hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Issuer or any Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Issuer or Restricted Subsidiary (as determined in Good Faith by the Issuer or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(15) sales of accounts receivable, or participations therein, in connection with any Permitted Receivables Financing;

(16) sales of platinum metal owned by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or in connection with any financing transaction in the form of a Sale and Leaseback Transaction;

(17) unwinding of any Hedging Obligations;

(18) abandonment of intellectual property rights in the ordinary course of business, which are no longer useful to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole, as determined in Good Faith by the Issuer;

(19) issuance by a Restricted Subsidiary of preferred stock or Disqualified Stock that is permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(20) disposition of investments in joint ventures (other than with respect to the Minnesota Pipe Line Interests) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, (1) if such Sale and Leaseback Transaction does not constitute a Capital Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended determined in accordance with GAAP or (2) if such Sale and Leaseback Transaction constitutes a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation, or a duly authorized committee thereof;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“business day” means any day other than a Legal Holiday.

“Capital Expenditures” means all expenditures by the Issuer or any Subsidiary Guarantor for the acquisition or leasing (pursuant to a capital lease of fixed or capital assets or additions to equipment (including replacement, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Issuer and its subsidiaries.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition;

(3) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or “A” or the equivalent thereof by Moody’s, and having capital and surplus in excess of $250.0 million (or $100.0 million in the case of a non-U.S. bank);

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 (or in its top category if such designation no longer exists) by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 (or in one of the top two categories if such designation no longer exists) or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa (or in its top category if such designation no longer exists) by Moody’s or AAA by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(7) marketable general obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P;

(8) money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition;

(9) (a) Euros or any national currency of any participating member state of the EMU;

(b) local currency held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Issuer or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and

(d) investments of the type and maturity described in clauses (3) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

“Cash Management Obligations” means obligations owed by the Issuer or any Subsidiary Guarantor to any lender or Affiliate of a lender under the ABL Facility in respect of any overdraft and related liabilities arising from credit card, treasury, depository and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, assignment, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision) other than one or more Permitted Holders;

(2) the adoption by the equityholders of the Issuer of a plan or proposal relating to the liquidation or dissolution of the Issuer;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; or

(4) the first day on which a majority of the members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Co-Issuer “ means Northern Tier Finance Corporation, a Delaware corporation and a wholly owned subsidiary of the Issuer, until a successor person shall have become such pursuant to the applicable provisions of the indenture, and thereafter Co-Issuer shall mean such successor person.

“Collateral Account” means, collectively, any segregated accounts under the sole control of the notes collateral agent and in which the notes collateral agent has perfected security interests, on behalf of the secured parties that are free from all other Liens, and includes all cash and Cash Equivalents received from Asset Sales of Note Priority Collateral, an Event of Loss relating to Note Priority Collateral, foreclosures on or sales of Note Priority Collateral or any other awards or proceeds pursuant to the security documents, including earnings, revenues, rents, issues, profits and income from the Note Priority Collateral received pursuant to the security documents, and interest earned thereon.

“Commission” means the United States Securities and Exchange Commission and any successor organization.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

(A) increased (without duplication) by:

(1) provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period

(including, without duplication, the amount of any payments made pursuant to clauses 12(a), 12(b) and 12(g) of paragraph (B) under “—Certain Covenants—Restricted Payments”), to the extent that such provision for taxes or payment was deducted (and not added back) in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period (including without limitation (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent that any such Fixed Charges were deducted (and not added back) in computing such Consolidated Net Income; plus

(3) depreciation and amortization (including amortization of deferred financing fees) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted (and not added back) in computing such Consolidated Net Income; plus

(4) any other non-recurring, unusual, or extraordinary non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP or the impact of purchase accounting, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash expense or charge that was paid in a prior period); plus

(5) the amount of (a) any integration costs or other business optimization expenses or costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities and (b) any planned turnaround expense; plus

(6) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(7) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities (if any) or expenses paid or accrued, to the extent deducted (and not added back) in computing such Consolidated Net Income, in such period to the Sponsors to the extent otherwise permitted under the terms of the indenture; plus

(8) the amount of expenses, charges or losses with respect to liability or casualty events to the extent (i) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (ii) so long as a determination has been made in Good Faith by the Issuer that a reasonable basis exists that such amount shall in fact be reimbursed by the insurer to the extent it is (x) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (y) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); plus

(9) the principal portion of rent expense of such Person associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, to the extent any such amounts were deducted (and not added back) in computing such Consolidated Net Income;

(B) decreased (without duplication) by:

(1) non-cash items and non-cash gains increasing such Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Cash Flow in any prior period); minus

(2) other non-recurring, unusual or extraordinary items to the extent increasing Consolidated Net Income for such period; and

(C) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(1) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(2) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460 or any comparable regulation.

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (other than non-controlling interests), determined in accordance with GAAP; provided that (without duplication):

(1) the Net Income of any Person, other than the specified Person, that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the specified Person or a Restricted Subsidiary thereof during such period (without duplication for purposes of the covenant described under “—Certain Covenants—Restricted Payments” of any amounts included under clause (3)(c) of the first paragraph of such covenant);

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph under “—Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any amortization of fees or expenses that have been capitalized during such period shall be excluded;

(5) non-cash charges relating to employee benefit or management compensation plans of the Issuer or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the directors, officers, employees or consultants of the Issuer or any direct or indirect parent of the Issuer shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6) any non-cash income (loss) resulting from mark-to-market valuation of (i) earn-out payments pursuant to the Earnout Agreement and (ii) any Margin Support Payment shall, in each case, be excluded;

(7) any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, and the amortization of intangibles and other assets arising pursuant to GAAP, shall be excluded;

(8) any net after-tax gain or loss (less all fees and expenses relating thereto), together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(9) any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(10) any net after-tax effect of extraordinary, non-recurring or unusual gain or loss or cost, charge or expense (less all fees and expenses relating thereto) (including any such amounts relating to the Transactions to the extent incurred on or prior to the date that is the one year anniversary of the Issue Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, together with any related provision for taxes, shall be excluded;

(11) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or nonrecurring costs incurred during such period as a result of any such transaction, shall be excluded;

(13) accruals and reserves that are established or adjusted within 12 months of the Issue Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(14) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(15) the Net Income will be reduced by the amount of any payments made pursuant to clauses 12(a), 12(b) and 12(g) of paragraph (B) under “—Certain Covenants—Restricted Payments;”

(16)(a) any non-cash restructuring charges shall be excluded (provided that a determination has been made in Good Faith by the Issuer that such non-cash charges do not have the potential to be cash items in any future period) and (b) up to an aggregate of $15.0 million of other restructuring charges in any fiscal year (not to exceed in the aggregate $45.0 million since the Issue Date) shall be excluded; and

(17) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded (provided, however, that any net realized gains or losses (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be included).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture and (ii) in the case of the Issuer and its Restricted Subsidiaries, the amount of any Margin Support Payment earned by the Issuer and its Restricted Subsidiaries during such period (provided that (A) if such amount is not received by the Issuer within twelve months of the date it is earned, such amount shall be deducted from Consolidated Net Income at such time and (B) any earn-out payments payable by the Issuer and its Restricted Subsidiaries under the Earnout Agreement during such period shall be deducted from Consolidated Net Income, but only to the extent such amounts, together with any other earn-out payments paid by the Issuer or its Restricted Subsidiaries since the Issue Date, exceed $125.0 million).

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Restricted Payments” only (other than clause (3)(c) thereof of the first paragraph), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(c) of the first paragraph thereof.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the specified Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, as the case may be, who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated for election or elected to that Board of Directors by the Sponsors.

“Contribution Indebtedness” means Indebtedness of either of the Issuers or any Subsidiary Guarantor in an aggregate principal amount equal to the aggregate amount of cash contributions (other than Excluded Contributions and any Margin Support Payment) made to the capital of the Issuer or such Subsidiary Guarantor after the Issue Date; provided that:

(1) such cash contributions have not been used to make a Restricted Payment or to make a Permitted Investment, and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Cost” means, as at any time of determination, with respect to any asset, the sum of (x) with respect to assets acquired after the Issue Date, the aggregate purchase price paid for such asset (whether paid in cash or otherwise) and (y) the aggregate amount of Expansion Capital Expenditures made or committed to be made with respect to such asset after the Issue Date through and including such time of determination. For the purposes of this definition, to the extent that any Cost incurred at any time relates to more than one asset, such Cost shall be allocated, in a commercially reasonable manner and in Good Faith by the Issuer, among such assets in accordance with their respective fair market values. In connection with the incurrence of Pari Passu Notes Lien Indebtedness, the Issuer shall certify in an Officers’ Certificate executed by the principal financial officer of the Issuer the calculation of Expansion Capital Expenditures in clause (y) of this definition.

“Cottage Grove Tank Farm” means that certain tank farm located in St. Paul Park, Minnesota, which will be contributed to and owned by St. Paul Park Refining Co. LLC as of the Issue Date, including the storage tanks contained therein and other fixtures and equipment relating thereto and any improvements thereupon.

“Crack Spread Hedge” means a cash-settled commodity transaction entered into between the Issuer or any Subsidiary Guarantor, on the one hand, and any counterparty, on the other hand, which is entered into for the purpose of managing the risk of the Issuer or such Subsidiary Guarantor, as applicable, with respect to the spread created by the purchase by a party of crude oil for delivery in the future and the sale by such party of gasoline, diesel, jet fuel and/or heating oil under contract for future delivery.

“Credit Facilities” means, with respect to the Issuers or any Restricted Subsidiary of the Issuer, one or more debt facilities (including, without limitation, the ABL Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, Permitted Receivables Financings (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other long-term borrowings or extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or alters the maturity thereof or adds Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any direct or indirect parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of their Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by the principal financial officer of the Issuer or the applicable parent thereof, as the case may be, on the issuance date thereof.

“Discharge of Secured Obligations” means:

(1) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Notes Documents and constituting Secured Obligations;

(2) payment in full in cash of all Hedging Obligations constituting Secured Obligations or the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty;

(3) payment in full in cash of all other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(4) termination or expiration of all commitments, if any, to extend credit that would constitute Secured Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is puttable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the notes mature or the date the notes are no longer outstanding; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control (or similarly defined term) or an Asset Sale (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the earlier of the date on which the notes mature or the date the notes are no longer outstanding. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such persons solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Earnout Agreement” has the meaning set forth in the Formation Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or assets or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for notes pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Excluded Accounts” means certain deposit accounts, including accounts that are used for the purposes of making payments in respect of payroll or other employee benefits.

“Excluded Capital Expenditures” means any Capital Expenditure made by the Issuer or any Subsidiary Guarantor that is required for maintenance, replacement or environmental, human health or safety or other regulatory purposes.

“Excluded Contribution” means net cash proceeds received by the Issuers and their respective Restricted Subsidiaries as capital contributions after the Issue Date or from the issuance or sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or a Subsidiary and other than any Margin Support Payment) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer or a direct or indirect parent of the Issuer, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate and not previously included in the calculation set forth in clause (3) of paragraph (A) of “—Certain Covenants—Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means:

(1) any Foreign Subsidiary or any Foreign Subsidiary Holding Company; and

(2) any Restricted Subsidiary of the Issuer; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Issuer are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million.

“Expansion Capital Expenditures” means any Capital Expenditures (other than any Excluded Capital Expenditures) carried out for the purpose of increasing the earnings capacity of the Issuer and the Subsidiary Guarantors.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined in Good Faith by the Issuer.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, retires or redeems any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, retirement or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) investments, acquisitions, dispositions, mergers, consolidations, business restructurings, operational changes and any financing transactions relating to any of the foregoing (determined in accordance with

GAAP) (collectively, “relevant transactions”), in each case that have been made by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including Pro forma Cost Savings; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period, including Pro forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent deducted (and not added back) in computing Consolidated Net Income, including, without limitation, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) penalties and interest related to taxes, (w) any Special Interest with respect to the Notes, (x) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period whether paid or accrued; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent actually paid (or reasonably expected to be paid as determined by such Person) by such Person or one of its Restricted Subsidiaries; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, and all cash dividends on any series of preferred stock of any Restricted Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer; less

(5) interest income for such period;

in each case, on a consolidated basis and in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary and any Restricted Subsidiary of such Restricted Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that is (i) treated as a disregarded entity for U.S. federal income tax purposes and substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code, or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Formation Agreement” means the Formation Agreement dated as of October 6, 2010, entered into by and among Marathon Petroleum Company LP, a Delaware limited partnership, Speedway SuperAmerica LLC, a Delaware limited liability company, and Northern Tier Investors, L.P., a Delaware partnership.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Good Faith by the Issuer” means the decision in good faith by a responsible financial or accounting officer of the Issuer.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuers thereof.

“Grantors” means, collectively, the Issuers and the Subsidiary Guarantors.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations of another Person.

“Hedge Agreements” means:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies;

(3) commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies;

(4) a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5) any other hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline, other refined products or natural gas;

including, for the avoidance of doubt, the Pari Passu Lien Hedge Agreements.

“Hedging Obligations” means any and all indebtedness, debts, liabilities and other obligations, howsoever arising, of the Issuer and/or any Subsidiary Guarantor to the counterparties under the Hedge Agreements of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedge Agreements and all other obligations owed by the Issuer and the Subsidiary Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of NT Holdco, dated as of the Issue Date.

“holder” means a Person in whose name a note is registered.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness for purposes of the covenant under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations and Attributable Debt;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(7) representing Hedging Obligations; or

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the principal amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (whether or not such items would appear on the balance sheet of such obligor or guarantor). For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the Issuer.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for foreign, federal, state, local or other taxes,

(ii) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business,

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iv) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(v) any indebtedness existing on the date of the indenture that has been satisfied and discharged or defeased by legal defeasance,

(vi) agreements providing for indemnification, adjustment of purchase price or earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received in connection with such transaction,

(vii) any obligations under the Intermediation Agreement, or

(viii) any obligations under the Accounts Payable Agreement.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Insolvency or Liquidation Proceeding” means:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Issuer or any Subsidiary Guarantor;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Issuer or any Subsidiary Guarantor or with respect to a material portion of their respective assets;

(3) any liquidation, dissolution, reorganization or winding up of either Issuer or any Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Issuer or any Subsidiary Guarantor.

“Intermediation Agreement” means the crude oil supply agreement with J.P. Morgan Commodities Canada Corporation, dated as of the Issue Date, as amended, restated, supplemented, modified and/or replaced from time to time.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers and trade credit in the ordinary course of business to the extent they are in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business, and excluding advances set forth in the preceding parenthetical), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an investment in a third Person shall be deemed to be an investment by the Issuer or such Restricted Subsidiary in such third Person only if such investment was made in contemplation of, or in connection with, the acquisition of such Person by the Issuer or such Restricted Subsidiary and the amount of any such investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the covenants described under “—Certain Covenants—Restricted Payments” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”:

(1) “investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer as determined in the final paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Issue Date” means December 1, 2010.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Priority Confirmation” means, as to any additional Series of Secured Debt, the written agreement of the holders of such additional Series of Secured Debt, or their applicable Secured Representative, for the enforceable benefit of all holders of each existing and future Series of Secured Debt and each existing and future Secured Representative with respect thereto:

(a) that such Secured Representative and all other holders of obligations in respect of such Series of Secured Debt are bound by the provisions of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

(b) consenting to and directing the notes collateral agent to act as agent for such Series of Secured Debt or such Secured Representative, as applicable, and perform its obligations under the Collateral Trust and Intercreditor Agreement, the security documents and the ABL Intercreditor Agreement; and

(c) that all Secured Obligations will be and are secured equally and ratably by all Liens at any time granted by the Issuer or any other Grantor to secure any obligations in respect of such Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Liens will be enforceable by the notes collateral agent for the benefit of all holders of Secured Obligations equally and ratably; provided that the foregoing shall not apply to Liens granted with respect to separate collateral that are permitted by the indenture.

“Majority Holders” means, with respect to any Series of Secured Debt, the holders of more than 50% of the Secured Obligations (determined as provided in the definition of “Required Secured Debtholders”) in respect thereof.

“Management Services Agreement” means the management agreement between certain of the management companies associated with the Sponsors and the Issuer.

“Margin Support Payment” has the meaning set forth under the Formation Agreement.

“Material Real Property” means, on any date, (i) any individual real property owned by the Issuers or any Subsidiary Guarantor with a fair market value as of such date of at least $3.5 million and (ii) to the extent that the aggregate fair market value of all real property owned by the Issuers or any Subsidiary Guarantors not then subject to a Mortgage in favor of the notes collateral agent exceeds $30.0 million in the aggregate, any one or more individual real properties such that the remaining real property not then subject to a Mortgage in favor of the notes collateral agent has an aggregate fair market value of not more than $30.0 million, and Material Real Property shall in any event include, without limitation, (a) the real property, fixtures and equipment relating to the Refinery and related facilities in St. Paul Park, Minnesota, as well as (b) all of the individual parcels surrounding the Refinery that are held as buffer property, (c) all easement, license and other real property interests related to the Aranco Pipeline and the two pipelines running between the Refinery and the Cottage Grove Tank Farm and (d) the Cottage Grove Tank Farm and the improvements located thereon, including the storage tanks and related fixtures and equipment.

“Maximum Crack Spread Capacity” means, as of any day, on a product-by-product basis, for the then current calendar month and the next 47 calendar months (collectively the “Relevant Period”), the volume of gasoline, diesel, jet fuel and heating oil not exceeding 80% of the aggregate projected production volume of such products in such Relevant Period by all crude oil refineries owned, directly or indirectly, as of such date by the Issuer and the Subsidiary Guarantors; provided, however, that the Maximum Crack Spread Capacity for any product in any calendar month cannot exceed 80% of the average monthly projected production volume of such product in such Relevant Period.

“Minnesota Pipe Line Interests” means, collectively, (i) 17% of the issued and outstanding limited liability company membership interests of Minnesota Pipe Line Company LLC, a Delaware limited liability company; and (ii) 17% of the issued and outstanding Capital Stock of MPL Investments, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereto.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any insurance recovery in connection with an Event of Loss, any cash received upon the sale or other disposition of any Designated Non-cash Consideration and other non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage or sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien that has a higher priority than the Liens securing the notes and the Note Guarantees on the asset or assets that were the subject of such Asset Sale in accordance with the terms of any Lien upon such assets, or required to be by its terms paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, as well as any other reserve established in accordance with GAAP related to pension and other post-employment benefit liabilities, liabilities related to environmental matters, or any indemnification obligations associated with the property or other assets disposed of in such transaction; provided, however, that upon reversal of any such reserve, Net Proceeds shall be increased by the amount of such reversal and (5) in the case of Net Proceeds relating to an Event of Loss, the amount of any insurance recovery that would otherwise constitute Net Proceeds shall be reduced by the amount of cash invested by the Issuers in Replacement Assets that would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral and (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, prior to receipt of such insurance proceeds.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither Issuer nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of either Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of either Issuer or the Restricted Subsidiaries.

“Note Guarantee” means a Guarantee of the notes pursuant to the indenture.

“notes collateral agent” means Deutsche Bank Trust Company Americas in its capacity as notes collateral agent under the Collateral Trust and Intercreditor Agreement, together with its successors in such capacity.

“Notes Documents” means, collectively, the indenture, the notes, the Pari Passu Lien Hedge Agreements and each of the other agreements, documents and instruments providing for or evidencing any other Secured Obligations, and any other document or instrument executed or delivered at any time in connection with any Secured Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Secured Debt.

“NT Holdco” means Northern Tier Holdings LLC, a Delaware limited liability company, which is the direct parent of the Issuer as of the Issue Date.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) and guarantees of payment of such Obligations under any Notes Documents or ABL Documents, as the case may be.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, any Executive Vice President, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Issuer that meets the requirements of the indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee (who may be counsel to or an employee of the Issuer or any Subsidiary Guarantor of the Issuer) that meets the requirements of the indenture.

“Pari Passu ABL Lien Indebtedness” means any Indebtedness that is permitted to have Pari Passu Lien Priority relative to the ABL Facility with respect to the Collateral and is not secured by any other assets.

“Pari Passu Indebtedness” means Indebtedness and other obligations that ranks equally in right of payment to the notes and the Note Guarantees (without giving effect to collateral arrangements).

“Pari Passu Lien Hedge Agreements” means (a) the ISDA Master Agreement, dated as of October 6, 2010, between St. Paul Park Refining Co. LLC and J. Aron & Company and the schedules and confirmations in connection therewith, as such agreement may be amended, restated, modified, supplemented or replaced from time to time (the “J. Aron Hedge”), and (b) any other contracts, transactions, agreements or arrangements that qualify as Hedge Agreements under clause (4) or (5) of such term and that have been designated by the Issuer or any Subsidiary Guarantor, as applicable, by written notice to the notes collateral agent and the ABL collateral agent, as Pari Passu Lien Hedge Agreements; provided that the net volume covered by all Crack Spread Hedges that have been so designated together with all hedges under the J. Aron Hedge shall not exceed for any relevant monthly period the applicable volumes under the Maximum Crack Spread Capacity.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to the notes and the Note Guarantees or the ABL Facility, as the case may be, on the Collateral.

“Pari Passu Notes Lien Indebtedness” means (a) any Pari Passu Lien Hedge Agreements and (b) any additional notes and any other Indebtedness that has a Stated Maturity date that is longer than the notes and that is permitted to have Pari Passu Lien Priority relative to the notes and the Note Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any additional notes) shall have executed a joinder to the security documents in the form provided therein.

“Pari Passu Notes Lien Indebtedness Debt Limit” means, as at any time of determination, an amount equal to (1) the product of (x) the aggregate Cost incurred after the Issue Date through and including such time of determination with respect to Note Priority Collateral multiplied by (y) 50%, less (2) (i) any Indebtedness secured by Liens pursuant to clauses (5), (6) and (9) of the definition of “Permitted Liens” and (ii) without duplication, any Indebtedness incurred pursuant to clauses (9) and (11) (to the extent such Indebtedness was incurred to finance an acquisition or constitutes Acquired Debt) under the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that, in each case, in this clause (ii) (A) is secured by a Lien with respect to any Collateral (other than any such Lien which is junior in all respects to the Lien securing the notes and the Note Guarantees), (B) is secured by a Lien on any asset which is not Collateral, (C) that is senior in right of payment to the notes and Note Guarantees or (D) is otherwise structurally senior to the notes and the Note Guarantees.

“Permitted Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Holder” means each of the Sponsors and members of management of the Issuer or a direct or indirect parent of the Issuer who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have direct or indirect beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer. If a third party acquires the Issuer or a direct or indirect parent of the Issuer and in connection with that transaction a Change of Control Offer is consummated, such third party acquiror (together with its controlling shareholders and members of management who are holders of Equity Interests of the Issuer (or any direct or indirect parent) following the consummation of the Change of Control Offer) will thereafter, together with their respective Affiliates, be deemed to be additional Permitted Holders.

“Permitted Investments” means:

(1) any investment in the Issuer, a Subsidiary Guarantor or a Restricted Subsidiary of the Issuer, including any investment in the notes or the Note Guarantees thereof;

(2) any investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

and, in each case, any investment held by such Person, provided that such investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or from any other disposition of assets not constituting an Asset Sale;

(5) investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer any direct or indirect parent of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Restricted Payments;”

(6) Hedging Obligations permitted under clause (19) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(7) investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8) loans or advances to employees of the Issuer or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Issuer, in an aggregate principal amount of $5.0 million at any one time outstanding;

(9) investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(10) other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (10) since the Issue Date, not to exceed the greater of (x) $37.5 million and (y) 5.0% of the Issuer’s Consolidated Total Assets at the time of such investment;

(11) any investment existing on the Issue Date;

(12) any investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(13) guarantees of Indebtedness permitted under the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(14) any transaction which constitutes an investment to the extent permitted and made in accordance with the provisions of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (3), (5), (12) and (13) of the second paragraph of such covenant);

(15) investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or services in the ordinary course of business;

(16) investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business;

(17) investments in Unrestricted Subsidiaries, joint ventures and/or equity investees of the Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $27.5 million and (y) 3.5% of the Issuer’s Consolidated Total Assets; and

(18) investments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Permitted Receivables Financing.

“Permitted Liens” means:

(1) Liens on Collateral securing Indebtedness incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and related Obligations and Hedging Obligations and Cash Management Obligations; provided that any such Indebtedness may be secured by Liens on the ABL Priority Collateral on a first-priority basis and by Liens on Note Priority Collateral on a second-priority basis pursuant to the ABL Intercreditor Agreement;

(2) Liens securing the notes outstanding on the Issue Date and the Exchange Notes in respect thereof, the Note Guarantees relating to such notes and Exchange Notes and any obligations with respect to such notes and Exchange Notes and any Note Guarantees relating thereto;

(3) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(4) Liens in favor of the Issuer or any Restricted Subsidiary or Subsidiary Guarantor;

(5) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Issuer or the Restricted Subsidiary;

(6) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(7) Liens existing on the Issue Date, other than liens to secure the notes issued on the Issue Date and the Note Guarantees thereof or to secure Obligations under the ABL Facility;

(8) Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (2), (7) and (8) of this definition; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the Indebtedness being refinanced, (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness at the time the original Lien became a Permitted Lien, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge and (c) the new Lien has no greater priority relative to the notes and the Note Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and the Note Guarantees and the holders thereof than the original Liens and the related Indebtedness and the holders thereof;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (5) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(10) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(11) Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(13) carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(14) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(15) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(16) with respect to any leasehold interest, easement or other possessory interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant, grantee, user or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, sublandlord, grantor or holder of any superior real property interest of such leased or occupied real property encumbering such landlord’s, sublandlord’s, grantor’s or holder’s interest in such leased or occupied real property;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(18) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under the indenture pursuant to clause (6) under “Events of Default and Remedies,” so long as such Liens are adequately bonded;

(20) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22) Liens on pipeline or pipeline facilities which arise out of operation of law;

(23) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in any Permitted Business;

(24) Liens in favor of suppliers of crude oil and other feedstocks on such purchased crude oil and other feedstocks to secure payment of the purchase price thereof; provided the amounts secured by such liens do not exceed the purchase price of such crude oil and other feedstocks;

(25) Liens on accounts receivable and related assets incurred in connection with any Permitted Receivables Financing;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the indenture to secure obligations of such joint venture;

(27) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (5) and (6) of this definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(28) Liens on cash or cash equivalents securing Hedging Obligations permitted to be incurred under the indenture;

(29) Liens other than any of the foregoing incurred by the Issuer, a Subsidiary Guarantor or any Restricted Subsidiary of the Issuer with respect to Indebtedness or other obligations permitted to be incurred under the indenture that do not, in the aggregate, exceed the greater of (x) $25.0 million and (y) 2.5% of the Issuer’s Consolidated Total Assets at any one time outstanding;

(30) Liens on any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(31) Liens deemed to exist in connection with investments in repurchase agreements permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(32) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by the indenture;

(34) Liens on Collateral securing Pari Passu Notes Lien Indebtedness incurred pursuant to clauses (2) and (11) of the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Indebtedness may have Pari Passu Lien Priority relative to the notes and the Note Guarantees pursuant to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement; and

(35) Liens securing the Pari Passu Lien Hedge Agreements; provided that the Liens securing such Indebtedness may have Pari Passu Lien Priority relative to the notes and the Note Guarantees pursuant to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement.

The issuers may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Receivables Financing” means any receivables financing facility or arrangement, as amended from time to time, pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Issuer or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Issuer has concluded are customary and market terms fair to the Issuer and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) then outstanding of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time the Permitted Refinancing Indebtedness is incurred equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the notes and the Note Guarantees on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the notes or such Note Guarantees; provided that if such Permitted Refinancing Indebtedness is secured, the Liens securing such Permitted Refinancing Indebtedness have Lien priority equal with or junior to the Liens securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) such Indebtedness is incurred either (a) by the Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B) any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Issuer or any of its Restricted Subsidiaries); provided that:

(1) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity at the time the Permitted Refinancing Indebtedness is incurred equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3) such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is contractually subordinated in right of payment to, the notes and the Note Guarantees on terms at least as favorable to the holders of notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4) such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5) such Disqualified Stock is issued either (a) by the Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary that is the issuer of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“preferred stock” means, with respect to any Person, any Equity Interest of such Person that has preferential rights to any other Equity Interest of such Person with respect to dividends or redemptions upon liquidation.

“Pro forma Cost Savings” means, with respect to any period, the reduction in net costs, integration and other synergies (including, without limitation, improvements to gross margins) and related adjustments that (1) are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (2) were actually implemented with respect to any acquisition within 12 months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by underlying accounting records or (3) the Issuer reasonably determines are expected to be realized within 12 months of the Calculation Date and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs and integration and other synergies had been effected as of the beginning of such period. Pro forma Cost Savings described above shall be established by a certificate delivered to the trustee from the Issuer’s Chief Financial Officer or another Officer authorized by the Board of Directors of the Issuer to deliver an Officers’ Certificate under the indenture that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and, in the case of clause (3) above, that states such benefits have been determined to be probable.

“Purchase Agreement” means the Purchase Agreement entered into by the Issuers and the initial purchasers on November 22, 2010 pursuant to which the Issuers issued and sold the notes to the initial purchasers.

“Qualified Equity Offering” means (1) any public or private placement of common or preferred stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer, other than (a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) any sales to the Issuer or any of its Subsidiaries and (c) such public or private sale that constitutes an Excluded Contribution or representing Designated Preferred Stock; provided that if such public offering or private placement is of common or preferred stock of any direct or indirect parent of the Issuer, the term “Qualified Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Issuer and (2) the contribution of cash to the Issuer as an equity capital contribution (other than a Margin Support Payment).

“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) if either S&P or Moody’s no longer provide ratings, any other rating agency which is nationally recognized for rating debt securities within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency.

“Refinery” means the refinery located in St. Paul Park, Minnesota, including the related equipment and facilities and light products terminal located at the refinery complex in St. Paul Park, Minnesota described in Section 4.2(a) of the Marathon Petroleum Company LP Disclosure Schedules to the St. Paul Park Refining Co. LLC Contribution Agreement, dated as of October 6, 2010, among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors LLC.

“Refinery Event of Loss” means an Event of Loss relating to the Refinery that results in Net Proceeds (disregarding clause (5) of the definition thereof) in excess of $75.0 million (such amount, the “Refinery Event of Loss Threshold”).

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the notes dated as of the Issue Date, among the Issuers, the Subsidiary Guarantors and the Initial Purchasers and, with respect to any additional notes, one or more registration rights agreements among the Issuers, the Subsidiary Guarantors and the other parties thereto, relating to the rights given by the Issuer and the Subsidiary Guarantors to the purchasers of additional notes to register such additional notes under the Securities Act.

“Related Agreements” means the agreements listed in Section 2.3 of the Formation Agreement (including, without limitation, the Earnout Agreement and the Accounts Payable Agreement and any other instruments of sale, assignment, transfer and conveyance (including the Deeds), instruments of assumption, certificates and any other agreements or documents executed and delivered by any of the parties to such agreements at or in connection with the Transactions as contemplated by the Formation Agreement.

“Replacement Assets” means (1) as used in connection with any ABL Priority Collateral, current tangible assets, and, as used in connection with any Note Priority Collateral, any non-current tangible assets that, in each case, will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Required Secured Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1) the aggregate outstanding principal amount of Secured Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Notes Documents, fully supported by a letter of credit satisfactory to the issuer of the letter of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof) whether or not then available or drawn but excluding Hedging Obligations);

(2) the Hedge Agreement Outstanding Amount; and

(3) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Obligations.

“Restricted Investment” means an investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary or the Co-Issuer.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties to a third Person and then or thereafter leases such assets or properties or any part thereof.

“Secured Debt” means Indebtedness under the Pari Passu Lien Hedge Agreements, the indenture, the notes, and, to the extent issued or outstanding, any Pari Passu Notes Lien Indebtedness designated as such by the Issuer in writing to the notes collateral agent; provided that:

(1) on or before the date on which such Indebtedness is incurred, an Officers’ Certificate is delivered to the notes collateral agent designating such Indebtedness as “Secured Debt” for the purposes of the Notes Documents;

(2) such Indebtedness is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, hedge agreement, promissory note or other agreement or instrument that includes a Lien Priority Confirmation;

(3) such Indebtedness is designated as Secured Debt in accordance with the requirements of the Collateral Trust and Intercreditor Agreement; and

(4) at the time of the incurrence thereof, the applicable Secured Debt may be incurred (and secured as contemplated in the Collateral Trust and Intercreditor Agreement) without violating the terms of any Notes Document or causing any default thereunder.

“Secured Debt Default” means, with respect to any Series of Secured Debt, any event or condition which, under the terms of any credit agreement, indenture, loan agreement, note agreement, promissory note, hedge agreement or other agreement or instrument governing such Series of Secured Debt, causes, or permits holders of Secured Debt outstanding thereunder to cause, the Secured Debt outstanding thereunder to become immediately due and payable or, in the case of a Pari Passu Lien Hedge Agreement, causes, or permits the Secured Party thereunder to cause, such hedging agreement (and the transactions thereunder) to terminate and a termination amount to be determined and become due and payable as a result of such termination.

“Secured Obligations” means, subject to the terms and conditions in the Collateral Trust and Intercreditor Agreement, (i) all obligations under the indenture and the notes, (ii) all obligations under the Pari Passu Lien Hedge Agreements, (iii) all Pari Passu Notes Lien Indebtedness and (iv) all other obligations arising with respect to any Secured Debt.

“Secured Representative” means:

(1) in the case of the indenture, the trustee;

(2) in the case of any Pari Passu Lien Hedge Agreements, the counterparty thereto; or

(3) in the case of any other Series of Secured Debt, the respective creditor or any trustee, agent or representative thereof designated as such in the respective agreement or instrument governing such Series of Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Subsidiary” means a Subsidiary of the Issuer

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of the Issuer,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a) is guaranteed by the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer,

(b) is recourse to or obligates the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer in any way, or

(c) subjects any property or asset of the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4) with respect to which neither the Issuer, any Subsidiary Guarantor nor any Restricted Subsidiary of the Issuer (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“security documents” means the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, each Lien Priority Confirmation with respect to Secured Debt, and all security agreements, pledge agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuers or any Subsidiary Guarantor (including, without limitation, financing statements under the Uniform Commercial Code of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the notes collateral agent or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust and Intercreditor Agreement.

“Series of Secured Debt” means, severally, (i) Indebtedness under the indenture and the notes, (ii) obligations under the Pari Passu Lien Hedge Agreements and (iii) each separate issue of Indebtedness which constitutes Secured Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1, Rule 1-02 of Regulation S-X under the Securities Act.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Sponsors” means ACON Investments, L.L.C. and TPG Capital L.P. and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means (a) with respect to the notes, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter incurred) which is by its terms subordinated or junior in right of payment to the notes, and (b) with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred), which is by its terms subordinated or junior in right of payment to such Subsidiary Guarantor’s Obligations under its Notes Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

“Subsidiary Guarantors” means:

(1) each direct or indirect Wholly Owned Domestic Subsidiary of the Issuer on the Issue Date (other than Excluded Subsidiaries);

(2) any other Restricted Subsidiary of the Issuer that is a borrower under or that has issued a guarantee with respect to the ABL Facility or any other Indebtedness of the Issuer or any Subsidiary Guarantor; and

(3) any other Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the indenture in accordance with the terms of the indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2013; provided, however, that if the period from the redemption date to December 1, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Triggering Event” means a Secured Debt Default under the Pari Passu Lien Hedge Agreements, the indenture, the notes, the Note Guarantees or the security documents or any document governing any Pari Passu Notes Lien Indebtedness; provided that a Triggering Event is not deemed to have occurred unless the principal amount or termination amount of any such Indebtedness with respect to which a Secured Debt Default has occurred, together with the principal amount of any other Indebtedness under which there has been a Secured Debt Default, aggregates $25.0 million or more.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary and (ii) any Subsidiary of the Issuer (other than the Co-Issuer) that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Issuer’s Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or preferred stock, as the case may be, at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal or liquidation or face value amount of such Indebtedness, preferred stock or Disqualified Stock.

“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry; Delivery and Form

Global Notes

In exchange for the old notes that were issued in book-entry form and are represented by global certificates held for the account of DTC, new notes will be issued in the form of one or more fully registered notes in global form, without interest coupons. Each global note will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the trustee is responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any), and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

In the initial offering of the notes, one note was issued in definitive, certificated form in the principal amount of $750,000. We will issue a new definitive note in exchange for that one note to the extent that note is properly tendered in the exchange offer in accordance with the terms of this prospectus and the letter of transmittal for holders of definitive notes.

Additional new notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Your Representations to Us” in this prospectus and in the applicable letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder’s basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2010 and for the period from June 23, 2010 (inception date) to December 31, 2010 of Northern Tier Energy LLC, Successor, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements as of December 31, 2009 and for the eleven months ended November 30, 2010 and for each of the two years in the period ended December 31, 2009 of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, Predecessor, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A:

LETTER OF TRANSMITTAL FOR HOLDERS OF GLOBAL NOTES

TO TENDER

OLD 10.50% SENIOR SECURED NOTES DUE 2017

OF

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                     , 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is Deutsche Bank Trust Company Americas, and its contact information is as follows:

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

For Telephone Assistance:

(800) 735-7777 (option 1)

If you wish to exchange old 10.50% Senior Secured Notes due 2017 for an equal aggregate principal amount of new 10.50% Senior Secured Notes due 2017 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated                     , 2012 (the “Prospectus”), of Northern Tier Energy LLC and Northern Tier Finance Corporation (the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange their 10.50% Senior Secured Notes due 2017 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 10.50% Senior Secured Notes due 2017 (the “old notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
This Letter of Transmittal is to be used by holders of the old notes that were issued in book-entry form and are represented by global certificates held for the account of DTC. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of December 1, 2010 (the “Registration Rights Agreement”), by and among the Issuers, the several guarantors named therein, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each person who controls the Issuers within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

ANNEX B:

LETTER OF TRANSMITTAL FOR HOLDERS OF DEFINITIVE NOTES

TO TENDER

OLD 10.50% SENIOR SECURED NOTES DUE 2017

OF

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                     , 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is Deutsche Bank Trust Company Americas., and its contact information is as follows:

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

For Telephone Assistance:

(800) 735-7777 (option 1)

If you wish to exchange old 10.50% Senior Secured Notes due 2017 for an equal aggregate principal amount of new 10.50% Senior Secured Notes due 2017 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated                     , 2012 (the “Prospectus”), of Northern Tier Energy LLC and Northern Tier Finance Corporation (the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange their 10.50% Senior Secured Notes due 2017 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 10.50% Senior Secured Notes due 2017 (the “old notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes who hold their notes in definitive form. Tender of old notes is to be made according to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering—Procedures for Tendering Notes Held in Definitive Form.” For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date:

•	The certificate(s) representing the old notes to be exchanged in the Exchange Offer; and

•	A properly completed and duly executed copy of this Letter of Transmittal.

List below the old notes enclosed herewith to which this Letter of Transmittal relates. If the space below is inadequate, list the registered numbers and principal amounts on a separate signed schedule and affix the list to this Letter of Transmittal.

	00000000000	00000000000	00000000000

Name(s) and Address(es) of Registered Holder(s) Exactly as Name(s) Appear(s) on Old Notes (Please Fill In, If Blank)	Old Note(s) Tendered

	Registered Number(s)	Aggregate Principal Amount Represented by Old Notes(s)	Principal Amount Tendered*

*  Unless otherwise indicated, any tendering holder of old notes will be deemed to have tendered the entire aggregate principal amount represented by such old notes. All tenders must be in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes.

You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of December 1, 2010 (the “Registration Rights Agreement”), by and among the Issuers, the several guarantors named therein, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each person who controls the Issuers within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

Unless otherwise indicated under “Special Issuance Instructions,” please issue the new notes issued in exchange for the old notes accepted for exchange and return any old notes not tendered or not exchanged, in the name(s) of the undersigned. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail or deliver the new notes issued in exchange for the old notes accepted for exchange and any old notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned’s signature(s). In the event that both “Special Issuance Instructions” and “Special Delivery Instructions” are completed, please issue the new notes issued in exchange for the old notes accepted for exchange in the name(s) of, and return any old notes not tendered or not exchanged to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation pursuant to the “Special Issuance Instructions” and “Special Delivery Instructions” to transfer any old notes from the name of the registered holder(s) thereof if the Company does not accept for exchange any of the old notes so tendered for exchange.

Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

SPECIAL ISSUANCE INSTRUCTIONS
(See Instructions 4 and 5)

To be completed only if old notes in a principal amount not tendered, or new notes issued in exchange for Outstanding Notes accepted for exchange, are to be issued in the name of someone other than the undersigned. Issue new notes and/or old notes to:

Name:
(Type or Print)

Address:

(Zip Code)

(Tax Identification or Social Security Number)
(Complete Substitute Form W-9)

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 4 and 5)

To be completed ONLY if the new notes are to be issued or sent to someone other than the undersigned or to the undersigned at an address other than as indicated above.

Mail ☐	Issue ☐ (check appropriate boxes)

Name:
(Type or Print)

Address:

(ZIP Code)

(Tax Identification or Social Security Number)

IMPORTANT PLEASE SIGN HERE (Complete Accompanying Substitute Form W-9)

Signature(s) of Registered Holders of Outstanding Notes:

Dated:

(The above lines must be signed by the registered holder(s) of old notes as name(s) appear(s) on the old notes, or by person(s) authorized to become registered holder(s) by a properly completed bond power from the registered holder(s), a copy of which must be transmitted with this Letter of Transmittal. If old notes which this Letter of Transmittal relate are held of record by two or more joint holders, then all such holders must sign this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must (i) set forth his or her full title below and (ii) unless waived by the Issuers, submit evidence satisfactory to the Issuers of such person’s authority so to act. See Instruction 5 regarding completion of this Letter of Transmittal, printed below.)

Name:
(Please Print)

Capacity:

Address:
(Including Zip Code)

Area Code and Telephone Number:

SIGNATURE GUARANTEE (If Required by Instruction 5)
Certain Signatures Must be Guaranteed by an Eligible Institution

(Name of Eligible Institution Guaranteeing Signatures)

(Address (including zip code) and Telephone Number (including area code) of Firm)

(Authorized Signature)

(Printed Name)

(Title)

Dated:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Delivery of This Letter of Transmittal and old notes.

All old notes in definitive form as well as a properly completed and duly executed copy of this Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

The method of delivery of the tendered old, this Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder and, except as otherwise provided below, the delivery will be deemed made only when actually received or confirmed by the Exchange Agent. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, it is recommended that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or old notes should be sent to the Issuers.

2.	Tender by Holder.

Only a holder of old notes may tender such old notes in the Exchange Offer. Any beneficial holder of old notes who is not the registered holder and who wishes to tender should arrange with the registered holder to execute and deliver this Letter of Transmittal on his behalf or must, prior to completing and executing this Letter of Transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such holder’s name or obtain a properly completed bond power from the registered holder.

3.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be sent to the holder at his or her registered address promptly after the old notes are accepted for exchange.

4.	Signatures on this Letter of Transmittal; Bond Powers and Endorsements; Guarantee of Signatures.

If this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of the old notes tendered hereby, the signature must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever.

If this Letter of Transmittal (or facsimile hereof) is signed by the registered holder or holders of old notes listed and tendered hereby and the new notes issued in exchange therefor are to be issued (or any untendered principal amount of old notes is to be reissued) to the registered holder, the said holder need not and should not endorse any tendered old notes, nor provide a separate bond power. In any other case, such holder must either properly endorse the old notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by an Eligible Institution.

If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered holder or holders of any old notes listed, such old notes must be endorsed or accompanied by appropriate bond powers, in each case signed as the name of the registered holder or holders appears on the old notes.

If this Letter of Transmittal (or facsimile hereof) or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to act must be submitted with this Letter of Transmittal.

Endorsements on old notes or signatures on bond powers required by this Instruction 4 must be guaranteed by an Eligible Institution.

No signature guarantee is required if (i) this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of the old notes tendered herein and the New Notes are to be issued directly to such registered holder(s) and neither the box entitled “Special Delivery Instructions” nor the box entitled “Special Registration Instructions” has been completed, or (ii) such old notes are tendered for the account of an Eligible Institution. In all other cases, all signatures on this Letter of Transmittal (or facsimile hereof) must be guaranteed by an Eligible Institution.

5.	Special Registration and Delivery Instructions.

Tendering holders should indicate, in the applicable box or boxes, the name and address to which new notes or substitute old notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.

6.	Transfer Taxes.

The Issuers will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the Exchange Offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered hereby, or if tendered old notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

EXCEPT AS PROVIDED IN THIS INSTRUCTION 6, IT WILL NOT BE NECESSARY FOR TRANSFER TAX STAMPS TO BE AFFIXED TO THE OLD NOTES LISTED IN THIS LETTER OF TRANSMITTAL.

7.	Tax Identification Number.

Federal income tax law requires that a holder of any old notes which are accepted for exchange must provide the Issuers (as payor) with its correct taxpayer identification number (“TIN”), which, in the case of a holder who is an individual is his or her social security number. If the Issuers are not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. (If withholding results in an over-payment of taxes, a refund may be obtained). Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements.

To prevent backup withholding, each tendering holder must provide such holder’s correct TIN by completing the Substitute Form W-9 set forth herein, certifying that the TIN provided is correct (or that such holder is awaiting a TIN), and that (i) the holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the

Internal Revenue Service has notified the holder that such holder is no longer subject to backup withholding. If the old notes are registered in more than one name or are not in the name of the actual owner, the holders thereof should consult their tax advisors.

The Issuers reserve the right in their sole discretion to take whatever steps are necessary to comply with their obligations regarding backup withholding.

8.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

9.	Waiver of Conditions.

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

10.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

11.	Mutilated, Lost, Stolen or Destroyed old notes.

Any holder whose old notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated above for further instruction.

12.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

13.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

14.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

Substitute Form W-9	PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Part I—Social Security Number(s) OR Employer Identification number(s)

	Name	(If awaiting TIN, Write “Applied For”)

Department of the Treasury Internal Treasury Service Revenue	Business Name Please check appropriate box ☐ Individual / Sole Proprietor ☐ Corporation ☐ Partnership ☐ Other Address

Part II—For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Payer’s Request for Taxpayer Identification Number (TIN)	City, State, Zip Code	Part III Awaiting TIN ☐ Please complete the Certificate of Awaiting Taxpayer Number below.

Certification—Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2. I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3. I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE:		DATE:

NOTE:	IF YOU ARE A UNITED STATES HOLDER, FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING ON ANY CASH PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a portion of all cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

SIGNATURE:	DATE:

CERTIFICATE FOR FOREIGN RECORD HOLDERS

Under penalties of perjury, I certify that I am not a United States citizen or resident (or I am signing for a foreign corporation, partnership, estate or trust).

SIGNATURE:	DATE:

ANNEX C:

GLOSSARY OF INDUSTRY TERMS USED IN THIS PROSPECTUS

Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:

“3:2:1 crack spread” refers to approximate gross margin resulting from processing three barrels of crude oil to produce two barrels of gasoline and one barrel of distillate;

“Barrel” refers to common unit of measure in the oil industry, which equates to 42 gallons;

“Barrels per stream day,” as defined by the EIA, represents the maximum number of barrels of input that a distillation facility can process within a 24-hour period when running at full capacity under optimal crude and product slate conditions with no allowance for downtime.

“Blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, fluid catalytic cracking unit or FCCU gasoline, ethanol, reformate or butane, among others;

“Bpd” refers to an abbreviation for barrels per calendar day, which is defined by the EIA as the amount of input that a distillation facility can process under usual operating conditions reduced for regular limitations that may delay, interrupt or slow down production such as downtime due to such conditions as mechanical problems, repairs or slowdowns;

“Catalyst” refers to a substance that alters, accelerates, or instigates chemical changes, but is neither produced, consumed nor altered in the process;

“Coke” refers to a coal-like substance that is produced during the refining process;

“Complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson index rating, which is often used as a measure of a refinery’s ability to process lower cost crude oils into higher value light refined products, including transportation fuels, such as gasoline and distillates;

“Crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil;

“Distillates” refers to primarily diesel, kerosene and jet fuel;

“Ethanol” refers to a clear, colorless, flammable oxygenated hydrocarbon. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate;

“Feedstocks” refers to petroleum products, such as crude oil, that are processed and blended into refined products;

“Group 3 3:2:1 crack spread” refers to the 3:2:1 crack spread calculated using the market value of PADD II Group 3 conventional gasoline, heating oil and ultra low sulfur diesel against the market value of NYMEX WTI;

“Light products” refers to the group of refined products with lower boiling temperatures, including gasoline and distillates;

“OSHA Recordable Rate” means the injury frequency rate reported by the Company to OSHA, which is equal to the number of recordable injures in a particular period multiplied by 200,000 and divided by the total hours worked in such period, including both employees and contractors;

C-1

“PADD II” refers to the Petroleum Administration for Defense District II region of the United States, which covers the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin;

“Refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery;

“Sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil;

“Sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur. Sweet crude oil is typically more expensive than sour crude oil;

“Throughput” refers to the volume processed through a unit or a refinery;

“Turnaround” refers to a periodically required standard procedure to refurbish and maintain a refinery that involves the shutdown and inspection of major processing units and occurs every three to four years on industry average;

“Upper Great Plains” refers to a portion of PADD II region and includes Minnesota, North Dakota, South Dakota and Wisconsin;

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, characterized by an American Petroleum Institute gravity, or API gravity, between 39 and 41 and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils; and

“Yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

C-2

INDEX TO FINANCIAL STATEMENTS

Page

Northern Tier Energy LLC (Successor) and St. Paul Park Refinery and Retail Marketing Business (Predecessor)

Consolidated Financial Statements for the Nine Months Ended September 30, 2011 and Combined Financial Statements for the Nine Months Ended September 30, 2010:
Consolidated Balance Sheets (Unaudited)	F-2
Consolidated and Combined Statements of Operations (Unaudited)	F-3
Consolidated and Combined Statements of Cash Flows (Unaudited)	F-4
Notes to Consolidated and Combined Financial Statements (Unaudited)	F-5

Consolidated Financial Statements from June 23, 2010 (inception date) to December 31, 2010 and Combined Financial Statements for the Eleven Months Ended November 30, 2010 and Years Ended December 31, 2009 and 2008:

Report of Independent Registered Public Accounting Firm (Successor statements)	F-22
Report of Independent Registered Public Accounting Firm (Predecessor statements)	F-23
Consolidated and Combined Balance Sheets	F-24
Consolidated and Combined Statements of Income	F-25
Consolidated and Combined Statements of Cash Flows	F-26
Consolidated and Combined Statements of Member’s Interest and Net Investment Interest	F-27
Notes to Consolidated and Combined Financial Statements	F-28

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$126.7	$72.8
Receivables, less allowance for doubtful accounts	103.3	100.2
Inventories	152.8	156.4
Other current assets	42.5	28.7

Total current assets	425.3	358.1
NON-CURRENT ASSETS
Equity method investment	90.5	92.4
Property, plant and equipment, net	391.8	386.3
Intangible assets, net	35.4	35.4
Other assets	49.3	58.4

Total Assets	$992.3	$930.6

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$181.5	$183.4
Accrued liabilities	29.0	20.5
Derivative liability	346.2	45.6

Total current liabilities	556.7	249.5
NON-CURRENT LIABILITIES
Long-term debt	290.0	290.0
Lease financing obligation	24.5	24.5
Derivative liability	56.5	22.4
Other liabilities	45.4	59.2

Total liabilities	973.1	645.6

Commitments and contingencies
EQUITY
Member’s interest	19.2	285.0

Total Liabilities and Equity	$992.3	$930.6

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	Successor	Predecessor
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Revenue(a)	$3,192.0	$2,582.3
Costs, expenses and other:
Cost of sales(a)	2,573.8	2,193.8
Direct operating expenses	194.8	183.4
Turnaround and related expenses	22.5	8.2
Depreciation and amortization	22.3	30.0
Selling, general and administrative	65.4	47.0
Formation costs	6.1	—
Contingent consideration income	(37.6)	—
Other income, net	(2.4)	(4.3)

Operating income	347.1	124.2
Realized losses from derivative activities	(246.4)	—
Unrealized losses from derivative activities	(334.5)	—
Interest expense, net	(30.6)	(0.2)

Earnings (loss) before income taxes	(264.4)	124.0
Income tax provisions	—	(49.2)

Net (loss) earnings	$(264.4)	$74.8

(a) Excise taxes included in revenue and cost of sales.	$181.5	$226.3

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Successor	Predecessor
Increase (decrease) in cash	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(264.4)	$74.8
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	22.3	30.0
Stock-based compensation expense	1.1	0.2
Equity method investment, net	1.9	1.7
Contingent consideration income	(37.6)	—
Unrealized loss from derivative activities	334.5	—
Deferred taxes	—	(1.2)
Changes in assets and liabilities, net:
Accounts receivable	(3.1)	(19.7)
Inventories	3.6	26.7
Other current assets	15.9	—
Accounts payable and accrued expenses	119.2	(17.0)
Receivables from and payables to related parties	—	(19.0)
Other, net	3.2	(3.0)

Net cash provided by operations activities	196.6	73.5

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(27.4)	(21.6)
Disposals of assets	—	0.4
Acquisition, net of cash acquired	(112.8)	—
Return of capital from cost method investment	—	0.1

Net cash used in investing activities	(140.2)	(21.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit arrangement	55.0	—
Repayments of revolving credit arrangement	(55.0)	—
Other financial activities, net	(2.5)	—
Distributions to Marathon, net	—	(52.3)

Net cash used in financing activities	(2.5)	(52.3)

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	53.9	0.1
Cash and cash equivalents at beginning of period	72.8	6.0

Cash and cash equivalents at end of period	$126.7	$6.1

The accompanying notes are an integral part of these consolidated and combined financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Northern Tier Energy LLC (“NTE” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. The Company is a Delaware limited liability company and is a wholly owned subsidiary of Northern Tier Holdings LLC (“NT Holdings” or the “Member”). NT Holdings is wholly owned by Northern Tier Investors LLC (“NTI”). Additionally, NT Holdings has issued preferred stock that is solely owned by an indirect subsidiary of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly owned subsidiary of Marathon Oil Corporation (“Marathon Oil”) until June 30, 2011. NTI, NT Holdings and the Company were formed by affiliates of ACON Investments, L.L.C. and TPG Capital L.P. and certain members of management (collectively, the “Investors”) during 2010.

Predecessor interests represent the St. Paul Park Refinery & Retail Marketing Business formerly owned and operated by subsidiaries of Marathon Oil. These subsidiaries, Marathon Petroleum Company LP (“MPC LP”), Speedway LLC (“Speedway”) and MPL Investments LLC are together referred to as “MPC” or “Marathon” and are subsidiaries of Marathon Petroleum as of June 30, 2011. Predecessor interests are hereinafter referred to as the “Predecessor.” Effective December 1, 2010, the Company acquired the Predecessor business from Marathon for approximately $608 million (the “Acquisition”).

The Company includes the operations of the St. Paul Park Refining Co. LLC (“SPPR”) and Northern Tier Retail LLC (“NTR”). The Company also includes Northern Tier Bakery LLC (“NTB”), SuperAmerica Franchising LLC (“SAF”), a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% interest in Minnesota Pipe Line Company, LLC (“MN PL LLC”). MPLI owns 100% of the preferred interest in MN PL LLC which owns and operates the Minnesota Pipeline, a 455,000 barrels per day crude oil pipeline.

SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 74,000 barrels per day. Refinery operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.

NTR operates 166 convenience stores under the SuperAmerica brand. SAF supports 67 franchised stores which also utilize the SuperAmerica brand. The SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores, including prepared foods, beverages and non-food items, as well as a significant number of proprietary items.

NTB prepares and distributes food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.

Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the periods reported have been included. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011, or for any other period.

The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements of the Company at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated and combined financial statements should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Company’s 2010 financial statements.

The accompanying interim consolidated and combined financial statements present separately the financial position, results of operations, and cash flows for both the Company and the Predecessor. In connection with the Acquisition, further described in Note 4, a new accounting basis was established for the Company as of the acquisition date based upon the fair value of the assets acquired and liabilities assumed, in accordance with the guidance for business combinations. Financial information for the pre- and post-acquisition periods have been separated by a line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. For the period prior to the closing of the Acquisition, the accompanying combined financial statements reflect all revenues, expenses and cash flows directly attributable to the Predecessor.

Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through December 8, 2011, the date these consolidated and combined financial statements were available to be issued, for potential recognition or disclosure in the financial statements.

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Principles of Consolidation and Combination

Prior to the closing of the Acquisition, the Predecessor was legally held by multiple subsidiaries and affiliates of Marathon Oil. As such, the accompanying Predecessor financial statements present the combined accounts of such businesses for the period prior to the Acquisition. After the closing of the Acquisition, the Company acquired the stock or net assets of those Predecessor businesses.

All significant intercompany accounts have been eliminated in these consolidated and combined financial statements.

The Company’s and the Predecessor’s 17% common interest in MN PL LLC is accounted for using the equity method of accounting in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Income from equity method investment represents the Company’s and the Predecessor’s proportionate share of net income available to common owners generated by MN PL LLC.

The equity method investment is assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income. See Note 7 for further information on the Company’s equity investment.

The investment in MPLI over which the Company (and previously, the Predecessor) does not have significant influence is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $7.0 million as of both September 30, 2011 and December 31, 2010 and is included in other noncurrent assets on the consolidated balance sheets. MPLI owns all of the preferred membership units of MN PL LLC.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting.

The Predecessor financial statements include allocations of general, administrative and overhead costs of Marathon that are attributable to the Predecessor’s operations. Management believes the assumptions and allocations underlying the combined financial statements are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had the Predecessor been a stand-alone entity during the periods presented and do not reflect the Predecessor’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented.

Operating Segments

The Company has two reportable operating segments:

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and MN PL LLC, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

See Note 18 for further information on the Company’s operating segments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.

Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.

Excise Taxes

The Company (and previously, the Predecessor) is required by various governmental authorities, including federal and state, to collect and remit taxes on certain products. Such taxes are presented on a gross basis in revenues and costs and expenses in the consolidated and combined statements of operations. These taxes totaled $181.5 million and $226.3 million for the nine months ended September 30, 2011 and 2010, respectively.

Income Taxes

After the Acquisition, the Company and its subsidiaries are limited liability companies and are therefore pass-through entities for income tax purposes. As a result, the Company does not incur federal income taxes. The Predecessor’s taxable income has historically been included in the consolidated U.S. federal income tax returns of Marathon Oil and also in a number of state income tax returns, which are filed as consolidated returns.

For the Predecessor, the provision for income taxes was computed as if the Predecessor was a stand-alone tax-paying entity and as if it pays the amount of its current federal and state tax liabilities to Marathon in each period. As such, the accrual and payment of the current federal and state tax liabilities is recorded within the net investment in the combined financial statements in the period incurred.

Deferred tax assets and liabilities were recognized based on temporary differences between the financial statement carrying amounts of the Predecessor’s assets and liabilities and their tax bases as reported in Marathon Oil’s tax filings with the respective taxing authorities. The realization of deferred tax assets was assessed periodically based on several interrelated factors. These factors include the Predecessor’s expectation to generate sufficient future taxable income in order to utilize tax credits and operating loss carry-forwards.

Derivative Financial Instruments

The Company (and previously, the Predecessor) is exposed to earnings and cash flow volatility based on the timing and change in refined product prices versus crude oil prices. To manage these risks, the Company uses derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of operations. These gains or losses are reported within operating activities on the consolidated statement of cash flows.

Reclassification

Certain reclassifications have been made to the Predecessor’s financial information in order to conform to the Company’s current presentation.

Accounting Developments

Variable interest accounting standards were amended by the FASB in June 2009. The new accounting standards replace the existing quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity. In addition, the concept of qualifying special-purpose entities has been eliminated and therefore, will now be evaluated for consolidation in accordance with the applicable consolidation guidance. Ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity are also required. The amended variable interest accounting standard requires reconsideration for determining whether an entity is a variable interest entity when changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lack the power from voting rights or similar rights to direct the activities of the entity. Enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. Application is prospective beginning in the first quarter of 2010, and for all interim and annual periods thereafter. The adoption of this standard did not have a significant impact on the consolidated and combined results of operations, financial position or cash flows.

A standard to improve disclosures about fair value measurements was issued by the FASB in January 2010. The additional disclosures required include: (1) the different classes of assets and liabilities measured at fair value, (2) the significant inputs and techniques used to measure Level 2 and Level 3 assets and liabilities for both recurring and nonrecurring fair value measurements, (3) the gross presentation of purchases, sales, issuances and settlements for Level 3 roll forward of activity, and (4) the transfers in and out of Levels 1 and 2. The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the gross presentation of purchases, sales, issuances, and settlements for Level 3 roll forward of activity. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods thereafter. The adoption of this guidance did not have a material impact on the Company’s results of operations, financial condition because it provides enhanced disclosure requirements only.

The FASB amended the reporting standards for comprehensive income in June 2011 to eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. All non-owner changes in stockholders’ equity are required to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments did not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and will be applied retrospectively. Early application is permitted. This standard will not have an impact on our consolidated results of operations, financial position or cash flows.

3.	RELATED PARTY TRANSACTIONS

The Investors, which include affiliates of ACON Investments, L.L.C. and TPG Capital L.P., are related parties of the Company. MN PL LLC is also a related party of the Company. Subsequent to the Acquisition, the Company has had no direct purchases from MN PL LLC.

Related parties for the Predecessor include the following:

•	Marathon Oil Company (“MOC”), which is a wholly owned subsidiary of Marathon Oil Corporation. MOC purchases or produces crude oil in the United States that is used at MPC’s refineries.

•

MPC LP, which changed its name from Marathon Petroleum Company LLC on October 1, 2010, was a wholly owned subsidiary of Marathon Oil. MPC LP refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, Gulf Coast and southwestern regions of the United States.

•	Marathon Petroleum Trading Canada LLC (“MP Trading Canada”), which was a wholly owned subsidiary of MPC LP. MP Trading Canada purchases crude oil in Canada to be used at MPC LP’s refineries.

•	MN PL LLC, in which Marathon owned (and now the Company owns) a 17 percent interest. MN PL LLC owns and operates a crude oil pipeline running from Clearbrook, Minnesota to Pine Bend, Minnesota.

•

Speedway, which was a wholly owned subsidiary of Marathon Oil. Under the Predecessor, Speedway was the owner of the SuperAmerica branded convenience stores that were sold to NTR as part of the Acquisition.

Predecessor revenues from related parties for the nine months ended September 30, 2010 were $170.4 million and represented sales to MPC LP. Related party sales to MPC LP consisted primarily of sales of refined products. Refined product sales to MPC were recorded at intercompany transfer prices that were market-based prices.

Predecessor purchases from related parties were as follows:

(in millions)	Nine Months Ended September 30, 2010
MOC	$228.2
MPC LP	47.1
MP Trading Canada	788.1
MN PL LLC	20.2
Speedway	12.7

Total	$1,096.3

Related party purchases from MOC and MP Trading Canada consisted primarily of crude oil. Purchases from MOC were recorded at contracted prices that were market-based. Purchases from MP Trading Canada were recorded at contracted prices based on MP Trading Canada’s acquisition cost, plus an administrative fee. Related party purchases from MPC LP consisted primarily of purchases of refined products and refinery feedstocks, certain general and administrative costs, and costs associated with the Refining segment participating in MPC LP’s multi-employer benefit plans. Refined product and refinery feedstock purchases from MPC LP were recorded at intercompany transfer prices that were market-based prices. Related party purchases from MN PL LLC consisted primarily of crude oil transportation services which were based on published tariffs. Related party purchases from Speedway consisted of certain overhead costs and costs associated with the Retail segment participating in Speedway’s multi-employer benefit plans.

MPC LP and Speedway provided certain services to the Predecessor such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable.

For the purposes of the combined financial statements, the Predecessor was considered to participate in multi-employer benefit plans of MPC LP and Speedway. Expenses for employee benefit plans other than stock-based compensation plans are allocated to the Predecessor primarily as a percentage of salary and wage expense. The Predecessor’s allocated share of MPC LP and Speedway’s employee benefit plan expenses, including costs related to stock-based compensation plans, is included in related party purchases and was $17.2 million for the nine months ended September 30, 2010.

Upon completion of the Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provide the Company with ongoing management, advisory and consulting services. The Investors also receive quarterly management fees equal to 1% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of pocket expenses incurred by them in connection with providing such management services. The Company also pays the Investors’ specified success fees in connection with advice they provide in relation with certain corporate transactions. For the nine months ended September 30, 2011, the Company incurred fees relating to these services of $1.5 million.

4.	ACQUISITION

As previously described in Note 1, effective December 1, 2010, the Company acquired the Predecessor business from MPC for $608 million. Included in this amount is the estimated fair value of earn-out payments of $54 million. Of the $608 million purchase price, $361 million was paid in cash as of December 31, 2010 and $80 million was satisfied by issuing MPC a perpetual payment in kind preferred interest in NT Holdings. The residual purchase price of $113 million (excluding the contingent earn-out consideration) was paid during the three months ended March 31, 2011.

The Company will be required to make earn-out payments to MPC if the Company’s Adjusted EBITDA (as defined in the agreement, the “Agreement Adjusted EBITDA”) exceeds $165 million less, among other things, any rental expense related to the real estate lease arrangement (described below) during any year in each of the next eight years following the Acquisition. Agreement Adjusted EBITDA adjusts for, among other items, (i) any unrealized gains or losses relating to derivative activities, (ii) any gains or losses generated by the liquidation of any LIFO inventory layers, (iii) any losses related to lower of cost or market inventory adjustments, and (iv) any gains on the sale of property, plant or equipment and certain other assets. MPC will receive 40% of the amount by which Agreement Adjusted EBITDA exceeds the specified threshold in any year during the eight years following the Acquisition not to exceed $125 million over the eight years following the Acquisition. The Acquisition agreement also includes a margin support component that requires MPC to pay the Company up to $30 million per year to the extent Agreement Adjusted EBITDA is below $145 million in either of the first two twelve month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period.

The cash component of the purchase price along with acquisition related costs were financed by an approximate $200 million cash investment by the Investors and aggregate borrowings of $290 million. See Note 11 for a description of the Company’s financing arrangements.

Concurrent with the Acquisition, the following transactions also occurred:

•

Certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company is leasing these properties from the real estate investment trust on a long-term basis.

•	A third-party purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon.

The Acquisition was accounted for by the purchase method of accounting for business combinations. The excess of the estimated fair value of the net assets acquired over total purchase consideration was recorded as an estimated bargain purchase gain during 2010. This gain was a result of the market dynamics from the time the purchase price was agreed upon compared to the market as of the closing date of the Acquisition.

The accompanying consolidated financial statements as of December 31, 2010 include the following preliminary fair value allocation of the purchase of the net assets acquired:

(in millions)
Total consideration	$608.0
Allocation of consideration:
Store cash acquired	0.6
Inventory	195.0
Property, plant and equipment	385.0
MN PL LLC investment	93.0
MPLI investment	7.0
Intangible assets	35.4
Margin support contract	17.3
Derivative liability	(40.9)
Lease financing obligation	(24.5)
Other, net	(8.5)

Bargain purchase gain	$(51.4)

The Company made certain adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Specifically, a $3.8 million measurement period adjustment related to customer loyalty liabilities was applied retrospectively to information in the Company’s financial statements as of and for the Successor Period ended December 31,

2010. At this time, the valuations and other studies needed to provide a final basis for estimating the fair value of the net assets acquired have been completed.

Subsequent to the Acquisition, MPC has agreed to provide the Company with administrative and support services pursuant to a transition services agreement, including finance and accounting, human resources, and information systems services, as well as support services generally for a period of up to eighteen months in connection with the transition from being a part of MPC’s systems and infrastructure to having its own systems and infrastructure. The transition services agreement requires the Company to pay MPC for the provision of the transition services, as well as to reimburse MPC for compensation paid to MPC employees providing such transition services. In addition, under the agreement, Marathon will provide support services for the operation of the refining and retail business segments, using the employees that are ultimately expected to be transitioned to the Company. The Company is obligated to reimburse MPC for the compensation paid to MPC employees providing such operations services, plus the agreed burden rates. MPC is obligated to provide these services to the Company for twelve months from the Acquisition date, but the services may be extended for an additional six months beyond the initial twelve month period. The transition services agreement may be terminated by a mutual agreement of the parties, and the Company or MPC may also unilaterally terminate the agreement upon a material breach by the other party. For the nine months ended September 30, 2011, the Company has recognized expenses of approximately $14 million related to administrative and support services. The Company also has paid $6.7 million as of December 31, 2010 that is being amortized during 2011 as these services are incurred.

5.	INCOME TAXES

For the period subsequent to the Acquisition, the Company is a pass through entity for federal income tax purposes. As a result, there are no federal income taxes incurred. For the nine months ended September 30, 2011, the Company incurred state income taxes of less than $0.1 million.

For all periods prior to the Acquisition, the taxable results of the Predecessor were included in the consolidated U.S. federal and various state and local tax returns of Marathon Oil. Also, in certain state, local and foreign jurisdictions, the Predecessor filed on a stand-alone basis. The tax provisions and related balance sheet disclosures for the period prior to the closing of the Acquisition have been prepared assuming the Predecessor was a stand-alone taxpayer for the periods presented.

A reconciliation of the federal statutory income tax rate (35 percent) for the Predecessor applied to income before income taxes to the provision for income taxes is as follows:

Predecessor
(in millions)	Nine Months Ended September 30, 2010
Statutory U.S. income tax rate	35.0%
State and local income taxes, net of federal income tax effects	6.3
Domestic manufacturing deduction	(1.5)
Other, net	(0.1)

Effective income tax rate	39.7%

The results of Speedway, SuperMom’s LLC and the interest in MN PL LLC were included in the income tax returns of MPC LP prior to January 1, 2010. Beginning in 2010, the activity of these businesses was included in Marathon Oil’s income tax returns. MPC LP and Marathon Oil are continuously undergoing examination of their U.S. federal income tax returns by the Internal Revenue Service. MPC LP and Marathon Oil believe they have made adequate provision for federal income taxes and interest which may become payable for years not yet settled. Further, MPC LP and Marathon Oil are routinely involved in Minnesota tax audits. MPC LP and Marathon Oil believe all other audits will be resolved within the amounts paid and/or provided for these liabilities.

The Company (and previously, the Predecessor) follows the provisions of ASC 740 related to accounting for uncertainties in income taxes. No unrecognized tax benefits are recorded by the Company as of September 30, 2011 or December 31, 2010.

6.	INVENTORIES

(in millions)	September 30, 2011	December 31, 2010
Crude oil and refinery feedstocks	$11.7	$24.3
Refined products	109.3	102.7
Merchandise	15.5	14.8
Supplies and sundry items	16.3	14.6

Total	$152.8	$156.4

The LIFO method accounted for 88% and 90% of total inventory value at September 30, 2011 and December 31, 2010, respectively. Current acquisition costs were estimated to exceed the LIFO inventory value by $2.1 million at both September 30, 2011 and December 31, 2010, respectively.

7.	EQUITY METHOD INVESTMENT

The Company (and previously, the Predecessor) has a 17% common interest in MN PL LLC. The carrying value of this equity method investment was $90.5 million and $92.4 million at September 30, 2011 and December 31, 2010, respectively.

As of September 30, 2011 and December 31, 2010, the carrying amount of the equity method investment was $7.0 million and $7.2 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of MN PL LLC’s primary asset (the fixed asset life of the pipeline).

Distributions received from MN PL LLC were $4.9 million and $6.0 million for the nine months ended September 30, 2011 and 2010, respectively.

8.	PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment (“PP&E”) consisted of the following:

(in millions)	Estimated Useful Lives	September 30, 2011	December 31, 2010
Land		$8.7	$8.7
Retail stores and equipment	2 – 22 years	62.5	61.2
Refinery and equipment	5 – 24 years	287.6	271.2
Other equipment	2 – 7 years	1.9	1.8
Precious metals		10.5	10.5
Assets under construction		44.3	35.1

		415.5	388.5
Less: accumulated depreciation		23.7	2.2

Property, plant and equipment, net		$391.8	$386.3

PP&E included gross assets acquired under capital leases of $12.5 million at both September 30, 2011 and December 31, 2010 with related amounts in accumulated depreciation and amortization of $0.1 million at September 30, 2011.

9.	INTANGIBLE ASSETS

Intangible assets were ascribed value as a result of the Acquisition and are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million at both September 30, 2011 and December 31, 2010. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

10.	DERIVATIVES

The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a crack spread derivative strategy to mitigate refining margin risk on a portion of the business’ 2011 and 2012 projected refinery production. In connection with the Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company. The Company also may periodically use futures contracts to manage price risks associated with inventory quantities above or below target levels.

Under the derivative strategy, the Company agrees to buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The contracts are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity caption on the consolidated and combined statements of operations. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 12) are considered to determine the fair values for the purpose of marking to market the derivative instruments at each period end. At September 30, 2011, the Company had open commodity derivative instruments consisting of crude oil futures to buy 22 million barrels and refined products futures and swaps to sell 22 million barrels primarily to protect the value of refining margins through 2012.

For the nine months ended September 30, 2011, there were losses related to derivative activities of $580.9 million. Of these total losses, $246.4 million represented realized losses on settled contracts and $334.5 million represented unrealized losses on open contracts for the nine months ended September 30, 2011. There were no derivative contracts outstanding for the nine months ended September 30, 2010.

The following table summarizes the fair value amounts of the Company’s outstanding derivative instruments by location on the balance sheet as of September 30, 2011 and December 31, 2010:

(in millions)	Balance Sheet Classification	September 30, 2011	December 31, 2010
Derivatives not designated as hedges:
Commodity swaps and futures	Current liabilities	$346.2	$45.6
Commodity swaps and futures	Noncurrent liabilities	56.5	22.4

		$402.7	$68.0

The Company can be exposed to credit risk in the event of nonperformance by its counterparty on these derivative instruments. The counterparty is a large financial institution with a credit rating of at least A- by Standard and Poor’s and A1 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.

The Company has provided letters of credit for a fixed dollar amount under its asset-based revolving credit facility (as discussed in Note 11) to the counterparty on the derivative instruments utilized under the crack spread derivative strategy. The Company is not subject to any margin calls for these crack spread derivatives and the counterparty does not have the right to demand any additional collateral beyond the aforementioned fixed dollar letters of credit. Any outstanding collateral is released to the Company upon settlement of the related derivative instrument.

11.	DEBT

In connection with the Acquisition, the Company entered into various financing arrangements including $290.0 million of 10.50% Senior Secured Notes due December 1, 2017 (“Secured Notes”) and a $300 million secured asset-based revolving credit facility (“ABL Facility”).

Secured Notes

The Secured Notes are guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries; however not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. Separate condensed consolidating financial information is not included as NTE does not have independent assets or operations.

The Company is required to make interest payments on June 1 and December 1 of each year, commencing on June 1, 2011. There are no scheduled principal payments required prior to the notes maturing on December 1, 2017. Borrowings bear interest at 10.50%.

At any time prior to the maturity date of the notes, the Company may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If the Company experiences a change in control or makes certain asset dispositions, as defined under the indenture, the Company may be required to repurchase all or part of the notes plus unpaid interest and in certain cases pay a redemption premium.

The Secured Notes contain a number of covenants that, among other things, restrict the ability, subject to certain exceptions, of the Company and its subsidiaries to sell or otherwise dispose of assets, including capital stock of subsidiaries, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, change the business conducted by itself and its subsidiaries, and enter into agreements that restrict dividends from restricted subsidiaries.

ABL Facility

The ABL Facility provides for revolving credit financing through December 1, 2015 in an aggregate principal amount of up to $300 million (of which $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability and lender approval. Availability under the ABL Facility at any time will be the lesser of (a) the aggregate commitments under the ABL Facility or (b) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base is calculated based on a percentage of eligible accounts receivable, petroleum inventory and other assets.

Borrowings under the ABL Facility bear interest, at the Company’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate plus applicable margin (ranging between 2.75% and 3.25%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, the Company is also required to pay an annual commitment fee ranging from 0.375% to 0.625% and letter of credit fees.

As of September 30, 2011, the availability under the ABL Facility was $137.5 million. This availability is net of $61.5 million in outstanding letters of credit. The Company had no borrowings under the ABL Facility at September 30, 2011 and December 31, 2010.

The ABL Facility has a minimum fixed charge coverage ratio financial covenant requirement of at least 1.0 to 1.0. The covenant is operative when the Company’s availability under the facility is less than the greater of (a) 15% of the lesser of the $300 million commitment amount or the borrowing base or (b) $22.5 million.

12.	FAIR VALUE MEASUREMENTS

As defined in accounting guidance, fair value is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•

Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3—Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

The Company’s current assets and liabilities accounts contain certain financial instruments, the most significant of which are trade accounts receivables and trade payables. The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, and the Company’s historical incurrence of and expected future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at September 30, 2011 and December 31, 2010:

(in millions)	Balance at September 30, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$126.7	$126.7	$—	$—
Other current assets
Contingent consideration—margin support	29.7	—	—	29.7
Other assets
Contingent consideration—margin support	11.5	—	—	11.5

	$167.9	$126.7	$—	$41.2

LIABILITIES
Derivative liability—current	$346.2	$—	$346.2	$—
Derivative liability—long-term	56.5	—	56.5	—
Other liabilities
Contingent consideration—earn-out	40.1	—	—	40.1

	$442.8	$—	$402.7	$40.1

(in millions)	Balance at December 31, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$72.8	$72.8	$—	$—
Other assets
Contingent consideration—margin support	17.3	—	—	17.3

	$90.1	$72.8	$—	$17.3

LIABILITIES
Derivative liability—current	$45.6	$—	$45.6	$—
Derivative liability—long-term	22.4	—	22.4	—
Other liabilities
Contingent consideration—earn-out	53.8	—	—	53.8

	$121.8	$—	$68.0	$53.8

The Company determines the fair value of its contingent consideration arrangements (margin support and earn-out) based on a probability-weighted income approach derived from financial performance estimates. The impacts of changes in the fair value of these arrangements are recorded in the statements of operations as contingent consideration income, net. Changes in the fair value of the Company’s level 3 contingent consideration arrangements during the nine months ended September 30, 2011 were due to updated financial performance estimates.

Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments are recognized at fair value when they are impaired. During the nine months ended September 30, 2011, there were no adjustments to the fair value of such assets. The Company recorded assets acquired and liabilities assumed in the Acquisition at fair value.

The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the Secured Notes disclosed below was determined based on quoted prices in active markets.

	September 30, 2011		December 31, 2010
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Secured Notes	$(290.0)	$(306.1)	$(290.0)	$(299.4)

13.	ASSET RETIREMENT OBLIGATIONS

As a result of the Acquisition, the asset retirement obligation of the Predecessor was adjusted to a fair value of $2.1 million. Accretion expense for the nine months ended September 30, 2011 was $0.1 million.

14.	STOCK-BASED COMPENSATION

An indirect parent of the Company sponsors an equity participation plan which provides for the grant of profit interest units to certain employees of the Company. The plan has reserved approximately 29 million units for issuance under the plan. The exercise price for a unit shall not be less than 100% of the fair market value of our equity units on the date of grant. Units vest in annual installments over a period of five years after the date of grant and expire ten years after the date of grant.

A summary of profit interest unit activity is set forth below:

	Number of Units (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at inception	—	$—
Granted	22.7	1.78

Outstanding at December 31, 2010	22.7	1.78	9.9
Granted	1.3	1.86

Outstanding at September 30, 2011	24.0	$1.78	9.7

The estimated weighted average fair value as of grant date of units granted during 2011 and 2010 was $0.57 and $0.30, respectively, based upon the following assumptions:

	2011	2010
Expected life (years)	6.5	6.5
Expected volatility	40.6% – 49.5%	40.6%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	2.5% – 2.7%	2.7%

The weighted average expected life for the grants is calculated using the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period. Expected volatility for the grants is based primarily on the historical volatility of a representative group of peer companies for a period consistent with the expected life of the awards.

For the nine months ended September 30, 2011, the Company incurred $1.1 million of stock-based compensation. As of September 30, 2011, the total unrecognized compensation cost for profit interest units was $6.4 million. This non-cash expense will be recognized on a straight line basis through 2016.

15.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Successor	Predecessor
(in millions)	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Net cash from operating activities included:
Interest paid	$15.2	$—
Income taxes paid through MPC LP and Speedway	—	50.4
Noncash investing and financing activities include:
Capital expenditures included in accounts payable	$1.3	$2.3

16.	LEASING ARRANGEMENTS

As described in Note 4, concurrent with the Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company has assumed the leasing of these properties from the real estate investment trust on a long-term basis.

In accordance with ASC 840-40, the Company has determined that it has a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense.

The remainder of properties sold to the third party real estate investment trust are treated as operating leases. The Company (and previously, the Predecessor) also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.

17.	CONTINGENCIES AND COMMITMENTS

The Company and the Predecessor are the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated and combined financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Contingent Consideration

As described in Note 4, the Acquisition provides for contingent consideration, or earn-out payments, that could result in additional payments of up to a total of $125 million to MPC over an eight year period ending December 1, 2018 based on operating performance. See Note 12 for additional information relating to the fair value of contingent arrangements related to the Acquisition.

Environmental Matters

The Company and the Predecessor are subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At September 30, 2011 and December 31, 2010, liabilities for remediation totaled $4.3 million and $3.5 million, respectively. These liabilities are expected to be settled over at least the next 10 years. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, were $0.2 million at both September 30, 2011 and December 31, 2010.

Franchise Agreements

In the normal course of its business, SAF enters into ten year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.

Guarantees

Over the years, the Predecessor has sold various assets in the normal course of business. Certain of the related agreements contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Predecessor to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications are part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Acquisition. However, in certain cases, MPC has also provided an indemnification in favor of the Company.

The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the underlying triggering event has little or no past experience upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.

18.	SEGMENT INFORMATION

The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure.

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and MN PL LLC, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

The Company’s interest in MPLI and MN PL LLC were previously presented within the “Other” segment by the Predecessor. Additionally, the Company has changed how they present certain sales to franchisees. All Predecessor period information has been recast to conform to the current Successor presentation.

Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Nine months ended September 30, 2011 (Successor)
Revenues
Customer	$2,026.4	$1,165.6	$—	$3,192.0
Intersegment	831.3	—	—	831.3

Segment revenues	2,857.7	1,165.6	—	4,023.3
Elimination of intersegment revenues	—	—	(831.3)	(831.3)

Total revenues	$2,857.7	$1,165.6	$(831.3)	$3,192.0

Operating income	$330.0	$9.6	$7.5	$347.1
Income from equity method investment	$3.2	$—	$—	$3.2
Depreciation and amortization	$16.0	$6.0	$0.3	$22.3
Capital expenditures	$19.7	$2.6	$5.1	$27.4

(in millions)	Refining	Retail	Other	Total
Nine months ended September 30, 2010 (Predecessor)
Revenues
Customer	$1,429.2	$982.7	$—	$2,411.9
Intersegment	660.6	—	—	660.6
Related parties	170.4	—	—	170.4

Segment revenues	2,260.2	982.7	—	3,242.9
Elimination of intersegment revenues	—	—	(660.6)	(660.6)

Total revenues	$2,260.2	$982.7	$(660.6)	$2,582.3

Operating income	$102.9	$21.3	$—	$124.2
Income from equity method investment	$4.3	$—	$—	$4.3
Depreciation and amortization	$19.9	$10.1	$—	$30.0
Capital expenditures	$21.3	$0.3	$—	$21.6

Intersegment sales from the Refining segment to the Retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market based. Revenues from external customers are nearly all in the United States.

Total assets by segment were as follows:

(in millions)	Refining	Retail	Other	Total
At September 30, 2011
Segment and other assets	$753.4	$179.1	$89.6	$1,022.1
Elimination of intersegment assets	—	—	(29.8)	(29.8)

Total assets	$753.4	$179.1	$59.8	$992.3

At December 31, 2010
Segment and other assets	$667.7	$161.2	127.6	$956.5
Elimination of intersegment assets	—	—	(25.9)	(25.9)

Total assets	$667.7	$161.2	$101.7	$930.6

All plant, property and equipment are located in the United States.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Northern Tier Energy LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows and member’s interest present fairly, in all material respects, the financial position of Northern Tier Energy LLC and its subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the period from June 23, 2010 (inception date) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas

April 18, 2011, except for the revision to the purchase price allocation discussed in Note 4 to the consolidated financial statements, as to which the date is December 12, 2011.

Report of Independent Registered Public Accounting Firm

To Marathon Oil Corporation:

In our opinion, the accompanying combined balance sheet and the related combined statements of income, cash flows and net investment present fairly, in all material respects, the financial position of the St. Paul Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, at December 31, 2009, and the results of its operations and its cash flows for the eleven month period ended November 30, 2010 and each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas

April 12, 2011, except for the change in the composition of reportable segments discussed in Note 18 to the combined financial statements, as to which the date is December 12, 2011.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED BALANCE SHEETS

As of December 31, 2010 and 2009

(in millions)

	Successor 2010	Predecessor 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$72.8	$6.0
Receivables, less allowance for doubtful accounts	100.2	78.6
Receivables from related parties	—	5.8
Inventories	156.4	134.0
Other current assets	28.7	0.4

Total current assets	358.1	224.8

NON-CURRENT ASSETS
Equity method investment	92.4	88.0
Property, plant and equipment, net	386.3	373.8
Goodwill	—	11.7
Intangible assets, net	35.4	—
Other assets	58.4	11.8

Total Assets	$930.6	$710.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$183.4	$113.7
Payables to related parties	—	120.4
Accrued liabilities	20.5	12.5
Deferred income taxes	—	29.4
Derivative liability	45.6	—

Total current liabilities	249.5	276.0

NON-CURRENT LIABILITIES
Long-term debt	290.0	—
Deferred income taxes	—	59.4
Lease financing obligation	24.5	—
Derivative liability	22.4	—
Other liabilities	59.2	8.5

Total liabilities	645.6	343.9

Commitments and contingencies

EQUITY
Predecessor’s net investment	—	366.2
Member’s interest	285.0	—

Total Liabilities and Equity	$930.6	$710.1

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(in millions)

	Successor	Predecessor
	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31,
			2009	2008
Revenue (a)	$344.9	$3,195.2	$2,940.5	$4,122.4

COSTS, EXPENSES AND OTHER:
Cost of sales (a)	307.5	2,697.9	2,507.9	3,659.0
Direct operating expenses	21.4	227.0	238.3	252.7
Turnaround and related expenses	—	9.5	0.6	3.7
Depreciation and amortization	2.2	37.3	40.2	39.2
Selling, general and administrative	6.4	59.6	64.7	67.7
Formation costs	3.6	—	—	—
Other (income) expense, net	0.1	(5.4)	(1.1)	1.2

OPERATING (LOSS) INCOME	3.7	169.3	89.9	98.9

Unrealized losses from derivative activities	(27.1)	(40.9)	—	—
Bargain purchase gain	51.4	—	—	—
Interest expense	(3.2)	(0.3)	(0.4)	(0.5)

EARNINGS BEFORE INCOME TAXES	24.8	128.1	89.5	98.4

Income tax provisions	—	(67.1)	(34.8)	(39.8)

NET EARNINGS	$24.8	$61.0	$54.7	$58.6

(a) Excise taxes included in revenue and cost of sales	$25.1	$271.8	$289.6	$271.6

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Successor	Predecessor
	June 23, 2010 (inception date) to December 31, 2011	Eleven Months Ended November 30, 2010	Year Ended December 31,
Increase (decrease) in cash			2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$24.8	$61.0	$54.7	$58.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2.2	37.3	40.2	39.2
Stock-based compensation expense	0.1	0.3	0.3	0.3
Bargain purchase gain	(51.4)	—	—	—
Equity method investment, net	0.6	0.6	0.3	1.2
Unrealized loss from derivative activities	27.1	40.9	—	—
Deferred taxes	—	(0.8)	0.5	10.0
Changes in assets and liabilities, net:
Accounts receivable	(100.2)	(16.3)	(14.7)	70.2
Inventories	38.6	2.5	(6.8)	(3.5)
Other current assets	(27.7)	—	—	—
Accounts payable and accrued expenses	86.4	23.8	31.2	(83.7)
Receivables from and payables to related parties	—	(1.2)	23.8	(45.6)
Other, net	(0.5)	(2.7)	(0.1)	0.4

Net cash provided by operations activities	—	145.4	129.4	47.1

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2.5)	(29.8)	(29.0)	(45.0)
Disposals of assets	—	0.4	0.7	0.9
Acquisition, net of cash acquired	(360.8)	—	—	—
Contributions to equity method investment	—	—	—	(40.5)
Return of capital from cost method investment	—	0.1	3.3	—

Net cash used in investing activities	(363.3)	(29.3)	(25.0)	(84.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Financing costs	(34.1)	—	—	—
Borrowings from senior secured notes	290.0	—	—	—
Investment from members	180.2	—	—	—
Contributions from (distributions to) Marathon, net	—	(115.4)	(103.9)	34.5

Net cash provided by (used in) financing activities	436.1	(115.4)	(103.9)	34.5

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	72.8	0.7	0.5	(3.0)
Cash and cash equivalents at beginning of period	—	6.0	5.5	8.5

Cash and cash equivalents at end of period	$72.8	$6.7	$6.0	$5.5

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

(FORMERLY KNOWN AS ST. PAUL PARK REFINERY & RETAIL MARKETING BUSINESS)

CONSOLIDATED AND COMBINED STATEMENTS OF MEMBER’S INTEREST AND NET INVESTMENT

(in millions)

	Net Investment	Member’s Interest
Balance at January 1, 2008 (Predecessor)	$322.2	$—

Net income	58.6	—
Contributions from Marathon, net	34.7	—

Balance at December 31, 2008 (Predecessor)	415.5	—

Net income	54.7	—
Distributions to Marathon, net	(104.0)	—

Balance at December 31, 2009 (Predecessor)	366.2	—

Net income	61.0	—
Distributions to Marathon, net	(114.8)	—

Balance at November 30, 2010 (Predecessor)	$312.4	$—

Balance at June 23, 2010 (Successor Inception Date)	$—	$—
Capital contribution	—	260.1
Stock-based compensation	—	0.1
Net income	—	24.8

Balance at December 31, 2010 (Successor)	$—	$285.0

The accompanying notes are an integral part of these consolidated and combined financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Northern Tier Energy LLC (“NTE” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. The Company is a Delaware limited liability company and is a wholly owned subsidiary of Northern Tier Holdings LLC (“NT Holdings” or the “Member”). NT Holdings is wholly owned by Northern Tier Investors LLC (“NTI”). Additionally, NT Holdings has issued preferred stock that is solely owned by an indirect subsidiary of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly owned subsidiary of Marathon Oil Corporation (“Marathon Oil”) until June 30, 2011. NTI, NT Holdings and the Company were formed by affiliates of ACON Investments, L.L.C. and TPG Capital L.P. and certain members of management (collectively, the “Investors”) during 2010.

Predecessor interests represent the St. Paul Park Refinery & Retail Marketing Business formerly owned and operated by subsidiaries of Marathon Oil. These subsidiaries, Marathon Petroleum Company LP (“MPC LP”), Speedway LLC (“Speedway”), and MPL Investments LLC are together referred to as “MPC” or “Marathon” and are subsidiaries of Marathon Petroleum as of June 30, 2011. Predecessor interests are hereinafter referred to as the “Predecessor.” Effective December 1, 2010, the Company acquired the Predecessor business from Marathon for approximately $608 million (the “Acquisition”).

The Company includes the operations of the St. Paul Park Refining Co. LLC (“SPPR”) and Northern Tier Retail LLC (“NTR”). The Company also includes Northern Tier Bakery LLC (“NTB”), SuperAmerica Franchising LLC (“SAF”), a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% common interest in Minnesota Pipe Line Company, LLC (“MN PL LLC”). MPLI owns 100% of the preferred interest in MN PL LLC which owns and operates the Minnesota Pipeline, a 455,000 barrels per day crude oil pipeline.

SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 74,000 barrels per day. Refinery operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.

NTR operates 166 convenience stores under the SuperAmerica brand. SAF supports 67 franchised stores which also utilize the SuperAmerica brand. The SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores, including prepared foods, beverages and non-food items, as well as a significant number of proprietary items.

NTB prepares and distributes prepared food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.

Basis of Presentation

The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and the Predecessor. In connection with the Acquisition, further described in Note 4, a new accounting basis was established for the Company as of the acquisition date based upon the fair value of the assets acquired and liabilities assumed, in accordance with the guidance for business combinations. Financial information for the pre- and post-acquisition periods have been separated by a line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting. For all periods prior to the closing of the Acquisition, the accompanying combined financial statements reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor.

Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through April 18, 2011, the date these consolidated and combined financial statements were issued, for potential recognition or disclosure in the financial statements.

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Principles of Consolidation and Combination

Prior to the closing of the Acquisition, the Predecessor was legally held by multiple subsidiaries and affiliates of Marathon Oil. As such, the accompanying Predecessor financial statements present the combined accounts of such businesses for all periods prior to the Acquisition. The Company was incorporated on June 23, 2010. NTI entered into the Acquisition agreement with Marathon on October 6, 2010. After the closing of the Acquisition on December 1, 2010, the Company acquired the stock or net assets of those Predecessor businesses from NTI. Accordingly, the accompanying financial statements present the consolidated accounts of such acquired businesses for the period from December 1, 2010 to December 31, 2010. The Company had no operating activities between its June 23, 2010 inception date and the date the Predecessor businesses were acquired although it incurred various transaction and formation costs which have been included in the total successor period of June 23, 2010 through December 31, 2010 (the “Successor Period”).

All significant intercompany accounts have been eliminated in these consolidated and combined financial statements.

The Company’s and the Predecessor’s 17% common interest in MN PL LLC is accounted for using the equity method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Income from equity method investment represents the Company’s and the Predecessor’s proportionate share of net income available to common owners generated by MN PL LLC.

The equity method investment is assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income. See Note 7 for further information on the Company’s equity investment.

The investment in MPLI over which the Company (and previously, the Predecessor) does not have significant influence is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $7.0 million and $4.7 million as of December 31, 2010 and 2009, respectively, and is included in other noncurrent assets on the consolidated and combined balance sheets. MPLI owns all of the preferred membership units of MN PL LLC. Dividends received from MPLI were $0.1 million, $0.8 million and $4.0 million for the Successor Period ended December 31, 2010, the eleven months ended November 30, 2010 and for the year ended December 31, 2009, respectively. For the eleven months ended November 30, 2010, $0.7 million was recorded in other income and $0.1 million was recorded as return of capital from cost method investment. For 2009, $3.3 million was recorded as return of capital from cost method investment and $0.7 million was recorded in other income. No dividends were received from MPLI for the year ended December 31, 2008.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting.

The Predecessor financial statements include allocations of general, administrative and overhead costs of Marathon that are attributable to the Predecessor’s operations. Management believes the assumptions and allocations underlying the combined financial statements are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had the Predecessor been a stand-alone entity during the periods presented and do not reflect the Predecessor’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented.

Operating Segments

The Company has two reportable operating segments:

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and MN PL LLC, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

See Note 18 for further information on the Company’s operating segments.

Revenue Recognition

Revenues are recognized when products are shipped or services are provided to customers, title is transferred, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of discounts granted to customers. Shipping and other transportation costs billed to customers are presented on a gross basis in revenues and cost of sales.

Rebates from vendors are recognized as a reduction of cost of sales when the initiating transaction occurs. Incentives that are derived from contractual provisions are accrued based on past experience and recognized in cost of sales.

Excise Taxes

The Company (and previously, the Predecessor) is required by various governmental authorities, including federal and state, to collect and remit taxes on certain consumer products. Such taxes are presented on a gross basis in revenues and costs and expenses in the consolidated and combined statements of income. These taxes totaled $25.1 million, $271.8 million, $289.6 million and $271.6 million for the Successor Period ended December 31, 2010, eleven months ended November 30, 2010 and years ended December 31, 2009 and 2008, respectively.

Refined Product Exchanges

The Company (and previously, the Predecessor) enters into exchange contracts whereby it agrees to deliver a particular quantity and quality of refined products at a specified location and date to a particular counterparty and to receive from the same counterparty a particular quantity and quality of refined products at a specified location on the same or another specified date. The exchange receipts and deliveries are nonmonetary transactions, with the exception of associated grade or location differentials that are settled in cash. These transactions are not recorded as revenue because they involve the exchange of refined product inventories held for sale in the ordinary course of business to facilitate sales to customers. The exchange transactions are recognized at the carrying amount of the inventory transferred plus any cash settlement due to grade or location differentials.

Advertising

The Company (and previously, the Predecessor) expenses the costs of advertising as incurred. Advertising expense was less than $0.1 million for the Successor Period ended December 31, 2010, $2.6 million for the eleven months ended November 30, 2010, and $2.1 million and $1.7 million for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

After the Acquisition, the Company and its subsidiaries are limited liability companies and are therefore pass-through entities for income tax purposes. As a result, the Company incurs no federal income taxes. The Predecessor’s taxable income has historically been included in the consolidated U.S. federal income tax returns of Marathon Oil and also in a number of state income tax returns, which are filed as consolidated returns.

For the Predecessor, the provision for income taxes was computed as if the Predecessor was a stand-alone tax-paying entity and as if it pays the amount of its current federal and state tax liabilities to Marathon in each period. As such, the accrual and payment of the current federal and state tax liabilities is recorded within the net investment in the combined financial statements in the period incurred.

Deferred tax assets and liabilities were recognized based on temporary differences between the financial statement carrying amounts of the Predecessor’s assets and liabilities and their tax bases as reported in Marathon Oil’s tax filings with the respective taxing authorities. The realization of deferred tax assets was assessed periodically based on several interrelated factors. These factors include the Predecessor’s expectation to generate sufficient future taxable income in order to utilize tax credits and operating loss carry-forwards.

Cash and Cash Equivalents

The Company (and previously, the Predecessor) considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable of the Company (and previously, the Predecessor) primarily consist of customer accounts receivable. The accounts receivable are due from a diverse base including companies in the petroleum industry, airlines and the federal government. The allowance for doubtful accounts is reviewed quarterly for collectability. All other customer receivables are recorded at the invoiced amounts and generally do not bear interest. Account balances for these customer receivables are charged directly to bad debt expense when it becomes probable the receivable will not be collected. The allowance for doubtful accounts was less than $0.1 million as of December 31, 2010.

The Predecessor’s accounts receivable also include proprietary credit card receivables. The Predecessor’s allowance for doubtful accounts includes the best estimate of the amount of probable credit losses in the Company’s proprietary credit card receivables. The allowance for doubtful accounts related to these receivables is based on historical write-off experience and the volume of proprietary credit card sales. The allowance for doubtful accounts was $0.3 million as of December 31, 2009.

Inventories

Inventories are carried at the lower of cost or market value. Cost of inventories is determined primarily under the last-in, first-out (“LIFO”) method. However, the Company (and previously, the Predecessor) maintains some inventories whose cost is primarily determined using the first-in, first-out method. The Refining segment has a LIFO pool for crude oil and refinery feedstocks and a separate LIFO pool for refined products.

The Retail segment has separate LIFO pools for refined products, beer and wine, cigarettes, soft drinks and general merchandise. The LIFO values for each pool are maintained at the store level through the allocation of LIFO costs based on the percentage of each store’s weighted moving average cost of inventory to the total weighted moving average inventory cost for the items in each LIFO pool.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.

Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.

Internal-Use Software Development Costs

The Company capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years.

Goodwill

The Predecessor’s goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill was allocated to the Retail segment based on the percentage of the Retail segment’s store count to Speedway LLC’s total store count at June 30, 2005. Such goodwill was not amortized, but rather was tested for impairment annually and when events or changes in circumstances indicated that the fair value of a reporting unit with goodwill has been reduced below carrying value. The fair value of the reporting unit is determined and compared to the book value. If the fair value is less than the book value, including goodwill, then the recorded goodwill is reduced to its implied fair value with a charge to operating expense.

In connection with the Acquisition, further described in Note 4, a new accounting basis was established for the Company as of the acquisition date based upon the fair value of the underlying net assets acquired and liabilities assumed. As a result of the Acquisition, a bargain purchase gain was recorded and there is no goodwill as of December 31, 2010.

Intangible Assets

Intangible assets primarily include a retail marketing trade name and franchise agreements. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

Financing Costs

Financing origination fees are deferred and classified within other assets on the consolidated balance sheet. Amortization is provided on a straight-line basis over the term of the agreement, which approximates the effective interest method.

Derivative Financial Instruments

The Company (and previously, the Predecessor) is exposed to earnings and cash flow volatility based on the timing and change in refined product prices versus crude oil prices. To manage these risks, the Company uses derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of operations. These gains or losses are reported within operating activities on the consolidated statement of cash flows.

Environmental Costs

Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. The Company (and previously, the Predecessor) provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted when the estimated amount is reasonably fixed and determinable.

Asset Retirement Obligations

The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining assets have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline, terminal and retail marketing assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminable.

Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair value of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is determined on a straight-line basis, while accretion escalates over the lives of the assets.

Employee Benefit Plans

The Predecessor’s employees participated in various employee benefit plans of Marathon. These plans include qualified, non-contributory defined benefit retirement plans, employee savings plans, employee and retiree medical and life insurance plans, dental plans and other such benefits. For the purposes of the combined financial statements, the Predecessor was considered to be participating in multi-employer benefit plans of Marathon. As a participant in multi-employer benefit plans, the Predecessor recognized as expense in each period the required allocations from Marathon, and it did not recognize any employee benefit plan liabilities.

Subsequent to the Acquisition, the majority of the Predecessor’s employees still participate in the employee benefit plans of Marathon under a transition services agreement. See Note 4 for a further description of this transition services agreement. Any employee not covered under an employee benefit plan of Marathon participates in medical and life insurance plans, dental plans and other such benefits sponsored by the Company.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation costs are measured at the date of grant, based on the fair value of the award. Stock-based compensation expense recognized was $0.1 million, $0.3 million, $0.3 million and $0.3 million for the Successor Period ended December 31, 2010, eleven months ended November 30, 2010, and years ended December 31, 2009 and 2008, respectively.

Net Investment

The net investment represents a net balance reflecting Marathon’s initial investment in the Predecessor and subsequent adjustments resulting from the operations of the Predecessor and various transactions between the Predecessor and Marathon. The balance is the result of the Predecessor’s participation in Marathon’s centralized cash management programs under which the Predecessor’s cash receipts were remitted to and all cash disbursements were funded by Marathon. Other transactions affecting the net investment include general, administrative and overhead costs incurred by Marathon that are allocated to the Predecessor. There are no terms of settlement or interest charges associated with the net investment balance.

Comprehensive Income

The Company and the Predecessor have reported no comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Concentrations of Risk

The Predecessor is exposed to related party risk as a portion of both sales revenues and costs are derived from transactions with Marathon Oil’s subsidiaries and affiliates. Sales to related parties for eleven months ended November 30, 2010 and for the years ended December 31, 2009 and 2008 were 7%, 7% and 11%, respectively, of total sales. For the eleven months ended November 30, 2010 and for the years ended December 31, 2009 and 2008 purchases from related parties were 45%, 45% and 48% of total costs and expenses, respectively.

The Company (and previously, the Predecessor) is exposed to credit risk in the event of nonpayment by customers. The creditworthiness of customers is subject to continuing review. No single non-related party customer accounts for more than 10% of annual revenues.

Crude oil is the principal raw material for the Company and the majority of the crude oil processed is delivered to the refinery through a pipeline that is owned by MN PL LLC, a related party. A prolonged disruption of that pipeline’s operations would materially impact the Company’s ability to economically obtain raw materials.

The Company (and previously, the Predecessor) is exposed to concentrated geographical risk as most of its operations are conducted in certain states.

Reclassifications

Certain reclassifications have been made to the Predecessor’s financial information in order to conform to the Company’s current presentation.

Accounting Developments

Variable interest accounting standards were amended by the FASB in June 2009. The new accounting standards replace the existing quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity. In addition, the concept of qualifying special-purpose entities has been eliminated and therefore, will now be evaluated for consolidation in accordance with the applicable consolidation guidance. Ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity are also required. The amended variable interest accounting standard requires reconsideration for determining whether an entity is a variable interest entity when changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lack the power from voting rights or similar rights to direct the activities of the entity. Enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. Application was prospective beginning in the first quarter of 2010, and for all interim and annual periods thereafter. The adoption of this standard did not have a significant impact on the consolidated and combined results of operations, financial position or cash flows.

A standard to improve disclosures about fair value measurements was issued by the FASB in January 2010. The additional disclosures required include: (1) the different classes of assets and liabilities measured at fair value, (2) the significant inputs and techniques used to measure Level 2 and Level 3 assets and liabilities for both recurring and nonrecurring fair value measurements, (3) the gross presentation of purchases, sales, issuances and settlements for Level 3 roll forward of activity, and (4) the transfers in and out of Levels 1 and 2. The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the gross presentation of purchases, sales, issuances, and settlements for Level 3 roll forward of activity. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods thereafter. The adoption of this guidance did not have a material impact on our results of operations, financial condition because it provides enhanced disclosure requirements only.

3.	RELATED PARTY TRANSACTIONS

The Investors which include affiliates of ACON Investments, L.L.C. and TPG Capital L.P. are related parties of the Company. MN PL LLC is also a related party of the Company. During the Successor Period, the Company had no direct purchases from MN PL LLC.

Related parties for the Predecessor include the following:

•	Marathon Oil Company (“MOC”), which is a wholly owned subsidiary of Marathon Oil Corporation. MOC purchases or produces crude oil in the United States that is used at MPC’s refineries.

•

MPC LP, which changed its name from Marathon Petroleum Company LLC on October 1, 2010, was a wholly owned subsidiary of Marathon Oil. MPC LP refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, Gulf Coast and southwestern regions of the United States.

•	Marathon Petroleum Company Canada, Ltd. (“MPC Canada”), which was a wholly owned subsidiary of MPC LP. MPC Canada purchases crude oil in Canada to be used at MPC LP’s refineries.

•	Marathon Petroleum Trading Canada LLC (“MP Trading Canada”), which was a wholly owned subsidiary of MPC LP. MP Trading Canada purchases crude oil in Canada to be used at MPC LP’s refineries.

•	MN PL LLC, in which MPC owned (and now the Company owns) a 17 percent interest. MN PL LLC owns and operates a crude oil pipeline running from Clearbrook, Minnesota to Pine Bend, Minnesota.

•	Pilot Travel Centers LLC (“PTC”), in which MPC sold its 50 percent interest in October 2008. PTC owns and operates travel centers in the United States.

•

Speedway, which changed its name from Speedway SuperAmerica LLC on February 15, 2011, was a wholly owned subsidiary of Marathon Oil. Under the Predecessor, Speedway was the owner of the SuperAmerica branded convenience stores that were sold to NTR as part of the Acquisition.

Predecessor revenues from related parties were as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
MPC LP	$210.1	$216.7	$396.9
PTC	—	—	37.3

Total	$210.1	$216.7	$434.2

Related party sales to MPC LP and PTC consisted primarily of sales of refined products. Refined product sales to MPC LP were recorded at intercompany transfer prices that were market-based prices. Sales to PTC were recorded based on contractual prices that were market-based.

Predecessor purchases from related parties were as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
MOC	$276.9	$155.6	$162.9
MPC LP	67.5	64.2	92.1
MPC Canada	—	—	1,627.2
MP Trading Canada	992.3	1,027.7	—
MN PL LLC	25.3	26.4	16.3
Speedway	16.3	16.4	15.4

Total	$1,378.3	$1,290.3	$1,913.9

Related party purchases from MOC, MPC Canada and MP Trading Canada consisted primarily of crude oil. Purchases from MOC were recorded at contracted prices that were market-based. Purchases from MPC Canada and MP Trading Canada were recorded at contracted prices based on MPC Canada’s and MP Trading Canada’s acquisition cost, plus an administrative fee. Related party purchases from MPC LP consisted primarily of purchases of refined products and refinery feedstocks, certain general and administrative costs, and costs associated with the Refining segment participating in MPC LP’s multi-employer benefit plans. Refined product and refinery feedstock purchases from MPC LP were recorded at intercompany transfer prices that were market-based prices. Related party purchases from MN PL LLC consisted primarily of crude oil transportation services which were based on published tariffs. Related party purchases from Speedway consisted of certain overhead costs and costs associated with the Retail segment participating in Speedway’s multi-employer benefit plans.

MPC LP and Speedway provided certain services to the Predecessor such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable. Related party purchases reflect charges for these services of $26.5 million, $29.1 million and $30.7 million for the eleven months ended November 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The allocation methods included in the combined income statements were consistently applied.

The Predecessor participated in MPC LP’s and Speedway’s centralized cash management programs under which cash receipts were remitted to and cash disbursements were funded by MPC LP or Speedway. All intercompany activity associated with the transfer of cash was included in the net investment value.

For the purposes of the combined financial statements, the Predecessor was considered to participate in multi-employer benefit plans of MPC LP and Speedway. The Predecessor’s allocated share of MPC LP and Speedway’s employee benefit plan expenses, including costs related to stock-based compensation plans, is included in related party purchases and was $21.5 million, $20.3 million and $17.9 million for the eleven months ended November 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Expenses for employee benefit plans other than stock-based compensation plans were allocated to the Predecessor primarily as a percentage of salary and wage expense. For the stock-based compensation plans, the Predecessor was charged with the expenses directly attributed to its employees which were $0.3 million for the eleven months ended November 30, 2010 as well as for the years ended December 31, 2009 and 2008, respectively.

Related party receivables from MPC LP were $5.8 million at December 31, 2009.

Predecessor payables to related parties were as follows at December 31, 2009:

Predecessor
(in millions)	December 31, 2009
MOC	$17.5
MPC LP	0.3
MP Trading Canada	101.0
MN PL LLC	1.6

Total	$120.4

For the Predecessor, related party payables to MOC, MPC Canada and MP Trading Canada were based on contractual terms, which are comparable to those with unrelated third parties. Related party payables to MPC LP were based on standard purchase terms for refined products and refinery feedstocks. Related party payables to MN PL LLC were based on published tariffs from MN PL LLC. For purposes of the combined financial statements, obligations to MPC LP and Speedway related to general and administrative expense, overhead and benefit allocations were included as a component of the net investment.

The Predecessor distributed $0.1 million of property, plant and equipment to MPC LP and Speedway in 2009. MPC LP and Speedway contributed $0.6 million and $0.2 million of property, plant, and equipment to the Predecessor for the eleven months ended November 30, 2010 and the year ended December 31, 2008, respectively.

Upon completion of the Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provide the Company with ongoing management, advisory and consulting services. The Investors also receive quarterly management fees equal to 1% of NTE’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of pocket expenses incurred by them in connection with providing such management services. The Company also pays the Investors’ specified success fees in connection with advice they provide in relation with certain corporate transactions. For the Successor Period ended December 31, 2010, the Company incurred fees of $9.6 million related to these services. Of this amount, $7.9 million related to financing origination fees which have been classified in other assets on the consolidated balance sheet and $1.7 million related to expenses which have been classified in formation costs on the consolidated income statement.

4.	ACQUISITION

As previously described in Note 1, effective December 1, 2010, the Company acquired the Predecessor business from Marathon for $608 million. Included in this amount is the estimated fair value of earn-out payments of $54 million. Of the $608 million purchase price, $361 million was paid in cash as of December 31, 2010 and $80 million was satisfied by issuing Marathon a perpetual payment in kind preferred interest in NT Holdings. The residual purchase price ($113 million plus the $54 million earn-out) remains unpaid as of December 31, 2010. The residual price excluding the earn-out was paid within ninety days of the Acquisition.

The Company will be required to pay Marathon the earn-out payments if the Company’s Adjusted EBITDA (as defined in the agreement) exceeds $165 million excluding any rental expense related to the real estate lease arrangement (described below) during any year in each of the next eight years. Marathon will receive 40% of the amount that is greater than $165 million not to exceed $125 million over the eight year period. The Acquisition agreement also includes a margin support component that requires Marathon to pay the Company up to $30 million per year if the Adjusted EBITDA is below $145 million, excluding any rental expense related to the real estate lease arrangement, in either of the first two twelve month periods following the Acquisition up to a maximum of $60 million.

The cash component of the purchase price along with acquisition related costs was financed by an approximate $180 million cash investment by the Investors and the issuance of $290 million of senior secured notes. See Note 11 for a description of the Company’s financing arrangements.

Concurrent with the Acquisition, the following transactions also occurred:

•

Certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company is leasing these properties from the real estate investment trust on a long-term basis.

•	A third-party purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon.

The Acquisition was accounted for by the purchase method of accounting for business combinations. The excess of the estimated fair value of the net assets acquired over total purchase consideration was recorded as an estimated bargain purchase gain of approximately $51.4 million in the Successor Period ended December 31, 2010. This gain was a result of the market dynamics from the time the purchase price was agreed upon compared to the market as of the closing date of the Acquisition.

The accompanying consolidated financial statements as of and for the Successor Period ended December 31, 2010 include the following fair value allocation of the purchase of the net assets acquired:

(in millions)
Total consideration	$608.0
Allocation of consideration:
Store cash acquired	0.6
Inventory	195.0
Property, plant and equipment	385.0
MN PL LLC investment	93.0
MPLI investment	7.0
Intangible assets	35.4
Margin support contract	17.3
Derivative liability	(40.9)
Lease financing obligation	(24.5)
Other, net	(8.5)

Bargain purchase gain	$(51.4)

The Company made certain adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Specifically, a $3.8 million measurement period adjustment related to customer loyalty liabilities was applied retrospectively to information in the Company’s financial statements as of and for the Successor Period ended December 31, 2010. At this time, the valuations and other studies needed to provide a final basis for estimating the fair value of the net assets acquired have been completed.

Subsequent to the Acquisition, Marathon has agreed to provide the Company with administrative and support services pursuant to a transition services agreement, including finance and accounting, human resources, and information systems services, as well as support services generally for a period of up to eighteen months in connection with the transition from being a part of Marathon’s systems and infrastructure to having its own systems and infrastructure. The transition services agreement requires the Company to pay Marathon for the provision of the transition services, as well as to reimburse Marathon for compensation paid to Marathon employees providing such transition services. In addition, under the agreement, Marathon will provide support services for the operation of the refining and retail business segments, using the employees that are ultimately expected to be transitioned to the Company. The Company is obligated to reimburse Marathon for the compensation paid to Marathon employees providing such operations services, plus the agreed burden rates. Marathon is obligated to provide these services to the Company for twelve months from the Acquisition date, but the services may be extended for up to eighteen months. The transition services agreement may be terminated by a mutual agreement of the parties, and the Company or Marathon may also unilaterally terminate the agreement upon a material breach by the other party. For the Successor Period ended December, 31, 2010, the Company has recognized expenses of $2.9 million related to administrative and support services. The Company also has paid $6.7 million as of December 31, 2010 that will be amortized during 2011 as these services are incurred.

5.	INCOME TAXES

For the period subsequent to the Acquisition, the Company is a pass through entity for federal income tax purposes. As a result, there are no federal income taxes incurred. For the Successor Period ended December 31, 2010, the Company incurred state income taxes of less than $0.1 million.

For all periods prior to the Acquisition, the taxable results of the Predecessor were included in the consolidated U.S. federal and various state and local tax returns of Marathon Oil. Also, in certain state, local and foreign jurisdictions, the Predecessor filed on a stand-alone basis. The tax provisions and related balance sheet disclosures for the period prior to the closing of the Acquisition have been prepared assuming the Predecessor was a stand-alone taxpayer for the periods presented.

The components of the Predecessor’s income tax provision are as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Income Tax Provision
Federal
Current	$51.2	$25.9	$22.5
Deferred	(0.6)	0.4	7.6

	$50.6	$26.3	$30.1
State and local
Current	$16.7	$8.4	$7.3
Deferred	(0.2)	0.1	2.4

	$16.5	$8.5	$9.7
Total
Current	$67.9	$34.3	$29.8
Deferred	(0.8)	0.5	10.0

	$67.1	$34.8	$39.8

A reconciliation of the federal statutory income tax rate (35 percent) for the Predecessor applied to income before income taxes to the provision for income taxes is as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Statutory rate applied to income before taxes	$44.8	$31.3	$34.4
State and local income taxes, net of federal income tax effects	10.7	5.5	6.3
Domestic manufacturing deduction	(2.6)	(1.2)	(1.0)
Valuation allowance for capital loss carryforward	14.3	—	—
Dividend received deduction	(0.2)	(0.9)	—
Other, net	0.1	0.1	0.1

Actual income tax provision	$67.1	$34.8	$39.8

As further described in Note 10, net income for the eleven months ended November 30, 2010 included unrealized losses of $40.9 million related to derivative instruments held as of November 30, 2010. For income tax purposes, MPC must classify gains and losses on these instruments as capital gains and losses. These capital losses may only be deducted for tax purposes to the extent of capital gains. For the purposes of the combined financial statements, management believes it is more likely than not that the Predecessor will not generate sufficient future capital gains to realize the capital losses. As such, a valuation allowance has been provided for the full value of the tax benefits related to these unrealized losses.

Deferred tax assets and liabilities resulted from the following:

Predecessor
(in millions)	December 31, 2009
Deferred tax assets:
Employee benefits	$3.6
Other	0.3

Total deferred tax assets	$3.9

Deferred tax liabilities:
Property, plant and equipment	$53.1
Inventories	33.1
Investments in affiliates	6.5

Total deferred tax liabilities	$92.7

Net deferred tax liabilities	$88.8

The results of Speedway, SuperMom’s LLC and the interest in MN PL LLC were included in the income tax returns of MPC LP prior to January 1, 2010. Beginning in 2010, the activity of these businesses was included in Marathon Oil’s income tax returns. MPC LP and Marathon Oil are continuously undergoing examination of its U.S. federal income tax returns by the Internal Revenue Service. Such audits have been completed through the 2007 tax year. MPC LP and Marathon Oil believe they have made adequate provision for federal income taxes and interest which may become payable for years not yet settled. Further, MPC LP and Marathon Oil are routinely involved in Minnesota tax audits. MPC LP and Marathon Oil believe all other audits will be resolved within the amounts paid and/or provided for these liabilities.

The Company (and previously, the Predecessor) follows the provisions of ASC 740 related to accounting for uncertainties in income taxes. No unrecognized tax benefits are recorded by the Company as of December 31, 2010 or the Predecessor as of December 31, 2009.

6.	INVENTORIES

	Successor	Predecessor
(in millions)	December 31, 2010	December 31, 2009
Crude oil and refinery feedstocks	$24.3	$48.6
Refined products	102.7	61.1
Merchandise	14.8	10.1
Supplies and sundry items	14.6	14.2

Total	$156.4	$134.0

The LIFO method accounted for 90% and 87% of total inventory value at December 31, 2010 and 2009, respectively. Current acquisition costs were estimated to exceed the LIFO inventory value at December 31, 2010 and 2009 by $2.1 million and $120.3 million, respectively. As a result of LIFO inventory liquidations, cost of sales decreased and income from operations increased by $2.1 million, $2.1 million, $1.7 million and $7.9 million for the Successor Period ended December 31, 2010, the eleven months ended November 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

7.	EQUITY METHOD INVESTMENT

The Company (and previously, the Predecessor) has a 17% common interest in MN PL LLC. The carrying value of this equity method investment was $92.4 million and $88.0 million at December 31, 2010 and 2009, respectively.

Summarized financial information for MN PL LLC is as follows:

	Successor	Predecessor
(in millions)	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues	$8.7	$101.6	$101.5	$58.0
Operating costs and expenses	7.4	36.8	55.6	41.5
Income from operations	1.3	42.4	18.4	4.2
Net income	1.3	42.4	18.4	4.4
Net income (loss) available to common shareholders	0.5	33.6	8.7	(5.3)

	Successor	Predecessor
(in millions)	December 31, 2010	December 31, 2009
Balance sheet data:
Current assets	$8.0	$16.2
Noncurrent assets	507.6	524.3

Total assets	$515.6	$540.5

Current liabilities	$13.8	$25.9
Noncurrent liabilities	0.2	—

Total liabilities	$14.0	$25.9

Members capital	$501.6	$514.6

As of December 31, 2010 and 2009, the carrying amount of the equity method investment was $7.1 million and $9.0 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of MN PL LLC’s primary asset.

Distributions received from MN PL LLC were $0.7 million for the Successor Period ended December 31, 2010, $6.0 million for the eleven months ended November 30, 2010 and $1.4 million for the year ended December 31, 2009. There were no distributions in 2008.

8.	PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment (“PP&E”) consisted of the following:

	Successor		Predecessor
(in millions)	Estimated Useful Lives	December 31, 2010	Estimated Useful Lives	December 31, 2009
Land		$8.7		$58.0
Retail stores and equipment	2-22 years	61.2	3-15 years	226.3
Refinery and equipment	5-24 years	271.2	15-20 years	551.6
Other equipment	2-7 years	1.8	4-25 years	26.8
Precious metals		10.5		1.6
Assets under construction		35.1		31.9

		388.5		896.2
Less: accumulated depreciation		2.2		522.4

Property, plant and equipment, net		$386.3		$373.8

PP&E included gross assets acquired under capital leases of $12.5 million and $8.5 million with related amounts in accumulated depreciation and amortization of less than $0.1 million and $4.1 million at December 31, 2010 and 2009, respectively.

9.	GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2009, the goodwill in the Retail segment and Refining segment amounted to $11.4 million and $0.3 million, respectively. Goodwill was tested annually for impairment in the fourth quarter of each year, or sooner, if events occurred or circumstances changed that would more likely than not reduce the fair value of a reporting unit below the carrying value as indications of impairment existed. No impairment in the carrying value of goodwill was identified. As part of the Acquisition purchase price allocation, no value was ascribed to goodwill.

Predecessor intangible assets (excluding goodwill) primarily include a retail marketing trade name and franchise rights which in total amounted to $6.6 million at December 31, 2009. Intangible assets (excluding goodwill) were ascribed value as a result of the Acquisition and are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million as of December 31, 2010. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

10.	DERIVATIVES

The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a crack spread derivative strategy to mitigate market price risk on a portion of the business’ 2011 and 2012 projected refinery production. In connection with the Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company.

Under the crack spread derivative strategy, the Company agrees to buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The crack spread derivatives are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity caption on the consolidated and combined statements of income. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 12) are considered to determine the fair values for the purposes of marking to market the derivative instruments at each period end. At December 31, 2010, the Company had open commodity derivative instruments consisting of crude oil futures and refined product swaps on 35 million barrels primarily to protect the value of refining margins through 2012.

For the Successor Period ended December 31, 2010 and for the eleven months ended November 30, 2010, there were unrealized losses related to derivative activities of $27.1 million and $40.9 million, respectively.

The following table summarizes the fair value amounts of the Company’s derivative instruments by location on the balance sheet for the Successor Period ended December 31, 2010:

		Successor
(in millions)	Balance Sheet Classification	December 31, 2010
Derivatives not designated as hedges:
Crack spread derivative contracts	Derivative liability (current)	$45.6
Crack spread derivative contracts	Derivative liability (non-current)	22.4

		$68.0

The Company can be exposed to credit risk in the event of nonperformance by its counterparty on these derivative instruments. The counterparty is a large financial institution with a credit rating of at least A- by Standard and Poor’s and A1 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.

The Company has provided letters of credit under its asset-based revolving credit facility (as discussed in Note 11) to the counterparty on these derivative instruments. Any outstanding collateral is released to the Company upon settlement of the related derivative instrument.

11.	DEBT

In connection with the Acquisition, NTE entered into various financing arrangements including $290.0 million of 10.50% Senior Secured Notes due December 1, 2017 (“Secured Notes”) and a $300 million secured asset-based revolving credit facility (“ABL Facility”).

Secured Notes

The Secured Notes are guaranteed, jointly and severally, on a senior secured basis by all of the NTE’s existing and future direct and indirect subsidiaries; however, not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. Separate condensed consolidating financial information is not included as NTE does not have independent assets or operations.

`NTE is required to make interest payments on June 1 and December 1 of each year, commencing on June 1, 2011. There are no scheduled principal payments required prior to the notes maturing on December 1, 2017. Borrowings bear interest at 10.50%.

At any time prior to the maturity date of the notes, NTE may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If NTE experiences a change in control or makes certain assets dispositions, as defined under the indenture, NTE may be required to repurchase all or part of the notes plus unpaid interest and in certain cases pay a redemption premium.

The Secured Notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, NTE and the ability of its subsidiaries to sell or otherwise dispose of assets, including capital stock of subsidiaries, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, change the business conducted by itself and its subsidiaries, and enter into agreements that restrict dividends from restricted subsidiaries.

ABL Facility

The ABL Facility provides for revolving credit financing through December 1, 2015 in an aggregate principal amount of up to $300 million (of which $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability. Availability under the ABL Facility at any time will be the lesser of (a) the aggregate commitments under the ABL Facility or (b) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base is calculated based on a percentage of eligible accounts receivable, petroleum inventory and other assets.

Borrowings under the ABL Facility bear interest, at NTE’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate plus applicable margin (ranging between 2.75% and 3.25%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, NTE is also required to pay an annual commitment fee ranging from 0.375% to 0.625% and letter of credit fees.

As of December 31, 2010, the availability under the ABL Facility was $118 million. This availability is net of $52 million in outstanding letters of credit. NTE had no borrowings under the ABL Facility at December 31, 2010.

The ABL Facility has a minimum fixed charge coverage ratio financial covenant requirement of at least 1.0 to 1.0. The covenant is operative when NTE’s availability under the facility is less than the greater of (a) 15% of the lesser of the $300 million commitment amount or the borrowing base or (b) $22.5 million.

The ABL Facility also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of NTE and its subsidiaries to sell or otherwise dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates.

12.	FAIR VALUE MEASUREMENTS

As defined in accounting guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows.

•

Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3—Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

The Company’s current assets and liabilities accounts contain certain financial instruments, the most significant of which are trade accounts receivables, trade payables and payables to related parties (in the case of the Predecessor). The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, and the Company’s historical incurrence of and expected future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at December 31, 2010:

(in millions)	Balance at December 31, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS:
Cash and cash equivalents	$72.8	$72.8	$—	$—
Other assets:
Contingent consideration—margin support	17.3	—	—	17.3

	$90.1	$72.8	$—	$17.3

LIABILITIES:
Derivative liability—current	$45.6	$—	$45.6	$—
Derivative liability—long-term	22.4	—	22.4	—
Other liabilities:
Contingent consideration—earn-out	53.8	—	—	53.8

	$121.8	$—	$68.0	$53.8

As of December 31, 2009, there were no assets and liabilities carried at fair value measured on a recurring basis beyond cash and cash equivalents which amounted to $6.0 million.

The Company determines the fair value of its contingent consideration arrangements (margin support and earn-out) based on a probability-weighted income approach derived from financial performance estimates. The impact of changes in the fair value of these arrangements will be recorded in the statement of income. There were no changes in fair value from the date of the Acquisition through December 31, 2010.

Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments are recognized at fair value when they are impaired. The Company recorded assets acquired and liabilities assumed in the Acquisition at fair value.

The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the Secured Notes disclosed below was determined based on quoted prices in active markets.

	Successor		Predecessor
	December 31, 2010		December 31, 2009
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Secured Notes	$290.0	$299.4	$—	$—

13.	ASSET RETIREMENT OBLIGATIONS

The following table summarizes the changes in asset retirement obligations:

	Successor	Predecessor
(in millions)	Successor Period Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Asset retirement obligation balance at beginning of period	$2.1	$3.3	$3.3
Revisions of previous estimates	—	—	(0.1)
Accretion expense (included in depreciation and amortization)	—	0.2	0.2
Liabilities settled	—	(0.1)	(0.1)

Asset retirement obligation balance at end of period	$2.1	$3.4	$3.3

As a result of the Acquisition, the asset retirement obligation of the Predecessor was adjusted to a fair value of $2.1 million. Accretion expense for the Successor Period ended December 31, 2010 was less than $0.1 million.

14.	STOCK-BASED COMPENSATION

An indirect parent of the Company sponsors an equity participation plan which provides for the grant of profit interest units to certain employees of the Company. The plan has reserved approximately 29 million units for issuance under the plan. The exercise price for a unit shall not be less than 100% of the fair market value of our equity units on the date of grant. Units vest in annual installments over a period of five years after the date of grant and expire ten years after the date of grant.

During the Successor Period ended December 31, 2010, 22.7 million units were granted under the equity participation plan at a weighted average exercise price of $1.78. The estimated weighted average fair value of these grants was $0.30 per unit based upon the following assumptions:

Expected life (years)	6.5
Expected volatility	40.6%
Expected dividend yield	0.0%
Risk-free interest rate	2.7%

The weighted average expected life for the 2010 grants are calculated using the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period. Expected volatility for the 2010 grants is based primarily on the historical volatility of a representative group of peer companies for a period consistent with the expected life of the awards.

For the Successor Period ended December 31, 2010, the Company recognized $0.1 million of compensation cost related to profit interest units. As of December 31, 2010, the total unrecognized compensation cost for profit interest units was $6.8 million. This non-cash expense will be recognized on a straight line basis through 2015.

15.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Successor	Predecessor
(in millions)	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net cash from operating activities included:
Interest paid	$—	$—	$—	$0.2
Income taxes paid through MPC LP and Speedway	—	67.9	34.3	29.8
Noncash investing and financing activities include:
Capital expenditures included in accounts payable	$0.9	$1.3	$1.7	$7.4
PP&E capitalized in sale leaseback transaction	24.5	—	—	—
PP&E contributions by (distributions to) Marathon	—	0.6	(0.1)	0.2
Acquisition consideration funded by Investors	80.0	—	—	—

16.	LEASING ARRANGEMENTS

As described in Note 4, concurrent with the Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and a bakery store) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company has assumed the leasing of these properties from the real estate investment trust on a long-term basis.

In accordance with ASC 840-40, the Company has determined that it has a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense.

The remaining properties sold to the third party real estate investment trust are treated as operating leases. The Company (and previously, the Predecessor) also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.

Future minimum commitments for operating lease obligations having initial or remaining non-cancelable lease terms in excess of one year are as follows:

(in millions)
2011	$22.4
2012	19.7
2013	19.4
2014	19.1
2015	18.7
Thereafter	183.3

Total noncancelable operating lease payments	$282.6

Rental expense was $2.2 million, $5.3 million, $5.2 million and $5.1 million for the Successor Period ended December 31, 2010, eleven month period ended November 30, 2010, and for the years ended December 31, 2009 and 2008, respectively. Rental expense includes operating leases with initial or remaining non-cancelable terms of less than one year.

17.	CONTINGENCIES AND COMMITMENTS

The Company and the Predecessor are the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated and combined financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Contingent Consideration

As described in Note 4, the Acquisition provides for contingent consideration, or earn-out payments, that could result in additional payments of up to a total of $125 million to Marathon over an eight year period ending December 1, 2018 based on operating performance. See Note 12 for additional information relating to the fair value of contingent arrangements related to the Acquisition.

Environmental Matters

The Company and the Predecessor are subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2010 and 2009, liabilities for remediation totaled $3.5 million and $3.4 million, respectively. These liabilities are expected to be settled over at least the next 10 years and are not discounted since the amounts are not reasonably fixed and determinable. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, were $0.2 million and $0.6 million at December 31, 2010 and 2009, respectively.

Franchise Agreements

In the normal course of its business, SAF enters into ten year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.

Guarantees

Over the years, the Predecessor has sold various assets in the normal course of business. Certain of the related agreements contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Predecessor to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications are part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Acquisition. However, in certain cases, Marathon has also provided an indemnification in favor of the Company.

The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the underlying triggering event has little or no past experience upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.

Contract Commitments

At December 31, 2010 and 2009, the Company’s and the Predecessor’s contractual commitments to acquire property, plant and equipment totaled $3.3 million and $4.1 million, respectively.

18.	SEGMENT INFORMATION

The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure.

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and MN PL LLC, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

The Company’s interests in MPLI and MN PL LLC were previously presented within the “Other” segment by the Predecessor. Additionally, the Company has changed how they present certain sales to franchisees. All Predecessor period information has been recast to conform to the current Successor presentation.

Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Successor Period Ended December 31, 2010
Revenues:
Customer	$242.0	$102.9	$—	$344.9
Intersegment	70.2	—	—	70.2

Segment revenues	312.2	102.9	—	415.1
Elimination of intersegment revenues	—	—	(70.2)	(70.2)

Total revenues	$312.2	$102.9	$(70.2)	$344.9

Operating income (loss)	$9.1	$0.5	$(5.9)	$3.7
Income from equity method investment	$0.1	$—	$—	$0.1
Depreciation and amortization	$1.7	$0.5	$—	$2.2
Capital expenditures	$2.5	$—	$—	$2.5

(in millions)	Refining	Retail	Other	Total
Eleven Months Ended November 30, 2010 (Predecessor)
Revenues:
Customer	$1,778.3	$1,206.8	$—	$2,985.1
Intersegment	811.4	—	—	811.4
Related parties	210.1	—	—	210.1

Segment revenues	2,799.8	1,206.8	—	4,006.6
Elimination of intersegment revenues	—	—	(811.4)	(811.4)

Total revenues	$2,799.8	$1,206.8	$(811.4)	$3,195.2

Operating income	$142.8	$26.5	$—	$169.3
Income from equity method investment	$5.4	$—	$—	$5.4
Depreciation and amortization	$24.9	$12.4	$—	$37.3
Capital expenditures	$29.4	$0.4	$—	$29.8

(in millions)	Refining	Retail	Other	Total
Year Ended December 31, 2009 (Predecessor)
Revenues:
Customer	$1,594.6	$1,129.2	$—	$2,723.8
Intersegment	719.4	—	—	719.4
Related parties	216.7	—	—	216.7

Segment revenues	2,530.7	1,129.2	—	3,659.9
Elimination of intersegment revenues	—	—	(719.4)	(719.4)

Total revenues	$2,530.7	$1,129.2	$(719.4)	$2,940.5

Operating income	$70.6	$19.3	$—	$89.9
Income from equity method investment	$1.1	$—	$—	$1.1
Depreciation and amortization	$26.0	$14.2	$—	$40.2
Capital expenditures	$26.1	$2.9	$—	$29.0

(in millions)	Refining	Retail	Other	Total
Year Ended December 31, 2008 (Predecessor)
Revenues:
Customer	$2,285.5	$1,402.7	$—	$3,688.2
Intersegment	999.5	—	—	999.5
Related parties	434.2	—	—	434.2

Segment revenues	3,719.2	1,402.7	—	5,121.9
Elimination of intersegment revenues	—	—	(999.5)	(999.5)

Total revenues	$3,719.2	$1,402.7	$(999.5)	$4,122.4

Operating income	$77.7	$21.2	$—	$98.9
Loss from equity method investment	$(1.2)	$—	$—	$(1.2)
Depreciation and amortization	$24.4	$14.8	$—	$39.2
Capital expenditures	$41.1	$3.9	$—	$45.0

Intersegment sales from the Refining segment to the Retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market based. Revenues from external customers are nearly all in the United States.

Total assets by segment were as follows:

(in millions)	Refining	Retail	Other	Total
At December 31, 2010 (Successor)
Segment and other assets	$667.7	$136.7	$152.1	$956.5
Elimination of intersegment assets	—	—	(25.9)	(25.9)

Total assets	$667.7	$136.7	$126.2	$930.6

At December 31, 2009 (Predecessor)
Segment and other assets	$567.1	$164.9	$—	$732.0
Elimination of intersegment assets	—	—	(21.9)	(21.9)

Total assets	$567.1	$164.9	$(21.9)	$710.1

All plant, property and equipment are located in the United States.

Northern Tier Energy LLC

Northern Tier Finance Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Northern Tier Energy LLC

Northern Tier Energy LLC (“NTE”) is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLC Act”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Section 18-1101 of the DLLC Act provides that a member or manager or other person shall not be liable to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement for breach of fiduciary duty for the member’s or manager’s or other person’s good faith reliance on the provisions of the limited liability company agreement, unless otherwise provided in a limited liability company agreement.

Section 18-1101 further provides that a limited liability company agreement may limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement; provided, that a limited liability company agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The limited liability company agreement of NTE provides that, to the fullest extent permitted by the DLLC Act, the company shall indemnify and hold harmless its member, each member of the Board of Directors, each employee, director, officer, agent, shareholder, limited partner and general partner of its member, from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such person on behalf of NTE in a manner reasonably believed to be within the scope of the authority conferred on such person by the limited liability company agreement of NTE; provided that such acts or omissions of such person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by such person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought are paid by NTE upon demand by such person; provided that such person shall reimburse NTE for such expenses if it is ultimately determined that such person is not entitled to indemnification thereunder.

Further, the limited liability company agreement of NTE provides that, to the fullest extent permitted by the DLLC Act, neither the member of NTE, nor any employee, director, officer, agent, shareholder, limited partner or general partner of the member, nor any member of the Board of Directors of NTE shall be liable, responsible or accountable in damages or otherwise to NTE by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud, gross negligence or willful misconduct.

Northern Tier Finance Corporation

Northern Tier Finance Corporation (“NTFC”) is incorporated in Delaware. Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the Delaware General Corporation Law. Section 145(e) of the Delaware General Corporation Law further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

NTFC’s bylaws provide that NTFC will indemnify and hold harmless to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of NTFC or in any other capacity while serving or having agreed to serve as a director or officer of NTFC, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that NTFC shall indemnify any such person seeking indemnification in connection with a proceeding, initiated by such person or his or her heirs, executors and administrators only if such proceeding was authorized by the board of directors of NTFC. NTFC’s bylaws further provide for the advancement of expenses to each of its directors and officers.

NTFC’s certificate of incorporation provides that its directors and officers shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director or officer derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description
**2.1	Formation Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, Speedway SuperAmerica LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.1 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**2.2	St. Paul Park Refining Co. LLC Contribution Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.2 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on
December 13, 2011).

**2.3	Northern Tier Retail LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, Northern Tier Retail LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.3 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**2.4	Northern Tier Bakery LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, SuperMom’s LLC, Northern Tier Retail LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.4 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on
December 13, 2011).

**3.1	Certificate of Formation of Northern Tier Energy LLC

**3.2	Limited Liability Company Agreement of Northern Tier Energy LLC dated as of October 6, 2010

**3.3	Certificate of Incorporation of Northern Tier Finance Corporation

**3.4	Bylaws of Northern Tier Finance Corporation

**4.1	Indenture, dated as of December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**4.2	Collateral Trust and Intercreditor Agreement, dated December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas as trustee and notes collateral agent and J. Aron & Company

**4.3	Registration Rights Agreement dated as of December 1, 2010 by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and the Initial Purchasers named therein.

**4.4	Credit Agreement, dated as of December 1, 2010, among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and the lenders party thereto (Incorporated by reference to Exhibit 10.5 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

Exhibit Number	Description
**4.5	Intercreditor Agreement, dated as of December 1, 2010, among J.P. Morgan Chase Bank, N.A., as ABL Representative, Deutsche Bank Trust Company Americas, as Note and Specified Hedge Representative, Northern Tier Energy LLC, Northern Tier Finance Corporation and the subsidiary guarantors party thereto

**5.1	Opinion of Vinson & Elkins L.L.P.

**10.1	Employment Agreement between Northern Tier Energy LLC and Mario Rodriguez (Incorporated by reference to Exhibit 10.6 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.2	Employment Agreement between Northern Tier Energy LLC and Hank Kuchta (Incorporated by reference to Exhibit 10.7 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.3	Offer Letter between Northern Tier Energy LLC and Neal Murphy, dated November 22, 2010 (Incorporated by reference to Exhibit 10.8 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on
December 13, 2011).

**10.4	Offer Letter between Northern Tier Energy LLC and Dave Bonczek, dated February 7, 2011 (Incorporated by reference to Exhibit 10.9 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on
December 13, 2011).

**10.5	NTI Management Company, L.P. Class C Profit Unit Grant between NTI GenPar LLC and Neal Murphy (Incorporated by reference to Exhibit 10.10 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.6	Limited Partnership Agreement of NTI Management Company, L.P. (Incorporated by reference to Exhibit 10.11 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

10.7	Amended and Restated Management Services Agreement, dated as of January 1, 2012, by and among Northern Tier Energy, LLC, TPG VI Management, LLC and ACON Funds Management L.L.C. (Incorporated by reference to Exhibit 10.11 of Amendment No. 1 to Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on February 10, 2012).

**10.8	Incentive Compensation Plan, Calendar Year 2011 (Incorporated by reference to Exhibit 10.12 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**12.1	Computation of Ratios of Earnings to Fixed Charges

**21.1	Subsidiaries of Northern Tier Energy LLC

23.1	Consent of PricewaterhouseCoopers LLP (pertaining to Northern Tier Energy LLC)

23.2	Consent of PricewaterhouseCoopers LLP (pertaining to St. Paul Park Refinery and Retail Marketing Business)

**23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of the initial filing of this registration statement)

**25.1	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas

**	Previously filed.

(b)	Financial Data Schedules.

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

NORTHERN TIER ENERGY LLC

By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Mario E. Rodriguez	Chief Executive Officer and Director (principal executive officer)	February 10, 2012

* Hank Kutcha	President, Chief Operating Officer and Director	February 10, 2012

* David Bonczek	Vice President and Chief Financial Officer (principal financial and accounting officer)	February 10, 2012

* Dan F. Smith	Director and Chairman of the Board	February 10, 2012

* Bernard W. Aaronson	Director	February 10, 2012

* Jonathan Ginns	Director	February 10, 2012

* Michael MacDougal	Director	February 10, 2012

Signatures	Title	Date

* Eric Liaw	Director	February 10, 2012

* Thomas Hoffmann	Director	February 10, 2012

* Scott D. Josey	Director	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

NORTHERN TIER FINANCE CORPORATION

By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Mario E. Rodriguez	Chief Executive Officer and Director (principal executive officer)	February 10, 2012

* David Bonczek	Vice President and Chief Financial Officer (principal financial and accounting officer)	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

ST. PAUL PARK REFINING CO. LLC

By: Northern Tier Energy LLC, its sole member

By:	/s/ Greg Mullins
Greg Mullins
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Greg Mullins	President (principal executive officer)	February 10, 2012

* William Hanf	Controller (principal financial and accounting officer)	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

NORTHERN TIER BAKERY LLC

By: Northern Tier Energy LLC, its sole member

By:	/s/ Rex Butcher
Rex Butcher
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Rex Butcher	President (principal executive officer)	February 10, 2012

* Oscar Rodriquez	Treasurer & Secretary (principal financial and accounting officer)	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

NORTHERN TIER RETAIL LLC

By: Northern Tier Energy LLC, its sole member

By:	/s/ Rex Butcher
Rex Butcher
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Rex Butcher	President (principal executive officer)	February 10, 2012

* Oscar Rodriguez	Treasurer & Secretary (principal financial and accounting officer)	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on February 10, 2012.

SUPER AMERICA FRANCHISING LLC

By: Northern Tier Retail LLC, its sole member

By:	/s/ Rex Butcher
Rex Butcher
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated for the registrant.

Signatures	Title	Date

* Rex Butcher	President (principal executive officer)	February 10, 2012

* Oscar Rodriguez	Treasurer & Secretary (principal financial and accounting officer)	February 10, 2012

By:	/s/ Peter T. Gelfman
Peter T. Gelfman Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
**2.1	Formation Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, Speedway SuperAmerica LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.1 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**2.2	St. Paul Park Refining Co. LLC Contribution Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.2 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**2.3	Northern Tier Retail LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, Northern Tier Retail LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.3 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**2.4	Northern Tier Bakery LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, SuperMom’s LLC, Northern Tier Retail LLC and Northern Tier Investors LLC (Incorporated by reference to Exhibit 2.4 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**3.1	Certificate of Formation of Northern Tier Energy LLC.

**3.2	Limited Liability Company Agreement of Northern Tier Energy LLC dated as of October 6, 2010.

**3.3	Certificate of Incorporation of Northern Tier Finance Corporation.

**3.4	Bylaws of Northern Tier Finance Corporation.

**4.1	Indenture, dated as of December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**4.2	Collateral Trust and Intercreditor Agreement, dated December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas as trustee and notes collateral agent and J. Aron & Company

**4.3	Registration Rights Agreement dated as of December 1, 2010 by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and the Initial Purchasers named therein.

**4.4	Credit Agreement, dated as of December 1, 2010, among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and the lenders party thereto (Incorporated by reference to Exhibit 10.5 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**4.5	Intercreditor Agreement, dated as of December 1, 2010, among J.P. Morgan Chase Bank, N.A., as ABL Representative, Deutsche Bank Trust Company Americas, as Note and Specified Hedge Representative, Northern Tier Energy LLC, Northern Tier Finance Corporation and the subsidiary guarantors party thereto

**5.1	Opinion of Vinson & Elkins L.L.P.

**10.1	Employment Agreement between Northern Tier Energy LLC and Mario Rodriguez (Incorporated by reference to Exhibit 10.6 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

Exhibit Number	Description
**10.2	Employment Agreement between Northern Tier Energy LLC and Hank Kuchta (Incorporated by reference to Exhibit 10.7 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.3	Offer Letter between Northern Tier Energy LLC and Neal Murphy, dated November 22, 2010 (Incorporated by reference to Exhibit 10.8 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.4	Offer Letter between Northern Tier Energy LLC and Dave Bonczek, dated February 7, 2011 (Incorporated by reference to Exhibit 10.9 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**10.5	NTI Management Company, L.P. Class C Profit Unit Grant between NTI GenPar LLC and Neal Murphy (Incorporated by reference to Exhibit 10.10 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on
December 13, 2011).

**10.6	Limited Partnership Agreement of NTI Management Company, L.P. (Incorporated by reference to Exhibit 10.11 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

10.7	Amended and Restated Management Services Agreement, dated as of January 1, 2012, by and among Northern Tier Energy, LLC, TPG VI Management, LLC and ACON Funds Management L.L.C. (Incorporated by reference to Exhibit 10.11 of Amendment No. 1 to Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on February 10, 2012).

**10.8	Incentive Compensation Plan, Calendar Year 2011 (Incorporated by reference to Exhibit 10.12 of Northern Tier Energy, Inc.’s Registration Statement on Form S-1 filed on December 13, 2011).

**12.1	Computation of Ratios of Earnings to Fixed Charges.

**21.1	Subsidiaries of Northern Tier Energy LLC.

23.1	Consent of PricewaterhouseCoopers LLP (pertaining to Northern Tier Energy LLC).

23.2	Consent of PricewaterhouseCoopers LLP (pertaining to St. Paul Park Refinery and Retail Marketing Business).

**23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the initial filing of this registration statement).

**25.1	Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company Americas.

**	Previously filed.